As filed with the U.S. Securities and Exchange Commission on October 11, 2005

Registration No. 333-[            ]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

FIRST STATE BANCORPORATION

(Exact name of Registrant as specified in its Charter)

New Mexico	6022	85-0366665
(State or other jurisdiction of	(Primary Standard Industrial	(IRS Employer
incorporation or organization)	Classification Code Number)	Identification Number)

7900 Jefferson NE

Albuquerque, New Mexico 87109

(505) 241-7500

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Michael R. Stanford

Chief Executive Officer

First State Bancorporation

7900 Jefferson NE

Albuquerque, New Mexico 87109

(505) 241-7500

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Frank Ed Bayouth, II, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 1600 Smith Street, Suite 4400 Houston, Texas 77002 (713) 655-5100	Patrick Apodaca, Esq. Keleher & McLeod, P.A. Albuquerque Plaza 201 Third Street NW 12th Floor Albuquerque, New Mexico 87102	Jacque Westling, Esq. Quarles & Brady Streich Lang LLP One Renaissance Square Two N. Central Avenue Phoenix, Arizona 85004-2391

Approximate date of commencement of proposed sale of the securities to public:    As soon as practicable after this registration statement becomes effective and all other conditions to the merger described herein have been satisfied or waived.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, no par value per share	1,491,222	N/A	$31,012,133	$3,651

(1)	This number is based on (a)(i) 1,727,725 shares of common stock, par value $0.01 per share, of Access Anytime Bancorp, Inc. (“Access”) outstanding as of October 11, 2005 and (ii) 157,511 shares of Access common stock reserved for issuance under various Access benefit plans as of such date; and (b) the exchange ratio of .791 shares of common stock, no par value per share, of the Registrant for each share of Access common stock.
(2)	The registration fee has been computed pursuant to Rule 457(c) and Rule 457(f)(1) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee based on the average of the high and low prices for shares of Access common stock as reported on the Nasdaq Capital Market on October 6, 2005 ($16.45 per share) multiplied by the maximum number of such shares (1,885,236) that may be exchanged for the securities being registered.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this document is not complete and may be changed. We may not issue the common stock to be issued in connection with the merger described in this document until the registration statement filed with the Securities and Exchange Commission, of which this document is a part, is declared effective. This document is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

SUBJECT TO COMPLETION, DATED OCTOBER 11, 2005

Preliminary Proxy Statement/Prospectus

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

The boards of directors of First State Bancorporation and Access Anytime Bancorp, Inc. have approved a strategic combination of our two companies pursuant to which Access will be merged with and into First State with First State surviving the merger.

If we complete the merger, Access stockholders will receive .791 shares of First State common stock for each share of Access common stock they own.

Based on the average closing prices of First State common stock for the 40 trading days ending on August 30, 2005, the last trading day before public announcement of the merger, the .791 exchange ratio represented approximately $17.00 in value for each share of Access common stock. Based on the average closing prices of First State common stock for the 40 trading days ending on •, 2005, the last practicable date prior to distribution of this document, the .791 exchange ratio represented approximately $ • in value for each share of Access common stock. However, the actual value of the merger consideration that you will receive for each share of Access common stock will depend on the price per share of First State common stock at the time you receive the shares. We urge you to obtain current market quotations of First State and Access common stock.

Pursuant to the merger agreement, Access will be permitted to declare and pay a dividend prior to closing in an amount not to exceed $.35 per share or $660,000 in the aggregate. Access presently anticipates that it will pay a special dividend to its stockholders immediately prior to the merger in the event the merger is consummated, but the dividend is subject to declaration and approval by Access’ board of directors before the merger.

Your vote is important. We cannot complete the merger unless Access stockholders approve the merger agreement. We have scheduled a special meeting of Access stockholders to vote on the approval of the merger agreement. The special meeting will be held at AccessBank Eubank, 5210 Eubank NE, Albuquerque, NM 87111 on •, 2005 at 8:00 a.m., local time. Whether or not you plan to attend the special meeting, please submit your proxy card as soon as possible to make sure that your shares are represented at that meeting.

This proxy statement-prospectus gives you detailed and important information about the special meeting and the proposed merger. We urge you to read this proxy statement-prospectus carefully, including “ Risk Factors” beginning on page 15 for a discussion of the risks relating to the merger and owning First State common stock after the merger. You also can obtain information about the companies from documents that are filed with the Securities and Exchange Commission.

After careful consideration, Access’ board of directors unanimously recommends that you vote FOR the proposal to approve the merger agreement.

Norman R. Corzine

Chairman and Chief Executive Officer

First State common stock trades on the Nasdaq National Market under the symbol “FSNM” and Access common stock trades on the Nasdaq Capital Market under the symbol “AABC.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement-prospectus or has passed upon the adequacy or accuracy of the disclosure in this proxy statement-prospectus. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This proxy statement-prospectus is dated •, 2005 and is first being mailed to stockholders of Access on or about •, 2005.

ADDITIONAL INFORMATION

This proxy statement-prospectus includes in the appendices attached hereto a copy of Access’ annual report on Form 10-KSB for its fiscal year ended December 31, 2004 and its quarterly report of Form 10-QSB for the quarter ended June 30, 2005, each as filed with the Securities and Exchange Commission. This proxy statement-prospectus also incorporates important business and financial information about First State and Access from documents that are not included in or delivered with this proxy statement-prospectus. See “Where You Can Find More Information” beginning on page 79. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this proxy statement-prospectus by requesting them in writing or by telephone from First State or Access at the following addresses:

First State Bancorporation 7900 Jefferson NE Albuquerque, New Mexico 87109 Attention: Christopher C. Spencer Phone: (505) 241-7500	Access Anytime Bancorp, Inc. 801 Pile Street, P.O. Box 1569 Clovis, New Mexico 88101 Attention: Corporate Secretary Phone: (505) 762-4417

You may also obtain these documents at the Securities and Exchange Commission’s website, “www.sec.gov” and you may obtain certain documents at First State’s website at “www.fsbnm.com” by selecting “Investor Relations”.

TO RECEIVE DELIVERY OF THE DOCUMENTS IN ADVANCE OF THE ACCESS SPECIAL MEETING, YOU SHOULD MAKE YOUR REQUEST NO LATER THAN •, 2005.

In “Questions and Answers About Voting Procedures for the Special Meeting” and in the “Summary of the Merger” below, we highlight selected information from this proxy statement-prospectus. However, we may not have included all of the information that may be important to you. To better understand the merger agreement and the merger, and for a description of the legal terms governing the merger, you should carefully read this entire proxy statement-prospectus, including the appendices, as well as the documents that we have incorporated by reference into this document. See “Where You Can Find More Information “ beginning on page 79.

Access Anytime BanCorp, Inc.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To be held on •, 2005

To the Stockholders of Access Anytime Bancorp, Inc.:

We will hold a special meeting of stockholders of Access Anytime Bancorp, Inc. on •, 2005 at AccessBank Eubank, 5210 Eubank NE, Albuquerque, NM 87111 at 8:00 a.m., local time, for the following purposes:

1.	To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of August 31, 2005 and amended as of September 29, 2005, by and among First State Bancorporation, Access Anytime Bancorp, Inc. and AccessBank, pursuant to which Access will merge with and into First State; and

2.	To transact any other business as may properly be brought before the special meeting.

We have fixed •, 2005 as the record date for determining those Access stockholders entitled to vote at the special meeting. Accordingly, only stockholders of record at the close of business on that date are entitled to notice of, and to vote at, the special meeting.

Under Delaware law, holders of Access common stock will have the right to receive an appraisal of the value of their shares of Access common stock in connection with the merger. To exercise appraisal rights, an Access stockholder must not vote for the adoption of the merger agreement, and must strictly comply with all of the procedures required by Delaware law. These procedures are described more fully in the accompanying proxy statement-prospectus. A copy of the applicable Delaware law provision is attached as Appendix E to the proxy statement-prospectus.

To ensure your representation at the special meeting, please complete and promptly mail your proxy card in the return envelope enclosed. This will not prevent you from voting in person, but will help to secure a quorum and avoid added solicitation costs. Your proxy may be revoked at any time before it is voted. Please review the proxy statement-prospectus accompanying this notice for more complete information regarding the merger and the special meeting.

By Order of the Board of Directors,

Norman R. Corzine

Chairman of the Board and

Chief Executive Officer

Albuquerque, New Mexico

•, 2005

YOUR VOTE IS IMPORTANT

THE PROMPT RETURN OF PROXIES WILL SAVE ACCESS THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO ENSURE A QUORUM. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

i

FIRST STATE BANCORPORATION UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION		57
FIRST STATE BANCORPORATION UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET		58
FIRST STATE BANCORPORATION UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS		59
FIRST STATE BANCORPORATION UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS		60
FIRST STATE BANCORPORATION NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION		61
Basis of Presentation		61
Access pro forma adjustments		62
NMFC pro forma adjustments		65
PRICE RANGE OF COMMON STOCK AND DIVIDENDS		69
First State		69
Access		69
First State Future Dividend Policy		70
DESCRIPTION OF FIRST STATE CAPITAL STOCK		71
General		71
Common Stock		71
Preferred Stock		72
Anti-Takeover Provisions		72
Trust Preferred Securities		72
COMPARISON OF STOCKHOLDERS’ RIGHTS		73
LEGAL MATTERS		78
EXPERTS		78
FIRST STATE 2006 ANNUAL STOCKHOLDER MEETING AND STOCKHOLDER PROPOSALS		78
ACCESS 2006 ANNUAL STOCKHOLDER MEETING AND STOCKHOLDER PROPOSALS		78
WHERE YOU CAN FIND MORE INFORMATION		79

Appendix A	Agreement and Plan of Merger, dated as of August 31, 2005, by and among First State Bancorporation, Access Anytime Bancorp, Inc. and AccessBank, as amended by Amendment Number 1 to the Agreement and Plan of Merger, dated as of September 29, 2005 by and among First State Bancorporation, Access Anytime Bancorp, Inc. and AccessBank.
Appendix B	Opinion of Navigant Capital Advisors, LLC.
Appendix C	Access Anytime Bancorp, Inc. annual report on Form 10-KSB for the fiscal year ended December 31, 2004.
Appendix D	Access Anytime Bancorp, Inc. quarterly report on Form 10-QSB for the quarter ended June 30, 2005.
Appendix E	General Corporation Law of the State of Delaware, Section 262.

ii

QUESTIONS AND ANSWERS ABOUT VOTING PROCEDURES FOR THE SPECIAL MEETING

Q: What do I need to do now?

A: After you have carefully read this entire document, indicate on your proxy card how you want your shares to be voted. Then complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. This will enable your shares to be represented and voted at the Access special meeting. If you sign and send in your proxy card and do not indicate how you want to vote, we will count your proxy card as a vote in favor of the merger agreement proposal.

Q: Why is my vote important?

A: If you do not return your proxy card or vote in person at the Access special meeting, your vote on this important proposal will not be counted. The merger agreement proposal must be approved by the holders of a majority of the outstanding shares of Access common stock entitled to vote at the Access special meeting. Failure to vote by proxy or in person at the special meeting will have the effect of a vote against the merger agreement proposal.

Q. If my shares are held in “street name” by my broker or bank, will my broker or bank automatically vote my shares for me?

A: No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the directions your broker provides. Please check the voting form used by your broker to see if it offers telephone or Internet voting.

Q: What if I fail to instruct my broker?

A: If you fail to instruct your broker to vote your shares and the broker submits an unvoted proxy, the resulting broker “non-vote” will be counted toward a quorum at the applicable special meeting, but it will not be voted at the special meeting.

Q: Can I change my vote?

A: Yes. If you have not voted through your broker, there are several ways you can change your vote after you have submitted your proxy:

•	You may send a written notice to the Corporate Secretary of Access stating that you would like to revoke your proxy.

•	You may complete and submit a new proxy card. The latest vote actually received before Access’ special meeting will be counted, and any earlier votes will be revoked.

•	You may attend Access’ special meeting and vote in person. Any earlier proxy will be revoked. However, simply attending the meeting without voting will not revoke your proxy.

If you have instructed a broker to vote your shares, you must follow the directions you receive from your broker in order to change or revoke your vote.

Q: Should I send in my stock certificates now?

A: No. We will send you separately instructions for exchanging your Access stock certificates for the merger consideration.

Q: When do you expect to complete the merger?

A: We expect to complete the merger in the fourth quarter of 2005. However, we cannot assure you when or if the merger will occur. We must first obtain the approval of Access’ shareholders at the special meeting and the necessary regulatory approvals.

Q. Who is soliciting my vote?

A: Access is soliciting your vote on the merger proposal by mailing you this proxy statement-prospectus and proxy card together with Access’ 2004 annual report on Form 10-KSB and its most recent quarterly report on Form 10-QSB. The cost of solicitation of proxies will be borne by Access. In addition to solicitation by mail, directors, officers and employees of Access may solicit proxies personally or by telephone without additional compensation.

Q: Whom should I call with questions?

A: Access stockholders should call Norman Corzine, Chairman and CEO of Access at (505) 299-0900 with any questions about the special meeting or the merger and related matters.

SUMMARY OF THE MERGER

This brief summary does not contain all of the information that may be important to you. You should carefully read this entire document and the other documents to which this proxy statement-prospectus refers you to fully understand the merger, including the Appendices attached to this proxy statement-prospectus. See “Where You Can Find More Information” beginning on page 79. Each item in this summary refers to the page where that subject is discussed in more detail.

Information About First State and Access (Page 21)

First State Bancorporation

7900 Jefferson NE

Albuquerque, New Mexico 87109

(505) 241-7500

First State is a $2 billion New Mexico based commercial bank holding company that currently operates 30 branches and serves communities in New Mexico, Colorado, and Utah, through its wholly owned subsidiary, First State Bank N.M. First State Bank N.M. operates as First Community Bank in Colorado and Utah.

Access Anytime Bancorp, Inc.

5210 Eubank, NE

Albuquerque, New Mexico 87111

(505) 299-0900

Access is the thrift holding company of AccessBank (formerly FirstBank). AccessBank is a federally chartered stock savings bank conducting business from nine-full service banking locations in Albuquerque, Clovis, Gallup, Portales, and Las Cruces, New Mexico and one full-service banking location in Sun City, Arizona.

Access Will Merge Into First State (Page 23)

We are proposing the merger of Access with and into First State. We have attached the merger agreement to this proxy statement-prospectus as Appendix A. Please read the merger agreement carefully. It is the legal document that governs the merger.

What Access Stockholders Will Receive if the Merger is Completed (Page 34)

If we complete the merger, Access stockholders will have the right to receive .791 shares of First State common stock for each share of Access stock they own, unless the stockholders perfect and exercise appraisal rights in accordance with Delaware law. The .791 exchange ratio will be fixed. The value of the merger consideration will fluctuate with the market price of First State common stock. Access stockholders will also receive a special dividend of $.35 per share, subject to declaration and approval by the Access board of directors before the merger.

Comparative Market Price Information (Page 69)

First State common stock trades on the Nasdaq under the symbol “FSNM,” and Access common stock trades on the Nasdaq Capital Market under the symbol “AABC.”

The following table lists the closing prices of First State common stock and Access common stock on August 30, 2005, the last trading day before we announced the merger, and on •, 2005, the last practicable date prior to distribution of this document. The following table also presents the equivalent pro forma prices for

Access common stock on those dates, as determined by multiplying the closing price of First State common stock on those dates by .791, representing the number of shares of First State common stock that Access stockholders would receive in the merger for each share of Access common stock.

	First State Common Stock	Access Common Stock	Equivalent Per Share Value
August 30, 2005	$22.59	$14.43	$17.87
•, 2005	$ •	$ •	$ •

The market price of First State common stock will fluctuate prior to the merger, while the exchange ratio is fixed. You should obtain current stock price quotations for First State common stock and Access common stock. You can get these quotations from a newspaper, on the Internet or by calling your broker.

Access’ Financial Advisor Has Provided an Opinion as to the Fairness of the Merger Consideration (Page 29)

In deciding to approve the merger agreement, the Access board of directors considered the opinion of its financial advisor, Navigant Capital Advisors, LLC, or Navigant Capital, that based upon and subject to the assumptions made, matters considered and qualifications and limitations on the review undertaken set forth in its opinion , as of August 31, 2005, the merger consideration to be received by Access stockholders was fair to the Access stockholders from a financial point of view. The Navigant Capital opinion is based on the assumption that Access will pay its stockholders a cash dividend of $0.35 per share. We have attached the Navigant Capital opinion to this proxy statement-prospectus as Appendix B. You should read the opinion completely to understand the procedures followed, assumptions made, matters considered and qualifications and limitations concerning the review undertaken by, and the opinion of, Navigant Capital. The opinion of Navigant Capital is addressed to Access’ board of directors in its evaluation of the merger consideration and is not a recommendation to any stockholder of Access as to how to vote or act with respect to the proposed merger or any other matter.

Expected Federal Income Tax Consequences (Page 44)

It is a condition to completion of the merger that First State receive a written opinion from special counsel to First State, Skadden, Arps, Slate, Meagher & Flom LLP, and that Access receive a written opinion from special counsel to Access, Quarles & Brady Streich Lang LLP, substantially to the effect that the merger will qualify as a reorganization within the meaning of section 368(a) of the Code. If the merger is treated in this manner, for United States federal income tax purposes, Access stockholders generally will not recognize any gain or loss upon the receipt of First State common stock in the merger, except in connection with any cash that they may receive.

You should refer to “The Merger – Material United States Federal Income Tax Consequences” for a more complete discussion of the United States federal income tax consequences of the merger.

This tax treatment may not apply to certain Access stockholders. Determining the actual tax consequences of the merger to you may be complex and will depend on your specific situation and on variables not within our control. You should consult your own tax advisor for a full understanding of the merger’s tax consequences to you.

Dividend Policy of First State (Page 70)

First State has declared or paid cash dividends on its common stock and may pay dividends on its common stock in the future. Future dividends depend on, among other things, the ability of First State Bank, a wholly owned subsidiary of First State, to pay dividends to First State in an amount sufficient to service First State’s obligations. Dividend payments from First State Bank are subject to federal and state limitations, generally based on the capital levels and current retained earnings of First State Bank.

Access Directors and Executive Officers Have Some Financial Interests in the Merger That are Different From or in Addition to Their Interests as Stockholders (Page 52)

Access’ directors and certain of its executive officers have interests in the merger as individuals which are in addition to, or different from, their interests as stockholders of Access. The board of directors of Access was aware of these factors and considered them, among other matters, in approving the merger agreement. Three officers have employment agreements which entitle them to certain compensation and employee benefits in the event that First State acquires all of the business of Access and AccessBank and they are not reelected as officers or they elect to retire. Access directors and officers own shares of Access common stock and have received stock options under Access’ various benefit plans that will become a right to acquire shares of First State common stock under the merger agreement. Further, due to the termination of the Access employee benefits plans before the completion of the merger, Access executive officers and directors may receive certain accelerated benefits. In addition, the merger agreement provides that Access and AccessBank directors and officers are entitled to continuing indemnification against certain liabilities and shall receive continued director and officers liability insurance from First State for a period of 4 years after the closing of the merger.

Access’ Board of Directors Recommends that You Vote “FOR” the Adoption of the Merger Agreement (Page 26)

Access’ board of directors has determined that the merger is advisable and in the best interest of Access stockholders, and recommends that Access stockholders vote “FOR” the approval of the merger agreement.

In determining whether to approve the merger agreement, Access’ board of directors consulted with its senior management and legal and financial advisors. In arriving at its determination, the Access board of directors also considered a number of factors, including the following material factors:

•	The fact that the approximate value of $17.00 per share (based on the exchange ratio of .791 for First State stock) expected to be paid as the consideration in the merger represents:

•	a premium of approximately $2.68, or 19%, over the trailing average closing sales prices for Access common stock as reported on the Nasdaq Capital Market for the one month ended August 31, 2005 ($14.32 per share); and

•	a premium of approximately $2.00, or 13%, over the $15.00 closing sale price for Access common stock as reported on the Nasdaq Capital Market on August 22, 2005, the trading day prior to the Access board of directors’ approval of the merger agreement.

•	The possible alternatives to the merger (including the possibility of continuing to operate as an independent financial institution, and the perceived risks and benefits thereof), the range of possible benefits to stockholders of Access of such alternatives and the timing and the likelihood of accomplishing the goal of any of such alternatives, and the Access board of directors’ assessment that the merger with First State presented a superior opportunity to such alternatives.

See “Access’ Reasons for the Merger; Recommendation of the Merger by the Access Board of Directors” beginning on page 26.

Access Stockholder Meeting to be Held on •, 2005 (Page 19)

The Access special meeting will be held on •, 2005, at 8:00 a.m. local time, at AccessBank Eubank, 5210 Eubank NE, Albuquerque, NM 87111. At the special meeting, you will be asked:

1.	to approve the merger agreement; and

2.	to transact any other business as may properly be brought before the special meeting.

You can vote at the Access special meeting if you owned Access common stock at the close of business on •, 2005. On that date, there were • shares of Access common stock outstanding and entitled to vote. You can cast one vote for each share of Access common stock you owned on that date. In order to adopt the merger agreement, the holders of a majority of the outstanding shares of Access common stock must vote in favor of the adoption of the merger agreement.

The Merger is Expected to Occur in the Fourth Quarter of 2005 (Page 23)

The merger will occur after all conditions to its completion have been satisfied or, if permissible, waived. Currently, we anticipate that the merger will occur in the fourth quarter of 2005. However, we cannot assure you when or if the merger will occur.

Completion of the Merger is Subject to Customary Conditions (Page 36)

The completion of the merger is subject to a number of customary conditions being met, including the adoption by Access stockholders of the merger agreement, the receipt of applicable regulatory approvals and all required third party consents. Where the law permits, a party to the merger agreement could elect to waive a condition to its obligation to complete the merger, even if that condition has not been satisfied. We cannot be certain when (or if) the conditions to the merger will be satisfied or waived or that the merger will be completed.

We May Not Complete the Merger Without All Required Regulatory Approvals (Page 44)

We cannot complete the merger unless we receive the prior approval of the Board of Governors of the Federal Reserve System, the Office of Thrift Supervision and the Director of the New Mexico Financial Institutions Division.

Termination of the Merger Agreement (Page 42)

We may jointly agree to terminate the merger agreement at any time. Either of us may also terminate the merger agreement if:

•	a requisite regulatory approval is denied and a petition for rehearing or amended application has not been filed within 60 days;

•	a governmental entity of competent jurisdiction issues a final nonappealable order enjoining or otherwise prohibiting the merger;

•	the merger is not completed on or before March 1, 2006 (although this termination right is not available to a party whose failure to comply with the merger agreement resulted in the failure to complete the merger by that date);

•	the other party is in breach of its representations, warranties, covenants or agreements set forth in the merger agreement and the breach rises to a level that would excuse the terminating party’s obligation to complete the merger and is either incurable or is not cured within 30 days; or

•	the stockholders of Access do not approve and adopt the merger agreement at the Access special meeting.

Access may terminate the merger agreement if certain conditions with respect to the price of First State’s common stock occur and First State’s common stock underperforms the Nasdaq Bank Index (symbol: BANK) by an agreed amount during the period following the entering into the merger agreement. First State may terminate the merger agreement if there is a company adverse recommendation change.

In limited circumstances described more fully on page 43, Access may be required to pay a termination fee to First State of $750,000. The purpose of the termination fee is to encourage Access’ commitment to the merger and to compensate First State if Access engages in certain conduct which would make the merger less likely to occur. The effect of the termination fee could be to discourage other companies from seeking to acquire or merge with Access prior to completion of the merger.

We May Amend the Terms of the Merger and Waive Rights Under the Merger Agreement (Page 46)

We may jointly amend the terms of the merger agreement, and either party may waive its right to require the other party to adhere to any of those terms, to the extent legally permissible. However, after the adoption of the merger agreement by the stockholders of Access, no such amendment or waiver shall, without the further approval of such stockholders and each party’s board of directors, alter or change (x) the amount or kind of consideration to be received in exchange for any shares of Access common stock, (y) prior to the effective time, any term of the articles of incorporation of Access or (z) any of the terms or conditions of the merger agreement if such alteration or change would adversely affect the holders of any shares of capital stock of Access.

First State will Account for the Merger Using the “Purchase” Method (Page 52)

First State will account for the merger as a purchase for financial reporting purposes.

Appraisal Rights (Page 48)

Subject to compliance with the procedures set forth in Section 262 of the Delaware General Corporation Law (“DGCL”), holders of record of Access common stock who do not vote in favor of the adoption of the merger agreement and otherwise strictly comply with the requirements of Section 262 of the DGCL are entitled to appraisal rights in connection with the merger, whereby such stockholders may receive the “fair value” of their shares in cash, exclusive of any element of value arising from the expectation or accomplishment of the merger. Failure to take any of the steps required under Section 262 of the DGCL, on a timely basis, may result in a loss of those appraisal rights. These procedures are described in this proxy statement. A copy of the applicable Delaware law provision is attached as Appendix E to this proxy statement-prospectus.

Comparison of the Rights of Access Stockholders and First State Stockholders (Page 73)

Access is incorporated under the laws of the State of Delaware. First State is incorporated under the laws of the State of New Mexico. After the effective time of the merger, the rights of former stockholders of Access will be determined by reference to the First State articles of incorporation, bylaws and the laws of the State of New Mexico. This document contains descriptions of stockholder rights under each of the First State and Access governing documents and describes the material differences between them.

Access Stockholder Vote Required to Approve the Merger (Page 20)

Approval of the merger requires the affirmative vote of the holders of a majority of the shares of Access common stock outstanding as of the close of business on •, 2005, the record date of the special meeting of Access stockholders. At the close of business on the record date, there were • shares of Access common stock outstanding held by approximately • holders of record. Each holder of record of Access common stock on the record date will be entitled to one (1) vote for each share held on all matters to be voted upon at the special meeting. As of the record date, Access’ executive officers and directors and their affiliates as a group, beneficially owned approximately •% of the common stock of Access. Additionally, concurrently with the execution and delivery of the merger agreement, the directors of Access and AccessBank (holding an aggregate of 393,724 shares of Access common stock) agreed to vote or caused to vote for the approval of the merger agreement and the merger.

RECENT DEVELOPMENTS

On September 2, 2005, First State, New Mexico Financial Corporation, a New Mexico corporation (“NMFC”), and Ranchers Banks, a New Mexico state chartered bank and a wholly owned subsidiary of NMFC (“Ranchers”), entered into an agreement and plan of merger. Pursuant to the merger agreement, NMFC will merge with and into First State with First State surviving. Under the terms of the merger agreement, NMFC stockholders will have the option to elect to receive First State common stock or cash consideration in place of First State common stock, subject to proration if either cash or stock is oversubscribed. The completion of First State’s merger with NMFC is subject to various customary closing conditions, including obtaining the approval of NMFC’s stockholders and the receipt of applicable regulatory approvals.

On May 13, 2005, the Defense Base Closure and Realignment Commission (“the BRAC Commission”) received the list of military bases suggested by the Department of Defense for realignment or closure. This list included the suggested closure of Cannon Air Force Base (“the Base”) in Clovis, New Mexico. Cannon Air Force Base employs approximately 2,385 military personnel and 384 civilians. The BRAC Commission performed an independent analysis and evaluation of the list, which included the opportunity for public and community input, and on August 26, 2005, voted to keep the Base open until at least 2009. However the BRAC Commission agreed that the air wing and attached aircraft should still be relocated and that long-term operations at the Base are dependent on the Department of Defense identifying new missions for the Base. The BRAC Commission furnished the report of its findings and suggestions to the President and to the American public on September 8, 2005. On September 15, 2005, the President forwarded the report to Congress. Congress must enact a joint resolution to reject the report in full within 45 days of receipt or the report becomes law.

Access’ management has not yet determined the potential impact of the suggested changes at the Base on Access’ financial condition or results of operations. However, the suggested changes at the Base could have a significant impact on the economies of both Clovis, New Mexico and Portales, New Mexico and the credit quality of Access’ loan portfolio in these areas could deteriorate. In addition, Access’ deposit base in these areas could be reduced. At June 30, 2005, the loan portfolios in Clovis, New Mexico and Portales, New Mexico represented approximately 33% of Access’ total loan portfolio. Deposits in Clovis and Portales represented approximately 24% of Access’ total deposit base at June 30, 2005. The estimated time to relocate the Base’s air wing and attached aircraft is unknown.

FIRST STATE BANCORPORATION

SELECTED HISTORICAL FINANCIAL INFORMATION

The following table is a summary of selected consolidated historical financial information for First State as of and for the six months ended June 30, 2005 and 2004 and as of and for the years ended December 31, 2000 through 2004. In the opinion of First State’s management, this information reflects all adjustments necessary for the fair presentation of the financial data. The information in the following table is based on, and should be read together with, First State’s consolidated financial statements and related notes included in First State’s Annual Report on Form 10-K for the year ended December 31, 2004 and First State’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005. See “Where You Can Find More Information” beginning on page 79.

	At or for the Six Months Ended June 30, (unaudited)		At or for the Years Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
	(dollars in thousands, except per share data)
Consolidated Statements of Operations Data:
Interest income	$56,236	$44,564	$93,442	$83,713	$59,846	$53,630	$50,739
Interest expense	16,350	11,400	23,875	22,629	18,384	20,478	20,198

Net interest income	39,886	33,164	69,567	61,084	41,462	33,152	30,541
Provision for loan losses	(2,800)	(2,270)	(4,500)	(5,543)	(2,589)	(2,386)	(2,475)

Net interest income after provision for loan losses	37,086	30,894	65,067	55,541	38,873	30,766	28,066
Non-interest income	7,404	6,981	14,191	14,521	12,698	9,414	7,782
Non-interest expenses	30,076	26,991	55,478	47,242	35,982	27,517	24,767

Income before income taxes	14,414	10,884	23,780	22,820	15,589	12,663	11,081
Income tax expense	5,178	3,989	8,555	7,969	5,631	4,521	3,849

Net income	$9,236	$6,895	$15,225	$14,851	$9,958	$8,142	$7,232

Basic earnings per share	$0.60	$0.45	$0.99	$0.99	$0.86	$0.83	$0.74
Diluted earnings per share	$0.59	$0.45	$0.99	$0.98	$0.83	$0.81	$0.72

Consolidated Balance Sheet Data:
Total cash and cash equivalents	$88,376	$54,404	$45,265	$86,150	$88,871	$64,891	$38,867
Total securities	298,330	273,960	290,925	235,120	194,094	187,422	134,409
Total loans	1,508,811	1,270,112	1,377,795	1,231,485	1,017,025	548,722	460,084
Goodwill and other intangibles	43,860	43,970	43,914	44,025	44,271	361	465
Total assets	2,007,642	1,699,043	1,815,510	1,646,739	1,386,870	827,921	652,729
Total deposits	1,465,653	1,272,351	1,401,303	1,195,875	1,079,684	685,022	528,408
Total borrowings.	285,835	199,852	153,852	216,822	80,674	1,281	1,102
Junior subordinated debentures	48,971	33,506	38,661	32,500	32,500	7,500	—
Total stockholders’ equity	151,001	135,858	144,309	132,441	117,468	58,345	51,318

Other Data:
Dividends per common share	$0.14	$0.12	$0.24	$0.22	$0.20	$0.17	$0.14
Dividends payout ratio	23.31%	25.48%	23.63%	21.62%	21.61%	20.47%	17.91%
Book value per share	$9.83	$8.88	$9.42	$8.71	$8.02	$5.97	$5.24
Tangible book value per share	$6.98	$6.01	$6.55	$5.81	$4.99	$5.93	$5.20
Stockholders’ equity to assets at period end	7.52%	8.00%	7.95%	8.04%	8.47%	7.05%	7.86%
Tangible stockholders’ equity to assets at period end	5.34%	5.41%	5.53%	5.37%	5.28%	7.00%	7.79%
Return on average assets	0.98%	0.84%	0.89%	1.01%	1.00%	1.13%	1.21%
Return on average equity	12.55%	10.19%	10.94%	11.76%	12.14%	14.64%	15.23%
Net interest margin	4.61%	4.43%	4.47%	4.59%	4.50%	4.93%	5.48%
Non-performing assets to total assets	0.30%	0.58%	0.51%	0.86%	0.86%	0.33%	0.61%
Allowance for loan losses to total loans held for investment	1.15%	1.15%	1.13%	1.15%	1.19%	1.35%	1.39%
Net charge-offs to average loans	0.07%	0.15%	0.26%	0.29%	0.16%	0.30%	0.37%
Non-performing loans to total loans	0.34%	0.67%	0.58%	1.02%	1.08%	0.45%	0.42%
Allowance for loan losses to non-performing loans	337%	171%	192%	113%	108%	290%	325%
Efficiency ratio	63.60%	67.23%	66.24%	62.49%	66.44%	64.65%	64.63%

ACCESS ANYTIME BANCORP, INC.

SELECTED HISTORICAL FINANCIAL INFORMATION

The following table is a summary of selected consolidated historical financial data of Access as of and for the six months ended June 30, 2005 and 2004 and as of and for the years ended December 31, 2000 through 2004. In the opinion of Access’ management, this information reflects all adjustments necessary for the fair presentation of the financial data. The information in the following table is based on, and should be read together with, Access’ consolidated financial statements and related notes included in Access’ Annual Report on Form 10-KSB for the year ended December 31, 2004 and Access’ Quarterly Report on Form 10-QSB for the quarter ended June 30, 2005. See Appendix C and D and “Where You Can Find More Information” beginning on page 79.

	At or for the Six Months Ended June 30, (unaudited)		At or for the Years Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
	(dollars in thousands, except per share data)
Consolidated Statements of Operations Data:
Interest income	$9,277	$6,216	$14,022	$11,416	$11,909	$12,053	$10,701
Interest expense	3,718	2,122	4,835	4,378	5,181	6,280	5,748

Net interest income	5,559	4,094	9,187	7,038	6,728	5,773	4,953
Provision for loan losses	(375)	(426)	(731)	(781)	(786)	(449)	(199)

Net interest income after provision for loan losses	5,184	3,668	8,456	6,257	5,942	5,324	4,754
Non-interest income	1,928	1,440	3,126	3,734	2,420	1,666	1,262
Non-interest expenses	5,568	3,983	9,384	8,227	6,723	5,541	5,395

Income before income taxes	1,544	1,125	2,198	1,764	1,639	1,449	621
Income tax expense	590	512	1,069	480	636	70	211

Net income	$954	$613	$1,129	$1,284	$1,003	$1,379	$410

Basic earnings per share	$0.58	$0.49	$0.84	$1.03	$0.77	$1.05	$0.33
Diluted earnings per share	$0.56	$0.44	$0.78	$0.94	$0.73	$1.02	$0.32

Consolidated Balance Sheet Data:
Total cash and cash equivalents	$9,283	$9,274	$8,943	$11,611	$12,342	$10,611	$7,145
Total securities	134,584	58,945	127,089	23,744	9,541	13,043	14,674
Total loans	205,100	198,798	206,980	158,984	157,234	143,264	120,982
Goodwill and other intangibles	10,107	6,693	11,218	1,578	1,724	1,869	2,015
Total assets	374,327	285,341	367,539	205,427	192,100	175,558	154,345
Total deposits	309,013	234,922	329,434	162,846	159,197	146,920	137,276
Total borrowings.	32,143	24,357	6,542	17,067	8,267	9,892	4,040
Junior subordinated debentures	8,248	8,000	8,248	8,000	8,000	4,000	—
Total stockholders’ equity	22,425	16,041	20,890	15,366	14,817	13,502	11,736

Other Data:
Dividends per common share	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
Dividends payout ratio	0%	0%	0%	0%	0%	0%	0%
Book value per share	$13.77	$13.07	$13.13	$12.58	$11.38	$10.63	$9.46
Tangible book value per share	$7.56	$7.62	$6.08	$11.29	$10.05	$9.16	$7.83
Stockholders’ equity to assets at period end	5.99%	5.62%	5.68%	7.48%	7.71%	7.69%	7.60%
Tangible stockholders’ equity to assets at period end	3.29%	3.28%	2.63%	6.71%	6.82%	6.63%	6.30%
Return on average assets	0.50%	0.53%	0.39%	0.65%	0.55%	0.84%	0.28%
Return on average equity	8.83%	7.82%	6.23%	8.51%	7.08%	10.93%	3.56%
Net interest margin	3.13%	3.70%	3.57%	3.65%	3.80%	3.72%	3.61%
Non-performing assets to total assets	0.14%	0.29%	0.22%	0.79%	1.18%	1.15%	0.28%
Allowance for loan losses to total loans held for investment	0.83%	0.67%	0.67%	0.60%	0.55%	0.52%	0.57%
Net charge-offs to average loans	0.03%	0.14%	0.28%	0.43%	0.49%	0.30%	0.12%
Non-performing loans to total loans	0.13%	0.28%	0.25%	0.66%	1.03%	0.98%	0.23%
Allowance for loan losses to non-performing loans	646.30%	237.29%	265.94%	90.13%	50.83%	52.95%	243.21%
Efficiency ratio	74.37%	71.97%	76.21%	76.37%	73.49%	74.49%	86.81%

NEW MEXICO FINANCIAL CORPORATION

SELECTED HISTORICAL FINANCIAL INFORMATION

The following table is a summary of selected consolidated historical financial data of NMFC as of and for the six months ended June 30, 2005 and 2004 and as of and for the years ended December 31, 2000 through 2004. In the opinion of NMFC’s management, this information reflects all adjustments necessary for the fair presentation of the financial data. The information in the following table is based on NMFC’s unaudited financial statements that are not required to be filed in this prospectus. See “Recent Developments” beginning on page 8.

	At or for the Six Months Ended June 30, (unaudited)		At or for the Years Ended December 31, (unaudited)
	2005	2004	2004	2003	2002	2001	2000
	(dollars in thousands, except per share data)
Consolidated Statements of Operations Data:
Interest income	$3,224	$2,588	$5,206	$5,365	$6,667	$8,983	$9,444
Interest expense	530	507	980	1,301	1,867	3,481	3,474

Net interest income	2,694	2,081	4,226	4,064	4,800	5,502	5,970
Provision for loan loses	1,107	(298)	(465)	(758)	(1,738)	(4,270)	(376)

Net interest income after provision for loan losses	3,801	1,783	3,761	3,306	3,062	1,232	5,594
Non-interest income	823	494	1,287	1,044	1,477	1,567	1,645
Non-interest expenses	2,340	2,737	5,383	5,832	6,209	5,159	4,498

Income (loss) before income taxes	2,284	(460)	(335)	(1,482)	(1,670)	(2,360)	2,741
Income tax expense (benefit)	960	(68)	(144)	(503)	(292)	(1,442)	705

Net income (loss)	$1,324	$(392)	$(191)	$(979)	$(1,378)	$(918)	$2,036

Basic earnings (loss) per share	$135.00	$(40.00)	$(18.00)	$(93.00)	$(131.00)	$(87.00)	$194.00
Diluted earnings (loss) per share	$135.00	$(40.00)	$(18.00)	$(93.00)	$(131.00)	$(87.00)	$194.00

Consolidated Balance Sheet Data:
Total cash and cash equivalents	$11,972	$9,040	$12,054	$12,538	$6,584	$14,694	$5,053
Total securities	61,495	57,497	56,736	52,657	54,328	37,277	39,534
Total loans	39,370	47,790	43,306	55,442	56,398	67,643	78,658
Goodwill and other intangibles	—	—	—	—	—	—	—
Total assets	117,316	119,623	117,385	125,107	122,949	124,604	128,814
Total deposits	101,044	104,060	100,936	108,170	104,605	103,764	99,523
Total borrowings.	—	—	—	—	—	1,037	8,291
Junior subordinated debentures	—	—	—	—	—	—	—
Total stockholders’ equity	15,862	14,433	15,062	15,522	16,854	18,176	19,007

Other Data:
Dividends per common share	$0.00	$0.00	$0.00	$0.00	$0.00	$5.00	$0.00
Dividends payout ratio	0%	0%	0%	0%	0%	(5.46%)	0%
Book value per share	$1,621.38	$1,475.31	$1,539.61	$1,585.01	$1,721.03	$1,815.78	$1,883.19
Tangible book value per share	$1,621.38	$1,475.31	$1,539.61	$1,585.01	$1,721.03	$1,815.78	$1,883.19
Stockholders’ equity to assets at period end	13.52%	12.07%	12.83%	12.41%	13.71%	14.59%	14.76%
Tangible stockholders’ equity to assets at period end	13.52%	12.07%	12.83%	12.41%	13.71%	14.59%	14.76%
Return on average assets	2.27%	(0.65%)	(0.16%)	(0.80%)	(1.10%)	(0.72%)	1.71%
Return on average equity	17.27%	(5.26%)	(1.25%)	(6.05%)	(7.87%)	(4.94%)	11.28%
Net interest margin	5.05%	3.72%	3.80%	3.59%	4.28%	4.74%	5.48%
Non-performing assets to total assets	0.55%	6.26%	4.04%	3.30%	3.79%	6.19%	2.59%
Allowance for loan losses to total loans held for investment	2.30%	4.37%	4.42%	5.12%	4.84%	6.18%	1.40%
Net charge-offs to average loans	(0.26%)	2.00%	2.73%	1.16%	5.34%	1.50%	0.20%
Non-performing loans to total loans	1.63%	14.17%	9.00%	5.87%	6.07%	9.44%	3.71%
Allowance for loan losses to non-performing loans	141.50%	30.81%	49.13%	87.20%	79.70%	65.40%	37.79%
Efficiency ratio	66.53%	106.29%	97.64%	114.17%	98.92%	72.98%	59.07%

SELECTED UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION AND COMPARATIVE PER SHARE DATA

The selected unaudited pro forma condensed consolidated financial information set forth below gives effect to the following transactions as if they had occurred on January 1, 2004, in the case of statements of operations data, and June 30, 2005, in the case of balance sheet data:

•	Our proposed acquisition of Access Anytime Bancorp, Inc.

•	Our proposed acquisition of New Mexico Financial Corporation, or NMFC.

Additionally, the following table shows certain historical and pro forma per share financial information for First State, Access and NMFC. The pro forma consolidated net earnings from continuing operations per share gives effect to the merger as if it had become effective at January 1, 2004. Book value per share data is as of the date presented. The pro forma data is accounted for using the purchase method of accounting.

This information is based on, and should be read together with, the historical financial information that has been presented in prior filings with the SEC and the pro forma financial information that appears elsewhere in this document. The pro forma adjustments are based on the information and assumptions available at the date of this prospectus. See “Where You Can Find More Information” beginning on page 79 and “First State Bancorporation Unaudited Pro Forma Combined Condensed Financial Information” beginning on page 57.

The pro forma financial information is not necessarily indicative of results that would have occurred had the merger been completed on the dates indicated or that may be obtained in the future.

	For the Six Months Ended June 30, 2005			For the Year Ended December 31, 2004
	FSB Historical	FSB/ Access Combined	FSB/Access/ NMFC Combined	FSB Historical	FSB/Access Combined	FSB/Access/ NMFC Combined
	(dollars in thousands, except per share data)
Consolidated Statements of Operations Data:
Interest income	$56,236	$65,669	$68,755	$93,442	$107,845	$112,620
Interest expense	16,350	19,892	20,446	23,875	28,327	29,518

Net interest income	39,886	45,777	48,309	69,567	79,518	83,102
Provision for loan losses	(2,800)	(3,175)	(2,068)	(4,500)	(5,231)	(5,696)

Net interest income after provision for loan losses	37,086	42,602	46,241	65,067	74,287	77,406
Non-interest income	7,404	9,332	10,155	14,191	17,317	18,604
Non-interest expenses	30,076	35,705	38,302	55,478	65,236	71,214

Income before income taxes	14,414	16,229	18,094	23,780	26,368	24,796
Income tax expense	5,178	5,866	6,675	8,555	9,764	9,175

Net income	$9,236	$10,363	$11,419	$15,225	$16,604	$15,621

Basic earnings per share	$0.60	$0.62	$0.65	$0.99	$0.99	$0.90
Diluted earnings per share	$0.59	$0.61	$0.64	$0.99	$0.98	$0.89

	At June 30, 2005
	FSB Historical	FSB/Access Combined	FSB/Access/ NMFC Combined
Consolidated Balance Sheet Data:
Total securities	$298,330	$431,998	$493,493
Total loans	1,508,811	1,712,914	1,752,651
Goodwill and other intangibles	43,860	68,054	74,618
Total assets	2,007,642	2,395,245	2,515,161
Total deposits	1,465,653	1,775,888	1,876,666
Total borrowings	285,835	317,919	317,919
Junior subordinated debentures	48,971	58,142	58,142
Total stockholders’ equity	151,001	183,551	199,551

Book value per share	$9.83	$10.95	$11.42
Tangible book value per share	$6.98	$6.89	$7.15

CAPITALIZATION

The following table shows First State’s capitalization on a consolidated basis as of June 30, 2005. First State’s capitalization is presented:

•	on an actual basis; and

•	on a pro forma basis to reflect:

•	the proposed acquisition of Access, and

•	the proposed acquisition of NMFC.

You should read the information in this table together with First State’s consolidated financial statements and the related notes incorporated by reference in this prospectus. You should also read this table together with Access’ financial statements, including the related notes, and First State’s unaudited pro forma combined condensed financial information, including the related notes, which are contained elsewhere in this prospectus.

	As of June 30, 2005
	FSB Historical	FSB/Access Combined	FSB/Access/ NMFC Combined
Intangible assets:
Goodwill	$43,223	$61,856	$66,056
Core deposit intangible	637	6,198	8,562

Trust preferred securities	47,500	55,500	55,500

Stockholders’ equity:
Preferred stock, no par value, 1,000,000 shares authorized, no shares issued and outstanding	—	—	—
Common stock, no par value, 20,000,000 shares authorized (1)	82,634	115,184	131,184
Retained earnings	70,249	70,249	70,249
Accumulated other comprehensive loss (2)	(1,882)	(1,882)	(1,882)

Total stockholders’ equity	$151,001	$183,551	$199,551

Total capitalization (3)	$156,523	$172,879	$182,315

Tier 1 risk-based capital ratio	9.54%	9.45%	9.66%
Tier 1 leverage capital ratio	8.21%	7.61%	7.66%
Total risk-based capital ratio	10.58%	10.47%	10.70%

1.	First State had 15,358,565 shares of common stock outstanding at June 30, 2005 and 16,757,170 pro forma shares outstanding at June 30, 2005 after giving effect to the proposed acquisition of Access and 17,468,281 pro forma shares outstanding at June 30, 2005 after giving effect to the proposed acquisitions of both Access and NMFC. Neither of those numbers include • shares of common stock underlying options, which have been granted and are outstanding as of •, 2005.
2.	Accumulated other comprehensive loss represents unrealized losses on securities available-for-sale, net of taxes.
3.	Total capitalization reflects total Tier 1 capital for regulatory requirements. The total capitalization is calculated based on total stockholders’ equity less the accumulated other comprehensive loss, less intangible assets, plus the trust preferred securities.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this document, you should carefully consider the following risk factors in deciding whether to vote to approve the merger agreement.

Because the Market Price of First State Common Stock Will Fluctuate, Access Stockholders Cannot Be Sure of the Value of the Merger Consideration They Will Receive.

Upon completion of the merger, each share of Access common stock you hold will be converted into .791 shares of First State common stock. Changes in the price of First State common stock prior to the merger will affect the value of the merger consideration that Access stockholders will receive on the date of the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in First State’s business, operations and prospects and regulatory considerations. Many of these factors are beyond First State’s control.

First State May Fail To Realize the Anticipated Benefits of the Merger.

The success of the merger will depend, in part, on First State’s ability to realize the anticipated growth opportunities, economies of scale and other benefits from combining the business of First State with the business of Access. To realize the anticipated benefits of this combination, First State’s management team must develop strategies and implement a business plan that will successfully combine the businesses. If First State does not realize economies of scale and other anticipated benefits as a result of the merger, the value of First State common stock may decline.

The Market Price of First State Shares After the Merger May Be Affected By Factors Different From Those Affecting the Shares of Access or First State Currently.

The businesses of First State and Access differ in some respects and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations of each of First State or Access. For a discussion of the businesses of First State and Access and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this document and referred to under “Where You Can Find More Information” beginning on page 79 and “Recent Developments” beginning on page 8.

The Integration Process Could Disrupt Each Company’s Ongoing Businesses.

First State and Access have operated and, until the completion of the merger, will continue to operate independently. It is possible that the integration process could result in the loss of key employees, as well as the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies, any or all of which could adversely affect First State’s ability to maintain relationships with clients, customers, depositors and employees after the merger or to achieve the anticipated benefits of the merger. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of First State and Access. See “Recent Developments” beginning on page 8.

The Required Regulatory Approvals May Not Be Obtained or May Contain Materially Burdensome Conditions.

Before the merger may be completed, various approvals or consents must be obtained from various bank regulatory and other authorities in the United States. There can be no assurance that these approvals or consents will be obtained. In addition, the governmental entities from which these approvals are required may impose conditions on the completion of the merger or require changes to the terms of the merger. While First State and Access do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on First State following the merger.

First State’s and Access’ Businesses are Subject to Interest Rate Risk, and Variations in Interest Rates May Negatively Affect the Combined Entity’s Financial Performance.

Changes in the interest rate environment may reduce the combined entity’s net interest income. After the merger, it is expected that First State will continue to realize income from the differential or “spread” between the interest earned on loans, securities and other interest-earning assets, and interest paid on deposits, borrowings and other interest-bearing liabilities. Net interest spreads are affected by the difference between the maturities and repricing characteristics of interest-earning assets and interest-bearing liabilities. In addition, loan volume and yields are affected by market interest rates on loans, and rising interest rates generally are associated with a lower volume of loan originations. First State cannot assure you that it can minimize its interest rate risk. In addition, an increase in the general level of interest rates may adversely affect the ability of certain borrowers to pay the interest on and principal of their obligations. Accordingly, changes in levels of market interest rates could materially and adversely affect its net interest spread, asset quality, loan origination volume and overall profitability.

FORWARD-LOOKING STATEMENTS

This proxy statement-prospectus, including information included or incorporated by reference in this document, contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, intentions, future performance and business of each of First State and Access and other statements that are not historical facts, as well as certain information relating to the merger, including, without limitation:

•	statements about the benefits of the proposed merger between First State and Access, including future financial and operating results;

•	statements with respect to First State’s plans, objectives, expectations and intentions and other statements that are not historical facts; and

•	other statements identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “projects” and similar expressions.

These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the factors discussed under “Risk Factors” beginning on page 15, as well as the following factors:

•	the businesses of First State and Access may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;

•	the failure of Access stockholders to approve and adopt the merger agreement and/or the failure to obtain approvals from regulators or other groups;

•	timing of the close or the failure to close or satisfy other conditions to closing the proposed acquisition of Access by First State;

•	disruption from the merger making it more difficult to maintain relationships with customers or employees;

•	changes in the interest rate environment may reduce interest margins;

•	changes in economic or business conditions in First State’s or Access’ market areas, including changes to the status of Cannon Air Force Base in Clovis, New Mexico in Access’ market area, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit;

•	changes in government regulations, or changes in policies or adverse decisions by regulatory agencies may adversely affect the businesses in which Access and First State are engaged;

•	loss of key personnel or the ability to hire suitable personnel;

•	faster or slower than anticipated growth; and

•	increased or new competition or changes in the demand for loans in First State’s or Access’ markets.

Additional factors that could cause actual results to differ materially from those expressed in the forward looking statements are discussed in reports filed with the SEC by First State and Access. See “Where You Can Find More Information” beginning on page 79.

Forward-looking statements speak only as of the date of this proxy statement-prospectus or the date of any document incorporated by reference in this document. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement-prospectus and attributable to First State or Access or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, neither First State nor Access undertakes any obligation to update forward-looking statements to reflect events or circumstances after the date of this proxy statement-prospectus or to reflect the occurrence of unanticipated events.

ACCESS SPECIAL MEETING

Date, Place and Time

This proxy statement-prospectus is being furnished to Access stockholders in connection with the solicitation of proxies by the Access board of directors to be used at the special meeting of stockholders to be held on •, 2005 at 8:00 a.m., local time, at AccessBank Eubank, 5210 Eubank NE, Albuquerque, NM 87111, and at any adjournment or postponement of that meeting. This proxy statement-prospectus and the enclosed form of proxy are being sent to Access stockholders on or about •, 2005.

Matters to be Considered

The purpose of the Access special meeting is to consider and vote on a proposal to approve and adopt the merger agreement and the transactions contemplated thereby and to consider and vote on any other matters that may be properly submitted for a vote at the Access special meeting. At this time, the Access board of directors is unaware of any matters, other than approval and adoption of the merger agreement and the transactions contemplated thereby, that may be presented for action at the Access special meeting.

Shares Outstanding and Entitled to Vote; Record Date

The close of business on •, 2005 has been fixed by Access as the record date for the determination of holders of Access common stock entitled to notice of and to vote at the special meeting and any adjournment or postponement of the Access special meeting. At the close of business on the record date, there were • shares of Access common stock outstanding and entitled to vote, including unallocated shares held by the AccessBank Profit Sharing and Stock Ownership Plan. Each share of Access common stock entitles the holder to one vote at the Access special meeting on all matters properly presented at the meeting.

How to Vote Your Shares

Shareholders of record may vote by mail or by attending the Access special meeting and voting in person. If you choose to vote by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage paid envelope provided. If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote at the special meeting, you must bring a letter from the broker, bank or other nominee confirming that you are the beneficial owner of the shares.

You will have the power to revoke your proxy at any time before it is exercised by:

•	delivering prior to the special meeting a written notice of revocation addressed to Kathy Allenberg, Corporate Secretary, Access Anytime Bancorp, Inc., P.O. Box 1569, 801 Pile Street, Clovis, New Mexico, 88101, which will be effective if received by the Corporate Secretary prior to the special meeting;

•	delivering to Access prior to the special meeting a properly executed proxy card with a later date; or

•	attending the special meeting and voting in person.

Attendance at the Access special meeting will not, in and of itself, constitute revocation of a proxy. If you provide specific voting instructions, your shares will be voted as instructed. If you hold shares in your name and sign and return a proxy card without giving specific voting instructions, your shares will be voted “FOR” approval and adoption of the merger agreement and the transactions contemplated thereby.

At this time, the Access board of directors is unaware of any matters, other than the approval and adoption of the merger agreement and the transactions contemplated thereby, that may be presented for action at the

Access special meeting. If other matters are properly presented, however, the persons named as proxies will vote in accordance with their judgment with respect to such matters.

Participants in the AccessBank Profit Sharing and Stock Ownership Plan will receive a voting instruction form that reflects all shares that the participant may vote under this plan, including shares purchased under the 401(k) portion of the plan. Under the terms of this plan, all shares held by the plan are voted by the plan trustee, but each participant in the plan may direct the trustee how to vote the shares of Access common stock allocated to his or her account. Unallocated shares of common stock held by the plan will be voted by the trustee as directed by the plan committee. Allocated shares for which no timely voting instructions are received will not be voted.

Vote Required

A quorum, consisting of the holders of a majority of the issued and outstanding shares of Access common stock, must be present in person or by proxy before any action may be taken at the Access special meeting. Abstentions will be treated as shares that are present for purposes of determining the presence of a quorum but will not be counted in the voting on a proposal.

The affirmative vote of the holders of a majority of the outstanding shares of Access common stock, voting in person or by proxy, is necessary to approve and adopt the merger agreement and the transactions contemplated thereby on behalf of Access. The affirmative vote of a majority of the votes cast on the matter at the Access special meeting is required to approve any other matter properly submitted to shareholders for their consideration at the special meeting, except as otherwise required by law or by Access’ Certificate of Incorporation or bylaws.

Any “broker non-votes” submitted by brokers or nominees in connection with the Access special meeting will not be counted for purposes of determining the number of votes cast on a proposal but will be treated as present for quorum purposes. “Broker non-votes” are shares held by brokers or nominees as to which voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and the broker or nominee does not have discretionary voting power under rules applicable to broker-dealers. Under these rules, the proposal to approve and adopt the merger agreement is not an item on which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions within ten days of the special meeting. Because the proposal to approve the merger agreement is required to be approved by the holders of a majority of the outstanding shares of Access common stock, abstentions and broker “non-votes” will have the same effect as a vote against the proposal to approve and adopt the merger agreement and the transactions contemplated thereby at the special meeting. And for the same reason, the failure of any Access shareholder to vote by proxy or in person at the special meeting will have the effect of a vote against this proposal.

INFORMATION ABOUT FIRST STATE

First State is a $2 billion New Mexico based commercial bank holding company that currently operates 30 branches and serves communities in New Mexico, Colorado, and Utah, through its wholly owned subsidiary First State Bank N.M, or First State Bank, a FDIC insured New Mexico-chartered state member bank of the Federal Reserve System. First State operates thirty branch offices, including twenty-four in New Mexico (three offices in Taos, nine offices in Albuquerque, four offices in Santa Fe, and one office each in Rio Rancho, Los Lunas, Bernalillo, Questa, Pojoaque, Placitas, Moriarty, and Belen), five in Colorado (Denver, Colorado Springs, Fort Collins, Littleton, and Longmont), and one in Utah (Salt Lake City). The office in Questa, New Mexico is closing soon and an office in Lakewood, Colorado is opening soon. First State Bank’s branches in Colorado and Utah operate under the name First Community Bank. In addition, First State Bank’s residential mortgage origination division operates in all three states as First Community Mortgage. First State Bank began in 1922 in Taos County as a single bank, and is currently the largest bank in that county. At December 31, 2004, First State had total assets, total deposits, and total stockholders’ equity of $1.816 billion, $1.401 billion, and $144 million, respectively.

First State’s management strategy is to provide a business culture in which customers are provided individualized customer service. As part of First State’s operating and growth strategies, First State is working to (i) place greater emphasis on attracting core deposits from, and providing financial services to, local businesses and governments; (ii) expand operations in the Albuquerque metropolitan area (which consists of Albuquerque, Rio Rancho, Belen and Los Lunas), Santa Fe, Taos and other strategic areas in New Mexico; (iii) expand operations in the Colorado and Utah markets including the Denver metropolitan area, Colorado Springs, Salt Lake City, Fort Collins and the surrounding areas; (iv) maintain asset quality through strict adherence to credit administration standards; (v) manage interest rate risk; (vi) continue to improve internal operating systems; (vii) increase non-interest income and (viii) manage non-interest expenses.

From time to time, First State investigates and holds discussions and negotiations concerning possible transactions with other companies. On September 2, 2005, First State announced that it entered into a definitive merger agreement with New Mexico Financial Corporation, or NMFC, where NMFC will merge with and into First State. See “Where You Can Find More Information” beginning on page 79.

For more information about First State’s business, reference is made to First State’s Annual Report on Form 10-K for the year ended December 31, 2004 and First State’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, which are incorporated by reference into this document. See “Where You can Find More Information” beginning on page 79 and “Recent Developments” beginning on page 8.

The principal office of First State is located at 7900 Jefferson NE, Albuquerque, New Mexico 87109, telephone number (505) 241-7500.

INFORMATION ABOUT ACCESS

Access is a Delaware corporation which was organized in 1996 for the purpose of becoming the thrift holding company of AccessBank. AccessBank is a federally chartered stock savings bank conducting business from nine full-service banking locations in Clovis, Albuquerque, Gallup, Portales, and Las Cruces, New Mexico, and one full-service banking location in Sun City, Arizona. AccessBank has a wholly-owned subsidiary, FEDCO, which is currently inactive.

AccessBank is principally engaged in the business of attracting retail deposits from the general public and investing those funds in first mortgage loans in owner occupied, single-family residential loans and mortgage-backed securities. AccessBank originates commercial real estate loans and, to a lesser extent, residential construction loans. AccessBank also originates consumer loans, including loans for the purchase of automobiles and home improvement loans, and commercial loans including SBA loans.

In order to continue to meet the financial services needs of the communities it serves, AccessBank has grown by increasing the portfolio allocation of single-family lending, consumer lending and commercial lending and through expansion of the existing branch network, including recent branch acquisitions in Las Cruces, New Mexico and Sun City, Arizona.

For more information about Access’ business, reference is made to Access’ Annual Report on Form 10-KSB for the year ended December 31, 2004 and Access’ Quarterly Report on Form 10-QSB for the quarter ended June 30, 2005, which are included as Appendix C and D to this proxy statement-prospectus and are incorporated by reference into this document. Reference is also made to the other information incorporated by reference into this document. See “Where You can Find More Information” beginning on page 79 and “Recent Developments” beginning on page 8.

The principal office of Access is located at 5210 Eubank, NE, Albuquerque, New Mexico 87111, telephone number (505) 299-0900.

THE MERGER

The following description of the material information pertaining to the merger, including the summary of the material terms and provisions of the merger agreement, and the financial advisory opinion, is qualified in its entirety by reference to the more detailed Appendices to this proxy statement-prospectus. We urge you to read all of the Appendices to this proxy statement-prospectus in their entirety.

The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about First State or Access. Such information can be found elsewhere in this proxy statement-prospectus and in the other public filings of First State and Access filed with the SEC, which are available without charge at www.sec.gov.

The merger agreement contains representations and warranties the parties made to each other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the merger agreement. While First State and Access do not believe that the disclosure schedules contain information securities laws require either to publicly disclose other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, quantifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified in important part by the underlying disclosure schedules. These disclosure schedules contain information that has been included in First State’s and Access’ prior public disclosures, as well as potential additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in First State’s or Access’ public disclosures.

Transaction Structure

Each of the First State board of directors and the Access board of directors has approved the merger agreement, which provides for the merger of Access with and into First State. First State will be the surviving corporation in the merger. First State Bank N.M., a New Mexico state chartered bank and a wholly owned subsidiary of First State, and AccessBank, a wholly owned subsidiary of Access, will enter into a subsidiary merger agreement providing for the merger of AccessBank with and into First State Bank N.M., with First State Bank N.M. surviving.

Subject to the satisfaction or waiver of the conditions set forth in the merger agreement, we expect to complete the merger in the fourth quarter of 2005. Each share of First State common stock issued and outstanding at the effective time of the merger will remain issued and outstanding as one share of common stock of First State, and each share of Access common stock issued and outstanding at the effective time of the merger will be converted into First State common stock, as described below. See “Merger Consideration” beginning on page 34.

The merger agreement provides that First State may change the structure of the merger. No such change will (1) alter the kind or amount of consideration; (2) delay or jeopardize consummation of the merger; or (3) have materially adverse tax effects on First State, Access or the holders of Access common stock.

Background of the Merger

The First State board of directors has periodically discussed and reviewed with management various potential strategic options, including strategies to grow First State’s business through targeted acquisitions of other companies. In this regard, the management of First State has from time to time communicated informally with representatives of other companies regarding industry trends, issues and the potential benefits arising from business combinations or other strategic transactions.

•	In 2005, First State began looking at opportunities with various strategic partners. First State identified Access as a potential strategic partner and, on June 22, 2005, representatives from First State contacted Norman Corzine, Chairman and Chief Executive Officer of Access, to talk about a business combination between First State and Access.

•	After the initial meeting between First State and Access, Mr. Corzine discussed the possible business combination of First State and Access with members of the Access board of directors. Thereafter, Access informed First State that it would be receptive to a letter of intent.

•	On July 20, 2005, First State issued a non-binding letter of intent outlining the terms of a proposed merger between First State and Access. The letter outlined a stock-for-stock transaction where holders of Access common stock would receive $16.00 per share.

•	On July 22, 2005, a letter of intent was received by Access and forwarded to members of the Executive Committee of the Access board of directors. The Executive Committee recommended delivery of First State’s letter of intent to the Access board of directors for consideration. The letter of intent was discussed by the Access board of directors, revised, approved and sent to First State.

•	On July 29, 2005, the Access board of directors approved the engagement of Navigant Capital Advisors, LLC to render an opinion of fairness from a financial point of view.

•	On August 1, 2005, Access delivered a response to the letter of intent of First State. The response outlined a stock-for-stock transaction where Access stockholders would be entitled to receive $17.00 for each share of Access common stock they owned and a special dividend not to exceed $0.35 per share.

•	Both parties agreed to proceed with due diligence, which commenced on August 8, 2005 and was completed on August 13, 2005. Following the conclusion of due diligence, representatives and legal counsel for First State began drafting a merger agreement and discussed a time schedule.

•	On August 22, 2005, a special Access board meeting was held to review the proposed merger agreement and related documents. Joining the special meeting via telephone were two representatives from Navigant Capital Advisors, LLC, who indicated that the merger was fair to stockholders of Access from a financial point of view based on their due diligence. The Navigant Capital representatives noted that the “Fairness Opinion” would be withheld until just prior to signing the merger agreement. After the Navigant Capital Representatives left the meeting, the Access board of directors continued to discuss the terms of the merger agreement, which was approved subject to modifications to Section 8 (termination of agreement). Subject to modifications to Section 8, the Access board of directors approved the merger agreement, authorized execution of the merger agreement and directed that the merger agreement be submitted to Access’ stockholders for vote.

•	Thereafter, First State sent a revised merger agreement to Chairman Corzine. This draft included a revised Section 8 that would allow Access to terminate the merger agreement if First State’s common stock (i) decreases in price by 20% and (ii) underperforms the Nasdaq Bank Index (symbol: BANK) by 9% over a period of time after the signing of the merger agreement, unless First State elects to modify the exchange ratio.

•	Prior to execution of the merger agreement, Access received an unsolicited inquiry and non-binding indication of interest from a third party regarding a possible acquisition of Access. Following discussion and review of this proposal, and for the reasons described below in more detail, the Access board of directors determined that a merger between First State and Access was in the best interest of Access’ stockholders.

•	On August 23, 2005, the Access board of directors received the revised merger agreement and unanimously approved it.

•	On August 31, 2005, First State, Access and AccessBank, a wholly owned subsidiary of Access, entered into an agreement and plan of merger. Upon execution of the merger agreement, Access terminated discussions with the third party as required by the merger agreement.

Support Agreement

Concurrently with the execution and delivery of the merger agreement, the directors of Access and AccessBank (holding an aggregate of 393,724 shares of Access common stock, representing •% of the outstanding shares of Access common stock) agreed to vote or cause to vote for the approval of the merger agreement and the merger.

First State’s Reasons for the Merger.

The First State board has determined that the merger is fair to, and in the best interests of, First State and its stockholders. In approving the merger agreement, the First State board consulted with its legal counsel as to its legal duties and the terms of the merger agreement. In arriving at its determination, the First State board of directors also considered a number of factors, both quantitative and qualitative, including the following material factors:

Strategic Considerations. First State’s board of directors believes that the merger will provide a number of significant strategic opportunities and benefits, including the following:

•	The merger provides the opportunity for First State to expand its footprint to attractive markets.

•	The expectation that the increased scale and scope resulting from the merger will strengthen First State’s market position.

Expected Operating and Financial Benefits. First State’s board of directors believes that the merger will provide a number of significant operating and financial benefits, including the following:

•	The increased scale and scope of the combined business will provide First State with a stronger capital structure and better access to capital at a lower cost.

•	First State believes that its revenue, cash flow from operations and earnings will be enhanced as a result of the merger.

Other Factors Considered by the First State Board of Directors. In addition to considering the strategic and financial factors considered above, the First State board of directors considered the following additional factors, all of which it viewed as supporting its decision to approve the merger:

•	Historical information concerning the business, results of operations, financial condition and capital structure of First State and Access, both on an historical and prospective basis, and the performance of and current market prices for First State and Access common stock, which comparisons generally supported the board’s determination as to the relative values of First State, Access and the combined company.

•	The results of the due diligence review of Access’ businesses and operations.

•	Current industry, economic and market trends, including the likelihood of increasing and broadening competition in the industry.

•	The expectation that the First State and Access merger generally would be accomplished on a tax-free basis for federal income tax purposes (see “Material United States Federal Income Tax Consequences of the Merger” beginning on page 44.).

•	The terms and conditions of the merger agreement.

•	The likelihood that the merger will be completed on a timely basis, including the likelihood that the merger will receive all necessary regulatory approvals without unacceptable conditions.

Risks. First State’s board of directors also considered the potential risks of the merger, including the following:

•	The risk that the benefits sought from the merger would not be fully achieved.

•	The management distraction inherent in integrating Access with First State.

•	The BRAC Commission’s list of military bases suggested by the Department of Defense for realignment or closure and any impact thereof on Access’ business and/or the subsequent merger of First State and Access.

The preceding discussion of the information and factors considered by the First State board of directors is not exhaustive, but includes all material factors considered by the First State board of directors. In view of the wide variety of factors considered by the First State board of directors in connection with its evaluation of the merger and the complexity of such matters, the First State board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The First State board of directors conducted a discussion of the factors described above, including asking questions of First State’s management and First State’s legal advisors, and reached general consensus that the merger was in the best interests of First State and First State’s stockholders.

In considering the factors described above, individual members of the First State board of directors may have given different weights to different factors. It should be noted that this explanation of the First State board’s reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Forward-Looking Statements” beginning on page 17.

Access’ Reasons for the Merger; Recommendation of the Merger by the Access Board of Directors

Reasons for the Merger. In the course of reaching its decision to approve the merger and to adopt and approve the merger agreement, the Access board of directors consulted with its senior management, as well as its legal counsel and financial advisor, reviewed a significant amount of information and considered a number of factors, including, among others, the following factors:

•	Access’ current and historical financial condition, results of operations, capital levels and asset quality, prospects and strategic objectives, and the risks and benefits involved in achieving those prospects and objectives;

•	the possible alternatives to the merger (including the possibility of continuing to operate as an independent financial institution, and the perceived risks and benefits thereof), the range of possible benefits to Access’ stockholders of such alternatives and the timing and the likelihood of accomplishing the goal of any of such alternatives, and the Access board of directors’ assessment that the merger with First State presented a superior opportunity to such alternatives;

•	the then current financial market conditions, and historical market prices, volatility and trading information with respect to Access common stock;

•	the merger consideration to be paid to Access stockholders in relation to the book value and earnings per share of Access common stock;

•	the current and anticipated economic environment and conditions in the industry and the possible reduction of military and civilian jobs in Clovis and Portales, New Mexico; and

•	other historical information concerning Access’ business, prospects, financial performance and condition, operations technology, management and competitive position.

In the course of its deliberations, the Access board of directors also considered, among other things, the following positive factors:

•	the fact that the approximate value of $17.00 per share (based on the exchange ratio of .791 for First State stock) expected to be paid as the consideration in the merger represents:

•	a premium of approximately $2.68, or 19%, over the trailing average closing sales prices for Access common stock as reported on the Nasdaq Capital Market for the one month ended August 31, 2005 ($14.32 per share); and

•	a premium of approximately $2.00, or 13%, over the $15.00 closing sale price for Access common stock as reported on the Nasdaq Capital Market on August 22, 2005, the trading day prior to the Access board of directors’ approval of the merger agreement.

•	the financial presentation and written opinion of Navigant Capital Advisors, LLC to the Access board of directors to the effect that, as of August 31, 2005, and based upon and subject to the factors and assumptions set forth in the written opinion, the merger consideration to be received by holders of Access common stock pursuant to the merger agreement is fair from a financial point of view to those holders (the full text of this opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Navigant Capital in connection with the opinion, as attached as Appendix B to this proxy statement);

•	the likelihood that the proposed merger would be consummated, in light of the experience, reputation and financial capabilities of First State;

•	the overall fairness of the terms of the merger agreement and related documents, including the parties, representations, warranties and covenants, and the conditions to their respective obligations, in light of the circumstances under which they were negotiated;

•	the fact that pursuant to the merger agreement, Access is not prohibited from responding in the manner provided in the merger agreement to certain takeover proposals, provided that the proposal is unsolicited and such proposal is a superior proposal as defined in the merger agreement;

•	the fact that the merger agreement permits Access to pay a one-time dividend not to exceed $.35 per share or $660,000 in the aggregate;

•	the belief by the Access board of directors that it obtained the highest price per share that First State is willing to pay;

•	the belief by the Access board of directors that it was unlikely that a third party would offer a higher price than First State in the future;

•	the historically low trading volume of Access common stock and the ability of Access’ stockholders to realize liquidity with respect to their shares in light of the level of such trading volume;

•	the fact that the merger consideration is stock in First State, which is expected to provide a tax free exchange for Access’ stockholders compared to a transaction in which Access stockholders would receive cash;

•	management’s assessment that First State has the financial capability to complete the merger in view of the absence of a financing condition in the merger agreement;

•	the view of the Access board of directors that the merger with First State presented the best available option for Access stockholders when compared to, and in light of, the potential stockholder value that could be expected to be generated from the other strategic alternatives to the merger available to Access;

•	the view of the Access board of directors, based upon the advice of management after consultation with legal counsel, that the regulatory approvals necessary to complete the merger could be obtained; and

•	the fact that the merger would be subject to the approval of a majority of Access stockholders and Access stockholders, other than Access stockholders who signed voting agreements, would be free to reject the transaction with First State.

Among the factors considered by the Access board of directors in determining to proceed with the First State transaction in light of the unsolicited indication of interest described above were the following:

•	The suggested per share price range was slightly lower than the per share value of the First State stock to be received as merger consideration based on the closing price of the First State stock on the day of signing.

•	The fact that the First State transaction was contemplated to be a tax-free reorganization.

•	Management’s perception of the potential earnings growth of the merged company.

•	The perceived strength of management at First State.

•	The relative likelihood of completion of the respective transactions.

In the course of its deliberations, the Access board of directors also considered, among other things, the following negative factors:

•	risks and contingencies related to the announcement and pendency of the merger, the possibility that the merger will not be consummate and the potential negative effect of public announcement of the merger in that event on Access’ operating results and stock price and its ability to retain key management and personnel;

•	that under the terms of the merger agreement and the support agreement, (1) neither Access nor the stockholders that signed support agreements can solicit other acquisition proposals, (2) Access must pay to First State a termination fee if the merger agreement is terminated under certain circumstances, and (3) the holders of approximately 23% of Access common stock as of August 23, 2005, the date of the Access board of directors approved the merger agreement, have agreed to vote in favor of authorizing the execution, deliver and consummation of the merger agreement, all of which may deter others from proposing an alternative transaction that may be more advantageous to Access stockholders;

•	that if the merger does not close, Access’ officers and other employees will have expended extensive efforts attempting to complete the transaction and will have experienced significant distractions from their work during the pendency of the transaction and Access will have incurred substantial transactions costs in connection with the transaction and such costs will negatively impact our operating results; and

•	the conditions to First State’s obligation to complete the merger (including, without limitation, the satisfactory completion of its due diligence investigation) and the right of First State to terminate the merger agreement under certain circumstances.

The preceding discussion of the information and factors considered by the Access board of directors is not, and is not intended to be, exhaustive. In light of the variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Access board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination. In addition, the Access board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Access board of directors, but rather the Access board of directors conducted an overall analysis of the described above, including discussions with and questioning of its senior management and legal and financial advisors.

Board of Directors Recommendation. After careful consideration, the Access board of directors has unanimously declared the merger agreement advisable and in the best interest of Access Anytime Bancorp, Inc. and its stockholders, approved the merger agreement, the merger and the other transactions contemplated by the merger agreement, and declared that it is in the best interest of Access Anytime Bancorp, Inc.’s stockholders that they adopt the merger agreement.

Accordingly, the board of directors of Access Anytime Bancorp, Inc. unanimously recommends that you vote “FOR” the adoption of the merger agreement.

Opinion of Access’ Financial Advisor

Navigant Capital acted as financial advisor to Access in connection with the proposed merger. At a meeting of the board of directors of Access on August 22, 2005, Navigant Capital rendered its oral opinion to the board of directors of Access that, as of that date and based on and subject to the factors and assumptions set forth in its opinion, that the proposed exchange ratio to Access stockholders was fair, from a financial point of view. Navigant Capital confirmed its oral opinion by delivering to the board of directors a written opinion dated August 31, 2005. Access’ board of directors did not limit the investigations made or procedures followed by Navigant Capital in giving its oral or written opinion.

Navigant Capital’s opinion is directed to the board of directors of Access and addresses only the fairness of the merger from a financial point of view. Navigant Capital has not expressed an opinion as to the price at which First State’s stock will trade at any given point in time or the liquidity of the market for First State stock, or the actual value of First State stock when issued pursuant to the merger, or the prices at which the First State stock will trade following completion of the merger.

The full text of Navigant Capital’s written opinion to the Access board of directors, dated August 31, 2005, is attached as Appendix B and discusses, among other things, the assumptions made, matters considered and limits on the review undertaken by Navigant Capital in connection with its opinion. You should read this opinion carefully and in its entirety in connection with this proxy statement-prospectus. The following summary, which is qualified in its entirety by reference to the full text of Navigant Capital’s opinion, discusses the material terms of the opinion.

Navigant Capital’s opinion is directed to the Access board of directors. It does not constitute a recommendation to you on how to vote with respect to the merger. The opinion addresses only the financial fairness of the exchange ratio to be received by stockholders of Access in the merger. The opinion does not address the relative merits of the merger or any alternatives to the merger, the underlying decision of the Access board of directors to proceed with or effect the merger or any other aspect of the merger. In furnishing its opinion, Navigant Capital did not admit that it is an expert within the meaning of the term “expert” as used in the Securities Act, nor did it admit that its opinion constitutes a report or valuation within the meaning of the Securities Act.

In arriving at its opinion, Navigant Capital:

•	Reviewed certain publicly available business and financial information relating to Access and First State that was deemed to be relevant, including;

•	Access’ and First State’s annual reports on Form 10-KSB and Form 10-K, respectively, for the three fiscal years ended December 31, 2002, 2003, and 2004 and Access’ and First State’s quarterly reports on Form 10-Q and Form 10-QSB, respectively, for the quarters ended March 31, 2005 and June 30, 2005; and

•	Access’ Form 8-K filed with the Securities and Exchange Commission on July 29, 2005;

•	Reviewed the draft of the merger agreement by and among First State, Access and AccessBank, dated as of August 31, 2005;

•	Reviewed the operations, financial condition, future prospects, and financial forecasts relating to the business, earnings, cash flow, assets, liabilities, and prospects of Access prepared by management of Access;

•	Conducted discussions with members of management of Access concerning the matters described in bullets 1, 2, and 3 above;

•	Reviewed written presentations provided to the board of directors of Access containing, among other things, a summary of other potential strategic alternatives available to Access;

•	Visited certain facilities and business offices of Access;

•	Reviewed the historical market prices, trading activity, and valuation multiples for First State’s publicly traded securities and compared them with those of certain publicly traded comparative companies that were deemed to be relevant;

•	Evaluated a discounted dividend flow and terminal value for Access as a stand-alone independent entity;

•	Conducted an analysis of the accretion or dilution that is likely to occur using reasonable assumptions about synergies between Access and First State;

•	Compared the proposed financial terms of the merger with the publicly available financial terms of other transactions that were deemed to be relevant;

•	Reviewed Access’ books, records and board of directors minutes; reviewed reports of internal auditors and summaries of any pending litigation; discussed large loan conditions; and

•	Conducted such other studies, analyses and inquiries we deemed appropriate.

In preparing its opinion, Navigant Capital did not independently verify the accuracy and completeness of the information supplied to it with respect to Access and did not assume any responsibility with respect thereto, and has further relied upon the assurance of management of Access that it is not aware of any facts that will make such information inaccurate or misleading in any respect material to our analysis. Navigant Capital did not perform an independent analysis of Access’ or First State’s allowance for loan losses and has assumed that the book value of these reserves adequately reflects the credit risk of the loan portfolios. Navigant Capital did not make or obtain any evaluations or appraisals of any assets of Access or First State, and Navigant Capital did not examine any individual credit files. Navigant Capital did not make any physical inspection or independent appraisal of any of the properties or assets of Access, nor did Navigant Capital evaluate the solvency or fair value of Access under any state or federal laws related to bankruptcy, insolvency or similar matters.

Navigant Capital’s opinion was necessarily based on business, economic, market and other conditions existing as of the date of its opinion. With respect to the financial forecast information furnished to or discussed with Access, Navigant Capital assumed that such information was reasonably prepared and that it reflects the best currently available estimates and judgment of Access’ management as to the expected future financial performance of Access. For purposes of its opinion, Navigant Capital assumed that Access is not involved in any material transaction other than the merger and those activities undertaken in the ordinary course of business.

Navigant Capital employed accepted valuation practices and methods in preparing its opinion. The following summarizes Navigant Capital’s material financial analyses used in developing its opinion. The discussion herein does not constitute a complete description of Navigant Capital’s analyses and factors considered by Navigant Capital in connection with preparing its opinion, including the assumptions and methodologies that underlie the analyses that comprise Navigant Capital’s opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description.

In arriving at its opinion, Navigant Capital considered all of the financial analyses it performed and did not attribute any particular weight to any specific analysis nor did it reach a conclusion based on any single analysis. Consequently, no single analysis should be considered independently as it may lead to a misleading conclusion about the merger. Navigant Capital developed its conclusion on the fairness of the merger from a financial point of view based on its experience and professional judgment after considering the results of all its analyses.

Accretion/Dilution Analysis. Using financial projections provided to Navigant Capital by Access, estimated cost savings using detailed compensation and expense reports provided by Access and First State, estimated redeployment of a portion of Access’ investment portfolio into loans originated by First State, the estimated impact of other loan portfolio restructuring plans, as well as one-time costs related to the merger and the impact of market value adjustments, Navigant Capital estimated the per-share equivalent earnings, cash dividends, book values and tangible book value of Access compared to stand-alone values for each of Access and First State. The analysis found that:

•	An estimated 100% accretion to earnings per share for Access stockholders in 2006 who owned and held shares of First State after the closing and an estimated 2.41% appreciation for First State stockholders, assuming full implementation of projected cost savings for First State during calendar 2006.

•	An estimated dividend to Access stockholders who hold First State common stock after the merger of $0.07 per share quarterly, or an estimated $0.28 cents per share on an annual basis. As of the date of the merger agreement, Access paid no dividends to stockholders and management indicated that the board of directors had no plans apart from a special dividend to be paid immediately prior to close, to pay any regular dividends to stockholders.

•	An estimated dilution of book value per share to Access stockholders of 13.25% and accretion to tangible book of 2.87% at December 31, 2005. At December 31, 2006, assuming estimated earnings and synergies associated with the business combination of Access and First State compared to the estimated stand-alone book value and tangible book value of Access, book value dilution was estimated to be 10.25% and tangible book value accretion was estimated to be 4.70%.

Comparative Transactions Analysis. Navigant Capital reviewed 13 merger and acquisition transactions that were announced since June 16, 2000, involving acquisitions of savings and loan associations or savings banks with total assets of between $176.9 million and $571.0 million, for which data on the transaction was readily available. Navigant Capital selected these business combinations because they were considered reasonably comparable to the merger, based on size, performance and similar operating characteristics.

The business combinations reviewed were limited to savings and loan associations and savings banks due to similarities in loan and investment portfolio structure and deposit mix. The comparative group of business combinations is outlined in the table below:

Target	Buyer
Pittsburgh Financial Corp.	First Commonwealth Financial
Equality Bancorp Inc.	Allegiant Bancorp Inc.
Mercantile Bank & Trust FSB	Texas Regional Bancshares Inc.
Finger Lakes Bancorp Inc.	First Niagara Finl Group
Milton Federal Financial Corp.	BancFirst Ohio Corp.
Mystic Financial Inc.	Brookline Bancorp Inc.
Home Bancorp	Old Kent Financial Corp.
Acadiana Bancshares, Inc.	IBERIABANK Corp.
Equitable Bank	BB&T Corp.
Ledger Capital Corp.	Anchor BanCorp Wisconsin
Yonkers Financial Corp.	National Bank of Greece, SA
GFSB Bancorp Inc.	First Fed Banc of the SW Inc
Advance Financial Bancorp	Parkvale Financial Corp.

The results of Navigant Capital’s analysis is outlined below along with the implied multiples for Access, which is based on an exchange ratio of 0.7911 shares of First State common stock for each share of Access common stock and also assumes a $0.35 per share cash dividend expected to be declared by the Access board of directors and paid immediately prior to the consummation of the merger. Median refers to the median values for the comparative group of companies.

	AABC	Comparatives Median
Assets (000s)	$374,327	$376,450
Deposits (000s)	309,013	265,063
NPAs/Assets (%)	0.14	0.18
ROAA (%)	0.39	0.62
ROAE (%)	6.24	7.90

Deal Value ($ mils)	31.64	40.35
Price/Book (%)	141.11	151.75
Price/Tang Book (%)	256.89	151.75
Price/LTM Ergs	21.52x	19.21x
Prem/CDs (%)	2.98	8.81

Branches	10.00	6.00

Discounted Dividend Flow Analysis. Navigant Capital performed an analysis that estimated the return to stockholders from any potential after-tax dividend flows through the end of Access’ projections, which is December 31, 2007, under various circumstances. Based on pro forma analyses of Access’ balance sheet, projected earnings and anticipated financial condition during the remaining 2.5 years of Access’ business projections, Access has no current plans to pay dividends to stockholders, absent a one-time special dividend that would be paid prior to closing of the merger if and only if this merger is consummated. Access’ management further confirmed that Access had no intention to pay a dividend during the period covered by in-house financial and strategic plans. This has been consistent with Access’ past practices of reinvesting net income into Access’ growth.

Given this consideration, Navigant Capital evaluated terminal earnings multiples from 12.0x to 16.0x estimated earnings for the year ended December 31, 2007. The terminal multiples were discounted to present values using a range of discount rates from 10.0% to 15.0%. Under these assumptions, the range of value for Access was from $20.6 million to $30.7 million, or from between $11.50 and $16.85 per share of common stock. The table below illustrates the various values assuming terminal multiples and discount rates and the table further below illustrates a price per share:

(Dollars in 000s)

	Discount Rate
Term Multiple	10%	11%	12%	13%	14%	15%
12.00x	23,001	22,487	21,988	21,505	21,037	20,582
13.00x	24,918	24,361	23,821	23,297	22,790	22,297
14.00x	26,835	26,235	25,653	25,089	24,543	24,013
15.00x	28,752	28,109	27,485	26,881	26,296	25,728
16.00x	30,669	29,983	29,318	28,673	28,049	27,443

	Discount Rate
Term Multiple	10%	11%	12%	13%	14%	15%
12.00x	$12.78	$12.51	$12.24	$11.99	$11.74	$11.50
13.00x	13.80	13.50	13.22	12.94	12.67	12.41
14.00x	14.82	14.52	14.19	13.89	13.60	13.32
15.00x	15.83	15.49	15.16	14.84	14.53	14.22
16.00x	16.85	16.48	16.13	15.79	15.46	15.14

In conjunction with its analyses, Navigant Capital discussed with the Access board of directors the implication of the present value of the terminal multiples assuming material changes in the underlying assumptions. Such changes in assumptions could include but are not limited to alternative discount rates, terminal multiples and earnings flows. Further, the values derived from this analysis do not indicate actual market values reflected by Access’ potential future trading price, actual performance of Access during the period indicated or a market capitalization range at which Access’ common stock would trade. Navigant Capital included this analysis because it is a frequently used methodology for forecasting value.

Selected Peer Group Analysis. Navigant Capital compared the financial and market performance of First State to 14 comparative bank holding companies. The group included the follow companies:

Simmons First National Corporation	Pine Bluff	AR

Western Sierra Bancorp	Cameron Park	CA

Capital Corp of the West	Merced	CA

Heartland Financial USA, Inc.	Dubuque	IA

Integra Bank Corporation	Evansville	IN

Community Trust Bancorp, Inc.	Pikeville	KY

IBERIABANK Corporation	Lafayette	LA

Capitol Bancorp Ltd.	Lansing	MI

First Bancorp	Troy	NC

Peoples Bancorp Inc.	Marietta	OH

First Financial Bancorp.	Hamilton	OH

West Coast Bancorp	Lake Oswego	OR

SCBT Financial Corporation	Columbia	SC

Columbia Banking System, Inc.	Tacoma	WA

To perform this analysis, Navigant Capital used financial information for the selected bank holding companies as of and for the 12 months ended June 30, 2005. Market price information was as of August 9, 2005 and taken from a nationally recognized financial services data provider.

	Comparative Measures
	FSNM	Median	Average
Assets (000s)	$2,007,642	$2,428,475	$2,358,995
Deposits (000s)	1,465,653	1,872,022	1,816,937
Equity/Assets (%)	7.52	8.75	8.59
Tangible Capital/Tangible Assets (%)	5.46	6.59	6.83
Nonperforming Assets/Assets (%)	0.30	0.39	0.44
Return on Avg Assets (%)	0.96	1.06	1.10
Return on Avg. Equity (%)	12.09	12.96	12.85
Net Interest Margin (%)	4.55	4.19	4.21
Efficiency Ratio (%)	63.87	61.95	61.53

Price/Book Ratio (%)	216.20	192.20	200.02
Price/Tangible Book Ratio (%)	304.70	256	255
Price/Last 12 Mos. Earnings (x)	18.80	16.40	16.59
Dividend Yield (%)	1.32	2.06	2.09

In conducting its analyses and arriving at its opinion, Navigant Capital used a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling Navigant Capital to provide its opinion to the Access board of directors as to the fairness of the exchange ratio to be received by stockholders of Access in the merger and do not purport to be appraisals or necessarily to reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. In connection with its analyses, Navigant Capital made, and was provided by Access management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Access’ or First State’s control. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than those suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Access, First State or their respective advisors, neither Access nor First State nor any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

The terms of the merger were determined through negotiations between Access and First State and were approved by the Access board of directors. Although Navigant Capital provided advice to Access during the course of these negotiations, the decision to enter into the merger was solely that of the Access board of directors. Navigant Capital expressed no opinion as to the underlying business decision by the management or board of directors of Access to engage in the merger. The opinion and presentation of Navigant Capital to the Access board of directors were only one of a number of factors taken into consideration by the Access board of directors in making its determination to approve the merger. Navigant Capital’s opinion was provided to the Access board of directors to assist it in connection with its consideration of the merger and does not constitute a recommendation to any stockholder as to how to vote with respect to the merger, the stock issuance or any other matter.

Navigant Capital has not been engaged to initiate any discussions with third parties with respect to a possible acquisition or any other alternative transaction or to negotiate the terms of the merger, and Navigant Capital has not been asked to, and does not, offer any opinion as to the material terms of the merger agreement or the form of the merger.

Access selected Navigant Capital as a financial advisor in connection with the merger based on Navigant Capital’s knowledge of Access and its industry and Navigant Capital’s qualifications, expertise, reputation and professional experience in mergers and acquisitions generally. Access retained Navigant Capital as a financial advisor with respect to a potential transaction with First State pursuant to a retainer agreement dated July 29, 2005. For the rendering of its opinion, Navigant Capital was paid $145,000. Access agreed to reimburse Navigant Capital for out-of-pocket expenses and to indemnify Navigant Capital against certain liabilities, including any such liabilities that may arise under federal securities law.

No portion of Navigant Capital’s fee or reimbursement of its expenses is contingent on consummation of the merger; nor is any of Navigant Capital’s fee or expense reimbursement contingent on the conclusions reached in its opinion.

Merger Consideration

As a result of the merger, Access stockholders will have the right to receive .791 shares of First State common stock for each share of Access stock they own, unless the stockholders perfect and exercise appraisal rights in accordance with Delaware law. The exchange ratio is subject to possible adjustment in the circumstances described in the last bullet under “Termination of the Merger Agreement—General” on page 42.

No Fractional Shares

No fractional shares of First State common stock will be issued to any holder of Access common stock upon completion of the merger. For each fractional share that would otherwise be issued, First State will pay cash in an amount equal to the fraction multiplied by the average of the closing prices of First State common stock during the 5 trading days ending the day before we complete the merger. No interest will be paid or accrued on cash payable to holders in lieu of fractional shares.

Treatment of Options

Each option granted by Access to purchase shares of Access common stock which is outstanding and unexercised immediately prior to the merger will cease to represent a right to acquire shares of Access common stock and will be assumed and converted into an option to acquire, on the same terms and conditions as were applicable to the original option (including full vesting and exercisability as a result of and following the merger), that number of shares of First State common stock determined by multiplying the number of shares of Access common stock subject to such option by the exchange ratio at a price per share equal to the per share exercise price specified in such option divided by the exchange ratio.

Conversion of Shares; Exchange of Certificates

The conversion of Access common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. As soon as reasonably practicable after the effective time of the merger, American Stock Transfer, as exchange agent, will exchange certificates representing shares of Access common stock for First State common stock and cash in lieu of fractional shares to be received in the merger pursuant to the terms of the merger agreement.

Letter of Transmittal. Soon after the completion of the merger, the exchange agent will send a letter of transmittal to Access stockholders at the effective time of the merger. This mailing will contain instructions on how to surrender shares of Access common stock in exchange for the merger consideration the holder is entitled to receive under the merger agreement.

If a certificate for Access common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon receipt of appropriate evidence as to that loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and appropriate and customary indemnification.

Withholding. The exchange agent will be entitled to deduct and withhold from the merger consideration payable to any Access stockholder the amounts it is required to deduct and withhold under any federal, state, local or foreign tax law. If the exchange agent withholds any amounts, these amounts will be treated for all purposes of the merger as having been paid to the stockholders from whom they were withheld.

Articles of Incorporation; Bylaws; Directors & Officers

At the effective time of the merger, the articles of incorporation, bylaws and directors and officers of First State as in effect will be the articles of incorporation, bylaws and directors and officers of the surviving corporation.

Effective Time

The merger will be completed when the articles of merger and the merger agreement are filed with the Public Regulation Commission of the State of New Mexico and the certificate of merger is filed with the Secretary of State of the State of Delaware. However, we may agree to a later time for completion of the merger and specify that time in the certificate of merger. We will complete the merger on the third business day after all the conditions to the merger set forth in the merger agreement have first been satisfied or waived, unless we agree otherwise.

We anticipate that the merger will be completed during the fourth quarter of 2005. However, completion of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying any other conditions to the merger. There can be no assurances as to whether, or when, First State and Access will obtain the required approvals or complete the merger. If the merger is not completed on or before March 1, 2006, either First State or Access may terminate the merger agreement, unless the failure to complete the merger by that date is due to the failure of the party seeking to terminate the merger agreement to perform its covenants and agreements in the merger agreement. See “Conditions to the Completion of the Merger” immediately below.

Conditions to the Completion of the Merger

Completion of the merger is subject to various conditions. While it is anticipated that all of these conditions will be satisfied, there can be no assurance as to whether or when all of the conditions will be satisfied or, where permissible, waived.

The respective obligations of First State and Access to complete the merger are subject to the following conditions:

•	approval of the merger agreement by Access’ stockholders;

•	authorization by the Nasdaq National Market of listing of the shares of First State common stock to be issued in the merger;

•	effectiveness of the registration statement, of which this proxy statement-prospectus constitutes a part, for First State shares to be issued in the merger;

•	absence of any judgment, order, injunction or decree of a court or agency of competent jurisdiction which prevents consummation of the merger;

•	the receipt of required regulatory approvals;

•	the number of dissenting shares of Access common stock will not exceed 10% of the outstanding shares of Access common stock;

•	accuracy of the other party’s representations and warranties contained in the merger agreement, except, in the case of most of such representations and warranties, where the failure to be accurate would not be reasonably likely to have a material adverse effect on the party making the representations and warranties (see “Representations and Warranties” below), and the performance by the other party of its obligations contained in the merger agreement in all material respects;

•	the receipt by each party of a certificate to the effect that certain conditions to the merger have been satisfied;

•	the receipt by each party of an opinion of its counsel, dated the closing date of the merger, substantially to the effect that the merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

•	the receipt of any third party consents; and

•	the performance of all the obligations required to be performed under the merger agreement at or prior to the closing of the merger.

Representations and Warranties

Access has made representations and warranties to First State in the merger agreement as to:

•	corporate existence, corporate power, good standing and qualification to conduct business;

•	capital structure;

•	due authorization, execution, delivery and enforceability of the merger agreement;

•	absence of any violation of governing instruments, agreements, law or regulation as a result of the merger;

•	governmental and third party consents and approvals necessary to complete the merger;

•	regulatory reports;

•	financial statements;

•	broker’s fees;

•	absence of certain changes or events;

•	legal proceedings;

•	taxes;

•	employee benefit plans;

•	compliance with applicable law;

•	certain contracts;

•	agreements with regulatory agencies;

•	property;

•	environmental matters;

•	insurance;

•	employee matters;

•	investment securities;

•	administration of fiduciary accounts;

•	derivative transactions;

•	loans;

•	intellectual property;

•	recommendation of Access Board; opinion of financial advisor;

•	reorganization; and

•	disclosure controls and procedures.

First State has made representations and warranties to Access in the merger as to:

•	corporate existence, corporate power, good standing and qualification to conduct business;

•	capital structure;

•	due authorization, execution, delivery and enforceability of the merger agreement;

•	consents and approvals;

•	regulatory reports;

•	financial statements;

•	broker’s fees;

•	absence of certain changes or events;

•	legal proceedings;

•	taxes;

•	compliance with applicable law;

•	agreements with regulatory agencies;

•	reorganization; and

•	disclosure controls and procedures.

Conduct of Business Pending the Merger

Access has agreed, during the period from the date of the merger agreement to the completion of the merger to use its reasonable best efforts to:

•	carry on the business in the ordinary course consistent with past practice;

•	preserve for itself, its subsidiaries and for the combined company the good will and relationships with customers, suppliers and others with whom a business relationship exists;

•	maintain Access’ assets in normal operating condition and repair in accordance with past practices;

•	maintain the books and records of Access and its subsidiaries in a regular manner;

•	cause Access and its subsidiaries to perform in all material respects all obligations under Access contracts; and

•	comply with all laws and applicable directives, policies or guidelines of any governmental entity which has bank regulatory jurisdiction over Access.

In addition, Access has agreed that neither it nor any of its subsidiaries will:

•	declare or pay any dividends on, or make other distributions in respect of, any shares of its capital stock, except that Access is permitted to declare and pay a cash dividend of no more than $0.35 per share; provided that the aggregate amount payable by Access will not exceed $660,000.00;

•	(i) repurchase, redeem or otherwise acquire any shares of the capital stock of Access, or any securities convertible into or exercisable for any shares of the capital stock of Access, (ii) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) create, allot, issue, deliver or sell, or authorize or propose the creation, allotment, issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire or right to subscribe in respect of any such shares, or enter into any agreement with respect to any of the foregoing;

•	file any application to relocate or terminate the operations of any branch or banking office;

•	make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with prudent banking practices;

•	restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

•	make or purchase, or commit to make or purchase, any loan or loans, or extend any line of credit, to any borrower and its affiliates in an aggregate principal amount greater than $250,000 or in an amount which, when aggregated with any existing indebtedness to AccessBank and lines of credit from AccessBank of such borrower and its affiliates, would exceed $250,000; provided, however, that if at any time from the date of the merger agreement to the closing of the merger, AccessBank desires to make or purchase, or commit to make or purchase, any such loan, or extend any such line of credit, AccessBank will furnish to First State, promptly upon its substantial completion, the information package prepared by AccessBank’s loan committee with respect to such proposed loan requests and any other information that AccessBank may reasonably request, and unless, within 72 hours of receiving the loan request documents, First State notifies AccessBank that First State objects to the making of such loan or the extension of such credit, First State will be deemed to have consented to such loan or extension of credit;

•	amend its respective certificate of incorporation, by-laws or other similar governing documents or adopt resolutions inconsistent therewith;

•	make any capital expenditures in excess of (A) $25,000 per project or related series of projects or (B) $250,000 in the aggregate, other than expenditures necessary to maintain existing assets in good repair;

•	enter into any new line of business;

•	acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

•	change any of the accounting methods used by it unless required by U.S. generally accepted accounting principles, or GAAP;

•	make, revoke, change, or amend any election relating to taxes, enter into any closing agreement relating to taxes, settle or compromise any claim or assessment relating to taxes, agree to any adjustment of any tax attribute, file any claim for a refund of taxes, consent to any extension or waiver of the limitation period applicable to any tax claim or assessment or amend any tax returns (other than income tax returns);

•	(i) adopt or amend any employee benefit plan or any agreement, arrangement, plan or policy between Access or any of its subsidiaries and one or more of its current or former directors, officers or employees, however, AccessBank will terminate certain employee plans described in the merger agreement, and therefore, Access may make such amendments to such plans and take such other action as it deems necessary to effectuate such termination, including the forgiveness of the exempt loan between the AccessBank Plan and Access, or (ii) other than normal wage or salary increases in the ordinary course of business consistent with past practice, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit, except as required by any plan or agreement in effect on the date of the merger agreement;

•	sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its assets, properties or other rights or agreements, except in the ordinary course of business consistent with past practices;

•	incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, except for advances from a Federal Home Loan Bank made in the ordinary course of business consistent with past practices;

•	create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any contract, agreement or lease for goods, services or office space to which Access or AccessBank is a party or by which Access or AccessBank or their properties are bound, other than the renewal in the ordinary course of business of any lease the term of which expires prior to the closing of the merger;

•	take any action intended or reasonably likely to result in (i) a material adverse effect on Access or First State, (ii) any of the representations and warranties of Access set forth in the merger agreement being or becoming untrue in any material respect at any time at or prior to the closing of the merger, (iii) any of the conditions to the merger set forth in the merger agreement not being satisfied in a timely manner or (iv) a material violation of any provision of the merger agreement, except, in each case, as required by applicable law;

•	settle any claim, action or proceeding against Access or AccessBank in an amount in any one case in excess of $50,000 or $250,000 in the aggregate; or

•	take or cause to be taken, fail to take or cause to be taken, any action which would reasonably be expected to disqualify the merger as a tax free reorganization under Section 368(a) of the Internal Revenue Code.

First State has agreed that except as expressly contemplated or permitted by the merger agreement, or as required by applicable law or any applicable directive, policy or guideline of any governmental entity which has bank regulatory jurisdiction over First State during the period from the date of the merger agreement to the closing of the merger, First State will not, and will not permit any of its subsidiaries to take any action that is intended or may reasonably be expected to result in any of its representations or warranties herein being or becoming untrue in any material respect at any time prior to the closing of the merger, in any of the conditions to the merger set forth in the merger agreement not being satisfied or in a material violation of any provision of the merger agreement.

No Solicitation of Alternative Transactions

Access has agreed that, except as expressly contemplated by the merger agreement, neither it nor any of its subsidiaries will, and Access will, and will cause its subsidiaries and affiliates (as such term in used in Rule 12b-2 under the Securities Exchange Act of 1934) to, cause their respective officers, directors, investment bankers, attorneys, accountants, financial advisors, agents and other representatives not to (i) directly or indirectly initiate, solicit, knowingly encourage or facilitate (including by way of furnishing information) any inquiries or the making or submission of any proposal that constitutes, or could reasonably be expected to lead to, an acquisition proposal, (ii) participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to Access or any of its subsidiaries or afford access to the properties, books or records of Access or any of its subsidiaries to any person that has made an acquisition proposal or to any person in contemplation of an acquisition proposal, or (iii) accept an acquisition proposal or enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding, (A) constituting or related to, or that is intended to or could reasonably be expected to lead to, any acquisition proposal (other than an acceptable confidentiality agreement permitted under the merger agreement) or (B) requiring, intended to cause, or which could reasonably be expected to cause Access to abandon, terminate or fail to consummate the merger or any other transaction contemplated by the merger agreement (each an “acquisition agreement”). Any violation of the foregoing restrictions by any of Access’ subsidiaries or by any representatives of Access or any of its subsidiaries, whether or not such representative is so authorized and whether or not such representative is purporting to act on behalf of Access or any of its subsidiaries or otherwise, will be deemed to be a breach of the merger agreement by Access. Notwithstanding anything to the contrary in the merger agreement, Access and the Access board of directors may take any actions described in clause (ii) with respect to a third party if at any time prior to the special meeting (x) Access receives a written acquisition proposal from such third party (and such acquisition proposal was not initiated, solicited, knowingly encouraged or facilitated by Access or any of its subsidiaries or any of their respective officers, directors, investment bankers, attorneys, accountants, financial advisors, agents or other representatives) and (y) such proposal constitutes a superior proposal, provided that Access will not deliver any information to such third party without entering into an acceptable confidentiality agreement. Nothing described above will prohibit Access or the Access board of directors from taking and disclosing to Access’ stockholders a position with respect to an acquisition proposal to the extent required by applicable law.

Neither (i) the Access board of directors nor any committee thereof will directly or indirectly (A) withdraw (or amend or modify in a manner adverse to First State), or publicly propose to withdraw (or amend or modify in a manner adverse to First State), the approval, recommendation or declaration of advisability by the Access board of directors or any such committee thereof of the merger agreement, the merger or the other transactions contemplated by the merger agreement in connection with the receipt of any acquisition proposal or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any acquisition proposal (any action described in this clause (i) being referred to as a “company adverse recommendation change”) nor (ii) will Access or any of its subsidiaries execute or enter into an acquisition agreement. Notwithstanding the foregoing, at any time prior to the special meeting, and subject to Access’ compliance at all times with the non-solicitation provisions of the merger agreement, in response to a superior proposal, the Access board of directors may make a company adverse recommendation change; provided, however, that Access will not be entitled to exercise its right to make a company adverse recommendation change in response to a superior proposal (X) until three business days after Access provides written notice to First State (a “company notice”) advising First State that the Access board of directors or a committee thereof has received a superior proposal, specifying the material terms and conditions of such superior proposal, and identifying the person or group making such superior proposal and (Y) if during such three business day period, First State proposes any alternative transaction (including any modifications to the terms of the merger agreement), unless the Access board of directors determines in good faith (after consultation with its financial advisors and outside legal counsel, and taking into account all financial, legal, and regulatory terms and conditions of such alternative transaction proposal) that such alternative transaction proposal is not at least as favorable to Access and its stockholders from a financial point of view as the superior proposal (it being understood that any change in the financial or other material terms of a superior proposal will require a new company notice and a new three business day period).

In addition to the obligations of Access described above, as promptly as practicable after receipt thereof, Access will advise First State in writing of any request for information or any acquisition proposal received from any person, or any inquiry, discussions or negotiations with respect to any acquisition proposal, and the terms and conditions of such request, acquisition proposal, inquiry, discussions or negotiations, and Access will promptly provide to First State copies of any written materials received by Access in connection with any of the foregoing, and the identity of the person or group making any such request, acquisition proposal or inquiry or with whom any discussions or negotiations are taking place. Access has agreed that it will simultaneously provide to First State any non-public information concerning Access or its subsidiaries provided to any other person or group in connection with any acquisition proposal which was not previously provided to First State. Access will keep First State fully informed of the status of any acquisition proposals (including the identity of the parties and price involved and any changes to any material terms and conditions thereof). Access has agreed not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it is a party.

Access has agreed that immediately after the execution and delivery of the merger agreement, Access will, and will cause its subsidiaries and their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents to, cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any possible acquisition proposal. Access has agreed that it will (i) take the necessary steps to promptly inform its officers, directors, investments bankers, attorneys, accountants, financial advisors, agents or other representatives involved in the transactions contemplated by the merger agreement of the obligations undertaken in the non-solicitation provisions of the merger agreement, and (ii) request each person who has heretofore executed a confidentiality agreement in connection with such person’s consideration of acquiring Access or any portion thereof to return or destroy (which destruction will be certified in writing by an executive officer of such person) all confidential information heretofore furnished to such person by or on Access’ behalf.

For purposes of the merger agreement, the term “acceptable confidentiality agreement” means an agreement that imposes customary obligations and restrictions on the counterparty thereto with respect to confidentiality of written, oral or electronically transmitted or stored information; provided that obligations and restrictions are no less onerous to the counterparty than those imposed on First State in the confidentiality agreement between First State and Access. The term “acquisition proposal” means any bona fide proposal, whether or not in writing, for the (i) direct or indirect acquisition or purchase of a business or assets that constitutes 10% or more of the net revenues, net income or the assets (based on the fair market value thereof) of Access and its subsidiaries, taken as a whole, (ii) direct or indirect acquisition or purchase of 10% or more of any class of equity securities or capital stock of Access or any of its subsidiaries whose business constitutes 10% or more of the net revenues, net income or assets of Access and its subsidiaries, taken as a whole, or (iii) merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares of capital stock, tender offer, exchange offer, recapitalization, stock repurchase program or other similar transaction that if consummated would result in any person or persons beneficially owning 10% or more of any class of equity securities of Access or any of its subsidiaries whose business constitutes 10% or more of the net revenues, net income or assets of Access and its subsidiaries, taken as a whole, other than the transactions contemplated by the merger agreement. The term “superior proposal” means any bona fide written acquisition proposal made by a third party to acquire (including through a parent to parent merger or other business combination with a similar result), directly or indirectly, pursuant to a tender offer, exchange offer, merger, share exchange, consolidation or other business combination, (A) 50% or more of the assets of Access and its subsidiaries, taken as a whole, or (B) 50% or more of the equity securities of Access, in each case on terms which the Access board of directors determines in good faith (after consultation with its financial advisors and outside legal counsel, and taking into account all financial, legal and regulatory terms and conditions of the acquisition proposal and the merger agreement, including any alternative transaction (including any modifications to the terms of the merger agreement) proposed by First State in response to such superior proposal, including any conditions to and expected timing of consummation, and any risks of non-consummation, of such acquisition proposal) to be superior to Access and its stockholders (in their capacity as stockholders) from a financial point of view as compared to the transactions contemplated hereby and to any alternative transaction (including any modifications to the terms of the merger agreement) proposed by First State hereto pursuant to the terms above.

Termination of the Merger Agreement

General. The merger agreement may be terminated at any time prior to the completion of the merger in the following ways:

•	by mutual written consent of the parties;

•	by either First State or Access upon written notice to the other party (i) 60 days after the date on which any request or application for a requisite regulatory approval is denied by any governmental entity which must grant such requisite regulatory approval, unless within the 60-day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable governmental entity, provided, however, that no party will have the right to terminate the merger agreement pursuant to the section described herein if such denial will be due to the failure of the party seeking to terminate the merger agreement or an affiliate to perform or observe the covenants and agreements of such party or affiliate set forth in the merger agreement, or file such petition for rehearing or amended application or (ii) if any governmental entity of competent jurisdiction will have issued a final nonappealable order enjoining or otherwise prohibiting the merger;

•	by either First State or Access if the merger is not consummated on or before March 1, 2006, unless the failure of the closing to occur by such date is due to the failure of the party seeking to terminate the merger agreement or an affiliate to perform or observe the covenants and agreements of such party set forth in the merger agreement;

•	by either First State or Access (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement) if there has been a breach of any of the representations or warranties set forth in the merger agreement on the part of the other party, which breach is not cured within thirty (30) days following written notice to the party committing (or whose affiliate is committing) such breach, or which breach, by its nature, cannot be cured prior to the closing of the merger; provided, however, that neither party has the right to terminate the merger agreement pursuant to the section described herein unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transaction;

•	by either First State or Access (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement) if there has been a material breach of any of the covenants or agreements set forth in the merger agreement on the part of the other party, which breach has not been cured within thirty (30) days following receipt by the party committing such breach of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the closing of the merger;

•	by either First State or Access if the merger agreement is not approved and adopted by the requisite vote of the holders of Access common stock under applicable law at the Access special meeting;

•	by First State if, prior to the effective time upon written notice to Access, a company adverse recommendation change has occurred; or

•	by Access at any time during the three day period commencing three days after the determination date, if both of the following conditions are satisfied: (i) the average closing price is less than the product of 0.80 and the starting price; and (ii) the number obtained by dividing the average closing price by the starting price (such number being referred to herein as the “buyer ratio”) is less than the number obtained by dividing the index price on the determination date by the index price on the starting date and subtracting 0.09 from such quotient (such number being referred to herein as the “index ratio”); subject to the following sentences. If Access elects to exercise its termination right described in the immediately preceding sentence, it will give prompt written notice to First State; provided that such notice of election to terminate may be withdrawn at any time within the aforementioned three-day period. During the three-day period commencing with its receipt of such notice, First State has the option of adjusting the exchange ratio to equal the lesser of (A) a number equal to a quotient (rounded to the nearest one-ten-thousandth), the numerator of which is the product of 0.80, the starting price and the exchange ratio (as then in effect) and the denominator of which is the average closing price; and (B) a number equal to a quotient (rounded to the nearest thousandth), the numerator of which is the index ratio multiplied by the exchange ratio (as then in effect) and the denominator of which is the buyer ratio. If First State makes this election, within such three-day period, it will give prompt written notice to Access of such election and the revised exchange ratio, whereupon no termination will have occurred and the merger agreement will remain in effect in accordance with its terms (except as the exchange ratio will be modified), and any references in the merger agreement to the “exchange ratio” will thereafter be deemed to refer to the revised exchange ratio.

For purposes of the merger agreement, the term “average closing price” means the average of the last reported sale prices per share of First State common stock as reported on the Nasdaq for the 40 consecutive trading days ending on the determination date. The term “determination date” means the fifth business day prior to the date on which the approval of the Federal Reserve Board required for consummation of the merger will be received, without regard to any requisite waiting periods in respect thereof. The term “index price” means the closing price of the Nasdaq Bank Index (symbol: BANK). The term “starting date” means August 30, 2005. The term “starting price” means $22.59.

If First State declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the starting date and the determination date, the prices for First State common stock will be appropriately adjusted.

Termination Fees.

•	If the merger agreement is terminated by First State because of a company adverse recommendation change and within 12 months of such termination a third party acquisition event occurs, then Access will pay to First State in immediately available funds a termination fee in an amount equal to $750,000 (the “termination fee”).

•	If (i) the merger agreement is terminated by First State or Access because it is not consummated by March 1, 2006 or the merger agreement is not approved by the requisite vote of holders of Access common stock, or by First State because of a breach by Access that causes a condition to the merger with respect to Access’ representations, warranties or covenants not to be satisfied and (ii)(A) an acquisition proposal has been made and publicly announced or communicated to Access’ stockholders after the date of the merger agreement and prior to the effective date of such termination and (B) concurrently with or within 12 months of the date of such termination a third party acquisition event occurs, then Access will within one business day of the occurrence of such a third party acquisition event (including any revisions or amendments thereto), if any, pay to First State the termination fee.

A “third party acquisition event” means (i) entering into definitive agreement for an acquisition proposal or (ii) the consummation of an acquisition proposal involving the purchase of at least a majority of the equity securities of Access or all or substantially all of the consolidated assets of Access and its subsidiaries, taken as a whole.

Effect of Termination. If the merger agreement is terminated, it will become void and there will be no liability on the part of First State or Access or their respective officers or directors, except that certain designated provisions of the merger agreement, including the payment of fees and expenses and, if applicable, the termination fee described above, will survive the termination.

Regulatory Approvals Required for the Merger

First State and Access cannot complete the merger until certain regulatory consents and approvals have been obtained from the Board of Governors of the Federal Reserve System under the Bank Merger Act and the Bank Holding Company Act of 1956, as amended, the Office of Thrift Supervision and the Director of the New Mexico Financial Institutions Division. First State and Access have started the process of filing the applications with various regulatory authorities to obtain the required regulatory approvals, but there can be no assurances as to when all of these filings, approvals and consents will be complete.

Material United States Federal Income Tax Consequences

The following is a discussion of the Material United States federal income tax consequences of the merger generally applicable to holders of Access common stock. This discussion is based on and subject to the Internal Revenue Code, as amended, the regulations of the United States Treasury Department, Internal Revenue Service rulings, and judicial and administrative rulings and decisions in effect on the date of this proxy statement-prospectus. These authorities may change at any time, possibly retroactively, and any change could affect the continuing validity of this discussion.

This discussion does not address any tax consequences arising under the laws of any state, locality or foreign jurisdiction and, accordingly, is not a comprehensive description of all of the tax consequences that may be relevant to any given holder of Access common stock. Moreover, this discussion does not address the tax consequences that may be relevant to a particular stockholder receiving special treatment under certain United States federal income tax laws. Stockholders receiving this special treatment include but are not limited to:

•	foreign persons;

•	financial institutions;

•	tax-exempt organizations;

•	insurance companies;

•	mutual funds;

•	traders in securities that elect mark-to-market;

•	dealers in securities or foreign currencies;

•	persons who received their Access common stock through the exercise of employee stock options or otherwise as compensation;

•	persons who exercise dissenters’ rights;

•	persons who have a functional currency other than the U.S. dollar; and

•	persons who hold shares of Access common stock as part of a hedge, straddle or conversion transaction.

If an entity treated as a partnership for U.S. federal income tax purposes holds Access common stock, the U.S. federal income tax treatment of a partner therein will generally depend on the status of the partner and upon the activities of the partnership. Partners in partnerships holding Access common stock should consult their tax advisors.

This discussion assumes that Access stockholders hold their shares of Access common stock as capital assets.

It is a condition to completion of the merger that First State receive a written opinion from special counsel to First State, Skadden, Arps, Slate, Meagher & Flom LLP, and that Access receive a written opinion from special counsel to Access, Quarles & Brady Streich Lang LLP, substantially to the effect that the merger will qualify as a reorganization within the meaning of section 368(a) of the Code. The opinions will rely on certain assumptions as well as representations and covenants made by First State and Access. If any of those assumptions, representations or covenants are inaccurate, counsel may not be able to render the required opinions and tax consequences of the merger could differ from those discussed here. An opinion of counsel is not binding on the IRS or any court, nor does it preclude the IRS from adopting a contrary position. No ruling has been or will be sought from the IRS on the U.S. federal income tax consequences of the merger. If the merger is treated in this manner, then, except as described in “Dividend Right,”:

•	No gain or loss will be recognized by First State or Access as a result of the merger;

•	No gain or loss will be recognized by a stockholder of Access who exchanges all of his or her shares of Access common stock solely for shares of First State common stock, except for any gain recognized with respect to cash received instead of a fractional share of First State common stock;

•	The aggregate tax basis of the shares of First State common stock received by holders of Access common stock who exchange all of their Access common stock for shares of First State common stock generally will be the same as the aggregate tax basis of the shares of Access common stock surrendered in exchange therefor reduced by any amount allocable to a fractional share of First State common stock for which cash is received.

•	The holding period of the shares of First State common stock received by an Access stockholder generally will include the holding period of shares of Access common stock surrendered in exchange therefor.

Cash in Lieu of Fractional Shares. An Access stockholder who receives cash instead of a fractional share of First State common stock should recognize capital gain or loss equal to the difference between the cash amount received and the portion of the stockholder’s adjusted tax basis in shares of First State common stock allocable to the fractional share. This gain or loss will be long-term capital gain or loss for United States federal income tax purposes if the stockholder’s holding period in the shares of Access common stock exchanged for the cash in lieu of a fractional share of First State common stock is greater than one year. The deductibility of capital losses is subject to limitation.

Dividend Right. Access may (but is not obligated) to pay a dividend of up to $0.35 per share for Access common stock prior to the Closing. The characterization of the distribution for federal income tax purposes is unclear. It is possible that such a distribution could be treated as a dividend for federal income tax purposes to the extent of the current or accumulated earnings and profits (as determined for United States federal income tax purposes) of Access. Dividend income for non-corporate taxpayers is taxed at rates applicable to long-term capital gains, provided that a minimum holding period and other requirements are satisfied. Corporate taxpayers may be entitled to a dividends received deduction with respect to distributions treated as dividend income for United States federal income tax purposes, subject to limitations and conditions.

Alternatively, such a distribution could be treated as additional merger consideration, in which case an Access stockholder generally would recognize gain, if any, in an amount equal to the lesser of (i) the amount of the distribution and (ii) the excess, if any, of the sum of the fair market value of the First State common stock received in the merger and the amount of the distribution over such stockholder’s aggregate tax basis in the shares of Access common stock surrendered in the merger. Such gain generally will be capital gain for United States federal income tax purposes and will be long-term capital gain if the stockholder’s holding period in the shares of Access common stock exchanged is greater than one year.

Tax matters are very complicated, and the tax consequences of the merger to each Access stockholder will depend on the facts of that stockholder’s situation. Access stockholders are encouraged to consult their own tax advisors regarding the specific tax consequences of the merger, including the applicability and effect of any federal, state local and foreign income and other tax laws.

Extension, Waiver and Amendment of the Merger Agreement

Extension and Waiver. At any time prior to the completion of the merger, each of First State and Access may, to the extent legally allowed:

•	extend the time for the performance of any of the obligations or other acts of the other party under the merger agreement;

•	waive any inaccuracies in the other party’s representations and warranties contained in the merger agreement; and

•	waive the other party’s compliance with any of its agreements contained in the merger agreement, or waive compliance with any conditions to its obligations under the merger agreement.

Amendment. Subject to compliance with applicable law, the merger agreement may be amended by First State and Access. The merger agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto; provided that after the adoption of the merger agreement by the stockholders of Access, no such amendment or waiver will, without the further approval of such stockholders and each party’s board of directors, alter or change (x) the amount or kind of consideration to be received in exchange for any shares of Access common stock, (y) prior to the effective time, any term of the articles of incorporation of Access or (z) any of the terms or conditions of the merger agreement if such alteration or change would adversely affect the holders of any shares of capital stock of Access.

Employee Benefit Plans and Existing Agreements

•	At the effective time of the merger, each option granted by Access to purchase shares of Access common stock (each, a “company option”) which is outstanding and unexercised immediately prior thereto will cease to represent a right to acquire shares of Access common stock and will be assumed and converted into an option to acquire, on the same terms and conditions as were applicable to the original company option (including full vesting and exercisability as a result of and following the merger), that number of shares of First State common stock determined by multiplying the number of shares of Access common stock subject to such company option by the exchange ratio, rounded, if necessary, to the nearest whole share of Access common stock, at a price per share (rounded to the nearest one-hundredth of a cent) equal to the per share exercise price specified in such company option divided by the exchange ratio; provided, however, that in the case of any company option to which Section 421 of the Internal Revenue Code applies by reason of its qualification under Section 422 of the Internal Revenue Code, the option price, the number of shares subject to such option and the terms and conditions of exercise of such option will be determined in a manner consistent with the requirements of Section 424(a) of the Internal Revenue Code. Promptly following the effective time of the merger, First State will issue to each holder of an outstanding company option a document evidencing the conversion and assumption of the company option.

•	The Access Anytime Bancorp, Inc. Non-Employee Director Retainer Plan (“DRP”) will be terminated, contingent upon the successful completion of the merger, by Access no later than the effective time of the merger. To the extent that any stock units are maintained on behalf of any participant in a DRP account upon the effective time of the merger, then at the effective time of the merger, such units will be converted (at the exchange ratio) to represent stock units having the right to each receive one share of First State common stock, and such stock units will remain credited to the respective participants’ DRP account until distributed pursuant to the terms of the DRP. Certificates of Access common stock delivered by Access to participants pursuant to the DRP prior to the effective time will be treated in the hands of the distributee as any other share of Access common stock for purposes of the merger.

•	The AccessBank Profit-Sharing and Employee Stock Ownership Plan (“AccessBank Plan” or “ESOP”) will be terminated, contingent upon the successful completion of the merger, by Access one day prior to the effective time of the merger. Upon such termination, Access will forgive the outstanding principal on the exempt loan between the AccessBank Plan and Access. The amount forgiven will constitute a 2005 company contribution to the AccessBank Plan, and the AccessBank Plan will be amended prior to the date of such forgiveness to eliminate the employment on the last day of the year allocation requirement for the AccessBank Plan year ending in 2005 and substitute an allocation requirement of employment on the day before the effective time of the merger. Upon such forgiveness, all unallocated shares held in the ESOP suspense account will be allocated to participants within the annual addition limits of Section 415 of the Internal Revenue Code. Notwithstanding the termination of the AccessBank Plan, the shares of Access common stock allocated to participants will remain in the AccessBank Plan upon the effective time of the merger. Therefore, upon the effective time of the merger, all shares of Access common stock will be exchanged for First State common stock, and such merger consideration received will remain in the AccessBank Plan until distributed therefrom. No distribution will be made from the AccessBank Plan after its termination before an administratively practicable period of time following the later of the receipt of a favorable determination letter from the Internal Revenue Service regarding the termination of the AccessBank Plan or the resolution of the Voluntary Compliance Program (“VCP”) application with the Internal Revenue Service. The determination of whether a resolution of the VCP application has occurred will be made by the ESOP committee. Access (or if subsequent to the completion of the merger, First State) may terminate and withdraw the VCP application if no resolution has occurred prior to January 31, 2006.

•	The Executive Savings Plan for AccessBank (“ESP”) will be amended to permit distributions on its termination and will be terminated contingent upon the successful completion of the merger by Access no later than the effective time of the merger. To the extent that any shares of Access common stock are held in the ESP upon the effective time of the merger, then at the effective time, such shares will be exchanged for First State common stock and any merger consideration received will remain in the ESP until distributed pursuant to the terms of the ESP. Shares of Access common stock distributed from the ESP prior to the effective time will be treated in the hands of the distributee as any other share of Access common stock for purposes of the merger.

Each person who is an employee of Access or any of its subsidiaries immediately preceding the closing of the merger (including employees on short-term leave but excluding employees on long-term disability) will continue as an employee of First State or one of its subsidiaries after the closing of the merger, at the discretion of First State. Following the effective time of the merger, First State will provide each employee of Access who continues employment with First State or one of its subsidiaries after the closing of the merger (each a “transferred employee”) with compensation and with participation in the employee benefit plans, programs and arrangements of First State (the “buyer plans”), on substantially the same terms as such compensation, plans and benefits are offered to similarly situated employees of First State; provided, however, that the benefits provided to transferred employees during the six-month period following the effective time will be generally comparable to the benefits provided to such transferred employees immediately prior to the effective time (excluding any benefits under a bonus or other cash or equity compensation plan). Notwithstanding the foregoing, First State will not be obligated to provide any such transferred employee with coverage under any “bank-owned” life insurance policy maintained by First State.

Nothing in the merger agreement will be construed as requiring First State or any of its subsidiaries to employ any transferred employee for any length of time following the merger. Nothing in the merger agreement, express or implied, will be construed to prevent First State or its subsidiaries from (i) terminating, or modifying the terms of employment of, any transferred employee following the merger or (ii) terminating or modifying to any extent in accordance with its terms any buyer plan or any other employee benefit plan, program, agreement or arrangement that First State or its subsidiaries may establish or maintain.

First State will, or will cause one of its subsidiaries to, give transferred employees full credit for purposes of eligibility, vesting, and determination of the level of benefits under any employee benefit plans or arrangements maintained by First State or one of its subsidiaries (but not for purposes of benefit accruals) in which such transferred employees are eligible to participate for such transferred employees’ service with Access or its subsidiaries to the same extent recognized by Access or its subsidiaries immediately prior to the closing of the merger. Without limiting the generality of the foregoing, First State will, or will cause one of its subsidiaries to recognize such transferred employees’ service with Access or its subsidiaries for purposes of participation in any retirement (including 401(k)), disability, medical insurance, tuition reimbursement, vacation pay accrual and sick leave plans, policies, programs or arrangements (but not for purposes of benefit accruals). In connection therewith, First State or any of its subsidiaries will permit transferred employees with account balances in the AccessBank Plan after the effective time of the merger to roll such account balances into any such retirement plan under which such transferred employees will be permitted to participate. Such rollover contributions from the AccessBank Plan may consist of merger consideration.

First State has agreed to assume, be bound by, honor and perform Access’ or its subsidiaries’ obligations under each of the management employment agreements disclosed to First State in a disclosure schedule provided by Access in connection with the execution of the merger agreement, and each such agreement will continue in full force and effect following the closing of the merger.

D&O Insurance

First State will cause the individuals serving as officers and directors of Access, AccessBank or any of its subsidiaries immediately prior to the effective time of the merger to be covered for a period of four years from the effective time by the directors’ and officers’ liability insurance policy maintained by First State with respect to acts or omissions occurring prior to the effective time that were committed by such officers and directors in their capacity as such.

NASDAQ Listing

First State common stock is listed on the Nasdaq National Market. First State has agreed to use its reasonable best efforts to cause the shares of First State common stock to be issued in the merger to be listed on the Nasdaq National Market. It is a condition to completion of the merger that those shares be listed on the Nasdaq National Market.

Expenses; Broker’s Fees

The merger agreement provides that each of First State and Access will pay its own expenses in connection with the transactions contemplated by the merger agreement. Neither First State nor Access nor any of their respective officers, directors or subsidiaries has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by the merger agreement and no payment is due from First State or Access for such services.

Appraisal Rights

Holders of shares of Access common stock who do not vote in favor of adopting the merger agreement and properly demand appraisal of their shares will be entitled to appraisal rights pursuant to the merger agreement under Section 262 of the DGCL, which is referred to as Section 262.

The following discussion is not a complete discussion of the law pertaining to appraisal rights under Section 262 and is qualified in its entirety by the full text of Section 262 which is attached to this proxy statement-prospectus as Appendix E. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that Access stockholders exercise their right to seek appraisal under

Section 262. All references in Section 262 and in this summary to a “stockholder” are to the record holder of the shares of Access common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of Access common stock held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

Under Section 262, persons who hold shares of Access common stock who do not vote in favor of adoption of the merger agreement, and who otherwise follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the court.

Under Section 262, where a merger is to be submitted for adoption at a meeting of stockholders, as in the case of the adoption of the merger agreement by Access stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement-prospectus shall constitute the notice, and the full text of Section 262 is attached to this proxy statement-prospectus as Appendix E. Any holder of Access common stock who wishes to exercise appraisal rights or who wishes to preserve such holder’s right to do so, should review the following discussion and Appendix E carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights. Moreover, due to the complexity of the procedures for exercising the right to seek appraisal, Access stockholders who are considering exercising such rights are urged to seek the advice of legal counsel.

Any Access stockholder wishing to exercise appraisal rights under Section 262 must:

•	deliver to Access, before the vote on the adoption of the merger agreement at the Access special meeting, a written demand for the appraisal of the stockholder’s shares;

•	not vote its shares of common stock in favor of adoption of the merger agreement; and

•	hold of record the shares of Access common stock on the date the written demand for appraisal is made and continue to hold the shares of record through the effective time of the merger.

A proxy that is signed and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the merger agreement, or abstain from voting on the merger agreement.

Neither voting against the adoption of the merger agreement, nor abstaining from voting or failing to vote on the proposal to adopt the merger agreement will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote. The demand must reasonably inform Access of the identity of the holder as well as the intention of the holder to demand an appraisal of the “fair value” of the shares held by the holder. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the merger agreement at the Access special meeting will constitute a waiver of appraisal rights.

Only a holder of record of shares of Access common stock on the record date for the Access special meeting is entitled to assert appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of Access common stock should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, should specify the holder’s mailing address and the number of shares registered in the holder’s name, and must state that the person intends to demand appraisal of the holder’s shares pursuant to the merger agreement. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity. If the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record. However, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners. In such case, however, the written demand should set forth the number of shares as to which appraisal is sought. If no number of shares is expressly mentioned, the demand will be presumed to cover all shares of Access common stock held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal pursuant to Section 262 should be sent or delivered to Access Anytime Bancorp, Inc, 801 Pile Street, P.O. Box 1569, Clovis, New Mexico 88101, Attention: Corporate Secretary.

Within ten days after the effective time of the merger, the surviving corporation must notify each holder of Access common stock who has complied with Section 262 and who has not voted in favor of the adoption of the merger agreement that the merger has become effective. Within 120 days after the effective time of the merger, but not thereafter, the surviving corporation or any holder of Access common stock who has complied with Section 262 and is entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the holder’s shares. The surviving corporation is under no obligation to and has no present intention to file a petition and holders should not assume that the surviving corporation will file a petition. Accordingly, it is the obligation of the holders of Access common stock to initiate all necessary action to perfect their appraisal rights in respect of shares of Access common stock within the time prescribed in Section 262.

Within 120 days after the effective time of the merger, any holder of Access common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of Access common stock not voted in favor of the adoption of the merger agreement and the aggregate number of shares which have made demands for appraisal. The statement must be mailed within ten days after a written request has been received by the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for an appraisal is timely filed by a holder of shares of Access common stock and a copy is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation on the certificates of the pending appraisal proceeding. If any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determining the holders of Access common stock entitled to appraisal, the Delaware Court of Chancery will appraise the “fair value” of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262. You should not expect the surviving corporation to offer more than the applicable merger consideration to any stockholder exercising appraisal rights and the surviving corporation reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of Access common stock is less than the applicable merger consideration.

Although Access believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery. Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. The Delaware Court of Chancery will determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of common stock of Access have been appraised. If a petition for appraisal is not timely filed, then the right to an appraisal will cease.

In determining fair value and, if applicable, a fair rate of interest, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of the company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise, and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc. the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

The costs of the action may be determined by the Court and levied upon the parties as the Court deems equitable. The Court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to be appraised.

Any holder of shares of Access common stock who has demanded an appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote the shares subject to the demand for any purpose or be entitled to the payment of dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of Access common stock as of a record date prior to the effective time of the merger.

Any Access stockholder may withdraw his or her demand for appraisal and accept the consideration offered pursuant to the merger agreement by delivering to First State a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective date of the merger will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Court deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration being offered pursuant to the merger agreement.

If any stockholder who demands appraisal of shares of Access common stock under Section 262 fails to perfect, or effectively withdraws or loses, such holder’s right to appraisal, the stockholder’s shares of Access common stock will be deemed to have been converted at the effective time of the merger into the right to receive the merger consideration. A stockholder will fail to perfect, or effectively lose or withdraw, the stockholder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers to First State a written withdrawal of the holder’s demand for appraisal and an acceptance of the merger consideration, except that any attempt to withdraw made more than 60 days after the effective time of the merger will require the written approval of the surviving corporation and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval.

Failure to follow the steps required by Section 262 for perfecting appraisal rights may result in the loss of these rights. Consequently, any stockholder willing to exercise appraisal rights is urged to consult with legal counsel prior to attempting to exercise such rights.

Accounting Treatment

The merger will be accounted for as a “purchase,” as that term is used under GAAP, for accounting and financial reporting purposes. Access will be treated as the acquired corporation for accounting and financial reporting purposes. Access’ assets, liabilities and other items, including core deposit intangibles, will be adjusted to their estimated fair value on the closing date of the merger and combined with the historical book values of the assets and liabilities of First State. Applicable income tax effects of these adjustments will be included as a component of the combined company’s deferred tax asset or liability. The difference between the estimated fair value of the assets, liabilities and other items (adjusted as discussed above) and the purchase price will be recorded as goodwill. Financial statements of First State issued after the merger will reflect the values and will not be restated retroactively to reflect the historical financial position or results of operations of Access.

Financial Interests of Access Directors and Executive Officers in the Merger

Access’ directors and certain of its executive officers have interests in the merger as individuals which are in addition to, or different from, their interests as shareholders of Access. The board of directors of Access was aware of these factors and considered then, among other matters, in approving the merger agreement. These interests are described below.

Employment Agreements. Norman R. Corzine, Access’ Chairman and Chief Executive Officer, Don Padgett, Access’ President and Director, and Kenneth J. Huey. Jr., Access’ Chief Financial Officer and Director all have employment agreements with Access and AccessBank that entitle them to certain compensation and employee benefits in the event that First State acquires all of the business of Access and AccessBank and they are not reelected as officers or they elect to retire. All three officers will have their respective company automobiles transferred to them at closing. Mr. Corzine is entitled to be paid his annual salary of $190,000 and employee benefits through December 31, 2007. Mr. Corzine may elect to be paid the balance of compensation in cash or First State stock at closing or be paid out over the remainder of the term of his employment agreement. In addition, Mr. Corzine is entitled to receive continued coverage after December 31, 2007 under Access’ health and life benefit plan for Mr. Corzine and his wife. Mr. Corzine shall continue to pay the portion of the premium paid by plan participants. Further, depending upon the timing of the closing of the merger, Mr. Corzine may receive a discretionary bonus prior to the end of 2005 of no more than $50,000 if certain 2005 performance goals are met as reported in Item 5 of Access’ Quarterly Report on Form 10-QSB for the quarter ended March 31, 2005.

Mr. Padgett is entitled to be paid his annual salary of $165,000 and employee benefits through December 31, 2007. Mr. Padgett may elect to be paid the balance of compensation in cash or First State stock at closing or be paid out over the remainder of the term of his employment agreement. Further, depending upon the timing of the closing of the merger, Mr. Padgett may receive a discretionary bonus prior to the end of 2005 of no more than $50,000 if certain 2005 performance goals are met as reported in Access’ Current Report as reported in Item 5 of Access’ Quarterly Report on Form 10-QSB for the quarter ended March 31, 2005.

Mr. Huey is entitled to be paid his annual salary of $145,000 and employee benefits through August 1, 2006.

Acceleration of Benefits Under Terminated Access Plans. All of Access’ employee benefit plans will be terminated before the merger which in some cases may result in the executive officers and directors receiving certain accelerated benefits. Termination of these plans is discussed more fully above under “Employee Benefit Plans and Existing Agreements” beginning on page 46. Executive officers, along with all other plan participants, will receive additional shares of Access common stock under the profit-sharing and employee stock ownership plan upon the allocation of all unallocated shares in the plan before the merger.

Non-employee directors who hold stock units under the director retainer plan will receive a distribution of such stock units as an equivalent number of Access common shares prior to the merger. Upon completion of the merger, these shares will be converted into shares of First State common stock pursuant to the exchange ratio.

Stock Options Held by Officers and Directors. Access’ executive officers and directors have received grants of stock options under Access’ various benefit plans.

As of •, the most recent practicable date, the executive officers and directors of Access held, in the aggregate, outstanding options to purchase • shares of Access common stock, of which • were vested. The following table summarizes the options held by each executive officer and director of Access with the corresponding exercise price and the number of stock units each person holds. The table also assumes that the per share amount is $•, the closing price of Access common stock as reported on the Nasdaq Capital Market on •.

	Vested Stock Options (# of Shares / exercise price)	Value of Vested Stock Options	Accelerated Stock Options (# of Shares / exercise price)	Value of Accelerated Stock Options	Number of Accelerated Stock Units (#)/Value ($)	Aggregate Cash Value of Vested and Accelerated Stock Options and Accelerated Stock Units ($)
Executive Officers
Norman R.Corzine
Don K. Padgett
Kenneth J. Huey Jr.

Directors
Garrey E. Carruthers, Ph.D
Charles H. Guthals
Richard H. Harding
Cornelius Higgins, Ph.D.
Robert Chad Lydick
Thomas W. Martin III
Allan M. Moorhead
David Ottensmeyer, M.D.

Voting Agreements. All of the directors of Access and the directors of AccessBank have entered into individual voting agreements with First State pursuant to which they have agreed to vote their shares in favor of authorizing the execution, delivery and consummation of the merger agreement, and against any proposal adverse to the merger. See “Support Agreement” beginning on page 25.

Protection of Directors, Officers and Employees Against Claims. The merger agreement provides that the directors and officers of Access and AccessBank are entitled to continuing indemnification against certain liabilities and shall receive continued directors and officers liability insurance from First State for a period of 4 years after the closing of the merger. See “D&O Insurance” beginning on page 48.

As of •, the executive officers and directors of Access held, in the aggregate, • shares of Access common stock representing •% of Access common stock outstanding. Other than as set forth herein, no director or executive officer of Access has any direct or indirect material interest in the merger, except so far as ownership of Access common stock might be deemed to be an interest.

Other Interests

The following table summarizes the stock ownership of Access’ persons and groups owning in excess of 5% of Access’ common stock who are required to file certain reports regarding such ownership pursuant to the Securities Exchange Act of 1934, as amended. Based upon such reports and upon Access’ stock ownership records and available information concerning non objecting beneficial owners, Access management knows of the following persons who beneficially owned more than 5% of Access’ outstanding shares of common stock as of September 12, 2005. Ownership is direct unless otherwise specified. The table also summarizes, the stock ownership of Access’ executive officers and directors who own less than 5% of Access’ common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)(2)(11)	Subtotal Percent of Shares of Capital Stock Outstanding (1)	ESOP Committee Shared Voting Power Percent (7)	Total Percent of Shares Outstanding
ACCESSBANK Profit Sharing and	107,135	0%	6.20%	6.20%
Employee Stock Ownership Plan	(7)
c/o ESOP Committee
801 Pile Street – P.O. Box 1569
Clovis, New Mexico 88101

Group filing by:	134,150	8.31%	-0-	8.31%
Jeffrey L. Gendell	(3)	(3)		(3)
Tontine Financial Partners, L.P.
Tontine Management, L.L.C.
55 Railroad Avenue, 3rd Floor
Greenwich, Connecticut 06830

Joint filing by:	101,162	6.30%	-0-	6.30%
Banc Fund V L.P.	(6)	(6)		(6)
Banc Fund VI L.P.
208 S. LaSalle Street
Chicago, Illinois 60604

Garrey E. Carruthers, Ph.D.	10,700.62%		-0-	.62%
4405 Echo Canyon Road	(4)(14)
Las Cruces, NM 88011
Norman Corzine	125,765	7.16%	6.20%	13.36%
P.O. Box 16005	(5)(12)
Albuquerque, NM 87191
Charles H. Guthals	17,365	1.00%	-0-	1.00%
1909 Saint Andrews	(4)(13)
Clovis, NM 88101
Richard H. Harding	27,000	1.56%	-0-	1.56%
9 Sand Sage East	(4)
Santa Fe, NM 87506
Cornelius Higgins, Ph.D	30,880	1.79%	-0-	1.79%
1102 Roundhouse Lane	(4)(14)
Alexandria, VA 22314
Kenneth J. Huey, Jr.	65,982	3.78%	-0-	3.78%
801 Pile Street – P.O. Box 1569	(5)
Clovis, NM 88101

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)(2)(11)	Subtotal Percent of Shares of Capital Stock Outstanding (1)	ESOP Committee Shared Voting Power Percent (7)	Total Percent of Shares Outstanding
Robert Chad Lydick	81,177	4.69%	6.20%	10.89%
P.O. Box 728	(4)(8)(12)
Clovis, NM 88102
Thomas W. Martin, III	22,618	1.31%	-0-	1.31%
129 Tanning Way	(4)
Clovis, NM 88101
Allan M. Moorhead	26,058	1.50%	6.20%	7.70%
8322 Washington Place, N.E.	(4)(9)(12)
Albuquerque, NM 87113
David Ottensmeyer, M.D.	34,580	2.00%	6.20%	8.20%
102 Crofton Court	(4)(10)(12)
Fairhope, AL 36532
Don K. Padgett	68,733	3.88%	6.20%	10.08%
7170 Montgomery Blvd. N.E.	(5)(12)
Albuquerque, NM 87109
All Executive Officers and Directors as a Group (11 persons)	510,858 (4)(12)	27.69%	6.20%	33.89%

(1)	Shares of common stock subject to options currently exercisable, or exercisable within sixty (60) days, are deemed outstanding for computing the percentage of ownership of the person holding the options, but not deemed outstanding for computing the percentage of ownership of any other person.
(2)	Unless otherwise noted, all shares are owned directly by the named individuals or by their spouses and minor children or self-directed retirement accounts, over which shares the named individuals effectively exercise sole or shared voting and/or investment power.
(3)	Based on Schedule 13G/A filing, dated December 31, 2004, and filed on February 2, 2005, made with the SEC by such group. Such Schedule 13G/A filing indicates shared voting and dispositive powers for 134,150 shares by Tontine Financial Partners, L.P., shared voting and dispositive powers for 134,150 shares by Tontine Management, L.L.C., shared voting and dispositive powers for 134,150 shares by Mr. Jeffrey L. Gendell, and a 8.31% ownership of Access outstanding common stock. Access makes no representation as to the accuracy or completeness of such information.
(4)	Does not include stock units pursuant to the Non-Employee Director Retainer Plan (“Plan”) for the Board of Directors, under which plan the directors will receive Access common stock upon termination of service on the Access board of directors or upon termination of the plan. Current stock unit holdings are: Mr. Lydick, 6,418 units; Mr. Moorhead, 7,711 units; Dr. Ottensmeyer, 7,914 units; Mr. Guthals, 3,713 units; Mr. Harding, 3,061 units; Dr. Higgins, 2,824 units; Dr. Carruthers, 776 units; and Mr. Martin, 8,006 units. Messrs. Corzine, Padgett, and Huey are not eligible to participate in such Plan.
(5)	Includes 21,953 and 16,937 shares held, respectively, for Mr. Corzine and Mr. Huey, in their respective accounts, pursuant to the profit sharing/employee stock ownership 401(k) plan. Such amounts reflect the 2% stock dividend of October 31, 1997 on some of the shares, if applicable. Includes 8,333 shares held for Mr. Padgett in his account pursuant to the profit sharing/employee stock ownership 401(k) plan.
(6)	Based on Schedule 13G filing, dated December 31, 2004, and filed on February 14, 2005, made with the SEC by such reporting persons. Such Schedule 13G filing indicates sole voting and dispositive powers for 101,162 shares by Banc VI, L.P., and a 6.30% ownership of Access’ outstanding common stock. Such filing also reports that an individual, Mr. Charles J. Moore, manages investment decisions of the reporting persons and has voting and dispositive power over the securities held by those persons. Access makes no representation as to the accuracy or completeness of such information.
(7)

The shares of common stock owned by the ESOP are held in trust for the benefit of participants in the ESOP for which REDW Trust Co., Albuquerque, New Mexico, is Trustee, subject to the direction of the ESOP Committee. Under the ESOP, participants are entitled to instruct the ESOP Trustee on how to vote all Access common stock allocated to their accounts and will receive a separate proxy to vote for such shares.

All shares of common stock allocated to the participants for which no voting instructions are received will not be voted by the Trustee. The 107,735 unallocated shares of common stock held by the ESOP will be voted as directed by the ESOP Committee. The ESOP Committee, which is appointed by the board of directors, consists of five Access directors, Mr. Norman R. Corzine, Mr. Don K. Padgett, Mr. Robert Chad Lydick, Mr. Allan Moorhead and Dr. David Ottensmeyer. The ESOP Committee members filed a Schedule 13D with the SEC on March 30, 2001 and have amended the Schedule 13D filing since then to reflect the subsequent allocations of shares to ESOP participants and that committee member Ken Huey was replaced by Don Padgett on January 30, 2004.

(8)	Includes 13,023 shares held in Mr. Lydick’s and/or his spouse’s name and 2,248 shares held in his daughters’ names, with shared voting and dispositive powers over all of these shares with his spouse. Also includes 49,880 shares owned by Mr. Lydick’s father and 12,546 shares owned by Lydick Engineers & Surveyors, Inc., over which Mr. Lydick has shared voting and dispositive powers with his spouse and/or his father.
(9)	Mr. Moorhead has 16,978 shares held in a family trust.
(10)	Shares in the amount of 25,400 shares shown for Dr. Ottensmeyer are held in a family trust.
(11)	The numbers of shares shown for Mr. Corzine, Mr. Lydick, Mr. Moorhead, Dr. Ottensmeyer, Mr. Guthals, and Mr. Huey include 29,400, 3,480, 4,080, 4,080, 2,648, and 19,400 shares, respectively, that have not been exercised and reflect a 2% stock dividend of October 31, 1997. The numbers of shares shown for Mr. Harding, Mr. Carruthers and Mr. Padgett include 4,000, 5,000, and 45,000 shares, respectively, held under option grants.
(12)	Other than with respect to the shared voting power of the members of the ESOP Committee, which is shown separately.
(13)	Includes 25 shares owned by Mr. Guthals’ daughter, over which Mr. Guthals has shared voting and dispositive powers with his spouse.
(14)	Dr. Higgins has 10,000 shares held in a revocable trust. Dr. Carruthers has 5,700 shares held in a family trust.

Restrictions on Resales by Affiliates

Shares of First State common stock to be issued to Access stockholders in the merger have been registered under the Securities Act of 1933, as amended, and may be traded freely and without restriction by those stockholders not deemed to be affiliates (as that term is defined under the Securities Act) of Access. Any subsequent transfer of shares, however, by any person who is an affiliate of Access at the time the merger is submitted for a vote of the Access stockholders will, under existing law, require either:

•	the further registration under the Securities Act of First State common stock to be transferred;

•	compliance with Rule 145 promulgated under the Securities Act, which permits limited sales under certain circumstances; or

•	the availability of another exemption from registration.

An “affiliate” of Access is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Access. These restrictions are expected to apply to the directors and executive officers of Access and the holders of 10% or more of the outstanding Access common stock. The same restrictions apply to the spouses and certain relatives of those persons and any trusts, estates, corporations or other entities in which those persons have a 10% or greater beneficial or equity interest. First State will give stop transfer instructions to the transfer agent with respect to the shares of First State common stock to be received by persons subject to these restrictions, and the certificates for their shares will be appropriately legended.

FIRST STATE BANCORPORATION UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

The following unaudited pro forma condensed financial information and explanatory notes are presented to show the impact on First State’s historical financial position and results of operations pursuant to the proposed merger. The proposed merger is reflected in the pro forma financial information using the purchase method of accounting.

The Unaudited Pro Forma Combined Condensed Balance Sheet reflects the historical financial position of First State and Access at June 30, 2005 with pro forma adjustments based on the assumption that the merger was effective June 30, 2005. The Unaudited Pro Forma Combined Condensed Statements of Operations assume that the merger was consummated on January 1 of the earliest indicated period. The adjustments are based on information available and certain assumptions that we believe are reasonable. The Unaudited Pro Forma Combined Condensed Balance Sheet and Statements of Operations also include historical financial information and adjustments to reflect the pending acquisition of New Mexico Financial Corporation, or NMFC, and Ranchers Banks. See “Recent Developments” beginning on page 8.

The following information should be read in conjunction with, and is qualified in its entirety by, the consolidated financial statements and accompanying notes of First State incorporated by reference into this prospectus and the consolidated financial statements and accompanying notes of Access contained elsewhere in this prospectus. Interim results of First State and Access as of and for the six months ended June 30, 2005 are not necessarily indicative of results of operations or the combined financial position that would have resulted had the merger been consummated at the beginning of the period indicated.

The unaudited pro forma financial information is intended for information purposes and is not necessarily indicative of the future financial position or future operating results of the combined company or of the financial position or operating results of the combined company that would have actually occurred had the merger been in effect as of the date or for the period presented.

FIRST STATE BANCORPORATION UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

The following unaudited pro forma combined condensed balance sheet combines the consolidated historical balance sheets of First State, or FSB, Access, and NMFC assuming the companies were combined as of June 30, 2005, on a purchase accounting basis.

	June 30, 2005
	FSB Historical	Access Historical	Access Pro Forma Adjustments		FSB/Access Pro Forma Adjusted	NMFC Historical	NMFC Pro Forma Adjustments		FSB/Access/ NMFC Pro Forma Combined
	(dollars in thousands, except per share data)
Assets
Cash and due from banks	$45,923	$8,247	$—		$54,170	$3,863	$—		$58,033
Interest-bearing deposits with other banks	1,453	3,770	(1,639	)(1)(3)	3,584	5,260	(8,358	)(6)(8)	486
Federal funds sold	41,000	1,036	—		42,036	2,849	—		44,885
Securities:
Trading	—	1,108	—		1,108	—	—		1,108
Available for sale	203,565	7,081	—		210,646	61,193	—		271,839
Held to maturity	76,443	123,562	(916	)(3)	199,089	—	—		199,089
FRB and FHLB bank stock	18,322	2,833	—		21,155	302	—		21,457
Loans:
Mortgage loans available for sale	27,287	5,685	—		32,972	—	—		32,972
Loans held for investment	1,481,524	199,415	(997	)(3)	1,679,942	39,370	367	(8)	1,719,679
Less: allowance for loan losses	(17,109)	(1,661)	—		(18,770)	(907)	27	(8)	(19,650)

Net loans	1,491,702	203,439	(997)		1,694,144	38,463	394		1,733,001
Premises and equipment, net	28,266	10,411	2,000	(3)	40,677	3,868	4,000	(8)	48,545
Accrued interest receivable	8,731	1,484	—		10,215	470	—		10,685
Intangible assets	43,860	10,107	14,087	(2)(3)	68,054	—	6,564	(7)(8)	74,618
Other assets	48,377	1,249	741	(3)	50,367	1,048	—		51,415

Total assets	$2,007,642	$374,327	$13,276		$2,395,245	$117,316	$2,600		$2,515,161

Liabilities and Stockholders’ Equity
Deposits:
Non-interest-bearing	$349,354	$26,592	$—		$375,946	$23,104	$—		$399,050
Interest-bearing	1,116,299	282,421	1,222	(3)	1,399,942	77,940	(266	)(8)	1,477,616

Total deposits	1,465,653	309,013	1,222		1,775,888	101,044	(266)		1,876,666
Securities sold under agreements to repurchase	48,167	—	—		48,167	—	—		48,167
FHLB advances and other	285,835	32,143	(59	)(3)	317,919	—	—		317,919
Junior subordinated debentures	48,971	8,248	923	(3)	58,142	—	—		58,142
Accrued interest payable	2,803	215	—		3,018	106	—		3,124
Other liabilities	5,212	2,283	1,065	(3)	8,560	304	2,728	(8)	11,592

Total liabilities	1,856,641	351,902	3,151		2,211,694	101,454	2,462		2,315,610
Stockholders’ equity
Common stock	82,634	14,517	18,033	(3)	115,184	4,772	11,228	(8)	131,184
Retained earnings	70,249	7,914	(7,914	)(1)(3)	70,249	11,381	(11,381	)(6)(8)	70,249
Unrealized gains (losses)	(1,882)	(6)	6	(3)	(1,882)	(291)	291	(8)	(1,882)

Total stockholders’ equity	151,001	22,425	10,125		183,551	15,862	138		199,551

Total liabilities and stockholders’ equity	$2,007,642	$374,327	$13,276		$2,395,245	$117,316	$2,600		$2,515,161

See notes to the unaudited pro forma combined condensed financial information.

FIRST STATE BANCORPORATION UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

The following unaudited pro forma combined condensed statement of operations combines the consolidated historical statements of operations of First State, Access, and NMFC assuming the companies were combined as of January 1, 2005, on a purchase accounting basis.

	For the Six Months Ended June 30, 2005
	FSB Historical	Access Historical	Access Pro Forma Adjustments		FSB/Access Pro Forma Adjusted	NMFC Historical	NMFC Pro Forma Adjustments		FSB/ Access/ NMFC Pro Forma Combined
	(dollars in thousands, except per share data)
Interest income:
Interest and fees on loans	$50,313	$6,902	$73	(4)	$57,288	$1,843	$(36	)(9)	$59,095
Interest and dividends on securities:
Taxable securities	5,007	2,304	92	(4)	7,403	1,329	—		8,732
Non-taxable securities	812	—	—		812	8	—		820

Total interest and dividends on securities	5,819	2,304	92		8,215	1,337	—		9,552
Federal funds sold and interest-bearing deposits with other banks	104	71	(9	)(4)	166	44	(102	)(9)	108

Total interest income	56,236	9,277	156		65,669	3,224	(138)		68,755
Interest expense:
Interest on deposits	11,386	2,872	(88	)(4)	14,170	530	24	(9)	14,724
Short-term borrowings	2,057	467	17	(4)	2,541	—	—		2,541
Long-term borrowings	1,704	—	—		1,704	—	—		1,704
Junior subordinated debentures	1,203	379	(105	)(4)	1,477	—	—		1,477

Total interest expense	16,350	3,718	(176)		19,892	530	24		20,446

Net interest income	39,886	5,559	332		45,777	2,694	(162)		48,309
Provision for loan losses	(2,800)	(375)	—		(3,175)	1,107	—		(2,068)

Net interest income after provision for loan losses	37,086	5,184	332		42,602	3,801	(162)		46,241
Non-interest income	7,404	1,928	—		9,332	823	—		10,155
Non-interest expenses	30,076	5,568	61	(4)	35,705	2,340	257	(9)	38,302

Income before income taxes	14,414	1,544	271		16,229	2,284	(419)		18,094
Income tax expense	5,178	590	98		5,866	960	(151)		6,675

Net income	$9,236	$954	$173		$10,363	$1,324	$(268)		$11,419

Average Common Shares Outstanding, basic	15,378,413	1,648,066	(249,461)		16,777,018	9,783	701,328		17,488,129
Average Common Shares Outstanding, diluted	15,594,610	1,691,392	(272,166)		17,013,836	9,783	701,328		17,724,947
Basic earnings per share	0.60	0.58			0.62	135.00			0.65
Diluted earnings per share	0.59	0.56			0.61	135.00			0.64

See notes to the unaudited pro forma combined condensed financial information.

FIRST STATE BANCORPORATION UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

The following unaudited pro forma combined condensed statement of operations combines the consolidated historical statements of operations of First State, Access, and NMFC assuming the companies were combined as of January 1, 2004, on a purchase accounting basis.

	For the Year Ended December 31, 2004
	FSB Historical	Access Historical	Access Pro Forma Adjustments		FSB/Access Pro Forma Adjusted	NMFC Historical	NMFC Pro Forma Adjustments	FSB/Access/ NMFC Pro Forma Combined
	(dollars in thousands, except per share data)
Interest income:
Interest and fees on loans	$83,623	$12,022	$176	(4)	$95,821	$3,068	$(289) (9)	$98,600
Interest and dividends on securities:
Taxable securities	9,173	1,764	217	(4)	11,154	2,066	—	13,220
Non-taxable securities	573	—	—		573	34	—	607

Total interest and dividends on securities	9,746	1,764	217		11,727	2,100	—	13,827
Federal funds sold and interest-bearing deposits with other banks	73	236	(12)	(4)	297	38	(142) (9)	193

Total interest income	93,442	14,022	381		107,845	5,206	(431)	112,620
Interest expense:
Interest on deposits	19,222	3,728	(209)	(4)	22,741	980	211 (9)	23,932
Short-term borrowings	1,192	438	35	(4)	1,665	—	—	1,665
Long-term borrowings	1,728	—	—		1,728	—	—	1,728
Junior subordinated debentures	1,733	669	(209)	(4)	2,193	—	—	2,193

Total interest expense	23,875	4,835	(383)		28,327	980	211	29,518

Net interest income	69,567	9,187	764		79,518	4,226	(642)	83,102
Provision for loan losses	(4,500)	(731)	—		(5,231)	(465)	—	(5,696)

Net interest income after provision for loan losses	65,067	8,456	764		74,287	3,761	(642)	77,406
Non-interest income	14,191	3,126	—		17,317	1,287	—	18,604
Non-interest expenses	55,478	9,384	374	(4)	65,236	5,383	595 (9)	71,214

Income before income taxes	23,780	2,198	390		26,368	(335)	(1,237)	24,796
Income tax expense	8,555	1,069	140		9,764	(144)	(445)	9,175

Net income	15,225	1,129	250		16,604	(191)	(792)	$15,621

Average Common Shares Outstanding, basic	15,312,068	1,338,641	59,964		16,710,673	9,783	701,328	17,421,784
Average Common Shares Outstanding, diluted	15,443,536	1,449,168	(34,746)		16,857,958	9,783	701,328	17,569,069
Basic earnings per share	0.99	0.84			.99	(18.00)		0.90
Diluted earnings per share	0.99	0.78			.98	(18.00)		0.89

See notes to the unaudited pro forma combined condensed financial information.

FIRST STATE BANCORPORATION NOTES TO THE UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

Basis of Presentation

The acquisition will be accounted for using the purchase method of accounting, and accordingly, the assets and liabilities of Access and NMFC will be recorded at their respective fair values on the dates the mergers are completed.

The pro forma financial information includes estimated adjustments to record certain assets and liabilities of Access and NMFC at their respective fair values. The actual adjustments may be materially different from the unaudited pro forma adjustments presented herein.

The final allocation of the purchase price will be determined after the merger is completed and after completion of thorough analyses to determine the fair values of Access’ and NMFC’s tangible and identifiable intangible assets and liabilities as of the date the mergers are completed. Any change in the fair value of Access’ or NMFC’s net assets will change the amount of the purchase price allocable to goodwill. Additionally, changes to Access’ or NMFC’s stockholders’ equity, including net income, after June 30, 2005, through the date the transactions are completed, will also change the amount of goodwill recorded.

Certain adjustments are not included in the pro forma statements of operation since they will be recorded in the combined results of operations after completion of the merger and are not indicative of what the historical results of the combined company would have been had our companies actually been combined during the periods presented.

Access pro forma adjustments

(1)	The pro forma financial information for the Access merger is included only as of and for the six months ended June 30, 2005, and for the year ended December 31, 2004. The pro forma adjustments in the pro forma financial statements reflect a dividend payment by Access, before the transaction is consummated, of $660,000.

(2)	The computation of the purchase price, the allocation of the purchase price to net assets of Access based on fair values estimated at June 30, 2005, and the resulting goodwill are presented below (in thousands). The estimated purchase price was determined based on 1,768,148 outstanding shares of Access common stock, the exchange ratio of .791, and an average stock price of $22.37 per share, plus 117,088 outstanding Access options, the exchange ratio of .791 and a fair value of $13.64 per option. The average stock price of $22.37 was determined based on a simple average of closing prices of First State’s common stock for 2 consecutive trading days before and after the announcement of the acquisition. The estimated core deposits intangible is 2.5% of total core deposits of approximately $222.4 million.

ESTIMATED PURCHASE PRICE
Consideration for Access common shares			$32,550

ESTIMATED NET ASSETS ACQUIRED
Access stockholder’s equity	22,425
Less dividend of capital Elimination of Access’ previous intangible assets Severance agreements	(660 (10,107 (1,065	) ) )	10,593

Excess purchase price over carrying value of net assets acquired			21,957
Fair value adjustments:
Investment portfolio	916
Loan portfolio	997
Fixed assets	(2,000)
Fixed maturity deposits	1,222
FHLB advances	(59)
Junior subordinated debentures	923
Deferred taxes	(741)		1,258

Acquisition costs:
Professional fees			979
Estimated core deposits intangible			(5,561)

Estimated goodwill			$18,633

(3)	The pro forma adjustments related to the pro forma combined condensed balance sheet at June 30, 2005, are presented below (in thousands).

ASSETS	Adjustments increase (decrease)
Interest-bearing deposits with other banks:
Dividend of capital	$(660)
Professional fees	(979)	$(1,639)

Securities:
Fair value adjustment		(916)
Loans held for investment:
Fair value adjustment		(997)
Premises and equipment:
Fair value adjustment		2,000
Intangible assets:
Elimination of Access’ goodwill and intangibles	(10,107)
Goodwill	18,633
Core deposits intangible	5,561	14,087

Other assets:
Deferred tax, fair value adjustment		741

		$13,276

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Interest-bearing deposits:
Fixed maturity deposits, fair value adjustment		$1,222
FHLB advances and other:
FHLB advances, fair value adjustment		(59)
Junior subordinated debentures:
Fair value adjustment		923
Other liabilities:
Severance agreements		1,065

Total liabilities		3,151

Stockholders’ equity:
Common stock:
Issuance of remaining unallocated ESOP shares	540
Elimination of Access common stock	(15,057)
Issuance of common stock	32,550	18,033

Retained earnings:
Dividend of capital	(660)
Elimination of remaining Access retained earnings	(7,254)	(7,914)

Unrealized gains:
Elimination of Access unrealized losses		6

Total stockholders’ equity		10,125

		$13,276

(4)	The pro forma adjustments related to the pro forma combined condensed statements of operations for the six months ended June 30, 2005, and for the year ended December 31, 2004, are presented below (in thousands).

	Six Months Ended June 30, 2005 Increase (Decrease)	Year Ended December 31, 2004 Increase (Decrease)
INTEREST INCOME
Amortization of the loan portfolio fair value adjustment over a period of 10 years using the effective interest method (the estimated contractual maturities)	$73	$176
Amortization of the investment portfolio fair value adjustment using the effective interest method over the remaining contractual maturities	92	217
Elimination of interest income from interest-bearing deposits with other banks for the dividend of capital	(9)	(12)

INTEREST EXPENSE
Amortization of the fixed maturity deposits fair value adjustment using the effective interest method over 5 years (the estimated remaining contractual maturities)	(88)	(209)
Amortization of FHLB advance fair value adjustment using the effective interest method over the remaining contractual maturities	17	35
Amortization of junior subordinated debentures fair value adjustment using the effective interest method over the remaining contractual maturities	(105)	(209)

Total net interest income adjustment	332	764

NON-INTEREST EXPENSES
Depreciation expense of the fair value adjustment for premises and equipment over a period of 30 years for buildings and 7 years for equipment using the straight line method	61	121
Amortization of the core deposit intangible over a period of ten years using an accelerated method	321	829
Elimination of Access intangible asset amortization	(107)	(177)
Elimination of Access ESOP expense	(152)	(265)
Elimination of DRP expense	(62)	(134)

Total non-interest expenses adjustment	61	374

Increase in income before income taxes	271	390
Income tax expense	98	140

Increase in income	$173	$250

(5)	The pro forma computation of basic and diluted average common shares outstanding for the six months ended June 30, 2005, and for the year ended December 31, 2004, is presented below.

	Six Months Ended June 30, 2005	Year Ended December 31, 2004
Average common shares outstanding, basic:
FSB average common shares outstanding, basic	15,378,413	15,312,068
Shares assumed issued in the Access acquisition	1,398,605	1,398,605

	16,777,018	16,710,673

Average common shares outstanding, diluted:
FSB average common shares outstanding, diluted	15,594,610	15,443,536
Shares assumed issued in the Access acquisition	1,398,605	1,398,605
Dilution effect of Access’ options converted to FSB options	20,621	15,817

	17,013,836	16,857,958

NMFC pro forma adjustments

(6)	The pro forma financial information for the NMFC merger is included only as of and for the six months ended June 30, 2005, and for the year ended December 31, 2004. The pro forma adjustments in the pro forma financial statements reflect a dividend payment by NMFC, before the transaction is consummated, to reduce their overall equity to $12.0 million and the purchase of approximately $4.0 million in treasury shares.

(7)	The computation of the purchase price, the allocation of the purchase price to net assets of NMFC based on fair values estimated at June 30, 2005, and the resulting goodwill are presented below (in thousands). The estimated purchase price was of $16.0 million was determined based on 9,783 outstanding shares of NMFC common stock and a purchase price of $2,044.36 per share less the anticipated purchase of an estimated $4.0 million in treasury shares. The terms of the NMFC agreement have a stock and cash component which allows shareholders not electing to receive First State common stock to receive cash of $2,044.36 per share by selling their shares to NMFC prior to converting the NMFC common shares to First State common shares. The price per share is fixed at $2,044.36, however the number of First State common shares to be issued for the outstanding NMFC shares is based on First State’s average closing stock price for the 10 consecutive days prior to the close of the transaction. The estimated core deposits intangible is 2.5% of total core deposits of approximately $94.6 million.

ESTIMATED PURCHASE PRICE
Consideration for NMFC common shares			$16,000

ESTIMATED NET ASSETS ACQUIRED
NMFC stockholder’s equity	15,862
NMFC purchase of treasury shares	(4,000)
Less dividend of capital Severance agreements	(3,862 (1,050	) )	6,950

Excess purchase price over carrying value of net assets acquired			9,050

Fair value adjustments:
Loan portfolio	(394)
Fixed Assets	(4,000)
Fixed maturity deposits	(266)
Deferred taxes	1,678		(2,982)

Acquisition costs:
Professional fees			496
Estimated core deposit intangible			(2,364)

Estimated goodwill			$4,200

(8)	The pro forma adjustments related to the pro forma combined condensed balance sheet at June 30, 2005, are presented below (in thousands).

ASSETS	Adjustments increase (decrease)
Interest-bearing deposits with other banks:
Dividend of capital	$(3,862)
Purchase of treasury shares	(4,000)
Professional fees	(496)	$(8,358)

Loans:
Loans held for investment, fair value adjustment	367
Impaired loans, allowance adjustment	27	394

Premises and equipment:
Fair value adjustment		4,000
Intangible assets:
Goodwill	4,200
Core deposits intangible	2,364	6,564

		$2,600

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Interest-bearing deposits:
Fixed maturity deposits, fair value adjustment		$(266)
Other liabilities:
Deferred tax, fair value adjustment	1,678
Severance agreements	1,050	2,728

Total liabilities		2,462
Stockholders’ equity:
Common stock:
Repurchase of NMFC’s common stock to be retired treasury stock	(4,000)
Elimination of remaining NMFC’s common stock	(772)
Issuance of common stock	16,000	11,228

Retained earnings:
Dividend of capital	(3,862)
Elimination of remaining NMFC retained earnings	(7,519)	(11,381)

Unrealized gains:
Elimination of NMFC unrealized losses		291

Total stockholders’ equity		138

		$2,600

(9)	The pro forma adjustments related to the pro forma combined condensed statements of operations for the six months ended June 30, 2005, and for the year ended December 31, 2004, are presented below (in thousands).

	Six Months Ended June 30, 2005 Increase (Decrease)	Year Ended December 31, 2004 Increase (Decrease)
INTEREST INCOME
Amortization of the loan portfolio fair value adjustment over a period of 10 years using the effective interest method (the estimated contractual maturities)	$(36)	$(289)
Elimination of interest income from interest-bearing deposits with other banks for the dividend of capital and repurchase of treasury shares	(102)	(142)

INTEREST EXPENSE
Amortization of the fixed maturity deposits fair value adjustment using the effective interest method over 5 years (the estimated remaining contractual maturities)	24	211

Total net interest income adjustment	(162)	(642)

NON-INTEREST EXPENSES
Depreciation expense of the fair value adjustment for premises and equipment over a period of 30 years for buildings and 7 years for equipment using the straight line method	121	243
Amortization of the core deposit intangible over a period of ten years using an accelerated method	136	352

Total non-interest expenses adjustment	257	595

Decrease in income before income taxes	(419)	(1,237)
Income tax benefit	(151)	(445)

Decrease in income	$(268)	$(792)

(10)	The pro forma computation of basic and diluted average common shares outstanding for the six months ended June 30, 2005, and for the year ended December 31, 2004, is presented below.

	Six Months Ended June 30, 2005	Year Ended December 31, 2004
Average common shares outstanding, basic:
FSB average common shares outstanding, basic	15,378,413	15,312,068
Shares assumed issued in the NMFC acquisition	711,111	711,111

	16,089,524	16,023,179

Average common shares outstanding, diluted:
FSB average common shares outstanding, diluted	15,594,610	15,443,536
Shares assumed issued in the NMFC acquisition	711,111	711,111

	16,305,721	16,154,647

Supplemental forward-looking and projected information

The pro forma financial information presented excludes actions to be taken by management or expected to occur after the close of the acquisition. These actions are highly judgmental estimates of how historical management practices and operating decisions may or may not change as a result of the acquisitions. It is First State’s intent to liquidate a significant portion of the investment portfolios of both Access and NMFC after the close of each transaction and utilize this liquidity to decrease the outstanding FHLB borrowings of First State and fund future loan growth. Based on management’s intent, the interest income on investments and the interest expense related to the FHLB advances will be lower after consummation of the acquisitions. In addition, First State anticipates the combined entity will experience cost savings of approximately 20 percent of Access and NMFC’s non-interest expenses due to the elimination of compensation expense associated with senior management employees as well as efficiencies in the elimination of redundant activities. Management is also evaluating redemption features of the junior subordinated debentures.

The supplemental forward-looking and projected information is intended for information purposes and is not necessarily indicative of the future financial position or future operating results of the combined company or of the financial position or operating results of the combined company. See “Forward-looking Statements” on page 17.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

First State

First State common stock is listed on the Nasdaq National Market and traded under the symbol “FSNM.” The following table sets forth, for the periods indicated, the high and low reported closing prices per share of First State common stock on the Nasdaq National Market.

	Price Range of Common Stock		Dividend per share
	High	Low
2003
First Quarter	$13.05	$10.70	$.05
Second Quarter	$13.68	$10.70	$.055
Third Quarter	$15.74	$13.41	$.055
Fourth Quarter	$17.99	$14.70	$.055
2004
First Quarter	$18.12	$14.98	$.055
Second Quarter	$16.25	$14.95	$.06
Third Quarter	$15.80	$14.51	$.06
Fourth Quarter	$19.26	$15.46	$.06
2005
First Quarter	$19.22	$16.95	$.07
Second Quarter	$19.58	$16.85	$.07
Third Quarter	$23.43	$18.69	$.07

As of August 30, 2005, the last full trading day before the public announcement of the merger agreement, the high and low trading prices of First State common stock as reported on the Nasdaq National Market were $22.74 and $22.20 respectively. On •, the last full trading day before the date of this document for which it was practicable to obtain this information, this high and low trading prices of First State common stock as reported on the Nasdaq National Market were $• and $• respectively. On •, the last full trading day before the date of this document for which it was practicable to obtain this information, there were approximately • holders of First State common stock.

Access

Access common stock is listed on the Nasdaq Capital Market and traded under the symbol “AABC.” The following table sets forth, for the periods indicated, the high and low reported closing prices per share of Access common stock on the Nasdaq Capital Market.

	Price Range of Common Stock		Dividend per share
	High	Low
2003
First Quarter	$9.96	$9.07	$—
Second Quarter	$9.95	$8.96	$—
Third Quarter	$14.25	$9.43	$—
Fourth Quarter	$14.22	$12.50	$—
2004
First Quarter	$14.73	$13.25	$—
Second Quarter	$14.70	$13.50	$—
Third Quarter	$14.39	$13.01	$—
Fourth Quarter	$14.98	$13.55	$—
2005
First Quarter	$15.00	$13.48	$—
Second Quarter	$14.49	$13.27	$—
Third Quarter	$17.85	$13.60	$—

Access did not declare or pay a dividend on its common stock during any of the quarters indicated. As of August 30, 2005, the last full trading day before the public announcement of the merger agreement, the high and low trading prices of Access common stock as reported on the Nasdaq Capital Market were $14.43 and $14.00 respectively. On •, the last full trading day before the date of this document for which it was practicable to obtain this information, this high and low trading prices of Access common stock as reported on the Nasdaq Capital Market were $• and $• respectively. On •, the last full trading day before the date of this document for which it was practicable to obtain this information, there were approximately • holders of Access common stock.

First State Future Dividend Policy

The Federal Reserve Board has issued a policy statement with regard to the payment of cash dividends by bank holding companies. The policy statement provides that, as a matter of prudent banking, a bank holding company should not maintain a rate of cash dividends unless its net income available to common stockholders has been sufficient to fully fund the dividends, and the prospective rate of earnings retention appears to be consistent with the holding company’s capital needs, asset quality, and overall financial condition. Accordingly, a bank holding company should not pay cash dividends that exceed its net income or can only be funded in ways that weaken the bank holding company’s financial health, such as by borrowing. In addition, bank holding companies are expected under Federal Reserve Board policy to serve as a source of financial strength for their depository institution subsidiaries. This requirement, and the capital adequacy requirements applicable to bank holding companies may also limit First State’s ability to pay dividends.

As a bank holding company, First State is a legal entity separate and distinct from First State Bank N.M., its wholly owned subsidiary. First State’s principal asset is the outstanding capital stock of First State Bank. As a result, First State’s ability to pay dividends on its common stock depends primarily on the ability of First State Bank to pay dividends to First State in amounts sufficient to service its obligations. Dividend payments from First State Bank are subject to federal and state limitations, generally based on the capital level and current and retained earnings of the bank. Approval of the Federal Reserve Board is required, for example, for payment of any dividend if the total of all dividends declared by the bank in any calendar year would exceed the total of its net profits (as defined by regulatory agencies) for that year combined with its retained net profits for the preceding two years. First State Bank may not pay a dividend in an amount greater than its net profits. First State Bank is also prohibited under federal law from paying any dividend that would cause it to become undercapitalized. In addition, the Federal regulatory agencies are authorized to prohibit a bank or bank holding company from engaging in an unsafe or unsound banking practice. The payment of dividends could, depending on the financial condition of First State Bank, be deemed to constitute an unsafe or unsound practice.

Under New Mexico law, First State Bank may not pay a dividend on its common stock unless its remaining surplus after payment of such dividend is equal to at least 20% of its minimum common capital requirement. First State Bank is also prohibited from paying dividends from undivided profits if its reserves against deposits are impaired or will become impaired as a result of such payment.

First State has declared or paid cash dividends on its common stock and, subject to the paragraphs above, expects to pay dividends on its common stock in the foreseeable future.

DESCRIPTION OF FIRST STATE CAPITAL STOCK

General

The authorized capital stock of First State consists of 20 million shares of common stock, no par value per share, and 1 million shares of preferred stock, no par value per share. As of the record date, • shares of common stock were issued and outstanding and no shares of preferred stock were issued and outstanding. As of the record date, • shares of First State common stock were reserved for issuance in accordance with the merger agreement, • shares of First State common stock were reserved for issuance upon the exercise of outstanding stock options under various employee stock option plans and employee savings plans and • shares of First State common stock were reserved for issuance in accordance with the agreement and plan of merger, dated as of September 2, 2005, by and among First State, New Mexico Financial Corporation and Ranchers Banks.

The following summary of the terms of the capital stock of First State is not intended to be complete and is subject in all respects to the applicable provisions of the New Mexico Business Corporation Act, or NMBCA, and is qualified by reference to the articles of incorporation and bylaws of First State. To obtain copies of these documents, see “Where You Can Find More Information” beginning on page 79.

Common Stock

Voting. First State’s common stock is currently its only voting security. Shares of First State’s preferred stock issued in the future may be granted voting rights at the discretion of the board of directors. On matters submitted to First State’s stockholders, the holders of First State’s common stock are entitled to one vote for each share held. No shares have cumulative voting rights.

Dividends. Holders of shares of First State common stock are entitled to receive any dividends declared by First State’s board of directors out of funds legally available therefor. First State’s ability to pay cash dividends is subject to, among other things, the ability of First State Bank N.M. to pay dividends or make other distributions to First State, which in turn is subject to limitations imposed by law and regulation.

Liquidation Rights. In the event of First State’s liquidation or dissolution, all of its assets legally available for distribution after payment or provision for payment of (i) all of its debts and liabilities, (ii) any accrued dividend claims and (iii) liquidation preferences of any of First State’s outstanding preferred stock, will be distributed ratably, in cash or in kind, among the holders of its common stock.

Common Stock Purchase Rights. On December 18, 1996, First State paid a dividend of one right (a “right”) for each outstanding share of First State common stock held of record at the close of business on November 20, 1996, or issued thereafter and before the Separation Time (as defined in the Rights Agreement) and thereafter pursuant to options and convertible securities outstanding at the Separation Time. The rights were issued pursuant to a Shareholder Protection Rights Agreement, dated as of October 25, 1996 (the “Rights Agreement”), between First State and American Securities Transfer & Trust, Inc., as Rights Agent. Each right entitles its registered holder to purchase from First State, after the Separation Time, one share of First State common stock for $45, subject to adjustment.

The Rights Agreement is designed to protect stockholders in the event of an unsolicited attempt to acquire First State for an inadequate price and to protect against abusive practices that do not treat all stockholders equally, such as, among others, partial and two-tier tender offers, coercive offers and creeping stock accumulation programs. These practices can pressure stockholders into tendering their common stock before realizing the full value or total potential of the investments. The Rights Agreement is intended to make the cost of abusive practices prohibitive and create an incentive for a potential acquirer to negotiate in good faith with the First State board of directors. The Rights Agreement is not intended to, and will not, prevent all unsolicited offers to acquire First State. If an unsolicited offer is made, and the First State board of directors determines that it is fair and in the best interest of First State and its stockholders, then, pursuant to the Rights Agreement, the First

State board of directors has the authority to redeem the rights and permit the offer to proceed. Essentially, the Rights Agreement will allow the First State board of directors to evaluate the fairness of any unsolicited offer and the credibility of the bidder, and will therefore enable the First State board of directors to represent the interests of all stockholders more effectively. In deciding whether to redeem the rights in connection with any unsolicited offer, the First State board of directors will be bound by its fiduciary obligations to act in the best interests of First State and its stockholders.

Other Characteristics. First State’s common stock is not entitled to any preemptive right to subscribe for or receive any shares of any class of its stock (or any securities convertible into shares of its stock) issued in the future.

Preferred Stock

First State’s articles of incorporation provide for one or more classes of preferred stock, which must be separately identified. The shares of any such class may be divided into and issued in series, with each series separately designated to distinguish the shares thereof from the shares of all other series and classes. The terms of each series will be stated in a certificate of designations and may provide for, among other things, board representation, voting rights and dividend and liquidation preferences. All shares of the same class must be identical except as to certain relative rights and preferences specified in the articles of incorporation, as to which there may be variations between different series. First State has no outstanding shares of preferred stock as of the record date.

More information regarding the corporate structure and governance of First State is contained in the section entitled “Comparison of Rights of First State and Access Stockholders” below.

Anti-Takeover Provisions

The First State articles of incorporation and First State’s bylaws provide that the First State board of directors is to be divided into three classes as nearly equal in number as possible. Directors are elected by classes to three year terms, so that approximately one-third of the directors of First State are elected at each annual meeting of the stockholders. In addition, the power to fill vacancies is vested in the First State board of directors. The overall effect of these provisions may be to prevent a person or entity from seeking to acquire control of First State through an increase in the number of directors on the First State board and the election of designated nominees to fill newly created vacancies. Under New Mexico law, any new director elected by the directors due to an increase in the number of directors must be elected by the shareholders at the next annual meeting regardless of when his classified term expires.

Trust Preferred Securities

First State utilizes trust preferred securities as a form of capital for regulatory purposes. Trust preferred securities are a particularly attractive form of funding for bank holding companies because, subject to certain terms and conditions, trust preferred securities are considered Tier 1 capital for regulatory purposes and as debt for tax purposes.

Currently trust preferred securities can be included up to 25% of Tier 1 capital. In 2005, the Federal Reserve Board released a final rule incorporating two substantive change in the capital treatment of trust preferred securities. This limit has been changed to provide that: (1) As of March 31,2009, the amount of trust preferred securities that a bank holding company may include as Tier 1 capital will be limited to 25% of the sum of all core capital elements including trust preferred securities, net of goodwill less any associated deferred tax liability, and (2) After March 31, 2009, amounts of trust preferred securities in excess of the 25% limit will be included in Tier 2 capital, limited to 50% of Tier 1 capital. Based on First State’s current amount of trust preferred securities, the changes which go into effect March 31, 2009 will not have an impact in the capital treatment of First States trust preferred securities.

COMPARISON OF STOCKHOLDERS’ RIGHTS

Access is incorporated under the laws of the State of Delaware. First State is incorporated under the laws of the State of New Mexico. Differences in the rights of holders of First State capital stock and Access capital stock arise from differences in their governing documents and from differences in the laws of Delaware and New Mexico. After the effective time of the merger, the rights of former stockholders of Access will be determined by reference to New Mexico law and the First State articles of incorporation and bylaws. The material differences between the rights of holders of Access common stock and the rights of holders of First State common stock, resulting from the differences in their governing documents, are summarized below.

The following summary does not purport to be a complete statement of the rights of holders of First State common stock under applicable New Mexico law, the First State articles of incorporation and the First State bylaws or the rights of the holders of Access common stock under applicable Delaware law, the Access certificate of incorporation and the Access bylaws, or a complete description of the specific provisions referred to below. This summary contains a list of the material differences but is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to the DGCL and NMBCA, and the governing corporate instruments of First State and Access, to which the holders of Access common stock are referred. Copies of the governing corporate instruments of First State and Access are available, without charge, to any person, including any beneficial owner to whom this proxy statement-prospectus is delivered, by following the instructions listed under “Where You Can Find More Information” beginning on page 79.

Summary of Material Differences Between the

Rights of First State Stockholders and the Rights of Access Stockholders

	First State Stockholder Rights	Access Stockholder Rights
Authorized Capital Stock	The authorized capital stock of First State consists of 20 million shares of common stock, no par value, and 1 million shares of preferred stock, no par value.	The authorized capital stock of Access consists of 6 million shares of common stock, par value $0.01, and 4 million shares of preferred stock, par value $0.01.

Vacancies of the Board	Under the articles of incorporation, vacancies of the First State board of directors resulting from death, resignation, retirement, disqualification, removal from office, or other cause may be filled by a majority vote of the directors then in office. A director elected to fill a vacancy will be elected for the unexpired term of his or her predecessor in office. Vacancies because of an increase in the number of directors may be elected by the First State board of directors for a term of office continuing only until the next election of directors by the stockholders.	Under Access’ bylaws, vacancies of the Access board of directors resulting from death, resignation, retirement, disqualification, removal from office, or other cause or newly created directorships resulting from an increase in the number of directors may be filled by a majority vote of the directors then in office. Directors so chosen shall hold office until the annual stockholder meeting at which the term of office of the class to which they have been elected expires. The bylaws provide that the Access board is divided into 3 classes.

Stockholder Nominations and Proposals for Business:	Under the articles of incorporation, at any meeting of the stockholders of First State, nominations of persons for election to the First State board of directors may be made (1) by or at the direction of the board or (2) by any stockholder of First State who is a stockholder of record at the time of giving the notice, who will be entitled to vote at the meeting, and who complies with the notice procedures. For a nomination to be properly brought before a stockholders’ meeting by a stockholder, timely written notice will be made to the Secretary of First State. The stockholder’s notice must be delivered to, or mailed and received at, the principal office of First State not less than 35 days nor more than 50 days before the meeting; provided, however, if less than 45 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholders to be timely must be received not later than the close of business on the tenth day following the day on which the notice of the meeting was mailed or the public disclosure was made.	Under the bylaws, at any meeting of stockholders of Access, nominations of persons for election to the board may be made (1) by or at the direction of the board or (2) by any stockholder who delivers a written nomination to the Corporate Secretary at least 5 days prior to the annual meeting. Stockholder proposals for other business are governed by the proxy rules adopted under the Securities Exchange Act of 1934, as amended.

First State Stockholder Rights	Access Stockholder Rights
The stockholder’s notice must set forth (1) as to each person whom the stockholder proposed to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required by applicable law (including the person’s written consent to being named as a nominee and to serving as a director if elected); and (2)(a) the name and address, as they appear on First State’s books, of the stockholder, (b) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder. The stockholder must also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder with respect to the matters in this paragraph. If the chairman of the meeting determines and declares at the meeting that a nomination was not made in accordance with the procedures prescribed, the nomination will not be accepted.

At any meeting of the stockholders of First State, only such business will be conducted as has been brought before the meeting (1) by or at the direction of the board or (2) by any stockholder of First State who is a stockholder of record at the time of giving the notice, who will be entitled to vote at the meeting, and who complies with the notice procedures. For business to be properly brought before a stockholder’s meeting by a stockholder, timely written notice must be made to the Secretary of First State. The stockholder’s notice must be delivered to, or mailed and received at, the principal office of First State not less than 35 days or more than 50 days before the meeting; provided, however, if less than 45 day notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely

	First State Stockholder Rights	Access Stockholder Rights
must be received not later than the close of business on the tenth day following the day on which the notice of the meeting was mailed or the public disclosure was made.

The stockholder’s notice must set forth (1) a brief description of the business desired to be brought before the meeting and the reasons for considering the business, and (2)(a) the name and address, as they appear on First State’s books, of the stockholder, (b) a representation that the stockholder is a holder of record of First State common stock entitled to vote at the meeting on the date of the notice and intends to appear in person or by proxy at the meeting to present the business specified in the notice, and (c) any material interest of the stockholder in the proposed business. The stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder with respect to the matters set forth in this paragraph. If the chairman of the meeting determines and declares at the meeting that the proposed business was not brought before the meeting in accordance with the procedures prescribed by this paragraph, the business will not be considered.

Meetings of Stockholders:	Under the First State bylaws, the date, time and location of annual meetings of the stockholders of First State are designated by resolution of the First State board of directors. Special Meetings of the stockholders of First State are called by the Secretary upon written request of either (i) the Chairman, (ii) the President, (iii) a majority of the directors or (iv) any person authorized under the NMBCA.	Under the Access bylaws, the date, time and location of annual and special meetings of stockholders are determined by the board of directors. Special meetings are called by the chairman, president or a majority of the board of directors or upon the written request of the holders of not less than 1/5 of all the outstanding capital stock of Access.

Shareholder Rights Plan	First State has a shareholders rights plan. See “Description of First State Capital Stock” beginning on page 71.	Access does not have a shareholder rights plan.

Removal of Directors:	The First State articles of incorporation provide that any director may be removed with cause, by the affirmative vote of at least two-thirds of the shares of First State common stock.	The DGCL and Access bylaws provide that any director may be removed for cause by the holders of a majority of shares entitled to vote at an election of directors. The bylaws further provide that if less than the entire board is to be

	First State Stockholder Rights	Access Stockholder Rights
removed, no one of the directors may be removed if the votes cast against the removal would be sufficient to elect a director if then cumulatively voted at an election of the class of directors of which such director is a part.

Amendment of Certificate/Articles:	First State’s articles of incorporation provide that they may be amended by the affirmative vote of a majority of the shares of First State common stock; provided that any amendments to the number and election of directors and the procedures for nomination of directors require the affirmative vote of at least two-thirds of the shares of First State common stock.	The DGCL provides that the certificate of amendment may be amended by the affirmative vote of a majority of the outstanding stock entitled to vote thereon, or the majority of the outstanding shares of the class entitled to vote as a class upon any proposed amendment to affect the rights of the shares of such class.

Amendment of Bylaws:	The First State bylaws provide that the First State board of directors is empowered to adopt, amend or repeal the bylaws, by a vote of a majority of the directors then serving. The First State articles of incorporation provide that such authorization will not divest the stockholders of the power, nor limit their power to adopt, amend or repeal the bylaws.	The Access bylaws provide that the bylaws may be amended by a majority vote of the directors or by a majority vote of the votes cast by Access shareholders at any legal meeting of shareholders.

Anti-takeover provisions:	See discussion of “Anti-takeover Provisions” beginning on page 72.	The DGCL and Access certificate of incorporation places restrictions on some business combinations with interested shareholders unless specific conditions are met. In addition, the bylaws provide that the board of directors shall be divided into 3 classes and the power to fill vacancies until the classified term expires is vested in the Access board of directors.

LEGAL MATTERS

The validity of the First State common stock to be issued in connection with the merger will be passed upon for First State by Hinkle, Hensley, Shanor & Martin L.L.P. Skadden, Arps, Slate, Meagher & Flom LLP and Quarles & Brady Streich Lang LLP will deliver their opinions to First State and Access, respectively, as to certain Federal income tax matters.

EXPERTS

The consolidated financial statements of First State and its subsidiaries incorporated in this proxy statement-prospectus by reference, to First State’s Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report of KPMG LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Access and its subsidiary incorporated in this proxy statement-prospectus by reference and/or included herein, to Access’ Annual Report on Form 10-KSB for the year ended December 31, 2004 have been so incorporated and/or included in reliance on the report of KPMG LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

FIRST STATE 2006 ANNUAL STOCKHOLDER MEETING AND STOCKHOLDER PROPOSALS

Proposals of shareholders intended to be presented pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 at the annual meeting of First State in the year 2006 must be received at the principal executive offices of First State, 7900 Jefferson NE, Albuquerque, New Mexico 87109 on or before December 31, 2005, in order to be considered for inclusion in the year 2006 proxy statement and proxy.

First State’s Restated Articles of Incorporation require that proposals of stockholders made outside of Rule 14a-8 under the Exchange Act (including nominations of persons for election to First State’s board of directors) must be submitted, in accordance with the requirements of the Restated Articles of Incorporation, not less than 35 days nor more than 50 days before the date of the annual meeting, except that if less than 45 days notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, proposals must be received not later than the close of business on the tenth day following the day on which notice of the annual meeting is mailed or public disclosure of the date of such meeting is made. To be in proper written form, a stockholder’s notice must set forth the matter to be brought before the meeting or all information required to be disclosed in solicitation of proxies for election of directors, or as otherwise required by applicable law. The stockholder must comply with applicable requirements of the Exchange Act. A notice of nomination of persons for election to the board of directors must specify information about each nominee and the stockholder making the nomination. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

ACCESS 2006 ANNUAL STOCKHOLDER MEETING AND STOCKHOLDER PROPOSALS

Access does not expect to hold a 2006 annual stockholders meeting because it will not be a separate public company if the merger has been completed at that time. If the merger is not consummated and such meeting is held, any stockholder proposal to take action at such meeting must be received at the Access’ Corporate Secretary, Access Anytime Bancorp, Inc., 801 Pile Street, P.O. Box 1569, Clovis, New Mexico 88101 no later than November 25, 2005. Any such proposals will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended. A stockholder proposal submitted outside the processes of such rules will be considered untimely if notice is received by Access after February 8, 2006, and the proxy for such meeting may confer discretionary authority to vote on a matter for which notice is not received in a timely manner.

WHERE YOU CAN FIND MORE INFORMATION

First State has filed with the SEC a registration statement under the Securities Act that registers the distribution to Access stockholders of the shares of First State common stock to be issued in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about First State and First State common stock. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this proxy statement-prospectus.

First State and Access also file reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy statements and other information about issuers, like First State and Access, who file electronically with the SEC. The address of that site is http://www.sec.gov.

You can also inspect reports, proxy statements and other information about First State and Access at the offices of the NASDAQ Stock Market, Inc., Investor Relations, One Liberty Plaza, 50th Floor, New York, NY 10006.

The SEC allows First State and Access to “incorporate by reference” information into this proxy statement-prospectus. This means that First State and Access can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement-prospectus, except for any information that is superseded by information that is included directly in this proxy statement-prospectus or in other later-filed documents that are incorporated by reference. The information incorporated by reference contains important information about our companies and their financial condition.

The following documents filed with the SEC by First State are incorporated by reference into this proxy statement prospectus.

First State SEC Filings	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2004

Quarterly Report on Form 10-Q	Quarters ended March 31, 2005 and June 30, 2005

The description of First State common stock set forth in First State’s Registration Statement on Form 8-A, dated April 25, 1997, including any amendment or report filed for purposes of updating any such description

The portions of First State’s proxy statement for the annual meeting of stockholders held on June 2, 2005 that have been incorporated by reference in the 2004 First State Form 10-K

Current Reports on Form 8-K	Filed on January 28, 2005, July 20, 2005, August 31, 2005, September 2, 2005, September 2, 2005, September 6, 2005, September 8, 2005, September 9, 2005, September 21, 2005 and September 30, 2005

The following documents filed with the SEC by Access are incorporated by reference into this proxy statement prospectus and/or included herein.

Access SEC Filings	Period or Date Filed
Annual Report on Form 10-KSB	Year ended December 31, 2004

Quarterly Report on Form 10-QSB	Quarters ended March 31, 2005 and June 30, 2005

The portions of Access’ proxy statement for the annual meeting of stockholders held on April 29, 2005 that have been incorporated by reference in the 2004 Access Form 10-KSB

Current Reports on Form 8-K	Filed on March 2, 2005, May 5, 2005, August 31, 2005, September 1, 2005 and September 30, 2005

All documents and reports filed by First State and Access with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act between the date of this proxy statement-prospectus and the date of the Access meeting are incorporated by reference into this proxy statement-prospectus. These documents include periodic reports, such as annual reports on Form 10-K and Form 10-KSB, quarterly reports on Form 10-Q and Form 10-QSB and current reports on Form 8-K, as well as proxy statements.

First State has supplied all information contained or incorporated by reference in this proxy statement-prospectus relating to First State, as well as all pro forma financial information, and Access has supplied all relevant information relating to Access.

Documents incorporated by reference are available from the companies without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement-prospectus. You can obtain documents incorporated by reference in this proxy statement-prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

First State Bancorporation	Access Anytime Bancorp, Inc.
7900 Jefferson NE	801 Pile Street, P.O. Box 1569
Albuquerque, New Mexico 87109	Clovis, New Mexico 88101
(505) 241-7500	(505) 762-4417
Attention: Christopher C. Spencer	Attention: Corporate Secretary

Access stockholders who would like to request any documents should do so by • 2005, in order to receive them before the Access special meeting on • 2005, at 8:00 a.m. local time, at AccessBank Eubank, 5210 Eubank NE, Albuquerque, NM 87111. If you request any incorporated documents from Access or First State, the appropriate company (stated above) will mail them to you by first class mail, or another equally prompt means, within one business day after your request is received.

Neither First State nor Access has authorized anyone to give any information or make any representation about the merger or the companies that is different from, or in addition to, that contained in this proxy statement-prospectus or in any of the materials that have been incorporated into this proxy statement-prospectus. Therefore, if anyone distributes this type of information, you should not rely upon it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement-prospectus or the solicitation of proxies is unlawful, or you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement-prospectus does not extend to you. The information contained in this proxy statement-prospectus speaks only as of the date of this proxy statement-prospectus unless the information specifically indicates that another date applies.

Appendix A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

FIRST STATE BANCORPORATION

AND

ACCESS ANYTIME BANCORP, INC.,

ACCESSBANK

DATED AS OF AUGUST 31, 2005

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of August 31, 2005, by and among First State Bancorporation, a New Mexico corporation (the “Buyer”), Access Anytime Bancorp, Inc., a Delaware corporation (the “Company”), and AccessBank, a federal savings association and a wholly owned subsidiary of the Company (the “Bank”). The Buyer and the Company are sometimes collectively referred to herein as the “Constituent Corporations”.

WHEREAS, the Boards of Directors of the Buyer and the Company have determined that it is in the best interests of their respective companies and their stockholders to consummate the business combination transaction provided for herein in which the Company will, subject to the terms and conditions set forth herein, merge (the “Merger”) with and into the Buyer, with the Buyer surviving the Merger;

WHEREAS, the parties intend that the Merger qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), for federal income tax purposes;

WHEREAS, concurrently with the execution and delivery of this Agreement, holders of an aggregate of 393,724 shares of Company Common Stock are entering into a Support Agreement (the “Support Agreement”) with the Buyer;

WHEREAS, as soon as practicable after the execution and delivery of this Agreement, First State Bank N.M., a New Mexico state chartered bank and a wholly owned subsidiary of the Buyer (the “Buyer Bank”), and the Bank will enter into a Subsidiary Agreement and Plan of Merger in substantially the form set forth on Exhibit A hereto (the “Bank Merger Agreement”) providing for the merger (the “Subsidiary Merger”) of the Bank with and into the Buyer Bank, with the Buyer Bank surviving the Subsidiary Merger, and it is intended that the Subsidiary Merger be consummated immediately following the consummation of the Merger; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Defined Terms. For all purposes of this Agreement (as defined below), the following terms shall have the respective meanings set forth in this Section 1.1 (such definitions to be equally applicable to both the singular and plural forms of the terms herein defined):

“Acceptable Confidentiality Agreement” has the meaning set forth in Section 6.4(e).

“AccessBank Plan” has the meaning set forth in Section 2.5(k).

“Acquisition Proposal” has the meaning set forth in Section 6.4(e).

“Acquisition Agreement” has the meaning set forth in Section 6.4(a).

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with, such Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise.

“Affiliated Group” means an affiliated group, as that term is defined by Section 1504(a) of the Code and the Treasury Regulations promulgated thereunder, any similar group defined under state, local or foreign law, or any group of which the Company (or any predecessor of the Company) is or was a member for purposes of filing Consolidated or Combined Tax Returns.

“Agreement” means this Agreement and Plan of Merger, including the Annexes, Schedules and Exhibits attached hereto and made a part hereof, as the same may be amended from time to time in accordance with the provisions hereof.

“Articles of Merger” has the meaning set forth in Section 2.2.

“Average Closing Price” has the meaning set forth in Section 8.1(h).

“Bank” has the meaning set forth in the Recitals hereto.

“Bank Board” has the meaning set forth in Section 3.3(b).

“Bank Merger Act” means the Bank Merger Act of 1960, as amended, and any successor to such statute.

“Bank Merger Agreement” has the meaning set forth in the Recitals hereto.

“BHC Act” means the Bank Holding Company Act of 1956, as amended, and any successor to such statute.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New Mexico are authorized or obligated by Law or executive order to close.

“Buyer” has the meaning set forth in the Recitals hereto.

“Buyer Balance Sheet” has the meaning set forth in Section 4.6(a).

“Buyer Bank” has the meaning set forth in the Recitals hereto.

“Buyer Board” means the Board of Directors of the Buyer.

“Buyer Common Stock” has the meaning set forth in Section 2.4(a).

“Buyer Disclosure Schedule” means the disclosure schedule being delivered to the Company by the Buyer prior to the execution and delivery of this Agreement.

“Buyer Options” has the meaning set forth in Section 4.2(a).

“Buyer Plans” has the meaning set forth in Section 6.9(a).

“Buyer Ratio” has the meaning set forth in Section 8.1(h).

“Buyer Reports” has the meaning set forth in Section 4.5.

“Certificate” has the meaning set forth in Section 2.4(b).

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Closing” has the meaning set forth in Section 2.9.

“Closing Date” has the meaning set forth in Section 2.9.

“Code” has the meaning set forth in the Recitals hereto.

“Company” has the meaning set forth in the Recitals hereto.

“Company Adverse Recommendation Change” has the meaning set forth in Section 6.4(b).

“Company Assets” has the meaning set forth in Section 3.16(a).

“Company Balance Sheet” has the meaning set forth in Section 3.6(a).

“Company Board” has the meaning set forth in Section 3.3(a).

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Contracts” has the meaning set forth in Section 3.14(a).

“Company Disclosure Schedule” means the disclosure schedule being delivered to the Buyer by the Company prior to the execution and delivery of this Agreement.

“Company Notice” has the meaning set forth in Section 6.4(b).

“Company Option” has the meaning set forth in Section 2.5(k).

“Company Preferred Stock” means preferred stock, par value $0.01 per share, of the Company.

“Company Reports” has the meaning set forth in Section 3.5(b).

“Company Special Meeting” has the meaning set forth in Section 6.5(a).

“Company Stockholder Approval” has the meaning set forth in Section 3.3(a).

“Confidentiality Agreement” means the agreement, dated as of August 2, 2005, by and among the Buyer and the Company.

“Consolidated or Combined Tax Returns” means any and all Tax Returns that include or included the Company (or any predecessor or successor of the Company) that is or was required to be filed by any Person including any Tax Returns filed on a consolidated, combined, unitary or aggregate group basis of which the Company (or any predecessor or successor of the Company) is or has been a member.

“Constituent Corporations” has the meaning set forth in the Recitals.

“Determination Date” has the meaning set forth in Section 8.1(h).

“DGCL” has the meaning set forth in Section 2.1.

“Director of Financial Institutions Division” means the Director of Financial Institutions Division of the Licensing and Regulation Department of the State of New Mexico.

“DRP” has the meaning set forth in Section 2.5(k).

“Effective Time” has the meaning set forth in Section 2.2.

“Encumbrances” means any and all liens, charges, security interests, options, claims, mortgages, pledges, proxies, voting trusts or agreements, obligations, understandings or arrangements or other restrictions on title or transfer of any nature whatsoever.

“Environmental Law” means all Laws (including common law), past or current, relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata, and natural resources), including (i) those related to emissions, discharges, exposures, Releases or threatened Releases of Hazardous Materials, or otherwise relating to any environmental aspect of the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials and (ii) environmental provisions of Laws, past or current, other than Environmental Laws.

“ERISA” has the meaning set forth in Section 3.11(a).

“ERISA Affiliate” has the meaning set forth in Section 3.11(a).

“ESOP” has the meaning set forth in Section 2.5(k).

“ESP” has the meaning set forth in Section 2.5(k).

“Exchange Act” means the Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 2.5(a).

“Exchange Fund” has the meaning set forth in Section 2.5(a).

“Exchange Ratio” has the meaning set forth in Section 2.4(b).

“Fairness Opinion” has the meaning set forth in Section 3.25(c).

“FDIC” means the Federal Deposit Insurance Corporation and any successor thereto.

“Federal Reserve Board” has the meaning set forth in Section 3.4.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Entity” has the meaning set forth in Section 3.4.

“Hazardous Material” means any pollutant, contaminant, substance, material, or waste defined as “hazardous” or “toxic” under applicable Environmental Laws, including toxic substances, hazardous substances, petroleum and petroleum products, polychlorinated biphenyls, asbestos or asbestos-containing materials, lead or lead-based paints or materials, and radon.

“Indemnified Party” has the meaning set forth in Section 6.11.

“Index Price” has the meaning set forth in Section 8.1(h).

“Index Ratio” has the meaning set forth in Section 8.1(h).

“Injunction” has the meaning set forth in Section 7.1(b).

“Insurance Policies” has the meaning set forth in Section 3.18.

“Intellectual Property” has the meaning set forth in Section 3.24.

“Judgment” means any judgment, injunction, order, writ, ruling or award of any Governmental Entity of competent jurisdiction.

“Knowledge of the Company” or “Known to the Company” shall mean actual knowledge of the Persons listed on Section 1.1 of the Company Disclosure Schedule.

“Knowledge of the Buyer” or “Known to the Buyer” shall mean actual knowledge of the Persons listed on Section 1.1 of the Buyer Disclosure Schedule.

“Law” means all laws (including common law), statutes, treaties, codes, ordinances, rules, regulations, orders and judgments of any Governmental Entity, foreign or domestic.

“Leases” means all lease and sublease agreements and similar agreements with respect to personal property entered into by either the Company or the Bank, as lessor, including all collateral security therefor such as guarantees and all insurance policies or proceeds.

“Lien” means any charge, deed of trust, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

“Loan Commitments” means the collective reference to each commitment or obligation to extend credit to any Person (including pursuant to a letter of credit or bankers’ acceptance) or to participate therein, whether or not such commitment, obligation or participation has been accepted or utilized by such Person.

“Loan Documents” means the agreements, instruments, certificates, or other documents at any time evidencing or otherwise relating to, governing, or executed in connection with, or as security for, a Loan or Loan Commitment, including notes, bond, loan agreements, letter of credit applications, letters of credit, lease financing contracts, bankers’ acceptances, drafts, guarantees, deeds of trust, mortgages, assignments, security agreements, pledges, subordination or priority agreement, lien priority agreements, undertakings, security instruments, financing statements, certificates, documents, legal opinions, participation and assignment agreements and inter-creditor agreements, and all amendments, modifications, renewals, extensions, rearrangements, and substitutions with respect to any of the foregoing.

“Loan Property” has the meaning set forth in Section 3.17(e).

“Loan Request Documents” has the meaning set forth in Section 5.1(b)(vi).

“Loans” means loans, advances, notes, borrowing arrangements or other extensions of credit including Leases, credit enhancements, commitments, guarantees, interest-bearing assets, interests in loan participations and assignments, customer liabilities on letters of credit, bankers’ acceptances and participations in letters of credit (including in all cases loans made to pay interest accruing on loans, whether or not due or payable (sometimes referred to as capitalized interest)) and all amendments, modifications, renewals, extensions, refinancings and refundings of or for any of the foregoing.

“Material Adverse Effect” means a material adverse effect on (i) in the case of the Company, (x) the assets, properties, liabilities, business, results of operations or condition (financial or other) of the Company and its Subsidiaries taken as a whole or (y) the ability of the Company to perform its obligations hereunder and to consummate the transactions contemplated hereby or (ii) in the case of the Buyer, (x) the assets, properties, liabilities, business, results of operations or condition (financial or other) of the Buyer and its Subsidiaries taken as a whole or (y) the ability of the Buyer to perform its obligations hereunder and to consummate the transactions contemplated hereby; provided, however, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect the cause of which is (1) any change in banking, savings association and similar Laws of general applicability or interpretations thereof by courts or Governmental Entities, (2) any change in GAAP or regulatory accounting requirements applicable to banks, savings associations, or their holding companies generally, (3) the announcement of this Agreement or any action or omission of either party or any Subsidiary thereof required or permitted to be taken by it under this Agreement, (4) any changes in general economic conditions affecting banks, savings associations, or their holding companies generally, except to the extent the Company or the Buyer, as the case may be, is materially and disproportionately affected thereby, (5) any changes resulting from the closure of Cannon Air Force Base, and (6) any change in national or international, political or social conditions, including the engagement of the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States.

“Merger” has the meaning set forth in the Recitals hereto.

“Merger Consideration” has the meaning set forth in Section 2.4(b).

“NASDAQ” means the NASDAQ Stock Market.

“NMBA” has the meaning set forth in Section 2.1.

“NMBCA” has the meaning set forth in Section 2.1.

“OTS” has the meaning set forth in Section 3.1(a).

“Participation Facility” has the meaning set forth in Section 3.17(e).

“Permitted Liens” means (i) Encumbrances reflected or reserved on the Company’s Balance Sheet, (ii) statutory Liens for Taxes not yet due and payable, (iii) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar liens and encumbrances arising in the ordinary course of business, which in the aggregate, are not material, and (iv) such encumbrances and imperfections of title as do not materially detract from the value of the properties or assets and do not materially interfere with the present or proposed use of such properties or assets.

“Person” means any individual, partnership, limited partnership, limited liability partnership, limited liability company, foreign limited liability company, trust, estate, corporation, custodian, trustee, executor, administrator, nominee, Governmental Entity or any other entity.

“Plans” has the meaning set forth in Section 3.11(a).

“Proxy Statement/Prospectus” has the meaning set forth in Section 3.4.

“Regulatory Agencies” has the meaning set forth in Section 3.5.

“Regulatory Agreement” means any agreement, consent agreement or memorandum of understanding with, any commitment letter or similar undertaking to, any order or directive by, any extraordinary supervisory letter from, or any board resolutions adopted at the request of (whether or not set forth in Section 3.15 of the Company Disclosure Schedule or Section 4.13 of the Buyer Disclosure Schedule), any Regulatory Agency or other Governmental Entity.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment.

“Representative” means, with respect to any Person, any officer, director, employee, agent, advisor or other representative of such Person.

“Requisite Regulatory Approvals” has the meaning set forth in Section 7.1(a).

“S-4” has the meaning set forth in Section 3.4.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means all of the issued and outstanding shares of the Company Common Stock.

“SRO” has the meaning set forth in Section 3.5.

“Starting Date” has the meaning set forth in Section 8.1(h).

“Starting Price” has the meaning set forth in Section 8.1(h).

“State Regulator” has the meaning set forth in Section 3.5.

“Subsidiary” means, when used with respect to any Person, any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, which is controlled by such Person, directly or indirectly, or is consolidated with such Person for financial reporting purposes.

“Subsidiary Merger” has the meaning set forth in the Recitals hereto.

“Superior Proposal” has the meaning set forth in Section 6.4(e).

“Support Agreement” has the meaning set forth in the Recitals hereto.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Tax” or “Taxes” shall mean all taxes, charges, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to income, gross receipts, excise, property, ad valorem, value added, alternative minimum, stamp, occupation, compensating, use, service, license, intangible, net worth, sales, transfer, franchise, payroll, employment, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto.

“Tax Records” means all Tax Returns and tax related workpapers relating to the Company or any of its Subsidiaries or any of their respective assets.

“Tax Return” shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes, including but not limited to information returns and any documents with respect to or accompanying payments of estimated Taxes or requests for the extension of time in which to file any such return, report, information, return or other document.

“Termination Fee” has the meaning set forth in Section 9.1(b).

“Third Party Acquisition Event” means (i) entering into definitive agreement for an Acquisition Proposal or (ii) the consummation of an Acquisition Proposal involving the purchase of at least a majority of the equity securities of the Company or all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole.

“Transferred Employee” has the meaning set forth in Section 6.9(a).

“Treasury Regulations” means the regulations promulgated under the Code.

“USA Patriot Act” has the meaning set forth in Section 3.13(a).

“VCP” has the meaning set forth in Section 2.5(k).

“WARN” has the meaning set forth in Section 3.19.

1.2 Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to August 31, 2005. The symbol “$” and the terms “dollar” and “dollars” all refer to the lawful currency of the United States of America denominated in dollars.

ARTICLE II

THE MERGER

2.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”), the New Mexico Business Corporation Act (the “NMBCA”), the New Mexico Banking Act (the “NMBA”), the BHC Act, and the Savings and Loan Holding Company Act, at the Effective Time, the Company shall merge with and into the Buyer. The Buyer shall be the surviving company (hereinafter sometimes called the “Surviving Corporation”) in the Merger, and shall continue its existence as a corporation under the Laws of the State of New Mexico. The Surviving Corporation shall retain the name “First State Bancorporation”. Upon consummation of the Merger, the separate existence of the Company shall terminate.

2.2 Effective Time. Upon the terms and subject to the conditions of this Agreement, on the Closing Date (or such other date as the Buyer and the Company shall agree), the Buyer and the Company shall (i) file with the Public Regulation Commission of the State of New Mexico articles of merger and any other appropriate documents (all of such documents the “Articles of Merger”) executed and acknowledged in accordance with the relevant provisions of the NMBCA, (ii) file with the Secretary of State of the State of Delaware a certificate of merger and any other appropriate documents (all of such documents the “Certificate of Merger”) executed and acknowledged in accordance with the relevant provisions of the DGCL and (iii) file with the Public Regulation Commission of the State of New Mexico this Agreement together with copies of the resolutions of the Company and the Buyer approving this Agreement and a certificate of the appropriate officers of the Company that shareholders voted to approve this Agreement. The Merger shall become effective upon the later of the date on which the Articles of Merger and the Agreement have been duly filed with the Public Regulation Commission of the State of New Mexico and the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or such other time as is agreed upon by the parties and specified in the Articles of Merger and the Certificate of Merger, and such time is hereinafter referred to as the “Effective Time”.

2.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the DGCL, the NMBCA and the NMBA.

2.4 Effects on Company Common Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the Buyer, the Company, the Bank or any holder of any shares of Company Common Stock:

(a) Each share of Company Common Stock that is owned by the Company (as treasury stock or otherwise), automatically shall be cancelled and retired and shall cease to exist, and no shares of common stock of the Buyer (“Buyer Common Stock”), cash or other consideration shall be delivered in exchange therefore.

(b) Subject to Section 2.5(e), each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.4(a)), shall be converted into and exchangeable for the right to receive .791 (the “Exchange Ratio”) shares of Buyer Common Stock (the “Merger Consideration”).

As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, any dividends or other distributions to which such holder is entitled pursuant to Section 2.5(c) and cash in lieu of any fractional share of Buyer Common Stock to which such holder is entitled pursuant to Section 2.5(e), in each case to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.5(b), without interest. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time, the outstanding shares of Buyer Common Stock or Company Common Stock shall have been changed into a different number of shares or a different class, by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Merger Consideration shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

2.5 Exchange of Certificates.

(a) Exchange Agent. Immediately following the Effective Time, the Buyer shall deposit or shall cause to be deposited, for the benefit of the holders of shares of Company Common Stock, with American Stock Transfer or such other bank or trust company as may be designated by the Buyer, with the Company’s prior written consent, which shall not be unreasonably withheld or delayed, as exchange agent (the “Exchange Agent”), for exchange in accordance with this Article II, through the Exchange Agent, (i) certificates (or evidence of shares in book-entry form) representing the shares of Buyer Common Stock issuable pursuant to Section 2.4(b) in exchange for outstanding shares of Company Common Stock, and (ii) cash sufficient to pay cash in lieu of fractional shares pursuant to Section 2.5(e) hereof and any dividends and other distributions pursuant to Section 2.5(c) hereof (such shares of Buyer Common Stock, together with any dividends or other distributions with respect thereto with a record date after the Effective Time and any cash payments in lieu of any fractional shares of Buyer Common Stock, being hereinafter referred to as the “Exchange Fund”).

(b) Exchange Procedures. As promptly as practicable after the Effective Time, the Buyer shall cause the Exchange Agent to mail to each holder of record of a Certificate whose shares of Company Common Stock were converted into the right to receive the Merger Consideration pursuant to Section 2.4(b), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and which shall be in customary form and shall have such other provisions as the Buyer may reasonably specify) and (ii) instructions for use in surrendering the Certificates in exchange for applicable Merger Consideration, any dividends or other distributions to which holders of Certificates are entitled pursuant to Section 2.5(c) and cash in lieu of any fractional shares of Buyer Common Stock to which such holders are entitled pursuant to Section 2.5(e). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may be reasonably required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (A) a certificate (or evidence of shares in book-entry form) representing that number of whole shares of Buyer Common Stock that such holder has the right to receive pursuant to the provisions of this Article II after taking into account all the shares of Company Common Stock then held by such holder under all such Certificates so surrendered and (B) a check for the cash that such holder is entitled to receive pursuant to the provisions of this Article II after taking into account all the shares of Company Common Stock then held by such holder under all such Certificates so surrendered, including any dividends or other distributions to which such holder is entitled pursuant to Section 2.5(c) and cash in lieu of any fractional shares of Buyer Common Stock to which such holder is entitled pursuant to Section 2.5(e), and the Certificate so surrendered shall then be canceled. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, (w) a certificate (or evidence of shares in book-entry form) representing the proper number of shares of Buyer Common Stock, (x) any dividends or other distributions to which such holder is entitled pursuant to Section 2.5(c) and (y) cash in lieu of any fractional shares of Buyer Common Stock to which such holder is entitled pursuant to Section 2.5(e), may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered, if, upon presentation to the Exchange Agent, such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such issuance shall pay any transfer or other Taxes required by reason of the issuance of shares of Buyer Common Stock to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.5(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, any dividends or other distributions to which the holder of such Certificate is entitled pursuant to Section 2.5(c) and cash in lieu of any fractional share of Buyer Common Stock to which such holder is entitled pursuant to Section 2.5(e). No interest will be paid or will accrue on the Merger Consideration or on any cash payable to holders of Certificates pursuant to Section 2.5(c) or (e).

(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Buyer Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to any shares of Buyer Common Stock that the holder thereof has the right to receive upon the surrender thereof, and no cash payment in lieu of any fractional shares of Buyer Common Stock shall be paid to any such holder pursuant to Section 2.5(e), in each case until the holder of such Certificate shall surrender such Certificate in accordance with this Article II. Following surrender of any Certificate, there shall be paid to the holder thereof (i) at the time of such surrender, the amount of cash payable in lieu of any fractional share of Buyer Common Stock to which such holder is entitled pursuant to Section 2.5(e) and the amount of dividends or other distributions payable with respect to such whole shares of Buyer Common Stock with a record date after the Effective Time and paid with respect to Buyer Common Stock prior to such surrender and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Buyer Common Stock.

(d) No Further Ownership Rights in Common Stock. All shares of Buyer Common Stock issued and cash paid upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any dividends or other distributions paid pursuant to Section 2.5(c) and cash paid in lieu of any fractional shares pursuant to Section 2.5(e)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates, and at the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. Subject to the last sentence of Section 2.5(f), if, at any time after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(e) No Fractional Shares.

(i) No certificates, scrip or evidence of shares in book-entry form representing fractional shares of Buyer Common Stock shall be issued upon the surrender for exchange of Certificates, no dividends or other distributions of the Buyer shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of the Buyer.

(ii) In lieu of such fractional share interests, the Buyer shall pay to each former holder of shares of Company Common Stock an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such former holder (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) would otherwise be entitled and (B) the average per share closing price of the Buyer Common Stock for the five trading days immediately preceding the Closing Date on the NASDAQ (or, if not reported thereby, as reported by any other authoritative source). As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify the Buyer and the Buyer shall cause the Surviving Corporation to deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to the Buyer, upon demand, and any holders of Certificates who have not previously complied with this Article II shall thereafter look only to the Buyer for payment of their claim for the Merger Consideration, any dividends or other distributions with respect to shares of Buyer Common Stock and cash in lieu of any fractional shares of Buyer Common Stock in accordance with this Article II. If any Certificate shall not have been surrendered immediately prior to the date on which any Merger Consideration (and all dividends or other distributions payable pursuant to Section 2.5(c) and all cash payable in lieu of fractional shares pursuant to Section 2.5(e)) would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration (and all dividends or other distributions payable pursuant to Section 2.5(c) and all cash payable in lieu of fractional shares pursuant to Section 2.5(e)) in respect thereof shall, to the extent permitted by applicable Law, become the property of the Buyer, free and clear of all claims or interest of any Person previously entitled thereto.

(g) No Liability. None of the Buyer, the Company, the Bank or the Exchange Agent shall be liable to any Person in respect of any shares of Buyer Common Stock (or dividends or other distributions with respect thereto) or cash in lieu of any fractional shares of Buyer Common Stock or cash from the Exchange Fund, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by the Buyer, on a daily basis. Any interest and other income resulting from such investments shall be the property of, and shall be paid to, the Buyer. Any losses resulting from such investments shall not in any way diminish the Buyer’s obligation to pay the full amount of the Merger Consideration.

(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Buyer or the Exchange Agent, the posting by such Person of a bond in such reasonable amount as the Buyer or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, any dividends or other distributions to which the holder of such Certificate would be entitled pursuant to Section 2.5(c) and cash in lieu of any fractional share of Buyer Common Stock to which such holder would be entitled pursuant to Section 2.5(e), in each case in accordance with the terms of this Agreement.

(j) Withholding Rights. The Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of shares of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or under any provision of state or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the former holder of the shares of Company Common Stock.

(k) Options and Stock Based Benefits Plans.

(i) At the Effective Time, each option granted by the Company to purchase shares of Company Common Stock (each, a “Company Option”) which is outstanding and unexercised immediately prior thereto, whether vested or unvested, shall cease to represent a right to acquire shares of Company Common Stock and shall be assumed and converted into an option to acquire, on the same terms and conditions as were applicable to the original Company Option (including full vesting and exercisability as a result of and following the Merger), that number of shares of Buyer Common Stock determined by multiplying the number of shares of Company Common Stock subject to such Company Option by the Exchange Ratio, rounded, if necessary, to the nearest whole share of Company Common Stock, at a price per share (rounded to the nearest one-hundredth of a cent) equal to the per share exercise price specified in such Company Option divided by the Exchange Ratio; provided, however, that in the case of any Company Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the option price, the number of shares subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code. Promptly following the Effective Time, Buyer shall issue to each holder of an outstanding Company Option a document evidencing the conversion and assumption of the Company Option by Buyer pursuant to this Section 2.5.

(ii) As soon as reasonably practicable after the Effective Time, Buyer shall file with the SEC a registration statement on Form S-8 (or any successor or other appropriate forms), with respect to the shares of Buyer Common Stock subject to the options referred to in paragraph (i) of this Section 2.5(k) and shall use its reasonable best efforts to maintain the current status of the prospectus or prospectuses contained therein, as well as comply with state securities or “blue sky” Laws, for so long as such options remain outstanding.

(iii) The Access Anytime Bancorp, Inc. Non-Employee Director Retainer Plan (“DRP”) will be terminated, contingent upon the successful completion of the Merger, by the Company no later than the Effective Time. Notwithstanding any other provision of this agreement to the contrary, to the extent that any Stock Units (as defined in the DRP) are maintained on behalf of any participant in a DRP account upon the Effective Time, then at the Effective Time, such units shall be converted at the Exchange Ratio to represent Stock Units having the right to each receive one share of Buyer Common Stock, and such Stock Units will remain credited to the respective participants’ DRP account until distributed pursuant to the terms of the DRP. Certificates of Company Common Stock delivered by the Company to participants pursuant to the DRP prior to the Effective Time will be treated in the hands of the distributee as any other share of Company Common Stock for purposes of the Merger.

(iv) The AccessBank Profit-Sharing and Employee Stock Ownership Plan (“AccessBank Plan” or “ESOP”) will be terminated, contingent upon the successful completion of the Merger, by the Company one day prior to the Effective Time. Upon such termination, the Company will forgive the outstanding principal on the exempt loan between the AccessBank Plan and the Company. The amount forgiven shall constitute a 2005 Company contribution to the AccessBank Plan, and the AccessBank Plan shall be amended prior to the date of such forgiveness to eliminate the employment on the last day of the year allocation requirement for the AccessBank Plan year ending in 2005 and substitute an allocation requirement of employment on the day before the Effective Time. Upon such forgiveness, all unallocated shares held in the ESOP suspense account will be allocated to participants within the annual addition limits of Section 415 of the Code. Notwithstanding the termination of the AccessBank Plan, the shares of Company Common Stock allocated to participants will remain in the AccessBank Plan upon the Effective Time. Therefore, upon the Effective Time, all shares of Company Common Stock shall be exchanged for Buyer Common Stock pursuant to Section 2.4 hereof, and such Merger Consideration received shall remain in the AccessBank Plan until distributed therefrom. No distribution shall be made from the AccessBank Plan after its termination before an administratively practicable period of time following the later of the receipt of a favorable determination letter from the Internal Revenue Service regarding the termination of the AccessBank Plan or the resolution of the

Voluntary Compliance Program (“VCP”) application with the Internal Revenue Service, as detailed on Section 3.11(f) of the Company Disclosure Schedule. The determination of whether a resolution of the VCP application has occurred shall be made by the ESOP committee. The Company (or if subsequent to the completion of the Merger, the Buyer) may terminate and withdraw the VCP application if no resolution has occurred prior to January 31, 2006.

(v) The Executive Savings Plan for AccessBank (“ESP”) will be amended to permit distributions on its termination and will be terminated contingent upon the successful completion of the Merger by the Company no later than the Effective Time. Notwithstanding any other provision of this agreement to the contrary, to the extent that any shares of Company Common Stock are held in the ESP upon the Effective Time, then at the Effective Time, such shares will be exchanged for Buyer Common Stock pursuant to Section 2.4 and any Merger Consideration received will remain in the ESP until distributed pursuant to the terms of the ESP. Shares of Company Common Stock distributed from the ESP prior to the Effective Time will be treated in the hands of the distributee as any other share of Company Common Stock for purposes of the Merger.

(vi) Prior to the Effective Time, the Buyer shall reserve for issuance the number of shares of Buyer Common Stock necessary to satisfy the Buyer’s obligations under this Section 2.5.

2.6 Articles of Incorporation. At the Effective Time, the articles of incorporation of the Buyer as in effect at the Effective Time, shall be the articles of incorporation of the Surviving Corporation.

2.7 Bylaws. At the Effective Time, the bylaws of the Buyer, as in effect immediately prior to Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

2.8 Directors and Officers. The directors and officers of the Buyer immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

2.9 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., local time, on the third Business Day following the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions which relate to actions to be taken at the Closing, but subject to the satisfaction or waiver of those conditions) (the “Closing Date”), at the offices of the Buyer in Albuquerque, New Mexico, unless another time, date or place is agreed to in writing by the parties hereto.

2.10 Reservation of Right to Revise Transaction. Notwithstanding anything to the contrary contained in this Agreement, the Buyer may at any time change the method of effecting the acquisition if requested by the Buyer and consented to by the Company, which consent shall not be unreasonably withheld or delayed; provided, however, that no such change shall (a) alter or change the amount or kind of the Merger Consideration, (b) delay or jeopardize consummation of the Merger or (c) have materially adverse Tax effects on the Buyer, the Company or the holders of Company Common Stock.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE BANK

The Company and the Bank (solely as to the representations and warranties relating to or pertaining to the Bank) hereby represent and warrant to the Buyer as follows:

3.1 Organization.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company is duly registered with the Office of Thrift Supervision (the “OTS”)

as a savings and loan holding company under the Savings and Loan Holding Company Act. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. The copies of the certificate of incorporation, bylaws or similar governing documents of the Company, which have previously been made available to the Buyer, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

(b) The Bank is a federal savings association duly organized, validly existing and in good standing under the Home Owners’ Loan Act, 12 U.S.C. § 1461 et. seq. The Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified has not had and would not reasonably be expected to have a Material Adverse Effect on the Bank. The copies of the certificate of existence, bylaws or similar governing documents of the Bank, copies of which have previously been made available to the Buyer, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

(c) The minute books of the Company and each of its Subsidiaries contain true and correct records of all meetings and other corporate actions held or taken since December 31, 2002 of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

(d) Neither the Company nor any of its Subsidiaries is in violation of any provision of its respective certificate of incorporation, bylaws or similar governing documents.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 6,000,000 shares of Company Common Stock and 4,000,000 shares of Company Preferred Stock. There are (i) 1,768,148 shares of Company Common Stock issued and outstanding, (ii) no shares of Company Preferred Stock issued or outstanding and (iii) no shares of Company Common Stock or Company Preferred Stock reserved for issuance upon exercise of outstanding stock options or otherwise, except for 40,423 shares of Company Common Stock reserved for issuance pursuant to the DRP or as set forth in Section 3.2(a) of the Company Disclosure Schedule. All of the issued and outstanding shares of Company’s capital stock are, and all shares that may be issued or granted pursuant to the exercise of a Company Option will be, when issued or granted in accordance with the respective terms thereof, duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except for the Company Options, the Company is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of the Company or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of the Company. Without limiting the generality of the foregoing, there is no outstanding option, warrant, convertible or exchangeable security, right, subscription, call, unsatisfied preemptive right or other agreement or right of any kind to purchase or otherwise acquire (including by exchange or conversion) any of the Company’s capital stock and no oral or written agreement, contract, arrangement, understanding, plan or instrument of any kind to which the Company is subject with respect to the issuance, voting or sale of issued or unissued shares of the Company’s capital stock.

(b) Section 3.2(b) of the Company Disclosure Schedule sets forth a true and correct list of all of the Subsidiaries of the Company. The Company owns, directly or indirectly, all of the issued and outstanding shares of the capital stock (or all of the other equity ownership interests) of each Subsidiary, free and clear of all Liens and security interests of any kind or nature whatsoever, and all of such shares are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any equity security or any security representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Without limiting the generality of the foregoing, there is no outstanding option, warrant, convertible or exchangeable security, right, subscription, call, unsatisfied preemptive right or other agreement or right of any kind to purchase or otherwise acquire (including by exchange or conversion) any of such Subsidiary’s capital stock and no oral or written agreement, contract, arrangement, understanding, plan or instrument of any kind to which any of the Company or any of its Subsidiaries is subject with respect to the issuance, voting or sale of issued or unissued shares of such Subsidiary’s capital stock.

(c) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the Company’s stockholders may vote have been issued by the Company or are outstanding.

3.3 Authority; No Violation.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and, subject to the adoption of this Agreement and the Merger by holders of the Company Common Stock, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company (the “Company Board”) and no other corporate proceedings on the part of the Company are necessary to approve this Agreement and to consummate the transactions contemplated hereby (other than, with respect to the Merger, obtaining the approval of this Agreement by affirmative vote of holders of a majority of the outstanding shares of Company Common Stock entitled to vote in accordance with the DGCL, the certificate of incorporation of the Company and the bylaws of the Company (the “Company Stockholder Approval”)). This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by the Buyer) this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

(b) The Bank has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Bank (the “Bank Board”) and no other corporate proceedings on the part of the Bank are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Bank and (assuming due authorization, execution and delivery by the Buyer) this Agreement constitutes a valid and binding obligation of the Bank, enforceable against the Bank in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

(c) Neither the execution and delivery of this Agreement by the Company or the Bank, nor the consummation by the Company or the Bank of the transactions contemplated hereby, nor compliance by the Company or the Bank with any of the terms or provisions hereof, will (i) violate any provision of the certificate of incorporation, bylaws or similar governing documents of the Company or any of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 3.4 hereof are duly obtained, (A) violate any Law (or with respect to the Company or any of its Subsidiaries, any directive, policy or guideline of any Governmental Entity which has jurisdiction over the Company or any of its Subsidiaries) or Judgment applicable to the Company or any of its Subsidiaries, or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (B), for such violations, conflicts, defaults, terminations, accelerations and Encumbrances which are described with particularity in Section 3.3(c) of the Company Disclosure Schedule or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

3.4 Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the Bank Merger Act and the BHC Act and approval of such applications and notices, (b) the Company Stockholder Approval, (c) the filing of a notice with the OTS pursuant to 12 C.F.R. § 563.22(h)(1), (d) the receipt of the approval of the Director of the New Mexico Financial Institutions Division to convert the Bank from a federal savings association to a New Mexico state bank, (e) the filing and approval of applications with the Director of the New Mexico Financial Institutions Division to, among other things, merge the Bank into the Buyer Bank immediately upon conversion of the Bank to a New Mexico state bank, (f) the filing of Articles of Merger with the Public Regulation Commission of the State of New Mexico pursuant to the NMBCA and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (g) the authorization to list shares of Buyer Common Stock to be issued in the Merger on the NASDAQ, (h) the filing of this Agreement and the Bank Merger Agreement together with copies of the resolutions approving this Agreement and the Bank Merger Agreement, a certificate of the appropriate officers of the Company that shareholders voted to approve this Agreement and a certificate evidencing approval of the Subsidiary Merger by the sole shareholder of the Bank with the Director of Financial Institutions Division pursuant to the NMBA and the Public Regulation Commission of the State of New Mexico, (i) the filing with the SEC of a proxy statement in definitive form relating to the meeting of the stockholders of the Company (the “Proxy Statement/Prospectus”) and the filing and declaration of effectiveness of the registration statement on Form S-4 covering all of the shares of Buyer Common Stock to be issued in the Merger in which the Proxy Statement/Prospectus will be included as a prospectus (“S-4”) and any filings or approvals under applicable state securities laws, (j) such filings, authorizations or approvals as may be set forth in Section 3.4 of the Company Disclosure Schedule, and (k) consents, approvals, filings or registrations the failure of which to be obtained or made will not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a “Governmental Entity”) or with any third party are necessary in connection with (i) the execution and delivery by the Company or the Bank of this Agreement or (ii) the consummation by the Company or the Bank of the Merger and the other transactions contemplated hereby.

3.5 Reports. (a) The Company and the Bank have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they are required to file since July 31, 2000 with (a) the OTS, (b) any other state regulatory authority (each a “State Regulator”) and (c) any self-regulatory organization (“SRO”) (collectively, the “Regulatory Agencies”), and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of the Company or the Bank, no Regulatory Agency has initiated any proceeding or, to the Knowledge of Company, investigation into the business or operations of the Company or the Bank since December 31, 2000. Except as set forth in Section 3.5 of the Company Disclosure Schedule, there is no unresolved material violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of the Company or the Bank.

(b) The Company has previously made available to Buyer a true, correct and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since

December 31, 2003 by the Company with the SEC pursuant to the Securities Act or the Exchange Act (collectively, the “Company Reports”) and (b) communication mailed by the Company to its stockholders since December 31, 2003. The Company has timely filed all Company Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all of the Company Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company Reports and other documents. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), no such Company Report (when filed and at their respective effective times, if applicable) or communication (when mailed) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, and there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Company Reports. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 and since December 31, 2000, no enforcement action has been initiated against the Company by the SEC or any State Regulator relating to disclosures contained in any Company Reports.

3.6 Financial Statements.

(a) The Company has previously made available to the Buyer copies of (i) the consolidated statements of financial condition of the Company as of December 31 for the fiscal years 2003 and 2004, and the related consolidated statements of operations and comprehensive income, stockholder’s equity for the fiscal years then ended, as reported in the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004 filed with the SEC pursuant to the Exchange Act, in each case accompanied by the audit report of KPMG LLP, independent public accountants with respect to the Company, and (ii) the unaudited consolidated statements of financial condition of the Company as of June 30, 2005 and the related unaudited statement of operations for the three (3) month period then ended as reported in the Company’s Quarterly Report on Form 10-QSB for the period ended June 30, 2005 filed with the SEC pursuant to the Exchange Act. The December 31, 2004 consolidated statement of financial condition of the Company (including the related notes, where applicable) (the “Company Balance Sheet”) fairly presents the consolidated financial position of the Company and its Subsidiaries, and, as of the date thereof, and the other financial statements referred to in this Section 3.6 (including the related notes, where applicable) fairly present, and the financial statements referred to in Section 6.7 hereof will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the consolidated financial position and the results of the consolidated operations of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply, and the financial statements referred to in Section 6.7 hereof will comply, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 6.7 hereof will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-QSB.

(b) Except for (i) those liabilities that are fully reflected or reserved for in the consolidated financial statements of the Company included in its Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 2005, as filed with the SEC, or (ii) liabilities and obligations incurred since June 30, 2005 in the ordinary course of business consistent with past practice, neither the Company nor any of its Subsidiaries has incurred any material liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due), other than pursuant to or as contemplated by this Agreement.

(c) The books and records of the Company and its Subsidiaries are maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect all transactions in a lawful manner. All assets and liabilities of the Company and its Subsidiaries and all transactions thereof have been recorded in all material respects on the books and records of the Company and its Subsidiaries, in accordance with GAAP and accurately present in all material respects the transactions described therein.

(d) The deposit accounts of the Bank are insured by the FDIC through the Savings Association Insurance Fund to the fullest extent permitted by the Federal Deposit Insurance Act, and all premiums and assessments required to be paid in connection therewith have been paid by the Bank.

3.7 Broker’s Fees. Neither the Company nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement and no payment is due from the Company for such services.

3.8 Absence of Certain Changes or Events.

(a) Since December 31, 2004, there has been no change, development, event or circumstance or combination of changes, developments, events or circumstances which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company.

(b) Since December 31, 2004, the Company and its Subsidiaries have carried on their businesses in the ordinary course consistent with past practices.

(c) Since December 31, 2004, neither the Company nor the Bank has (i) except for normal increases in the ordinary course of business consistent with past practices, and except as required by Law, increased the compensation, pension, or other fringe benefits or perquisites payable to any officer, employee or director of the Company or any of its Subsidiaries from the amount thereof in effect as of December 31, 2004 (which amounts have been previously disclosed to the Buyer), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus or (ii) except as contemplated by this Agreement, taken any of the actions set forth in Section 5.1(b) hereof, nor has any matter, event or circumstance described in Section 5.1(b) otherwise occurred or arisen.

(d) Since December 31, 2004, the Company has not declared or paid any dividends on any shares of its capital stock (including the Shares), except as permitted under Section 5.1(b) after the date of this Agreement.

3.9 Legal Proceedings.

(a) Neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of the Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any material nature against the Company or any of its Subsidiaries.

(b) There is no Judgment or regulatory restriction imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries which has had, or would reasonably be expected to have, a Material Adverse Effect on the Company or any of its Subsidiaries.

(c) There is no legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation of any nature pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries which seek to enjoin or obtain damages in respect of the consummation of the transactions contemplated by this Agreement.

3.10 Taxes. Except as set forth in Section 3.10 of the Company Disclosure Schedule:

(a) All Tax Returns required to be filed by the Company or the Bank have been filed with the appropriate taxing authorities when due and in accordance with applicable Law, and all such Tax Returns are true, correct and complete in all respects.

(b) All Taxes owed by the Company or the Bank or by any Person for which the Company or the Bank could be held responsible (whether or not shown on any Tax Return or any Consolidated or Combined Tax Return) have been duly and timely paid.

(c) To the Knowledge of the Company, no claim has ever been made by an authority in any jurisdiction that Company or the Bank was required to file any Tax Return that was not filed.

(d) The Company has prior to the date hereof provided to the Buyer copies of all Tax Returns filed by the Company for all periods ending on or after December 31, 2002.

(e) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, Taxes due for any taxable period with respect to any Tax for which the Company or the Bank may be subject or liable.

(f) There are no pending, or to the Knowledge of the Company, threatened, audits, assessments, collections, investigations or other proceedings by any Governmental Entity with respect to Taxes against the Company or the Bank.

(g) There are no Liens for Taxes upon the assets or properties of the Company or the Bank, except for statutory Liens for current Taxes not yet due.

(h) Neither Company nor the Bank is a party to any agreement relating to the sharing or allocation of Taxes or indemnification agreement with respect to Taxes or similar contract or arrangement.

(i) Neither the Company nor the Bank has entered into any closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign tax law) or any other agreement with similar Tax purposes.

(j) Neither the Company nor the Bank has liability for Taxes of any Person (other than the Company or the Bank) under Section 1.1502-6 of the Treasury Regulations (or similar provisions of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(k) Since the date of the Company Balance Sheet or the Bank Balance Sheet, neither the Company nor the Bank has incurred any liability for Taxes other than in the ordinary course of business.

(l) No power of attorney is currently in force with respect to any matter relating to Taxes of the Company or the Bank.

(m) The Bank has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(n) Neither the Company nor the Bank is obligated to make any payments, and is not party to any agreement that would obligate it to make any payments, that would not be deductible under Section 280G of the Code by reason of transactions contemplated by this Agreement.

3.11 Employee Benefit Plans.

(a) Section 3.11(a) of the Company Disclosure Schedule contains a true, complete and correct list of: each deferred compensation plan and each incentive compensation plan, equity compensation plan, “welfare” plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); each “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or the Bank or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with the Company or the Bank would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA, or to which the Company, the Bank or an ERISA Affiliate is party, whether written or oral, for the benefit of any employee or former employee of the Company or the Bank (the “Plans”).

(b) With respect to each Plan, the Company has heretofore delivered or made available to the Buyer true and complete copies of the Plan and any amendments thereto (or if the Plan is not a written Plan, a description thereof).

(c) No liability under Title IV, Section 302 of ERISA or Sections 412 and 4971 of the Code has been incurred by the Company, the Bank or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company, the Bank or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due).

(d) With respect to each Plan that is subject to Section 412 of the Code or Title IV of ERISA, the present value of accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan’s actuary with respect to such plan did not exceed, as of its latest valuation date, the then current value of the assets of such plan allocable to such accrued benefits.

(e) No Plan is a “multiemployer pension plan,” as defined in Section 3(37) of ERISA, nor is any Plan a plan described in Section 4063(a) of ERISA.

(f) To the Knowledge of the Company, and except as set forth in Section 3.11(f) of the Company Disclosure Schedule, each Plan has been operated and administered in all material respects in accordance with its terms and applicable Law, including but not limited to ERISA and the Code.

(g) Each Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has been determined to be so qualified by the Internal Revenue Service and, to the Knowledge of the Company, nothing has occurred that would reasonably be expected to result in any such plan ceasing to be so qualified and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code, except as set forth in Section 3.11(f) of the Company Disclosure Schedule.

(h) Except as set forth in Section 3.11(h) of the Company Disclosure Schedule, no Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or the Bank for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

(i) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company, the Bank or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer. Nothing in the Section 3.11(i) shall in any way limit the Company’s ability to terminate the AccessBank Plan, the DRP or the ESP.

(j) Except as set forth in Section 3.11(j) of the Company Disclosure Schedule, there are no pending or, to the Knowledge of the Company, threatened or anticipated claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits or claims which would not be reasonably expected to have a Material Adverse Effect on the Company or the Bank).

3.12 Company Information. The information relating to the Company that is provided to the Buyer by the Company or its representatives for inclusion in the Proxy Statement/Prospectus, the S-4, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or any other document filed with any other Governmental Entity in connection herewith will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement/Prospectus and any filing pursuant to Rule 14a-12 under the Exchange Act will comply with the provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Buyer specifically for inclusion or incorporation by reference in the Proxy Statement/Prospectus.

3.13 Compliance with Applicable Law.

The Company and each of its Subsidiaries:

(a) are and have been in compliance, in the conduct of its business, with all Laws applicable thereto or to the employees conducting such businesses, including the Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA Patriot Act”), the trade sanctions administered and enforced by the Department of Treasury’s Office of Foreign Assets Controls, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, all other applicable fair lending Laws and other Laws relating to discrimination, except where the failure in such compliance would not have a Material Adverse Effect on the Company or the Bank. The Bank has a Community Reinvestment Act rating of “satisfactory or better”;

(b) have all permits, licenses, franchises, certificates, orders, and approvals of, and have made all filings, applications, and registrations with, Governmental Entities that are required in order to permit the Company and its Subsidiaries to carry on their business as currently conducted, except where the failure to have such permits, licenses, franchises, certificates, orders, and approvals, or to make such filings, applications, and registrations would not have a Material Adverse Effect on the Company or the Bank; and

(c) have received no notification or communication from any Governmental Entity (i) asserting that either the Company or any of its Subsidiaries is not in compliance with any Law, (ii) threatening to revoke any permit, license, franchise, certificate of authority or other governmental authorization, or (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC deposit insurance.

3.14 Certain Contracts.

(a) Except as set forth in Section 3.14(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral):

(i) with respect to the employment or retention of any director, officer, employee or consultant;

(ii) which, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from the Buyer, the Company, the Bank, the Surviving Corporation or any of their respective Subsidiaries to any officer, director, consultant or employee thereof;

(iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed in whole or in part after the date of this Agreement;

(iv) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on 90 days or less notice involving the payment of more than $18,000 per annum, in the case of any such agreement with an individual, or $24,000 per annum, in the case of any other such agreement;

(v) which materially restricts the conduct of any line of business by the Company or any of its Subsidiaries;

(vi) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(vii) which relates to indebtedness owed by the Company or any of its Subsidiaries, or the guarantee thereof (other than contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements and trade payables incurred in the ordinary course of business consistent with past practice);

(viii) involving intellectual property or relating to the provision of data processing, network communication or other technical services to or by the Company or any of its Subsidiaries, other than agreements entered into in the ordinary course of business;

(ix) with respect to any mortgage, pledge, indenture or security agreement or similar arrangement constituting an Encumbrance upon the assets or properties of the Company or any of its Subsidiaries;

(x) for the sale or purchase of personal property having a value individually, with respect to all sales or purchases thereunder, in excess of $10,000, other than in the ordinary course of business; or

(xii) for the sale or purchase of fixed assets or real estate having a value individually, with respect to all sales or purchases thereunder, in excess of $10,000.

Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth in Section 3.14(a) of the Company Disclosure Schedule, is referred to herein as a “Company Contract”. The Company has previously made available to the Buyer true, complete and correct copies of each Company Contract.

(b) Except as set forth in Section 3.14(b) of the Company Disclosure Schedule, (i) each Company Contract is valid and binding, in full force and effect and enforceable in accordance with its respective terms, subject to general principles of equity and to bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally, (ii) the Company or its Subsidiary has performed in all material respects all obligations required to be performed by them to date under each Company Contract and (iii) no event or condition exists or has occurred which violates, conflicts with, results in a breach of any provision of or the loss of any benefit under, constitutes a default (or an event which, with notice or lapse of time, or both, would constitute a default) on the part of any party under, results in the termination of or a right of termination or cancellation on the part of any party under, accelerates the performance required on the part of any party by, or results in the creation of any Encumbrance (other than Permitted Liens) upon any of the assets of the Company or any of its Subsidiaries under any of the terms, conditions or provisions of any Company Contract, except, in each case, where such failure to be valid and binding or in full force and effect, failure to be enforceable, failure to perform or such violation, conflict, breach or default, has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

3.15 Agreements with Regulatory Agencies. Except as set forth in Section 3.15 of the Company Disclosure Schedule, neither the Company nor the Bank is subject to any cease-and-desist or other order or memorandum of understanding, either formal or informal, issued by any Regulatory Agency or other Governmental Entity, or is a party to any Regulatory Agreement that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has any of the Company or the Bank been advised in writing by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any Regulatory Agreement. As of the date of this Agreement, the Company is not aware of any fact or circumstance pertaining to the Company or the Bank which is reasonably likely to prevent the Buyer or any of its Subsidiaries from obtaining the governmental approvals and consents required in connection with the consummation of the transactions contemplated hereby.

3.16 Property.

(a) Each of the Company and its Subsidiaries has good and marketable title free and clear of all Encumbrances to all of the properties and assets, real and personal, tangible or intangible, which are reflected on the Company Balance Sheet or acquired after such date (collectively, the “Company Assets”), except for (i) dispositions of such properties or assets in the ordinary course of business or, after the date hereof, permitted by this Agreement, and (ii) Permitted Liens.

(b) Each of the Company and its Subsidiaries owns or leases all properties and assets, real and personal, tangible or intangible, required to conduct its business in the ordinary course, consistent with past practice.

(c) With respect to each lease pursuant to which the Company or any of its Subsidiaries, as lessee, leases real or personal property, (i) such lease is valid and binding, in full force and effect and enforceable in accordance with its respective terms subject to general principles of equity and to bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally, (ii) the Company or its Subsidiary, as applicable, has performed in all material respects all obligations required to be performed by it to date under such lease, (iii) no event or condition exists or has occurred which violates, conflicts with, results in a breach of any provision of or the loss of any benefit under, constitutes a default (or an event which, with notice or lapse of time, or both, would constitute a default) on the part of any party under, results in the termination of or a right of termination or cancellation on the part of any party under, accelerates the performance required on the part of any party by, or results in the creation of any Encumbrance (other than a Permitted Lien) upon any of the assets of the Company or any of its Subsidiaries under any of the terms, conditions or provisions of any such lease, except, in each case, where such failure to be valid and binding or in full force and effect, failure to be enforceable, failure to perform or such violation, conflict, breach or default, has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and (iv) without limiting the generality of Section 3.3(c), except as set forth in Section 3.16(c) of the Company Disclosure Schedule, consummation of the transactions contemplated hereby will not violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) on the part of any party under, result in the termination of or a right of termination or cancellation on the part of any party under, accelerate the performance required on the part of any party by, or result in the creation of any Encumbrance upon any of the assets of the Company or any of its Subsidiaries under any of the terms, conditions or provisions of any such lease.

3.17 Environmental Matters.

(a) Each of the Company and any of its Subsidiaries is and has been in compliance in all material respects with all applicable Environmental Laws.

(b) Each of the Company and any of its Subsidiaries possesses all permits, licenses, registrations, identification numbers, authorizations and approvals required under applicable Environmental Laws for the operation of its business as presently conducted.

(c) Neither the Company nor any of its Subsidiaries has received any written claim, notice of violation or citation concerning any violation or alleged violation of any applicable Environmental Law or any alleged liability involving the presence of any Hazardous Material pursuant to any Environmental Law.

(d) There are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits, proceedings or investigations pending or, to the Knowledge of the Company, threatened in writing, before any Governmental Entity or other forum in which Company, any of its Subsidiaries, any Participation Facility or, to the Knowledge of the Company, any Loan Property, has been or, with respect to threatened proceedings, may be, named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Laws, or (ii) relating to the Release, threatened Release or exposure to any Hazardous Material whether or not occurring at or on a site owned, leased or operated by the Company or any of its Subsidiaries, any Participation Facility or any Loan Property.

(e) The following definitions apply for purposes of this Section 3.17: (i) “Loan Property” means any property in which the Company or any of its Subsidiaries holds a security interest and, where required by the context, said term means the owner or operator of such property; and (ii) “Participation Facility” means any facility in which the Company or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property.

3.18 Insurance. Section 3.18 of the Company Disclosure Schedule sets forth a true, complete and correct list of the names, types, insurance policy numbers, insurance carriers, principal amounts of coverage and deductible amounts for all insurance policies maintained by the Company or any of its Subsidiaries (the “Insurance Policies”). Each of the Insurance Policies is in full force and effect, all premiums with respect thereto covering all periods up to and including the date of this Agreement have been paid, such premiums covering all periods from the date hereof up to and including the Closing Date shall have been paid on or before the Closing Date, to the extent then due and payable. Each of the Insurance Policies is valid and enforceable in accordance with its respective terms, subject to general principles of equity and to bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally. Neither the Company nor any of its Subsidiaries has been refused any insurance with respect to its business, nor has any coverage been limited or terminated by any insurance carrier to which any of the foregoing has applied for such insurance or with which any of the foregoing has carried insurance during the last three (3) years.

3.19 Employee Matters. Except as set forth in Section 3.19 of the Company Disclosure Schedule, (a) the Company and its Subsidiaries are and have been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety, and wages and hours; (b) neither the Company nor any of its Subsidiaries has received written notice of any charge or complaint against the Company or any of its Subsidiaries pending before the Equal Employment Opportunity Commission, the National Labor Relations Board, or any other government agency or court or other tribunal regarding an unlawful employment practice; (c) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement and there is no labor strike, slowdown, dispute or work stoppage actually pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries; (d) neither the Company nor any of its Subsidiaries has received written notice that any representation petition respecting the employees of the Company or any of its Subsidiaries has been filed with the National Labor Relations Board; (e) there are no union claims to represent any of the Company’s or the any of its Subsidiary’s employees and to the Company’s Knowledge, there has been no labor union prior to the date hereof organizing any employees of the Company or any of its Subsidiaries into one or more collective bargaining units; (f) there are no complaints, lawsuits, arbitrations or other proceedings pending, or to the Company’s Knowledge, threatened by or on behalf of any present or former employee of the Company or any of its Subsidiaries alleging breach of any express or implied contract of employment; and (g) the Company and its Subsidiaries are and have been in compliance with all notice and other requirements under the Worker Adjustment and Retraining Notification Act (“WARN”) or similar state or local statute.

3.20 Investment Securities. Section 3.20 of the Company Disclosure Schedule sets forth (a) the book and estimated fair value as of June 30, 2005 of the investment securities, mortgage-backed securities and securities held or available for sale of the Company and the Bank and (b) an investment securities report as of such date which includes security descriptions, CUSIP numbers, pool face values, book values and coupon rates. None of such securities are denominated in currencies other than U.S. dollars.

3.21 Administration of Fiduciary Accounts. The Company and the Bank have properly administered all accounts for which each acts as a fiduciary, including accounts for which each serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal Law. Neither the Company nor the Bank nor any of their directors, officers, employees or agents has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, complete and correct and accurately reflect the assets of such fiduciary account.

3.22 Derivative Transactions. Since December 31, 2004, neither the Company nor any of its Subsidiaries has engaged in transactions in or involving forwards, futures, options on futures, swaps or other derivative instruments except (a) as agent on the order and for the account of others or (b) as principal for purposes of hedging interest rate risk on U.S. dollar-denominated securities and other financial instruments and, in any case, in accordance with all applicable Laws and all directives, policies or guidelines of any Governmental Entity which has bank regulatory jurisdiction over the Company or any of its Subsidiaries. To the Knowledge of the Company, none of the counterparties to any contract or agreement with respect to any such instrument is in default with respect to such contract or agreement and no such contract or agreement, were it to be a Loan (as defined below) held by the Company or the Bank, would be classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans” or words of similar import. The financial position of the Company and its Subsidiaries under or with respect to each such instrument has been reflected in the books and records of the Company in accordance with GAAP consistently applied, and no open exposure of the Company or its Subsidiaries with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exceeds $50,000.

3.23 Loans.

(a) Except as set forth in Section 3.23(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries, as a lender, is a party to any written or oral (i) non-U.S. dollar denominated Loan, with or to any obligor, (ii) Loan with any director or executive officer of the Company or any of its Subsidiaries, or any Person controlling, controlled by or under common control with the Company or any of its Subsidiaries, other than residential mortgage loans and consumer credit in accordance with applicable bank regulatory Laws and all applicable directives, policies or guidelines of any Governmental Entity which has bank regulatory jurisdiction over the Company or any of its Subsidiaries, or (iii) Loan which was, as of April 30, 2005 (A) more than ninety (90) days past due with respect to any scheduled payment of principal or interest, (B) classified as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Credit Risk Assets”, “Concerned Loans” or words of similar import by any federal or state regulator or by the Company’s internal credit review system, (C) on non-accrual status as a result of the Company’s loan review procedures, or (D) which is a “negotiated loan” as that term is defined in Financial Accounting Standards No. 15.

(b) Each Loan or Loan Commitment was made or acquired by the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice at the time such Loan or Loan Commitment was made or acquired, as the case may be. Section 3.23(b) of the Company Disclosure Schedule contains the following true, complete and correct information (as of a date no earlier than June 30, 2005) with respect to each Loan or Loan Commitment: (i) the unpaid principal balance of each such Loan as well as the aggregate amount of each Loan Commitment, (ii) the payment status and maturity date of each such Loan, (iii) an indication whether such Loan is secured or unsecured and if secured, the priority of such security, (iv) the Company’s percentage of ownership of any such Loan or Loan Commitment (including such percentage of ownership of any participation arrangement relating to any Loan or Loan Commitment), and (v) the rate associated with each Loan and Loan Commitment. The credit files contain a true, complete and correct description of the collateral (including the Lien position of such collateral) securing each Loan or Loan Commitment.

(c) To the Knowledge of the Company, with respect to each Loan or Loan Commitment:

(i) Each Loan Document contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the practical realization (including realization by judicial foreclosure) of the benefits intended to be provided thereby, including by the security interest or Lien, if any, created and granted (or purported to be created or granted) by such Loan Document, subject to general principles of equity whether applied in a court of law or a court of equity and to bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally;

(ii) Each Loan, Loan Commitment and related Loan Document was issued, made and maintained in accordance with applicable Law and all applicable directives, policies or guidelines of any Governmental Entity which has bank regulatory jurisdiction over the Company or any of its Subsidiaries, and constitutes a valid, legal and binding obligation of the obligor thereunder, enforceable in accordance with its terms; there is no valid claim against the Company or any of its Subsidiaries with respect to, or valid defense to the enforcement by the Company or any of its Subsidiaries of, such Loan or Loan Commitment, subject to general principles of equity whether applied in a court of law or a court of equity and to bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally;

(iii) All Liens in any collateral described in each Loan Commitment and Loan Document as security for each Loan and Loan Commitment constitute valid and perfected Liens in such collateral (assuming the relevant Person obligated on or in respect to such Loan or Loan Commitment, including any guarantor, hypothecator or other provider of security) has rights in the collateral as to permit attachment), subject to (x) general principles of equity whether applied in a court of law or a court of equity and to bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally and (y) federal and state Laws relating to fraudulent conveyances and preferences;

(iv) None of the rights or remedies under the Loan Documents in favor of the Company or any of its Subsidiaries have been amended, modified, waived, supplemented, subordinated or otherwise altered by the Company or any of its Subsidiaries other than in good faith and in the ordinary course of business;

(v) All writings and other documents relating to any such amendment, modification, waiver, supplement, subordination or other alteration of any Loan or Loan Commitment are included among the Loan Documents; and

(vi) Section 3.23(c)(vi) of the Company Disclosure Schedule identifies all separate accounts, including, but not limited to, all lockboxes, escrow accounts (other than for loans serviced by others), cash collateral accounts, investment accounts and security deposits held or maintained by or on behalf of the Company or any of its Subsidiaries or any debtor in connection with any Loan or Loan Commitment.

(d) Except as set forth in Section 3.23(d) of the Company Disclosure Schedule, each file of Loan Documents pertaining to each Loan and Loan Commitment includes all documents relating to each such Loan or Loan Commitment that are necessary to enforce such Loan or Loan Commitment and the collateral security therefor, if any, and any commitment fees with respect thereto, if any.

(e) Section 3.23(e) of the Company Disclosure Schedule sets forth, as of June 30, 2005, the aggregate principal balance of Loans that are (i) 1 to 29 days past due, (ii) 30 to 59 days past due, (iii) 60 to 89 days past due and (iv) more than 89 days past due.

3.24 Intellectual Property. Except as set forth in Section 3.24 of the Company Disclosure Schedule, the Company owns or possesses valid and binding licenses and other rights to use without payment all material patents, copyrights, trade secrets, trade names, servicemarks and trademarks (the “Intellectual Property”) used in its business; and neither the Company nor any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others. The Company and its Subsidiaries have performed in all material respects all the obligations required to be performed and are not in default in any material respect under any contract, agreement, arrangement or commitment relating to the Intellectual Property.

3.25 Recommendation of the Company Board; Opinion of Financial Advisor.

(a) The Company Board, at a meeting duly called and held, duly adopted resolutions (i) determining that this Agreement and the transactions contemplated hereby are fair to, and in the best interests of, the stockholders of the Company, (ii) approving this Agreement and the transactions contemplated hereby, (iii) resolving to recommend adoption of this Agreement and approval of the Merger and the other transactions contemplated hereby by the stockholders of the Company and (iv) directing that the adoption of this Agreement and the approval of the Merger and the other transactions contemplated hereby be submitted to the Company’s stockholders for consideration in accordance with this Agreement, which resolutions, as of the date of this Agreement, have not been subsequently rescinded, modified or withdrawn in any way.

(b) The Company Board has adopted such resolutions as are necessary so that the provisions of Section 203 of the DGCL are inapplicable to the Merger or any of the other transactions contemplated by this Agreement. Except for Section 203 of the DGCL (which has been rendered inapplicable), to the Knowledge of the Company, no “moratorium,” “control share,” “fair price” or other antitakeover Laws are applicable to the Merger or any of the other transactions contemplated by this Agreement.

(c) Prior to the execution of this Agreement, the Company has received an opinion from Navigant Capital Advisors, LLC to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration to be received by the stockholders of the Company is fair to such stockholders from a financial point of view (the “Fairness Opinion”). Such opinion has not been amended or rescinded as of the date of this Agreement.

3.26 Reorganization. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the Code. Neither the Company nor any of its Subsidiaries has taken or caused to be taken any action which would reasonably be expected to disqualify the Merger as a tax free reorganization under Section 368(a) of the Code.

3.27 Disclosure Controls and Procedures. The Company and its Subsidiaries have designed and maintain a system of internal controls over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. The Company (a) has designed and maintains disclosure controls and procedures (as defined by 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosures, and (b) has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financing. The Company has made available to the Buyer a summary of any disclosure made by management to the Company’s auditors and audit committee since January 1, 2003.

3.28 No Other Representations. Except for the representations and warranties contained in this Article III, neither the Company nor the Bank nor any other Person or entity make any representation or warranty, express or implied, on behalf of the Company or the Bank.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF THE BUYER

The Buyer hereby represents and warrants to the Company as follows:

4.1 Organization.

(a) The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of New Mexico. The Buyer is duly registered as a bank holding company under the BHC Act. The Buyer has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified has not had and would not reasonably be expected to have a Material Adverse Effect on the Buyer. The copies of the certificate of incorporation, bylaws or similar governing documents of the Buyer, which have previously been made available to the Company, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

(b) The minute books of the Buyer and each of its Subsidiaries contain true and correct records of all meetings and other corporate actions held or taken since December 31, 2002 of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

(c) Neither the Buyer nor any of its Subsidiaries is in violation of any provision of its respective certificate of incorporation, bylaws or similar governing documents.

4.2 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of the Buyer consists of 20,000,000 shares of Buyer Common Stock and 1,000,000 shares of Buyer Preferred Stock. As of the date of this Agreement, there are (i) 15,358,565 shares of Buyer Common Stock issued and outstanding, (ii) no shares of Buyer Preferred Stock issued or outstanding and (iii) no shares of Buyer Common Stock or Buyer Preferred Stock reserved for issuance upon exercise of outstanding stock options or otherwise, except for 1,313,290 shares of Buyer Common Stock reserved for issuance pursuant to the Buyer options plans as set forth in Section 4.2(a) to the Buyer Disclosure Schedule (“Buyer Options”). All of the issued and outstanding shares of Buyer’s capital stock are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except for Buyer Options, as of the date of this Agreement, the Buyer is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of the Buyer or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of the Buyer. Without limiting the generality of the foregoing, except as noted above, as of the date of this Agreement, there is no outstanding option, warrant, convertible or exchangeable security, right, subscription, call, unsatisfied preemptive right or other agreement or right of any kind to purchase or otherwise acquire (including by exchange or conversion) any of the Buyer’s capital stock and no oral or written agreement, contract, arrangement, understanding, plan or instrument of any kind to which the Buyer is subject with respect to the issuance, voting or sale of issued or unissued shares of the Buyer’s capital stock.

(b) Section 4.2(b) of the Buyer Disclosure Schedule sets forth a true and correct list of all of the Subsidiaries of the Buyer. The Buyer owns, directly or indirectly, all of the issued and outstanding shares of the capital stock (or all of the other equity ownership interests) of each Subsidiary, free and clear of all Liens and security interests of any kind or nature whatsoever, and all of such shares are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of the Buyer has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any equity security or any security representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Without limiting the generality of the foregoing, there is no outstanding option, warrant, convertible or exchangeable security, right, subscription, call, unsatisfied preemptive right or other agreement or right of any kind to purchase or otherwise acquire (including by exchange or conversion) any of such Subsidiary’s capital stock and no oral or written agreement, contract, arrangement, understanding, plan or instrument of any kind to which any of the Buyer or any of its Subsidiaries is subject with respect to the issuance, voting or sale of issued or unissued shares of such Subsidiary’s capital stock.

(c) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the Buyer’s stockholders may vote have been issued by the Buyer or are outstanding.

4.3 Authority; No Violation.

(a) The Buyer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Buyer Board and no other corporate proceedings on the part of the Buyer are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Buyer and (assuming due authorization, execution and delivery by the Company and the Bank) this Agreement constitutes a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

(b) Neither the execution and delivery of this Agreement by the Buyer, nor the consummation by the Buyer of the transactions contemplated hereby, nor compliance by the Buyer with any of the terms or provisions hereof, will (i) violate any provision of the articles of incorporation or bylaws of the Buyer or its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (A) violate any Law or Judgment applicable to the Buyer or any of its Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the respective properties or assets of the Buyer or any of its Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Buyer or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (ii)(B), for such violations, conflicts, defaults, terminations, accelerations and Encumbrances which would not have, individually or in the aggregate, a Material Adverse Effect on the Buyer.

4.4 Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the Federal Reserve Board under the Bank Merger Act and the BHC Act and approval of such applications and notices, (b) the filing of a notice with the OTS pursuant to 12 C.F.R. § 563.22(h)(1), (c) the receipt of the approval of the Director of the New Mexico Financial Institutions Division to convert the Bank from a federal savings association to a New Mexico state bank, (d) the filing and approval of applications with the Director of the New Mexico Financial Institutions Division to, among other things, merge the Bank into the Buyer Bank immediately upon conversion of the Bank to a New Mexico state bank, (e) filings under state securities and “blue sky” Laws, (f) the filing of Articles of Merger with the Public Regulation Commission of the State of New Mexico pursuant to the NMBCA and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (g) the authorization to list shares of Buyer Common Stock to be issued in the Merger on the NASDAQ, (h) the filing of this Agreement and the Bank Merger Agreement together with copies of the resolutions approving this Agreement and the Bank Merger Agreement and a certificate of the appropriate officers of the Company that shareholders voted to approve this Agreement and a certificate evidencing approval of the subsidiary Merger by the sole shareholder of the Buyer Bank with the Director of Financial Institutions Division pursuant to the NMBA and the Public Regulation Commission of the State of New Mexico, (i) the filing with the SEC of the Proxy Statement/Prospectus and the filing and declaration of effectiveness of the S-4 and any filings or approvals under applicable state securities laws and (j) such filings, authorizations or approvals as may be set forth in Section 4.4 of the Buyer Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with (i) the execution and delivery by the Buyer of this Agreement and (ii) the consummation by Buyer of the Merger and the other transactions contemplated hereby, other than consents, approvals, filings or registrations which have been obtained or made or which, if not obtained or made, would not have, individually or in the aggregate, a Material Adverse Effect on the Buyer.

4.5 Reports

(a) The Buyer and each of its Subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since July 31, 2000 with any Governmental Entities and any SRO, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Entity or an SRO in the regular course of business of the Buyer and its Subsidiaries, no Governmental Entity or SRO has initiated any proceeding or, to the Knowledge of the Buyer, investigation into the business or operations of the Buyer or any of its Subsidiaries since July 31, 2000. There is no material unresolved violation, criticism, or exceptions by any Governmental Entity with respect to any report or statement relating to any examinations of the Buyer or any of its Subsidiaries.

(b) The Buyer has previously made available to the Company a true, complete and correct copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 2002 by the Buyer with the SEC pursuant to the Securities Act or the Exchange Act (collectively, the “Buyer Reports”) and (b) communication mailed by the Buyer to its stockholders since January 1, 2002, and no such registration statement, prospectus, report, schedule, proxy statement or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. The Buyer has timely filed all Buyer Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Buyer Reports complied with the published rules and regulations of the SEC with respect thereto. There are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Buyer Reports. No executive officer of the Buyer has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 and no enforcement action has been initiated against the Buyer by the SEC or any State Regulator relating to disclosures contained in any Buyer Reports since December 31, 2000.

4.6 Financial Statements.

(a) The Buyer has previously made available to the Company copies of (i) the consolidated statements of financial condition of Buyer as of December 31 for the fiscal years 2003 and 2004, and the related consolidated statements of operations and comprehensive income, stockholder’s equity for the fiscal years then ended, as reported in the Buyer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 filed with the SEC under the Exchange Act, in each case accompanied by the audit report of KPMG LLP, independent public accountants with respect to the Buyer, and (ii) the unaudited consolidated statements of financial condition of the Buyer as of June 30, 2005 and the related unaudited statement of operations for the three (3) month period then ended as reported in the Buyer’s Quarterly Report on Form 10-Q for the period ended June 30, 2005 filed with the SEC under the Exchange Act. The December 31, 2004 consolidated statement of financial condition of the Buyer (including the related notes, where applicable) (the “Buyer Balance Sheet”) fairly presents the consolidated financial position of the Buyer and its Subsidiaries, and, as of the date thereof, the other financial statements referred to in this Section 4.6 (including the related notes, where applicable) fairly present, the consolidated financial position and the results of the consolidated operations of the Buyer and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q.

(b) Except for (i) those liabilities that are fully reflected or reserved for in the consolidated financial statements of the Buyer included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2005, as filed with the SEC, or (ii) liabilities and obligations incurred since June 30, 2005 in the ordinary course of business consistent with past practice, neither the Buyer nor any of its Subsidiaries has incurred any material liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due), other than pursuant to or as contemplated by this Agreement.

(c) The books and records of the Buyer and its Subsidiaries are maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect all transactions in a lawful manner. All assets and liabilities of the Buyer and its Subsidiaries and all transactions thereof have been recorded in all material respects on the books and records of the Buyer and its Subsidiaries, in accordance with GAAP and accurately present in all material respects the transactions described therein.

(d) The deposit accounts of the Buyer Bank are insured by the FDIC through the Bank Insurance Fund to the fullest extent permitted by the Federal Deposit Insurance Act, and all premiums and assessments required to be paid in connection therewith have been paid by the Buyer.

4.7 Broker’s Fees. Neither the Buyer nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement and no payment is due from the Buyer for such services.

4.8 Absence of Certain Changes or Events.

(a) Since December 31, 2004, there has been no change, development, event or circumstance or combination of changes, developments, events or circumstances which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Buyer.

(b) Since December 31, 2004, the Buyer and its Subsidiaries have carried on their businesses in the ordinary course consistent with past practices.

4.9 Legal Proceedings.

(a) Neither the Buyer nor any of its Subsidiaries is a party to any, and there are no pending or, to the Buyer’s Knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Buyer or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement, other than any proceedings, claims, actions or investigations which, individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect on the Buyer.

(b) There is no Judgment or regulatory restriction imposed upon the Buyer, any of its Subsidiaries or the assets of the Buyer or any of its Subsidiaries or the assets of the Buyer or any of its Subsidiaries which has had, or would reasonably be expected to have, a Material Adverse Effect on the Buyer.

(c) There is no legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation of any nature pending or, to the Knowledge of the Buyer, threatened against the Buyer or any of its Subsidiaries which seek to enjoin or obtain damages in respect of the consummation of the transactions contemplated by this Agreement.

4.10 Taxes. Except as set forth in Section 4.10 of the Buyer Disclosure Schedule:

(a) All Tax Returns required to be filed by the Buyer and its Subsidiaries have been filed with the appropriate taxing authorities when due and in accordance with applicable Law, and all such Tax Returns are true, correct and complete in all respects.

(b) All Taxes owed by the Buyer and its Subsidiaries and all Taxes owed by any Person for which the Buyer or its Subsidiaries could be held responsible (whether or not shown on any Tax Return or any Consolidated or Combined Tax Return) have been duly and timely paid.

(c) To the Knowledge of the Buyer, no claim has ever been made by an authority in any jurisdiction that the Buyer or any of its Subsidiaries was required to file any Tax Return that was not filed.

(d) The Buyer has prior to the date hereof provided to the Company copies of all Tax Returns filed by the Buyer for all periods ending on or after December 31, 2002.

(e) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, Taxes due for any taxable period with respect to any Tax for which the Buyer or any of its Subsidiaries may be subject or liable.

(f) There are no pending, or to the Knowledge of the Buyer, threatened, audits, assessments, collections, investigations or other proceedings by any Governmental Entity with respect to Taxes against the Buyer or any of its Subsidiaries.

(g) There are no Liens for Taxes upon the assets or properties of the Buyer or any of its Subsidiaries, except for statutory Liens for current Taxes not yet due.

(h) Neither the Buyer nor any of its Subsidiaries is a party to any agreement relating to the sharing or allocation of Taxes or indemnification agreement with respect to Taxes or similar contract or arrangement.

(i) Neither the Buyer nor any of its Subsidiaries has entered into any closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign tax law) or any other agreement with similar Tax purposes.

(j) Neither the Buyer nor any of its Subsidiaries has liability for Taxes of any Person (other than the Buyer or its Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or similar provisions of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(k) Since the date of the Buyer Balance Sheet, neither the Buyer nor any of its Subsidiaries has incurred any liability for Taxes other than in the ordinary course of business.

(l) No power of attorney is currently in force with respect to any matter relating to Taxes of the Buyer or any of its Subsidiaries.

(m) The Buyer has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(n) Neither the Buyer nor any of its Subsidiaries is obligated to make any payments, and is not party to any agreement that would obligate it to make any payments, that would not be deductible under Section 280G of the Code by reason of transactions contemplated by this Agreement.

4.11 Buyer Information. The information relating to the Buyer to be contained in the Proxy Statement/Prospectus, the S-4, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or any other document filed with any other Governmental Entity in connection herewith will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement/Prospectus, the S-4 and any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act will comply with the provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder except that no representation or warranty is made by Buyer with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement/Prospectus.

4.12 Compliance with Applicable Law. The Buyer and each of its Subsidiaries:

(a) are, and have been, in compliance, in the conduct of its business, with all Laws applicable thereto or to the employees conducting such businesses, including the Bank Secrecy Act, the USA Patriot Act, the trade sanctions administered and enforced by the Department of Treasury’s Office of Foreign Assets Controls, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, all other applicable fair lending laws and other laws relating to discrimination, except where failure in such compliance would not have a Material Adverse Effect on the Buyer. The Buyer and its Subsidiaries each have a Community Reinvestment Act rating of “satisfactory or better”;

(b) have all permits, licenses, franchises, certificates, orders, and approvals of, and have made all filings, applications, and registrations with, Governmental Entities that are required in order to permit the Buyer and its Subsidiaries to carry on their business as currently conducted, except where such failure to have such permits, licenses, franchises, certificates, orders or approvals, or to make such filings, applications or registrations would not have a Material Adverse Effect on the Buyer; and

(c) have received no notification or communication from any Governmental Entity (i) asserting that either the Buyer or any of its Subsidiaries is not in compliance with any Law, (ii) threatening to revoke any permit, license, franchise, certificate of authority or other governmental authorization, or (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC deposit insurance.

4.13 Agreements with Regulatory Agencies. Except as set forth in Section 4.13 of the Buyer Disclosure Schedule, neither the Buyer nor any of its Subsidiaries is subject to any cease-and-desist or other order or memorandum of understanding, either formal or informal, issued by any Regulatory Agency or other Governmental Entity, or is a party to any Regulatory Agreement that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has any of the Buyer or any of its Subsidiaries been advised in writing by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any Regulatory Agreement. As of the date of this Agreement, the Buyer is not aware of any fact or circumstance pertaining to the Buyer or its Subsidiaries which is reasonably likely to prevent it or any of its Subsidiaries from obtaining the governmental approvals and consents required in connection with the consummation of the transactions contemplated hereby.

4.14 Reorganizations. As of the date of this Agreement, neither the Buyer nor any of its Subsidiaries has reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the Code. Neither the Buyer nor any of its Subsidiaries has taken or caused to be taken any action which would reasonably be expected to disqualify the Merger as a tax free reorganization under Section 368(a) of the Code.

4.15 Disclosure Controls and Procedures.

The Buyer and its Subsidiaries have designed and maintain a system of internal controls over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. The Buyer (a) has designed and maintains disclosure controls and procedures (as defined by 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Buyer in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Buyer’s management as appropriate to allow timely decisions regarding required disclosures, and (b) has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date hereof, to the Buyer’s auditors and the audit committee of the Buyer Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Buyer’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Buyer’s internal controls over financing. The Buyer has made available to the Company a summary of any disclosure made by management to the Buyer’s auditors and audit committee since January 1, 2002.

4.16 No Other Representations. Except for the representations and warranties contained in this Article IV, neither the Buyer nor any other Person or entity makes any representation or warranty, express or implied, on behalf of the Buyer or any of its Affiliates.

ARTICLE V

ADDITIONAL COVENANTS

5.1 Covenants relating to the Company.

(a) The Company shall, and cause each of its Subsidiaries to, during the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of the Buyer, (i) carry on its business in the ordinary course consistent with past practice and (ii) use reasonable best efforts to make available to Buyer the services of the officers and employees of the Company and its Subsidiaries, to preserve (and to cause the Company or any of its Subsidiaries to preserve) the good will and relationships with customers, suppliers and others having business dealings with the Company or any of its Subsidiaries, to maintain (and to cause the Company or any of its Subsidiaries to maintain) the Company’s assets that constitute tangible personal property in normal operating condition and repair in accordance with past practice (ordinary wear and tear excepted), to maintain (and to cause the Company or any of its Subsidiaries to maintain) the books and records of the Company and its Subsidiaries in the regular manner, to cause the Company or any of its Subsidiaries to perform in all material respects all of its obligations under the Company Contracts, and to cause the Company and any of its Subsidiaries to comply in all material respects with all applicable Laws and all applicable directives, policies or guidelines of any Governmental Entity which has bank regulatory jurisdiction over the Company.

(b) Without limiting the generality of clause (a) or as otherwise contemplated by this Agreement or consented to in writing by the Buyer, each of the Company and any of its Subsidiaries shall not permit the Company or any of its Subsidiaries to:

(i) with respect to the Company and any non-wholly owned Subsidiary of the Company, declare or pay any dividends on, or make other distributions in respect of, any shares of its capital stock, except that the Company shall be permitted to declare and pay a cash dividend of no more than $0.35 per share; provided further that the aggregate amount payable by the Company should not exceed $660,000.00;

(ii) (A) repurchase, redeem or otherwise acquire any shares of the capital stock of the Company, or any securities convertible into or exercisable for any shares of the capital stock of the Company, (B) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) create, allot, issue, deliver or sell, or authorize or propose the creation, allotment, issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire or right to subscribe in respect of any such shares, or enter into any agreement with respect to any of the foregoing;

(iii) file any application to relocate or terminate the operations of any branch or banking office of it;

(iv) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with prudent banking practices;

(v) restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(vi) make or purchase, or commit to make or purchase, any loan or loans, or extend any line of credit, to any borrower and its affiliates in an aggregate principal amount greater than $250,000 or in an amount which, when aggregated with any existing indebtedness to the Bank and lines of credit from the Bank of such borrower and its affiliates, would exceed $250,000; provided, however, that if at any time from the date of this Agreement to the Closing Date, the Bank desires to make or purchase, or commit to make or purchase, any such loan, or extend any such line of credit, the Bank shall furnish to the Buyer, promptly upon its substantial completion, the information package prepared by the Bank’s loan committee with respect to such proposed loan requests and any other information that the Buyer may reasonably request (collectively, the “Loan Request Documents”), and unless, within 72 hours of receiving the Loan Request Documents, the Buyer notifies the Bank (whether telephonically or in writing) that the Buyer objects to the making of such loan or the extension of such credit, the Buyer shall be deemed to have consented to such loan or extension of credit;

(vii) amend its respective certificate of incorporation, by-laws or other similar governing documents or adopt resolutions inconsistent therewith;

(viii) make any capital expenditures in excess of (A) $25,000 per project or related series of projects or (B) $250,000 in the aggregate, other than expenditures necessary to maintain existing assets in good repair;

(ix) enter into any new line of business;

(x) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

(xi) change any of the accounting methods used by it unless required by GAAP;

(xii) make, revoke, change, or amend any election relating to Taxes, enter into any closing agreement relating to Taxes, settle or compromise any claim or assessment relating to Taxes, agree to any adjustment of any Tax attribute, file any claim for a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment or amend any Tax Returns (other than income Tax Returns);

(xiii) (A) adopt or amend any employee benefit plan or any agreement, arrangement, plan or policy between the Company or any of its Subsidiaries and one or more of its current or former directors, officers or employees, however, the Company will terminate the AccessBank Plan, the DRP, and the ESP pursuant to Section 2.5(k), and therefore, the Company may make such amendments to such plans and take such other action as it deems necessary to effectuate such termination, including the forgiveness of the exempt loan between the AccessBank Plan and the Company, or (B) other than normal wage or salary increases in the ordinary course of business consistent with past practice, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit except as required by any plan or agreement as in effect as of the date hereof and set forth in Section 3.11(a) of the Company Disclosure Schedule (including the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares);

(xiv) sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its assets, properties or other rights or agreements, except in the ordinary course of business consistent with past practices;

(xv) incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, except for advances from a Federal Home Loan Bank made in the ordinary course of business consistent with past practices;

(xvi) create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any Company Contract, agreement or lease for goods, services or office space to which the Company or the Bank is a party or by which the Company or the Bank or their properties are bound, other than the renewal in the ordinary course of business of any lease the term of which expires prior to the Closing Date;

(xvii) take any action intended or reasonably likely to result in (A) a Material Adverse Effect on the Company or the Buyer, (B) any of the representations and warranties of the Company set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Closing Date, (C) any of the conditions to the Merger set forth in Article VII not being satisfied in a timely manner or (D) a material violation of any provision of this Agreement, except, in each case, as required by applicable Law;

(xviii) settle any claim, action or proceeding against the Company or the Bank in an amount in any one case in excess of $50,000 or $250,000 in the aggregate;

(xix) take or cause to be taken, fail to take or cause to be taken, any action which would reasonably be expected to disqualify the Merger as a tax free reorganization under Section 368(a) of the Code; and

(xx) agree to do any of the foregoing.

5.2 Buyer Forbearance. Except as expressly contemplated or permitted by this Agreement, or as required by applicable Law or any applicable directive, policy or guideline of any Governmental Entity which has bank regulatory jurisdiction over the Buyer during the period from the date of this Agreement to the Closing Date, the Buyer shall not, and shall not permit any of its Subsidiaries to take any action that is intended or may reasonably be expected to result in any of its representations or warranties herein being or becoming untrue in any material respect at any time prior to the Closing, in any of the conditions to the Merger set forth in Article VII not being satisfied or in a material violation of any provision of this Agreement.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) The Company shall promptly prepare and file with the SEC the Proxy Statement/Prospectus, and the Buyer shall promptly prepare and file with the SEC the S-4. Each of the Buyer and the Company shall use reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and thereafter to mail the Proxy Statement/Prospectus to stockholders of the Company.

(b) Subject to subsection (e) below, the parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties or Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement. The Company and the Buyer shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to the Company or the Buyer, as the case may be, and, in the case of the Buyer, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties or Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to consummation of the transactions contemplated hereby.

(c) The Buyer and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement/Prospectus and the S-4 or any other statement, filing, notice or application made by or on behalf of the Buyer, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(d) The Buyer and the Company shall cooperate to keep each other reasonably apprised of material written communications received by the Buyer, on the one hand, or the Company, on the other hand, or any of their respective Subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated by this Agreement, in each case to the extent permitted by Law.

(e) The Buyer hereby agrees to use its reasonable best efforts to file all state, federal and foreign regulatory applications and notices required to consummate the Merger.

6.2 Access to Information.

(a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each of the Company and the Buyer shall afford to the officers, employees, accountants, counsel and other Representatives of the other, access, during normal business hours during the period prior to the Closing, to all of such party’s and its Subsidiary’s properties, books, contracts, commitments, records, Tax Records, officers, employees, accountants, counsel and other Representatives in a manner not unreasonably disruptive to the business of such party, and, during such period, shall make available all information concerning such party’s business, properties and Personnel as the other party may reasonably request. The parties shall not be required to provide access to or to disclose information where such access or disclosure would violate the rights of customers, jeopardize any attorney-client or work product privilege or contravene any Law, rule, regulation, Judgment or fiduciary duty existing prior to the date of this Agreement or binding agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. All information provided hereunder is subject to the provisions of the Confidentiality Agreement.

(b) No investigation by any of the parties or their respective Representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein.

6.3 Cooperation; Legal Conditions to the Merger.

(a) Each of the Buyer, on the one hand, and the Company, on the other hand, shall, and shall cause its Affiliates to, use their reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Affiliates with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by the Company, the Buyer, the Bank or any of their respective Affiliates in connection with the Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of such consent, authorization, order or approval; provided, however, that neither the Buyer, on the one hand, nor the Company or the Bank, on the other hand, shall be obligated to pay any consideration therefore to the third party from whom any such consent, authorization or approval is requested (other than filing fees and other similar fees payable to a Governmental Entity); provided further that neither the Buyer, on the one hand, nor the Company or the Bank, on the other hand, shall be obligated to divest any of their respective assets in connection with the Merger and the other transactions contemplated by this Agreement.

6.4 Third Party Proposals.

(a) The Company agrees that, except as expressly contemplated by this Agreement, neither it nor any of its Subsidiaries shall, and the Company shall, and shall cause its Subsidiaries and affiliates (as such term in used in Rule 12b-2 under the Exchange Act) to, cause their respective officers, directors, investment bankers, attorneys, accountants, financial advisors, agents and other representatives not to (i) directly or indirectly initiate, solicit, knowingly encourage or facilitate (including by way of furnishing information) any inquiries or the making or submission of any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to the Company or any of its Subsidiaries or afford access to the properties, books or records of the Company or any of its Subsidiaries to any Person that has made an Acquisition Proposal or to any Person in contemplation of an Acquisition Proposal, or (iii) accept an Acquisition Proposal or enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding, (A) constituting or related to, or that is intended to or could reasonably be expected to lead to, any Acquisition Proposal (other than an Acceptable Confidentiality Agreement permitted pursuant to this Section 6.4) or (B) requiring, intended to cause, or which could reasonably be expected to cause the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement (each an “Acquisition Agreement”). Any violation of the foregoing restrictions by any of the Company’s Subsidiaries or by any representatives of the Company or any of its Subsidiaries, whether or not such representative is so authorized and whether or not such representative is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Agreement by the Company. Notwithstanding anything to the contrary in this Agreement, the Company and the Company Board may take any actions described in clause (ii) of this Section 6.4(a) with respect to a third party if at any time prior to the Special Meeting (x) the Company receives a written Acquisition Proposal from such third party (and such Acquisition Proposal was not initiated, solicited, knowingly encouraged or facilitated by the Company or any of its Subsidiaries or any of their respective officers, directors, investment bankers, attorneys, accountants, financial advisors, agents or other representatives) and (y) such proposal constitutes a Superior Proposal, provided that the Company shall not deliver any information to such third party without entering into an Acceptable Confidentiality Agreement. Nothing contained in this Section 6.4 shall prohibit the Company or the Company Board from taking and disclosing to the Company’s shareholders a position with respect to an Acquisition Proposal to the extent required by applicable Law.

(b) Neither (i) the Company Board nor any committee thereof shall directly or indirectly (A) withdraw (or amend or modify in a manner adverse to the Buyer), or publicly propose to withdraw (or amend or modify in a manner adverse to the Buyer), the approval, recommendation or declaration of advisability by the Company Board or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement in connection with the receipt of any Acquisition Proposal or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquisition Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) nor (ii) shall the Company or any of its Subsidiaries execute or enter into an Acquisition Agreement. Notwithstanding the foregoing, at any time prior to the Special Meeting, and subject to the Company’s compliance at all times with the provisions of this Section 6.4, in response to a Superior Proposal, the Company Board may make a Company Adverse Recommendation Change; provided, however, that the Company shall not be entitled to exercise its right to make a Company Adverse Recommendation Change in response to a Superior Proposal (X) until three Business Days after the Company provides written notice to the Buyer (a “Company Notice”) advising the Buyer that the Company Board or a committee thereof has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, and identifying the Person or group making such Superior Proposal and (Y) if during such three Business Day period, the Buyer proposes any alternative transaction (including any modifications to the terms of this Agreement), unless the Company Board determines in good faith (after consultation with its financial advisors and outside legal counsel, and taking into account all financial, legal, and regulatory terms and conditions of such alternative transaction proposal) that such alternative transaction proposal is not at least as favorable to the Company and its shareholders from a financial point of view as the Superior Proposal (it being understood that any change in the financial or other material terms of a Superior Proposal shall require a new Company Notice and a new three Business Day period under this Section 6.4(b)).

(c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 6.4, as promptly as practicable after receipt thereof, the Company shall advise the Buyer in writing of any request for information or any Acquisition Proposal received from any Person, or any inquiry, discussions or negotiations with respect to any Acquisition Proposal, and the terms and conditions of such request, Acquisition Proposal, inquiry, discussions or negotiations, and the Company shall promptly provide to the Buyer copies of any written materials received by the Company in connection with any of the foregoing, and the identity of the Person or group making any such request, Acquisition Proposal or inquiry or with whom any discussions or negotiations are taking place. The Company agrees that it shall simultaneously provide to the Buyer any non-public information concerning the Company or its Subsidiaries provided to any other Person or group in connection with any Acquisition Proposal which was not previously provided to the Buyer. The Company shall keep the Buyer fully informed of the status of any Acquisition Proposals (including the identity of the parties and price involved and any changes to any material terms and conditions thereof). The Company agrees not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it is a party.

(d) Immediately after the execution and delivery of this Agreement, the Company will, and will cause its Subsidiaries and their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents to, cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any possible Acquisition Proposal. The Company agrees that it shall (i) take the necessary steps to promptly inform its officers, directors, investments bankers, attorneys, accountants, financial advisors, agents or other representatives involved in the transactions contemplated by this Agreement of the obligations undertaken in this Section 6.4 and (ii) request each Person who has heretofore executed a confidentiality agreement in connection with such Person’s consideration of acquiring the Company or any portion thereof to return or destroy (which destruction shall be certified in writing by an executive officer of such Person) all confidential information heretofore furnished to such Person by or on the Company’s behalf.

(e) For purposes of Sections 6.4 and 8.1(g):

“Acceptable Confidentiality Agreement” shall mean an agreement that imposes customary obligations and restrictions on the counterparty thereto with respect to confidentiality of written, oral or electronically transmitted or stored information; provided that obligations and restrictions are no less onerous to the counterparty than those imposed on the Buyer in the Confidentiality Agreement.

“Acquisition Proposal” shall mean any bona fide proposal, whether or not in writing, for the (i) direct or indirect acquisition or purchase of a business or assets that constitutes 10% or more of the net revenues, net income or the assets (based on the fair market value thereof) of the Company and its Subsidiaries, taken as a whole, (ii) direct or indirect acquisition or purchase of 10% or more of any class of equity securities or capital stock of the Company or any of its Subsidiaries whose business constitutes 10% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or (iii) merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares of capital stock, tender offer, exchange offer, recapitalization, stock repurchase program or other similar transaction that if consummated would result in any Person or Persons beneficially owning 10% or more of any class of equity securities of the Company or any of its Subsidiaries whose business constitutes 10% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement.

“Superior Proposal” shall mean any bona fide written Acquisition Proposal made by a third party to acquire (which term shall include a parent to parent merger or other business combination with a similar result), directly or indirectly, pursuant to a tender offer, exchange offer, merger, share exchange, consolidation or other business combination, (A) 50% or more of the assets of the Company and its Subsidiaries, taken as a whole, or (B) 50% or more of the equity securities of the Company, in each case on terms which the Company Board determines in good faith (after consultation with its financial advisors and outside legal counsel, and taking into account all financial, legal and regulatory terms and conditions of the Acquisition Proposal and this Agreement, including any alternative transaction (including any modifications to the terms of this Agreement) proposed by the Buyer in response to such Superior Proposal, including any conditions to and expected timing of consummation, and any risks of non-consummation, of such Acquisition Proposal) to be superior to the Company and its shareholders (in their capacity as shareholders) from a financial point of view as compared to the transactions contemplated hereby and to any alternative transaction (including any modifications to the terms of this Agreement) proposed by the Buyer hereto pursuant to this Section 6.4.

6.5 Stockholder Approvals. The Company shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable following the date upon which the S-4 becomes effective (the “Company Special Meeting”) for the purpose of obtaining the Company Stockholder Approval to adopt this Agreement and, except as provided hereby, shall take all reasonable action to solicit the adoption of this Agreement by such stockholders. The Company Board shall, except as provided by Section 6.4, recommend adoption of this Agreement and the transactions contemplated hereby by the stockholders of the Company. Notwithstanding anything to the contrary herein, this Agreement shall (unless the Agreement shall have been terminated in accordance with its terms) be submitted to the stockholders of the Company at the Company Special Meeting for the purpose of voting on the adoption of this Agreement and nothing contained herein shall be deemed to relieve the Company of such obligation.

6.6 Further Assurances. Each party to this Agreement shall execute such documents and other papers and perform such further acts as may be reasonably required to carry out the provisions hereof and the transactions contemplated hereby.

6.7 Subsequent Interim Financial Statements. As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter, including the fiscal quarter ended June 30, 2005, the Company shall deliver the Company’s consolidated statements of financial condition and related statements of operations prepared in accordance with GAAP with respect to such most recently completed fiscal quarter.

6.8 Notification of Certain Matters. Each of the Buyer and the Company shall give prompt written notice to the other of any fact, event or circumstance known to it that would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained in this Agreement. In addition, the Company shall give prompt written notice to the Buyer of any fact, event or circumstance Known to the Company that is reasonably likely, individually or in the aggregate, to result in any Material Adverse Effect on the Company.

6.9 Employees.

(a) Each Person who is an employee of the Company or any of its Subsidiaries immediately preceding the Closing Date (including employees on short-term leave but excluding employees on long-term disability) shall continue as an employee of the Surviving Corporation or one of its Subsidiaries after the Closing Date, at the discretion of the Buyer. Following the Effective Time, the Buyer shall provide each employee of the Bank who continues employment with the Surviving Corporation or one of its Subsidiaries after the Closing (“Transferred Employee”) with compensation and with participation in the employee benefit plans, programs and arrangements of the Buyer (the “Buyer Plans”), on substantially the same terms as such compensation, plans and benefits are offered to similarly situated employees of the Buyer; provided, however, that the benefits provided to Transferred Employees during the six-month period following the Effective Time shall be generally comparable to the benefits provided to such Transferred Employees immediately prior to the Effective Time (excluding any benefits under a bonus or other cash or equity compensation plan). Notwithstanding the foregoing, the Buyer shall not be obligated to provide any such Transferred Employee with coverage under any “bank-owned” life insurance policy maintained by the Buyer.

(b) Nothing in this Agreement shall be construed as requiring the Buyer or any of its Subsidiaries to employ any Transferred Employee for any length of time following the Effective Time. Nothing in this Agreement, express or implied, shall be construed to prevent the Buyer or its Subsidiaries from (i) terminating, or modifying the terms of employment of, any Transferred Employee following the

Effective Time or (ii) terminating or modifying to any extent in accordance with its terms any Buyer Plan or any other employee benefit plan, program, agreement or arrangement that the Buyer or its Subsidiaries may establish or maintain.

(c) The Buyer will, and will cause the Surviving Corporation or one of its Subsidiaries to, give Transferred Employees full credit for purposes of eligibility, vesting, and determination of the level of benefits under any employee benefit plans or arrangements maintained by the Buyer or the Surviving Corporation or one of its Subsidiaries (but not for purposes of benefit accruals) in which such Transferred Employees are eligible to participate for such Transferred Employees’ service with the Company or its Subsidiaries to the same extent recognized by the Company or its Subsidiaries immediately prior to the Closing Date. Without limiting the generality of the foregoing, the Buyer will, or will cause the Surviving Corporation or one of its Subsidiaries to recognize such Transferred Employees’ service with the Company or its Subsidiaries for purposes of participation in any retirement (including 401(k)), disability, medical insurance, tuition reimbursement, vacation pay accrual and sick leave plans, policies, programs or arrangements (but not for purposes of benefit accruals). In connection therewith, the Buyer or such Surviving Corporation or any of its Subsidiaries will permit Transferred Employees with account balances in the AccessBank Plan after the Effective Time to roll such account balances into any such retirement plan under which such Transferred Employees will be permitted to participate. Such rollover contributions from the AccessBank Plan may consist of Merger Consideration.

(d) The Buyer agrees to assume, be bound by, honor and perform the Company’s or its Subsidiaries’ obligations under each of the management employment agreements listed in Section 3.14(a) of the Company Disclosure Schedule, and each such agreement shall continue in full force and effect following the Closing.

6.10 Stock Exchange Listing. Buyer shall use its reasonable best efforts to cause the shares of Buyer Common Stock to be issued in the Merger to be approved for listing on the NASDAQ, subject to official notice of issuance, prior to the Effective Time.

6.11 Indemnification; Insurance. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of any person who is or has been at any time prior to the date of this Agreement, a director, officer or employee of the Company or the Bank or any Subsidiaries (an “Indemnified Party”) as provided in their respective certificates or articles of incorporation or bylaws (or comparable organizational documents), and any existing indemnification agreements, shall survive the Merger and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring at or prior to the Effective Time. Buyer shall cause the individuals serving as officers and directors of the Company, the Bank or any of its Subsidiaries immediately prior to the Effective Time to be covered for a period of four years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by the Buyer with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby, including the Merger and the Subsidiary Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”), and all required third party consents shall have been obtained.

(b) No Injunctions or Restraints; Illegality. No Judgment or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger and the Subsidiary Merger shall be in effect. No Law shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger or the Subsidiary Merger.

(c) Stockholder Approval. The Company shall have received Company Stockholder Approval.

(d) Stock Exchange Listing. The shares of Buyer Common Stock to be issued to the holders of Company Common Stock upon consummation of the Merger shall have been authorized for listing on the NASDAQ.

(e) S-4 Effectiveness. The S-4 shall have become effective under the Securities Act, no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

7.2 Conditions to Obligations of Buyer. The obligation of the Buyer to effect the Merger is also subject to the satisfaction (or waiver by the Buyer) at or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 3.2(a) and (b) of this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; and (ii) the representations and warranties of the Company set forth in this Agreement (other than those set forth in Section 3.2(a) and (b)) shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, in each case, without regard to any exception or qualification in such representations and warranties relating to materiality or a Material Adverse Effect; provided, however, that notwithstanding anything in this Agreement to the contrary, the condition set forth in this Section 7.2(a)(ii) shall be deemed to have been satisfied even if such representations and warranties are not true and correct, unless the failure of any of such representations and warranties to be so true and correct would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) Performance of Obligations of Company and the Bank. Each of the Company and the Bank shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Certificate. The Buyer shall have received a certificate signed on behalf of the Company by an executive officer of the Company to the effect that the conditions set forth in Sections 7.2(a) and (b) above have been satisfied.

(d) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

(e) Consents. The consent, approval or waiver of each Person (other than the Governmental Entities referred to in Section 3.4) whose consent to or approval of the Merger shall be required under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument shall have been obtained and shall remain in full force and effect, other than any consent, approval or waiver the failure of which to obtain or to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on the Company. Without limiting the generality of the foregoing, the contract or other third party consents specified in Section 7.2(e) of the Buyer Disclosure Schedule will have been obtained.

(f) Regulatory Approvals. None of the approvals referred to in Section 7.1(a) and no Law enacted, entered, promulgated or enforced by any Governmental Entity after the date hereof shall have imposed any condition or requirement which would be reasonably likely to have or result in a material adverse effect on the economic or business benefits to the Buyer of the transactions contemplated by the Agreement.

(g) Tax Opinion. Buyer shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Buyer,

substantially to the effect that, on the basis of facts, representations, and assumptions set forth in such opinion, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering its opinion, Skadden, Arps, Slate, Meagher & Flom LLP may require and rely upon written representations and covenants, including those contained in officer’s certificates of the Company and Buyer, in form and substance reasonably satisfactory to such counsel.

7.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are also subject to the satisfaction (or waiver by Company) at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Buyer set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that notwithstanding anything in this Agreement to the contrary, the condition set forth in this Section 7.3(a) shall be deemed to have been satisfied even if such representations and warranties are not true and correct, unless the failure of any of the representations and warranties to be so true and correct would have, individually or in the aggregate, a Material Adverse Effect on the Buyer.

(b) Performance of Obligations of the Buyer. The Buyer has performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Certificate. The Company shall have received a certificate signed on behalf of the Buyer by an executive officer of the Buyer to the effect that the conditions set forth in Sections 7.3(a) and (b) above have been satisfied.

(d) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

(e) Tax Opinion. The Company shall have received an opinion of Quarles & Brady LLP, counsel to the Company, dated the Closing Date, in form and substance reasonably satisfactory to the Company, substantially to the effect that, on the basis of facts, representations, and assumptions set forth in such opinion, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering its opinion, Quarles & Brady LLP may require and rely upon written representations and covenants, including those contained in officer’s certificates of the Company and Buyer, in form and substance reasonably satisfactory to such counsel.

(f) Regulatory Approvals. None of the approvals referred to in Section 7.1(a) and no Law enacted, entered, promulgated or enforced by any Governmental Entity after the date hereof shall have imposed any condition or requirement which would be reasonably likely to have or result in a material adverse effect on the economic or business benefits to the Company of the transactions contemplated by the Agreement.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of the Company and the Bank;

(b) by either the Buyer or the Company upon written notice to the other party (i) 60 days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied by any Governmental Entity which must grant such Requisite Regulatory Approval, unless within the 60-day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(i) if such denial shall be due to the failure of the party seeking to terminate this Agreement or an Affiliate to perform or observe the covenants and agreements of such party or Affiliate set forth herein, or file such petition for rehearing or amended application or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the Merger;

(c) by either the Buyer or the Company if the Merger shall not have been consummated on or before March 1, 2006, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement or an Affiliate to perform or observe the covenants and agreements of such party set forth herein;

(d) by either the Buyer or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within thirty (30) days following written notice to the party committing (or whose Affiliate is committing) such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 8.1(d) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated hereby under Section 7.2(a) (in the case of a breach of representation or warranty by the Company) or Section 7.3(a) (in the case of a breach of representation or warranty by the Buyer);

(e) by either the Buyer or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty (30) days following receipt by the party committing such breach of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing;

(f) by either the Buyer or the Company if this Agreement is not approved and adopted by the requisite vote of the holders of Company Common Stock under applicable Law at the Company Special Meeting;

(g) by the Buyer if, prior to the Effective Time upon written notice to the Company, a Company Adverse Recommendation Change shall have occurred; or

(h) by the Company at any time during the three day period commencing three days after the Determination Date, if both of the following conditions are satisfied:

(i) the Average Closing Price shall be less than the product of 0.80 and the Starting Price; and

(ii) the number obtained by dividing the Average Closing Price by the Starting Price (such number being referred to herein as the “Buyer Ratio”) shall be less than the number obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date and subtracting 0.09 from such quotient (such number being referred to herein as the “Index Ratio”);

subject to the following sentences. If the Company elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice to the Buyer; provided that such notice of election to terminate may be withdrawn at any time within the aforementioned three-day period. During the three-day period commencing with its receipt of such notice, the Buyer shall have the option of adjusting the Exchange Ratio to equal the lesser of (A) a number equal to a quotient (rounded to the nearest one-ten-thousandth), the numerator of which is the product of 0.80, the Starting Price and the Exchange Ratio (as then in effect) and the denominator of which is the Average Closing Price; and (B) a number equal to a quotient (rounded to the nearest thousandth), the numerator of which is the Index Ratio multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the Buyer Ratio. If the Buyer makes this election, within such three-day period, it shall give prompt written notice to the Company of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 8.1(h) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to the “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio of this Section 8.1(h). Exhibit B hereto sets forth the calculations referred to in this Section 8.1(h).

For purposes of this Section 8.1(h), the following terms shall have the meanings indicated:

“Average Closing Price” means the average of the last reported sale prices per share of Buyer Common Stock as reported on the NASDAQ for the 40 consecutive trading days ending on the Determination Date.

“Determination Date” means the fifth business day prior to the date on which the approval of the Federal Reserve Board required for consummation of the Merger shall be received, without regard to any requisite waiting periods in respect thereof.

“Index Price” on a given date means the closing price of the NASDAQ Bank Index (symbol: BANK).

“Starting Date” shall be August 30, 2005.

“Starting Price” shall mean $22.59.

If Buyer declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the Buyer Common Stock shall be appropriately adjusted for the purposes of applying this Section 8.1(h).

8.2 Effect of Termination. In the event of termination of this Agreement by any party as provided in Section 8.1, this Agreement shall forthwith become void and have no effect except (a) Sections 8.2, 8.3 and 9.1 shall survive any termination of this Agreement and (b) that notwithstanding anything to the contrary contained in this Agreement (except Section 9.1(d)), no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

8.3 Amendment. Subject to compliance with applicable Law, this Agreement may be amended by the parties hereto. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto; provided that after the adoption of this Agreement by the shareholders of the Company, no such amendment or waiver shall, without the further approval of such shareholders and each party’s Board of Directors, alter or change (x) the amount or kind of consideration to be received in exchange for any shares of Company Common Stock, (y) prior to the Effective Time, any term of the articles of incorporation of the Company or (z) any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any shares of capital stock of the Company.

8.4 Extension; Waiver. At any time prior to the Closing, each of the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions of the other party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1 Expenses.

(a) Except as contemplated by Sections 9.1(b) and 9.1(c), all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

(b) If this Agreement is terminated by the Buyer pursuant to Section 8.1(g) and within 12 months of such termination a Third Party Acquisition Event occurs, then the Company shall pay to the Buyer in immediately available funds a termination fee in an amount equal to $750,000 (the “Termination Fee”).

(c) If (i) this Agreement is terminated by the Buyer or the Company pursuant to Sections 8.1(c) or 8.1(f), or by the Buyer pursuant to Sections 8.1(d) or 8.1(e) and (ii)(A) an Acquisition Proposal has been made and publicly announced or communicated to the Company’s shareholders after the date of this Agreement and prior to the effective date of such termination and (B) concurrently with or within 12 months of the date of such termination a Third Party Acquisition Event occurs, then the Company shall within one Business Day of the occurrence of such a Third Party Acquisition Event (including any revisions or amendments thereto), if any, pay to the Buyer the Termination Fee.

(d) Any payment of the Termination Fee pursuant to this Section 9.1 shall be made within one Business Day after termination of this Agreement (or as otherwise expressly set forth in this Agreement) by wire transfer of immediately available funds. If the Company fails to pay to the Buyer the Termination Fee when due hereunder, the Company shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee and/or expense at the publicly announced prime rate for leading money center banks as published in The Wall Street Journal from the date such fee was required to be paid to the date it is paid. The Termination Fee shall constitute the sole remedy or damages for breach of this Agreement by the Company or the Buyer to the extent such Termination Fee is payable pursuant to Section 9.1(b) or (c) hereof.

9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to the Buyer, to:

First State Bancorporation

7900 Jefferson N.E.

Albuquerque, New Mexico 87109

Attention: Marshall G. Martin

                  Executive Vice President,

                  Corporate Counsel

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

1600 Smith, Suite 4400

Houston, Texas 77002

Attn: Frank Ed Bayouth II

and

if to the Company or the Bank, to:

Access Anytime Bancorp, Inc.

5210 Eubank N.E.

Albuquerque, New Mexico 87111

Attention: Norm R. Corzine

                  Chief Executive Officer

and

AccessBank

5210 Eubank N.E.

Albuquerque, New Mexico 87111

Attention: Norm R. Corzine

                 Vice Chairman of the Board

with a copy to:

Keleher & McLeod, P.A.

Albuquerque Plaza

201 Third Street NW, 12th Floor

Albuquerque, New Mexico 87102

Attention: Patrick Apodaca

and

Quarles & Brady Streich Lang LLP

One Renaissance Square

Two N. Central Avenue

Phoenix, Arizona 85004-2391

Attention: James K. LeValley

9.3 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.4 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.5 Governing Law. This Agreement shall be governed and construed in accordance with the Laws of New Mexico, without regard to any applicable conflicts of Law provisions thereof.

9.6 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.

9.7 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.8 Publicity. Except as otherwise required by Law or the rules of the NASDAQ, so long as this Agreement is in effect, neither the Buyer nor the Company shall, nor shall either party permit any of its Affiliates or Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other parties, which consent shall not be unreasonably withheld or delayed.

9.9 Assignment; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

IN WITNESS WHEREOF, the Buyer, the Company and the Bank have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

FIRST STATE BANCORPORATION

By:	/s/ MICHAEL R. STANFORD
Name:	Michael R. Stanford
Title:	President and Chief Executive Officer

ACCESS ANYTIME BANCORP, INC.

By:	/s/ NORMAN R. CORZINE
Name:	Norman R. Corzine
Title:	Chief Executive Officer

ACCESSBANK
(solely as to its representations and warranties set forth in Article 3 hereof)

By:	/s/ DON K. PADGETT
Name:	Don K. Padgett
Title:	Chief Executive Officer

Exhibit A

SUBSIDIARY AGREEMENT AND PLAN OF MERGER

SUBSIDIARY AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of [                    ], 2005, between First State Bank N.M. (the “Buyer Bank”), a New Mexico state chartered bank and a wholly owned subsidiary of First State Bancorporation, a New Mexico corporation (“Buyer”), and AccessBank (the “Bank”), a federal savings association and a wholly owned subsidiary of Access Anytime Bancorp, Inc., a Delaware corporation (the “Company”). The principal banking office of the Buyer Bank is located at 7900 Jefferson N.E., Albuquerque, New Mexico. The principal banking office of the Bank is 801 Pile Street, Clovis, New Mexico.

WHEREAS, the Boards of Directors of the Buyer and the Company have approved, and deem it advisable to consummate, the business combination transaction set forth in the Agreement and Plan of Merger, dated as of the date hereof (the “Parent Merger Agreement”), by and among the Buyer, the Company and the Bank, pursuant to which, among other things, the Company will merge with and into the Buyer (the “Parent Merger”); and

WHEREAS, not less than a majority of the entire Board of Directors of each of the Buyer Bank and the Bank has approved, and deemed it advisable to consummate, the merger of the Bank with and into the Buyer Bank (the “Subsidiary Merger”) provided for herein, in accordance with the provisions of N.M. Stat. Ann. § 58-4-4.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Parent Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGER

I.1 Effective Time of the Subsidiary Merger. Subject to the provisions of this Agreement, the Subsidiary Merger shall become effective in accordance with the terms of the Certificate of Merger (the “Certificate of Merger”) to be issued by the Director of the New Mexico Financial Institution Division. The term “Subsidiary Merger Effective Time” shall mean the date and time when the Subsidiary Merger becomes effective, as specified on the Certificate of Merger, which shall be immediately following the effective time of the Parent Merger.

I.2 Closing. Notwithstanding anything to the contrary contained in the Parent Merger Agreement, the closing of the Subsidiary Merger will take place immediately following the Parent Merger on the date and at the location specified in the Parent Merger Agreement or at such other time, date or place as may be agreed to by the parties hereto (the “Subsidiary Merger Closing Date”).

I.3 Effects of the Merger. (a) At the Subsidiary Merger Effective Time, (i) the separate existence of the Bank shall cease and the Bank shall be merged with and into the Buyer Bank (the Buyer Bank is sometimes referred to herein as the “Surviving Bank”), (ii) the Articles of Incorporation of the Buyer Bank as in effect immediately prior to the Subsidiary Merger Effective Time shall be the Articles of Incorporation of the Surviving Bank until duly amended in accordance with applicable law, (iii) the name of the Surviving Bank shall be “First State Bank N.M.,” (iv) the Bylaws of the Buyer Bank as in effect immediately prior to the Subsidiary Merger Effective Time shall be the Bylaws of the Surviving Bank, (v) the offices of the Bank and Buyer Bank established and authorized immediately prior to the Subsidiary Merger Effective Time shall become established and authorized offices of the Surviving Bank and (vi) the directors and executive officers of the Buyer Bank immediately prior to the Subsidiary Merger Effective Time shall be the directors and executive officers of the Surviving Bank, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Bank until their respective successors are duly elected or appointed and qualified.

(b) At and after the Subsidiary Merger Effective Time, the Subsidiary Merger shall have all the effects set forth in N.M. Stat. Ann. § 58-4-8 and the Surviving Bank shall be liable for all liabilities of Bank.

ARTICLE II

CAPITAL STOCK OF THE BANK, PARENT BANK

AND THE SURVIVING BANK

II.1 Bank Capital Stock. At the Subsidiary Merger Effective Time, by virtue of the Subsidiary Merger and without any action on the part of the holder of any shares of common stock, $0.01 par value per share, of the Bank (the “Bank Common Stock”), all issued and outstanding shares of Bank Common Stock shall automatically be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor. Any shares of Bank Common Stock outstanding and held by a person who has not voted in favor of the Subsidiary Merger or consented thereto in writing and who has properly demanded appraisal for such shares shall be handled in accordance with the provisions of N.M. Stat. Ann. § 58-4-10.

II.2 Buyer Bank Common Stock. The shares of common stock, $100 par value per share, of the Buyer Bank issued and outstanding immediately prior to the Subsidiary Merger Effective Time shall remain outstanding and unchanged after the Subsidiary Merger.

II.3 Capital Stock of Surviving Bank. The authorized capital stock of the Surviving Bank shall be 45,000 shares of common stock, par value $100 per share, of which there will be 22,500 shares issued and outstanding, and no shares of preferred stock.

ARTICLE III

COVENANTS

III.1 Covenants of the Bank and the Buyer Bank. During the period from the date of this Agreement and continuing until the Subsidiary Merger Effective Time, each of the parties hereto agrees to observe and perform all agreements and covenants of Buyer and the Company in the Parent Merger Agreement that pertain or are applicable to the Buyer Bank and the Bank, respectively. Each of the parties hereto agrees to use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to and in accordance with the applicable provisions of the Parent Merger Agreement.

ARTICLE IV

CONDITIONS PRECEDENT

IV.1 Conditions to Each Party’s Obligation to Effect the Subsidiary Merger. The respective obligations of each party to effect the Subsidiary Merger shall be subject to the satisfaction prior to the Subsidiary Merger Closing Date of the following conditions:

(a) Consummation of Parent Merger. The Parent Merger shall have been consummated in accordance with the terms and conditions of the Parent Merger Agreement.

(b) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the

Subsidiary Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal the consummation of the Subsidiary Merger.

(c) Stockholder Approvals. This Agreement and the transactions contemplated hereby shall have been duly approved, ratified and confirmed by the required vote of the stockholders of each of the Buyer Bank and the Bank in accordance with the provisions of N.M. Stat. Ann. § 58-4-5.

(d) Other Approvals and Notifications. All requisite regulatory approvals and notifications relating to the Subsidiary Merger, including without limitation, approval of the Board of Governors of the Federal Reserve System pursuant to the Bank Merger Act, 12 U.S.C. § 1828(c), and approvals of and filings with the New Mexico Financial Institutions Division required by Chapter 58 (Financial Institutions and Regulations), Article 4 (Merger and Consolidation of Banks) of the Annotated Statutes of New Mexico, shall have been filed and/or obtained and shall continue to be in full force and effect, and all applicable waiting periods in respect thereof shall have expired.

ARTICLE V

TERMINATION AND AMENDMENT

V.1 Termination. This Agreement shall be terminated immediately and without any further action on the part of the Buyer Bank or the Bank upon any termination of the Parent Merger Agreement. This Agreement also may be terminated at any time prior to the Subsidiary Merger Effective Time by mutual consent of the Buyer Bank and the Bank in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board.

V.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 5.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation under this Agreement on the part of the Buyer Bank, the Bank or their respective officers, directors or affiliates.

V.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

ARTICLE VI

GENERAL PROVISIONS

VI.1 Definitions. All capitalized terms which are used but not defined herein shall have the meanings set forth in the Parent Merger Agreement.

VI.2 Nonsurvival of Agreements. None of the agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Subsidiary Merger Effective Time, except for those covenants and agreements contained herein that by their terms apply in whole or in part after the Subsidiary Merger Effective Time, and except to the extent set forth herein or in the Parent Merger Agreement.

VI.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the Buyer Bank or the Bank, respectively, at the addresses for notices to the Buyer or the Company, respectively, as set forth in the Parent Merger Agreement, with copies to the persons referred to therein.

VI.4 Counterparts. This Agreement may be adopted, certified and executed in separate counterparts, each of which shall be considered one and the same agreement and shall become effective when all counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

VI.5 Entire Agreement. Except as otherwise set forth in this Agreement or the Parent Merger Agreement (including the documents and the instruments referred to herein or therein), this Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

VI.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New Mexico, without regard to any applicable conflicts of law.

VI.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party.

[BALANCE OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officers as of the date first above written.

BUYER BANK:

FIRST STATE BANK N.M.

By:
Name:
Title:

Attest

Name:
Title:

BANK:

ACCESSBANK

By:
Name:
Title:

Attest

Name:
Title:

Offices of Buyer Bank

•	1418 Carlisle NE, Albuquerque, NM 87110
•	7900 Jefferson NE, Albuquerque, NM 87109*
•	3620 Juan Tabo NE, Albuquerque, NM 87111
•	111 Lomas NW, Albuquerque, NM 87102
•	5001 Montgomery NE, Albuquerque, NM 87109
•	3000 Central SE, Albuquerque, NM 87106
•	8251 Golf Course Road NW, Albuquerque, NM 87120
•	2015 Eubank NE, Albuquerque, NM 87112
•	5620 Wyoming NE, Albuquerque, NM 87109
•	19390 N. Highway 85,Belen, NM 87002
•	388 Highway 44 West, Bernalillo, NM 87004
•	2421 Main Street, Los Lunas, NM 87031
•	1701 A US Route 66 W, Moriarty, NM 87035
•	221 Highway 165, Suite F, Placitas, NM 87043
•	1781 Rio Rancho Blvd., Rio Rancho, NM 87124
•	9 West Gutierrez Street, Pojoaque, NM 87506
•	2433 N. Highway Road, Questa, NM 87556
•	100 N. Guadalupe, Santa Fe, NM 87501
•	3787 Cerrillos Road, Santa Fe, NM 87503
•	201 Washington Avenue, Santa Fe, NM 87501
•	600 San Mateo, Santa Fe, NM 87502
•	120 West Plaza, Taos, NM 87571
•	1520 Paseo Del Pueblo Norte, Taos, NM 87529
•	1021 S. Santa Fe Road, Taos, NM 87571
•	220 Josephine Street, Suite 100, Cherry Creek, CO 80209
•	121 St. Tejon, Suite110, Colorado Springs, CO 80903
•	2721 S. College Avenue, Fort Collins, CO 80525
•	200 W. Littleton Blvd., Littleton, CO 80120
•	600 Kimbark Street, Longmont, CO 80502
•	490 East 500 South, Salt Lake, UT 84111

*	signifies principal office

Offices of Bank

•	5210 Eubank, NE, Albuquerque, NM 87111
•	7170 Montgomery Blvd NE, Albuquerque, NM 87109
•	3301 Coors Blvd NW, Albuquerque, NM 97120
•	801 Pile, Clovis, NM 88101*
•	2501 N. Prince, Clovis, NM 88101
•	101 W. Hill, Gallup, NM 87301
•	277 East Amador, Las Cruces, NM 88001
•	3090 N. Roadrunner Parkway, Las Cruces, NM 88001
•	400 W. First, Portales, NM 88130
•	9899 West Bell Road, Sun City, AZ 85351

*	signifies principal office

Offices of the Surviving Bank

•	1418 Carlisle NE, Albuquerque, NM 87110
•	7900 Jefferson NE, Albuquerque, NM 87109*
•	3620 Juan Tabo NE, Albuquerque, NM 87111
•	111 Lomas NW, Albuquerque, NM 87102
•	5001 Montgomery NE, Albuquerque, NM 87109
•	3000 Central SE, Albuquerque, NM 87106
•	8251 Golf Course Road NW, Albuquerque, NM 87120
•	2015 Eubank NE, Albuquerque, NM 87112
•	5620 Wyoming NE, Albuquerque, NM 87109
•	19390 N. Highway 85, Belen, NM 87002
•	388 Highway 44 West, Bernalillo, NM 87004
•	2421 Main Street, Los Lunas, NM 87031
•	1701 A US Route 66 W, Moriarty, NM 87035
•	221 Highway 165, Suite F, Placitas, NM 87043
•	1781 Rio Rancho Blvd., Rio Rancho, NM 87124
•	9 West Gutierrez Street, Pojoaque, NM 87506
•	2433 N. Highway Road, Questa, NM 87556
•	100 N. Guadalupe, Santa Fe, NM 87501
•	3787 Cerrillos Road, Santa Fe, NM 87503
•	201 Washington Avenue, Santa Fe, NM 87501
•	600 San Mateo, Santa Fe, NM 87502
•	120 West Plaza, Taos, NM 87571
•	1520 Paseo Del Pueblo Norte, Taos, NM 87529
•	1021 S. Santa Fe Road, Taos, NM 87571
•	220 Josephine Street, Suite 100, Cherry Creek, CO 80209
•	121 St. Tejon, Suite110, Colorado Springs, CO 80903
•	2721 S. College Avenue, Fort Collins, CO 80525
•	200 W. Littleton Blvd., Littleton, CO 80120
•	600 Kimbark Street, Longmont, CO 80502
•	490 East 500 South, Salt Lake, UT 84111
•	5210 Eubank, NE, Albuquerque, NM 87111
•	7170 Montgomery Blvd NE, Albuquerque, NM 87109
•	3301 Coors Blvd NW, Albuquerque, NM 97120
•	801 Pile, Clovis, NM 88101
•	2501 N. Prince, Clovis, NM 88101
•	101 W. Hill, Gallup, NM 87301
•	277 East Amador, Las Cruces, NM 88001
•	3090 N. Roadrunner Parkway, Las Cruces, NM 88001
•	400 W. First, Portales, NM 88130
•	9899 West Bell Road, Sun City, AZ 85351

*	signifies principal office

Name and Residence of Each Director of the Surviving Bank

•	Michael R. Stanford, 7900 Jefferson NE, Albuquerque, NM 87109
•	H. Patrick Dee, 7900 Jefferson NE, Albuquerque, NM 87109
•	Christopher C. Spencer, 7900 Jefferson NE, Albuquerque, NM 87109
•	Marshall G. Martin, 7900 Jefferson NE, Albuquerque, NM 87109
•	Thomas E. Bajusz, 7900 Jefferson NE, Albuquerque, NM 87109
•	Theresa A. Gabel, 8100 Lang NE, Albuquerque, NM 87109
•	James A. Warden, 7900 Jefferson NE, Albuquerque, NM 87109
•	Paul DiPaola, 111 Lomas NE, Albuquerque, NM 87102
•	V. William Dolan, 7900 Jefferson NE, Albuquerque, NM 87109
•	Rose Vargas, 120 West Plaza, Taos, NM 87571
•	Andy Gomez, 2421 Main Street, Los Lunas, NM 97031
•	Angie Baca, 100 N. Guadalupe, Sante Fe, NM 87501
•	John Jackson, 121 St. Tejon, Ste. 110, Colorado Springs, CO 80903
•	Ron Sanchez, 3787 Cerrillos Rd, Sante Fe, NM 87503
•	Jim Steeples, 220 Josephine Street, Ste. 100, Cherry Creek, CO 80209-3135
•	Doug Woods, 121 St. Tejon, Ste. 110, Colorado Springs, CO 80903

Name and Residence of Each Officer of the Surviving Bank

•	Michael R. Stanford, 7900 Jefferson NE, Albuquerque, NM 87109
•	H. Patrick Dee, 7900 Jefferson NE, Albuquerque, NM 87109
•	Thomas E. Bajusz, 7900 Jefferson NE, Albuquerque, NM 87109
•	Christopher C. Spencer, 7900 Jefferson NE, Albuquerque, NM 87109
•	Ron Sanchez, 3787 Cerrillos Rd, Sante Fe, NM 87503
•	James A. Warden, 7900 Jefferson NE, Albuquerque, NM 87109
•	Rose Vargas, 120 West Plaza, Taos, NM 87571
•	Paul DiPaola, 111 Lomas NE, Albuquerque, NM 87102
•	V. William Dolan, 7900 Jefferson NE, Albuquerque, NM 87109
•	Andy Gomez, 2421 Main Street, Los Lunas, NM 97031
•	Marshall G. Martin, 7900 Jefferson NE, Albuquerque, NM 87109
•	Theresa A. Gabel, 8100 Lang NE, Albuquerque, NM 87109
•	Angie Baca, 100 N. Guadalupe, Sante Fe, NM 87501
•	John Jackson, 121 St. Tejon, Ste. 110, Colorado Springs, CO 80903
•	Jim Steeples, 220 Josephine Street, Ste. 100, Cherry Creek, CO 80209-3135
•	Doug Woods, 121 St. Tejon, Ste. 110, Colorado Springs, CO 80903

Exhibit B

Calculations for Section 8.1(h)

Both Conditions Must Be Satisfied:

i)	Average Closing Price < .80 * Starting Price

AND

ii)	Buyer Ratio < Index Ratio

Buyer Ratio = Average Closing Price/Starting Price

Index Ratio = (Index Price on Determination Date/Index Price on Starting Date) - .09

Adjusted Exchange Ratio is Equal to the Lesser of:

i)	(.80 * Starting Price * Exchange Ratio (as then in effect))/Average Closing Price

OR

ii)	(Index Ratio * Exchange Ratio (as then in effect))/Buyer Ratio

Execution Version

AMENDMENT NO. 1

TO

AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) dated as of September 29, 2005, by and among First State Bancorporation, a New Mexico corporation (the “Buyer”), Access Anytime Bancorp, Inc., a Delaware corporation (the “Company”), and AccessBank, a federal savings association and a wholly owned subsidiary of the Company (the “Bank”), amends the Agreement and Plan of Merger dated as of August 31, 2005 (the “Agreement”), by and among the Buyer, the Company and the Bank.

Background

The parties hereto are parties to the Agreement and desire to amend the Agreement in accordance with the requirements of Section 8.3 thereof and upon the terms and conditions and in the manner asset forth below.

Terms

In consideration of the respective covenants contained herein and intending to be legally bound hereby, the parties agree to as follows:

1. Section 1.1. Defined Terms. The definition of “Dissenting Shares” is added and will read as follows:

“Dissenting Shares” has the meaning set forth in Section 2.5(l).

2. Section 2.4. Effects on Company Common Stock. Section 2.4(b) shall be deleted in its entirety and the following shall be added to the Agreement instead:

(b) Subject to Section 2.5(e), each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.4(a), and other than as provided in Section 2.5(l) with respect to shares as to which appraisal rights have been perfected), shall be converted into and exchangeable for the right to receive .791 (the “Exchange Ratio”) shares of Buyer Common Stock (the “Merger Consideration”).

3. Section 2.5. Exchange of Certificates. Section 2.5(l) is added and will read as follows:

(l) Dissenting Shares. Notwithstanding Section 2.4(b), with respect to each share of Company Common Stock as to which the holder thereof shall have properly complied with the provisions of Section 262 of the DGCL as to appraisal rights (the “Dissenting Shares”), if any, such holder shall be entitled to payment, solely from the Surviving Corporation, of the appraisal value of Dissenting Shares to the extent permitted by and in accordance with the provisions of Section 262 of the DGCL; provided, however, that (i) if any holder of Dissenting Shares, under the circumstances permitted by and in accordance with the DGCL, affirmatively withdraws his demand for appraisal of such Dissenting Shares, (ii) if any holder of Dissenting Shares fails to establish his entitlement to appraisal rights as provided in the DGCL or (iii) if any holder of Dissenting Shares takes or fails to take any action the consequences of which is that such holder is not entitled to payment for his shares under Section 262 of the DGCL, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares of Company Common Stock and such shares of Company Common Stock shall thereupon cease to constitute Dissenting Shares and each such share of Company Common Stock shall thereafter be deemed to have been converted into and have become, as of the Effective Time, the right to receive, without interest thereon, Merger Consideration. The Company shall give the Buyer prompt notice of any demands received by the Company for appraisal of shares, and the Buyer shall have the right to participate in all negotiations and proceedings with respect to such demands except as required by applicable Law. The Company shall not, except with the prior written consent of the Buyer, make any payment with respect to, or settle or offer to settle, any such demands, unless and to the extent required to do so under applicable Law.

4. Section 7.2 Conditions to Obligation of Buyer. Section 7.2(h) is added and will read as follows:

(h) Dissenting Shares. The number of Dissenting Shares shall not exceed 10% of the outstanding shares of Company Common Stock.

5. Section 8.1 Termination. Section 8.1(a) shall be deleted in its entirety and the following shall be added to the Agreement instead:

(a) by mutual written consent of the Company and the Buyer;

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Buyer, the Company and the Bank have executed this Amendment No. 1 to Agreement and Plan of Merger as of the date first written above.

FIRST STATE BANCORPORATION

By:	/s/ MICHAEL R. STANFORD
Name:	Michael R. Stanford
Title:	President and Chief Executive Officer

ACCESS ANYTIME BANCORP, INC.

By:	/s/ NORMAN R. CORZINE
Name:	Norman R. Corzine
Title:	Chief Executive Officer

ACCESSBANK

By:	/s/ DON K. PADGETT
Name:	Don K. Padgett
Title:	Chief Executive Officer

Appendix B

August 31, 2005

Board of Directors

Access Anytime Bancorp, Inc.

5210 Eubank Blvd NE

Albuquerque, NM 87191

Gentlemen:

We understand that Access Anytime Bancorp, Inc., (the “Company”) has received an offer (the “Offer”) whereby First State Bancorporation, Albuquerque, NM (“Buyer”) will acquire all of the issued and outstanding shares of common stock (the “Common Stock”) including stock options, warrants and other common stock equivalents of the Company, in a merger (the “Transaction”).

Pursuant to the Offer, each share of Common Stock and each option to purchase a share of common stock will be converted into the right to receive shares of common stock of the Buyer at an exchange rate of 0.7911 shares of the Buyer’s common stock for each outstanding share of the Company’s Common Stock. In addition, each common shareholder of the company shall receive a cash dividend of $0.35 per share, with an aggregate cash consideration not to exceed $660,000.

You have requested our opinion (the “Opinion”) as to the fairness, from a financial point of view, to the Public Stockholders (defined as all stockholders of the Company except the Company’s executive officers, directors, and affiliates, and their respective affiliates) of the Company of the consideration to be received by them in connection with the Transaction.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1. Reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant, including;

(a) the Company’s annual reports on Form 10-K for the three fiscal years ended December 31, 2002, 2003, and 2004 and the quarterly report on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005; and

(b) the Company’s Form 8-K filed with the Securities and Exchange Commission on July 29, 2005;

Board of Directors

August 31, 2005

2. Reviewed the draft of the Agreement and Plan of Merger (the “Merger Agreement”) by and among First State Bancorporation and the Company dated as of August 31, 2005;

3. Reviewed the operations, financial condition, future prospects, and financial forecasts relating to the business, earnings, cash flow, assets, liabilities, and prospects of the Company prepared by management of the Company;

4. Conducted discussions with members of management of the Company concerning the matters described in subparagraphs 1, 2, and 3 above;

5. Reviewed written presentations provided to the Board of Directors containing, among other things, a summary of other potential strategic alternatives available to the Company;

6. Visited certain facilities and business offices of the Company;

7. Reviewed the historical market prices, trading activity, and valuation multiples for the Buyer’s publicly traded securities and compared them with those of certain publicly traded comparative companies that we deemed to be relevant;

8. Evaluated a discounted dividend flow and terminal value for the Company as a stand-alone independent entity.

9. Conducted an analysis of the accretion or dilution that is likely to occur using reasonable assumptions about synergies between the Company and the Buyer.

10. Compared the proposed financial terms of the Transaction with the publicly available financial terms of other transactions that we deemed to be relevant;

11. Reviewed the Company’s books, records and Board minutes; reviewed reports of internal auditors, summaries of any pending litigation, discussed lending activities; and,

12. Conducted such other studies, analyses and inquiries as we have deemed appropriate.

In preparing our Opinion, we have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect thereto, and have further relied upon the assurance of management of the Company that it is not aware of any facts that will make such information inaccurate or misleading in any respect material to our analysis. We have not performed an independent analysis of the Company’s or the Buyer’s allowance for loan losses and have assumed that the book values of these reserves adequately reflects the credit risk of the loan portfolios. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency, or similar matters.

Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter. With respect to the financial forecast information furnished to or discussed with us by the Company, we have assumed that such information has been reasonably prepared and that it reflects the best currently available estimates and judgment of the Company’s management as to the expected future financial performance of the Company. For purposes of this Opinion, we have assumed that the Company is not involved in any material transaction other than the Transaction and those activities undertaken in the ordinary course of business.

This Opinion only addresses the matters specifically addressed hereby. Without limiting the foregoing, this Opinion does not address: (i) matters that require legal, regulatory, accounting, insurance, tax or other

Board of Directors

August 31, 2005

professional advice; (ii) the underlying business decision of the Company, its security holders or any other party to proceed with or effect the Transaction; (iii) the fairness of any portion or aspect of the Transaction not expressly addressed in this Opinion; (iv) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company, or any other party other than those set forth in this Opinion; (v) the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage; (vi) the tax or legal consequences of the Transaction to either the Company, its security holders, or any other party; (vii) the degree to which the amount and nature of the compensation from the Transaction benefits any individual officers, directors, employees or class of such persons, relative to the benefits to the shareholders of the Company; or (viii) whether any security holder should tender their shares in connection with the Transaction; We have not been engaged to initiate any discussions with third parties with respect to a possible acquisition or any other alternative transaction or to negotiate the terms of the Transaction, and we have not been asked to, and do not, offer any opinion as to the material terms of the Agreement or the form of the Merger.

We have assumed that the Transaction will be consummated on the terms and conditions described in the Merger Agreement reviewed by us and that the definitive Merger Agreement will not differ in any material respect from the draft reviewed as of August 31, 2005. Further we have assumed the Merger Consideration (as defined in the Merger Agreement) will be as described in the first paragraph of this Opinion. For purposes of our analyses, we have assumed $17.35 per share of Common Stock as the Merger Consideration. We also have based our analysis on an average closing price of the Buyer’s common stock of $21.49 and have assumed an exchange ratio of 0.7911.

It should be understood that subsequent developments, including but not limited to changes in the Buyer’s stock price and market value will affect the dollar amount of consideration to be received by the Company’s shareholders and may affect the conclusions expressed in this Opinion if this Opinion were rendered as of a later date. Navigant Capital disclaims any obligation to advise any person of any change in any manner affecting this Opinion that may come to our attention after the date of this Opinion, except for our agreement to update the Opinion immediately prior to the closing date of the transaction.

Based upon the foregoing, and in reliance thereon, it is our opinion that, as of the date of this letter, the consideration to be received by the Public Stockholders of the Company in connection with the Transaction is fair to them from a financial point of view.

This letter is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offer or sale of securities, nor shall this letter be used for any other purposes, without the prior written consent of Navigant Capital Advisors, LLC (“Navigant Capital”); provided, that Navigant Capital consents to a description of and the inclusion of the text of this Opinion in any filing required to be made by the Company with the Securities and Exchange Commission in connection with the Transaction and in materials delivered to the Company’s stockholders that are a part of such filings, provided that any such description shall or inclusion shall be subject to Navigant Capital ‘s prior review and approval.

We will receive a fee from the Company for this Opinion, no portion of which is contingent upon the consummation of the Transaction or the conclusions reached in this Opinion. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement.

Our Opinion is furnished solely for your benefit and may not be relied upon by any other person without our express, prior written consent. Our Opinion is delivered to each recipient subject to the conditions, scope of

Board of Directors

August 31, 2005

engagement, limitations and understandings set forth in this Opinion and our retainer agreement, and subject to the understanding that the obligations of Navigant Capital in connection with this Opinion are solely corporate obligations, and no officer, director, employee, agent, shareholder or controlling person of Navigant Capital shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of you or your affiliates.

Sincerely,

Appendix C

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 10-KSB

☒	ANNUAL REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

FOR THE FISCAL YEAR ENDED DECEMBER 31, 2004

☐	TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1945

FOR THE TRANSITION PERIOD FROM                      TO

Commission File Number 0-28894

Access Anytime Bancorp, Inc.

(Name of small business issuer in its charter)

DELAWARE	85-0444597
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5210 Eubank, NE, Albuquerque, New Mexico 87111

(Address of principal executive offices) (Zip Code)

Issuer’s telephone number, including area code: (505) 299-0900

SECURITIES REGISTERED UNDER SECTION 12(b) OF THE EXCHANGE ACT: None

SECURITIES REGISTERED UNDER SECTION 12(g) OF THE EXCHANGE ACT:

COMMON STOCK $.01 PAR VALUE

(Title of class)

Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Check if there is no disclosure of delinquent filers in response to Item 405 of Regulation S-B contained herein, and no disclosure will be contained, to the best of the registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB.  ☒

The Issuer’s revenues for the year ended December 31, 2004, were $17,148,055.

The aggregate market value of the voting stock held by non-affiliates of the issuer, computed by reference to the average of the closing bid and asked prices of such stock on the Nasdaq Small-Cap Market as of February 23, 2005 was approximately $17,270,969. (The exclusion from such amount of the market value of the shares owned by any person shall not be deemed an admission by the issuer that such person is an affiliate of the issuer.)

As of February 23, 2005, the Issuer had outstanding 1,698,469 shares of Common Stock, par value $0.01 per share, its only class of Common Stock.

DOCUMENTS INCORPORATED BY REFERENCE

The following document is incorporated by reference into Part III of this Annual Report on Form 10-KSB: Definitive Proxy Statement for the issuer’s 2005 Annual Meeting of Stockholders.

Transitional Small Business Disclosure Format (check one):    Yes  ☐    No  ☒

PART I

ITEM 1. Description of Business.

Please refer to the Glossary of Certain Terms (page G-1) for definitions of various terms.

Overview

Access Anytime Bancorp, Inc. (the “Company”), a Delaware corporation, is the thrift holding company of AccessBank (formerly FirstBank) (the “Bank”). The Company owns all of the outstanding stock of the Bank, which is the Company’s principal asset. The Bank was originally chartered by the FHLBB in 1934. Currently, deposits with the Bank are insured to the maximum extent permitted by the SAIF, which is under the supervision of the FDIC. The Bank is a member of the FHLB system and the Company and the Bank are subject to comprehensive regulation, examination, and supervision of the OTS and the FDIC.

The Bank conducts full service banking operations through nine locations in Albuquerque, Clovis, Gallup, Las Cruces and Portales, New Mexico, and one location in Sun City, Arizona. The Company also has one loan production office in Albuquerque, New Mexico. The Company’s executive offices are located at 5210 Eubank, NE, Albuquerque, New Mexico. The telephone number at that address is (505) 299-0900. In general, the Bank has a normal lending territory, as defined by federal regulations that includes all areas within the States of New Mexico, Maricopa County in the State of Arizona, and a 100 mile radius from the Bank’s offices in Clovis and Las Cruces, New Mexico, which extends into the State of Texas.

On May 1, 2004, the Company acquired two branches in Las Cruces, New Mexico, from Matrix Capital Bank. The fair values of acquired loans and deposits at the branches were approximately $19.6 million and $79.1 million, respectively, The Company also received approximately $51.5 million in cash (net of acquisition costs) at the close of the transaction.

On September 24, 2004, the Company completed the private placement of 240,000 shares of newly issued Company stock, $.01 par value, at a price of $13 per share. The shares were sold to certain institutional investors and other “accredited investors”, including directors, for a total sales price of $3,120,000, in exempt private placement transactions under the Securities Act of 1933, as amended, pursuant to Regulation D of the SEC. Howe Barnes Investments, Inc. acted as placement agent and received $116,829 for its services as placement agent.

On November 1, 2004, the Company acquired a branch in Sun City, Arizona, from Matrix Capital Bank. The fair values of acquired loans and deposits at the branch were approximately $1,435 and $104.6 million, respectively. The Company also received approximately $98.2 million in cash (net of acquisition costs) at the close of the transaction.

The Company’s and the Bank’s revenues are derived principally from interest on loans and securities, gains on the sale of residential mortgage loans held for sale, and income from deposit account service charges. The results of operations of the Company and the Bank, in general, are significantly influenced by general economic conditions, the monetary and fiscal policies of the federal government, competition in the Company’s and the Bank’s market area, and the policies of financial institution regulatory authorities.

The Bank is engaged in the business of attracting deposits from the general public, making loans secured by first liens on single-family homes (primarily for sale into the secondary market), commercial and consumer loans, and investing in securities. The principal sources of funds for the Bank’s lending and investing activities include the sale of loans, principal payments and prepayments on loans and mortgage related securities, and deposits. The Bank’s primary sources of income are income on loans and securities, gains on the sale of loans, and income from deposit account service charges. Its principal expenses are interest paid on deposits and borrowings and general operating expenses. The earnings of the Bank depend primarily on the differences between its income from lending and investment activities and the interest cost of its deposits and borrowings.

Lending Activities

General. The Bank has historically originated fixed-rate and adjustable-rate mortgage loans. In order to reduce its exposure to changes in interest rates, it has also, since the early 1980’s, emphasized the origination and retention of ARM loans. In response to customer demand, however, the Bank continues to originate conventional fixed-rate mortgages, primarily for sale in the secondary market. However, the Bank generally holds mortgage loans with shorter maturities in its own portfolio.

The Bank’s focus in lending activities is on the origination of loans secured by first mortgages on owner-occupied, one-to-four family residences, and commercial and consumer loans. The Bank also originates residential construction, commercial real estate and consumer loans in its market area. Most residential mortgage loans originated by the Bank are in conformity with FHLMC, FNMA and GNMA loan underwriting standards so that they may be sold in the secondary market. Mortgage loans made by the Bank are generally long-term loans, amortized on a monthly basis, with principal and interest due each month. The initial contractual loan payment period for residential loans typically ranges from 15 to 30 years. The Bank’s experience indicates, however, that real estate loans remain outstanding for significantly shorter periods than their contractual terms. Borrowers may refinance or prepay loans at their option, subject to any prepayment penalty provisions, if included in the note.

All of the Bank’s lending is subject to written underwriting standards and to loan origination procedures. Decisions on loan applications are made on the basis of detailed applications and property valuations (consistent with the Bank’s written appraisal policy) by independent appraisers. The loan applications are designed primarily to determine the borrower’s ability to repay and the more significant items on the application are verified through use of credit reports, financial statements, tax returns and/or confirmations.

In connection with the loan approval process, the Bank’s loan personnel analyze the loan application and the property involved. Consumer loans are approved by loan committee and/or individual loan officers, in accordance with policies established by the Bank’s Board of Directors.

Loan applicants are notified of the Bank’s decision setting forth the terms and conditions of the decision. If approved, these terms and conditions include the amount of the loan, interest rate, amortization term, a brief description of the real estate to be mortgaged to the Bank, and the requirement of fire and casualty insurance coverage to be maintained to protect the Bank’s interest.

It is the general policy of the Bank to obtain a title insurance policy or title report, insuring that it has a valid lien on all property securing real estate loans. Hazard insurance or homeowner’s policies should be obtained by the borrower prior to closing, naming the Bank as mortgagee. If required by federal rules and regulations, flood insurance policies are obtained. Upon closing, most borrowers are required to advance funds for the establishment of a mortgage escrow account. Thereafter, the borrower makes contributions to this account along with monthly principal and interest payments. Disbursements are made from this account for items such as real estate taxes, hazard insurance premiums, and private mortgage insurance premiums.

During 2003, the Bank began a new mortgage program to originate one-to-four family residential mortgage loans (“one-to-four mortgage loans”) with a shortened term. The loan program does not require a title policy or appraisal, but requires a 65% loan-to-value based on the property tax bill or an old appraisal. The term on these loans is from five to ten years. During 2004 and 2003, the Bank originated approximately $2.8 million and $12.6 million of these loans, respectively, and included the loans in its loans receivable portfolio.

The Bank receives loan origination fees for originating loans and also receives commitment fees for making commitments to originate construction, residential, commercial, and multi-family residential loans, as well as various fees and charges related to existing loans, which include late charges and assumption fees.

As part of the loan application, the borrower pays the Bank for its out-of-pocket costs in reviewing the application, such as the appraisal fee, whether or not the borrower closes the loan. The interest rate charged is normally the prevailing rate at the time the loan application is approved. In the case of larger construction loans, the Bank normally charges a commitment fee, which may be included in the loan origination charge when the loan is made. Commitment fees and other terms of commercial and multi-family residential loans are individually negotiated.

In order to monitor the adequacy of cash flows on income-producing properties, the borrower or lead lender is notified periodically and asked to provide financial information including rental rates and income, maintenance costs and an update of real estate property tax payments.

The aggregate amount of loans that the Bank is permitted to make under applicable federal regulations to any one borrower, including related entities, is limited generally to the greater of 15% of unimpaired capital and surplus or $500,000. At December 31, 2004, the maximum amount which the Bank could have lent to any one borrower and the borrower’s related entities was $2,881,000 (15% of unimpaired capital). The Bank had no loan commitments in excess of the legal lending limit at December 31, 2004, unless the commitment in excess of the limit was subject to participation of another financial institution.

Loan Portfolio Composition. The following table shows the composition of the Bank’s loan portfolio in dollar amounts and in percentages as of dates indicated.

	December 31
	2004		2003		2002
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars In Thousands)
Real estate loans:
Residential mortgage loans:
Construction	$7,914	3.87%	$2,231	1.40%	$1,591	1.04%
One-to-four family	86,452	42.28	80,775	50.70	88,186	57.84
Multi-family	5,042	2.47	3,447	2.16	788	0.52
Other dwelling units	45	0.02	47	0.03	1,254	0.82
Commercial	53,130	25.98	36,528	22.92	27,999	18.36

Total real estate loans	152,583	74.62	123,028	77.21	119,818	78.58

Other loans:
Commercial	19,687	9.63	8,087	5.07	9,560	6.27
Savings accounts	453	0.22	453	0.28	615	0.40
Other consumer items (a)	31,757	15.53	27,795	17.44	22,482	14.75

Total other loans	51,897	25.38	36,335	22.79	32,657	21.42

Total loans	204,480	100.00%	159,363	100.00%	152,475	100.00%

Less:
Loans in process	1,642		1,382		702
Unearned discounts, deferred loan fees and other	414		794		1,092
Allowance for loan losses	1,351		950		825

Total loans receivable, net	$201,073		$156,237		$149,856

(a)	Includes, among other things, automobile, credit card and home improvement loans.

The following table shows the composition of the Bank’s loan portfolio by fixed- and adjustable-rate categories at the dates indicated.

	December 31
	2004		2003		2002
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars In Thousands)
Fixed-rate loans:
Real estate:
Residential mortgage loans:
Construction	$6,075	2.97%	$2,231	1.40%	$702	0.46%
One-to-four family	68,892	33.69	65,418	41.05	77,159	50.59
Multi-family	970	0.47	800	0.50	544	0.36
Other dwelling units	45	0.02	47	0.03	265	0.17
Commercial	16,092	7.87	9,335	5.86	9,613	6.30

Total real estate loans	92,074	45.02	77,831	48.84	88,283	57.88

Other loans:
Commercial	16,124	7.89	5,120	3.21	3,295	2.16
Savings accounts	453	0.22	453	0.28	615	0.40
Consumer (a)	22,593	11.06	26,055	16.36	20,993	13.78

Total other loans	39,170	19.17	31,628	19.85	24,903	16.34

Total fixed-rate loans	131,244	64.19	109,459	68.69	113,186	74.22

Adjustable-rate loans:
Real estate:
Residential mortgage loans:
Construction	1,839.90		—	—	889	0.58
One-to-four family	17,560	8.59	15,357	9.64	11,027	7.24
Multi-family	4,072	1.99	2,647	1.66	244	0.16
Other dwelling units	—	—	—	—	989	0.65
Commercial	37,038	18.11	27,193	17.06	18,386	12.06

Total real estate loans	60,509	29.59	45,197	28.36	31,535	20.69

Other loans:
Commercial	3,563	1.74	2,967	1.86	6,265	4.11
Consumer (a)	9,164	4.48	1,740	1.09	1,489.98

Total other loans	12,727	6.22	4,707	2.95	7,754	5.09

Total adjustable-rate loans	73,236	35.81	49,904	31.31	39,289	25.78

Total loans receivable	204,480	100.00%	159,363	100.00%	152,475	100.00%

Less:
Loans in process	1,642		1,382		702
Unearned discounts, deferred loan fees and other	414		794		1,092
Allowance for loan losses	1,351		950		825

Total loans receivable, net	$201,073		$156,237		$149,856

(a)	Includes, among other things, automobile, credit card and home improvement loans.

The following table outlines the specific loan types with contractual maturity dates as of December 31, 2004. Loans which have adjustable or renegotiable rates are shown as maturing during the period when the contract is due. This schedule does not reflect the effects of scheduled principal payments or principal prepayments by the borrower.

	Real Estate				Non-Real Estate
	Mortgages		Construction		Consumer		Commercial Business		Total
	Amount	Weighted average rate	Amount	Weighted average rate	Amount	Weighted average rate	Amount	Weighted average rate	Amount	Weighted average rate
	(Dollars In Thousands)
Within one year	$13,528	6.37%	$4,833	6.59%	$3,489	6.94%	$4,393	7.07%	$26,243	6.60%
More than one year through two years	2,057	7.06	—	—	2,271	8.77	1,047	6.20	5,375	7.61
More than two years through three years	3,192	7.38	—	—	3,331	8.54	1,692	7.09	8,215	7.79
More than three years through five years	6,762	6.33	209	6.00	6,406	7.77	3,263	6.64	16,640	6.94
More than five years through ten years	37,014	6.02	—	—	9,755	7.72	3,027	6.63	49,796	6.39
More than ten years through fifteen years	32,351	6.18	—	—	2,908	8.66	59	6.43	35,318	6.38
More than fifteen years	49,765	6.06	2,872	5.71	4,050	6.80	6,206	5.39	62,893	6.03

Total loans receivable	$144,669	6.16%	$7,914	6.26%	$32,210	7.77%	$19,687	6.35%	$204,480	6.44%

As of December 31, 2004, the total amount of loans with maturities longer than one year which had fixed interest rates was approximately $107 million and with floating or adjustable interest rates was approximately $71 million.

One-to-Four Family Residential Mortgage Lending. The primary lending activity of the Bank has been the granting of conventional loans to enable borrowers to purchase new or existing homes or refinance their current home. The Bank also originates VA-guaranteed and FHA-insured loans. Residential loan originations are generated by the Bank’s marketing efforts, its present customers, walk-in customers and referrals from realtors and builders. The Bank has focused its lending efforts primarily on the origination of loans secured by first mortgages on owner-occupied, single-family residences in its market area.

The Bank’s fixed-rate loans generally conform to secondary market standards (i.e., FHLMC, FNMA and GNMA standards) and have been primarily originated for sale in the secondary market. A portion of these loans has been originated pursuant to forward sales commitments which are taken under best efforts agreements. Qualifying loans with a fifteen year amortization or less can be held by the Bank.

The Bank has offered ARM loans at rates, terms and fees determined in accordance with market and competitive factors. The programs currently offered are primarily designed to meet the standards and requirements of the secondary market for residential loans. The Bank’s current one-to-four family residential ARM loans are fully amortizing loans with contractual maturities of up to 30 years. The interest rates on the ARM loans originated by the Bank are subject to adjustment at stated intervals and are subject to annual and lifetime adjustment limits below and above the initial rate. Most of the Bank’s ARM loans have interest rates which adjust periodically based on a margin over one of several indices. These loans’ periodic and lifetime caps on interest rate increases may reduce the extent to which they can help protect the Bank against interest rate risk. The Bank has from time to time offered ARM loans at below the fully-indexed rate; however, borrowers of ARM loans are qualified at the fully-indexed rates.

The Bank retains ARM loans in its portfolio consistent with its ongoing asset/liability objectives. ARM loans decrease the risks associated with changes in interest rates but involve other risks, primarily because as interest rates rise, the payment by the borrower rises to the extent permitted by the terms of the loan, thereby increasing the potential for default. At the same time, the marketability of the underlying property may be adversely affected by higher interest rates. The Bank believes that these risks, which have not had a material adverse effect on the Bank to date, generally are less than the risks associated with holding fixed-rate loans in a rising interest rate environment. The Bank’s delinquency experience on its ARM loans has generally been similar to its experience on fixed-rate residential loans.

The Bank evaluates both the borrower’s ability to make principal, interest and escrow payments and the value of the property that will secure the loan. The Bank originates residential mortgage loans with loan-to-value ratios up to 95%. On any mortgage loan exceeding an 80% loan-to-value ratio at the time of origination, the Bank will generally require private mortgage insurance in an amount intended to reduce the Bank’s exposure to 80% or less of the appraised value of the underlying property, unless otherwise approved by the Bank’s Board of Directors.

The Bank’s residential mortgage loans customarily include a due-on-sale clause giving the Bank the right to declare the loan immediately due and payable in the event that, among other things, the borrower sells or otherwise disposes of the property subject to the mortgage and the loan is not repaid. The Bank has generally enforced due-on-sale clauses in its mortgage loan contracts. Yield increases may be obtained through the authorization of assumptions of existing loans at higher rates of interest, assuming the current rates are higher than the existing note rate, and the imposition of assumption fees. ARM loans may be assumed provided home buyers meet the Bank’s underwriting standards and the applicable fees are paid.

Multi-Family and Commercial Real Estate Lending. The Bank’s multi-family and commercial real estate loan portfolio includes loans secured by apartment buildings, office buildings, retail stores and other properties, most of which are located in the Bank’s normal lending territory. Also, the Bank originates multi-family and commercial real estate loans, subject to regulatory restrictions. Multi-family and commercial real estate loans generally are originated in amounts up to 75% of the appraised value of the property securing the loan. Commercial and multi-family loans are made at both fixed and adjustable interest rates for terms of up to 25 years. The terms and conditions of multi-family and commercial real estate loans are negotiated on a case-by-case basis.

Appraisals obtained on properties securing multi-family and commercial real estate loans originated by the Bank are performed by an independent appraiser subject to regulatory guidelines at the time the loan is made. All appraisals on multi-family and commercial real estate loans are reviewed by the Bank’s management. In addition, the current underwriting procedures require verification of the borrower’s credit history, income and financial statements, banking relationships, references and income projections for the property. Personal guarantees are generally obtained for the Bank’s multi-family and commercial real estate loans.

Multi-family and commercial real estate lending affords the Bank an opportunity to receive interest at rates higher than those generally available from one-to-four family residential lending or at an adjustable interest rate to decrease the interest rate risk of the Bank. Nevertheless, loans secured by such properties are generally larger and involve a greater degree of risk than one-to-four family residential mortgage loans. Because payments on loans secured by multi-family and commercial real estate properties are often dependent on the successful operation or management of the properties, repayment of such loans may be subject to adverse conditions in the real estate market or the economy. If the cash flow from the project is reduced (for example, if leases are not obtained or renewed), the borrower’s ability to repay the loan may be impaired. In addition, adjustable-rate multi-family and commercial real estate loans are subject to increased risk of delinquency or default as interest rates increase. The Bank has attempted to minimize these risks through its underwriting standards.

Commercial Business Lending. The Bank offers commercial business loans guaranteed by the SBA. The SBA program provides lenders with the ability to offer flexible terms and longer maturities on loans to small businesses and professionals. The program provides the lender a guaranteed portion (generally 50%-80%) of principal and interest. Since these loans are guaranteed, they generally offer lower risk to the Bank. These loans are made with adjustable and fixed interest rates with maturities of up to 25 years, depending on the underlying collateral. The loans are approved by the SBA. The Bank intends to expand its commercial lending by utilizing the SBA program.

The Bank provides short and medium term credit to businesses in the Bank’s primary lending territory. Commercial loans include revolving credit lines and term loans, or a combination thereof, and are generally secured by equipment, accounts receivable, inventories, real estate or other business assets or a combination thereof. Commercial business loans are made pursuant to specified loan approval limits set by the Bank’s Board of Directors. The Bank usually requires that business borrowers maintain their operating accounts with the Bank in the form of demand deposits. Loans made to corporations are generally personally guaranteed by the principals of the corporation.

Construction Lending. The Bank originates loans to finance the construction of single-family residences and commercial businesses. Many of these loans are made to individuals who will ultimately be the owner-occupants of the residence. Such loans are generally made, although not required, with permanent financing on the constructed property to be provided by the Bank. Residential construction loans are generally made with a six month term on an interest-only basis. Residential construction loans to owner-occupants are generally underwritten using the same criteria as for one-to-four family residential loans. Commercial construction loans are generally made with 12 to 24 month maturities. Loan proceeds are disbursed in increments as construction progresses and inspections warrant.

Construction loans afford the Bank the opportunity to charge loan origination fees, to increase the frequency of repricing of its loan portfolio and to earn yields higher than those obtainable on loans secured by one-to-four family residential properties. The higher yields reflect the higher risks associated with construction lending, which include principally the difficulty in evaluating accurately the total funds required to complete a project and the post-completion value of the project. As a result, the Bank places a strong emphasis upon the borrower’s ability to repay and the experience and expertise of the builder who has contracted to construct the property.

Consumer Lending. Management considers consumer lending to be an important component of its strategic plan. Specifically, consumer loans generally have shorter terms to maturity (thus reducing the Bank’s exposure to changes in interest rates) and carry higher rates of interest than do residential mortgage loans. In addition, management believes that the offering of consumer loan products helps to expand and create stronger ties to its customer base by increasing the number of customer relationships and providing cross-marketing opportunities. Under applicable federal laws, the Bank is authorized to invest up to 35% of its assets in consumer loans excluding credit card and education loans.

The Bank offers a variety of secured consumer loans, including home improvement loans, auto loans, personal lines of credit, equity lines of credit and loans secured by savings deposits. The Bank also offers unsecured and credit card loans. The Bank currently originates all of its consumer loans in its market area. Consumer loan terms vary according to the type of collateral, length of contract and creditworthiness of the borrower. The Bank’s consumer loans generally have fixed rates of interest.

The Bank currently has several arrangements to originate consumer automobile and recreational vehicle loans on an indirect basis (i.e., where loan contracts are purchased from automobile and recreational vehicle retailers which have extended credit to their customers). The Bank applies the underwriting standards mentioned below in the approval process of purchasing these contracts. These loans have a fixed interest rate and maturities of 20 years or less. As of December 31, 2004, the Bank had $12,008,000 in indirect automobile and recreational vehicle contracts or 5.97% of its loans.

The underwriting standards employed by the Bank for consumer loans include a determination of the applicant’s payment history on other debts and an assessment of the ability to meet existing obligations and payments on the proposed loan. Although creditworthiness of the applicant is a primary consideration, the underwriting process also includes a comparison of the value of the security, if any, in relation to the proposed loan amount.

Consumer loans may entail greater risk than do residential mortgage loans, particularly in the case of consumer loans which are unsecured, or secured by rapidly depreciable assets, such as automobiles. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. In addition, consumer loan collections are dependent on the borrower’s continuing financial stability, and thus are more likely to be affected by adverse personal circumstances. Furthermore, the application of various federal and state laws, including bankruptcy, may limit the amount which can be recovered on such loans. Although the level of delinquencies in the Bank’s consumer loan portfolio has generally been low (at December 31, 2004, approximately $145,000, or 0.46% of the net consumer loan portfolio, was 60 days or more delinquent), there can be no assurance that delinquencies will not increase in the future.

Loan Servicing. During 2004, the Bank sold most of the long-term one-to-four mortgage loans it originated, and put its short-term mortgage loans originations into its loans receivable portfolio. The loans that are sold to private investors are sold servicing released.

Originations, Purchases and Sales of Loans. As described previously, the Bank originates loans through its marketing efforts, its existing customer base, walk-in customers, and real estate brokers and builders. Commercial real estate loan originations are obtained by direct solicitation. The Bank originates both adjustable-rate and fixed-rate loans. Its ability to originate loans is dependent upon the relative customer demand in the origination market which is affected by market conditions such as short-term and long-term interest rates as well as the expected future level of interest rates.

The Bank had no outstanding commitments to purchase any loans or mortgage-backed securities at December 31, 2004. At December 31, 2004, the Bank held funded residential mortgage loans with commitments to sell of $4,556,000 and also had commitments to sell unfunded residential loans for $4,837,000. When a commitment is made with the borrower, the loan is simultaneously committed to be sold under a “best efforts” and “no recourse” contract with one of the three loan investors used by the Bank during 2004. The Bank and the loan investors are comfortable with the “best efforts” contracts due to their consistent historical relationship.

During 2004, the general policy of the Bank was to sell fixed-rate one-to-four mortgage loans it originated or refinanced during the year with maturities over 15 years. Loans with maturities of 15 years or less are recorded into the loans receivable portfolio as they are funded.

The following table sets forth the principal amount of the Bank’s loan origination, purchase and sales activity for the periods indicated.

	Year Ended December 31
	2004	2003	2002
	(Dollars In Thousands)
Originations by loan type:
Fixed-rate:
Construction loans	$635	$3,031	$1,145
Mortgage loans	69,252	41,342	27,836
Consumer loans (2)	19,559	11,028	20,165
Loans refinanced	19,531	95,919	42,826
Adjustable-rate:
Construction loans	6,896	—	1,177
Mortgage loans	12,436	19,301	15,342
Consumer loans (2)	11,586	3,516	2,240
Loans refinanced	2,537	—	—

Total loans originated	142,432	174,137	110,731

Purchases:
Loans purchased	19,589	—	—

Sales and repayments:
Sales (1)	57,185	106,157	41,509
Principal repayments	59,719	61,092	61,440

Total reductions	116,904	167,249	102,949

Increase (decrease) in other items, net	(282)	(507)	590

Net increase	$44,835	$6,381	$8,372

(1)	Consists entirely of fixed rate, one-to-four mortgage loans
(2)	Includes non-mortgage commercial loans

Asset Quality

Delinquent Loans. When a borrower fails to make a required payment on a loan, the Bank attempts to cure the delinquency by contacting the borrower. In the case of residential loans, a late notice is sent 16 days after the due date. If the delinquency is not cured by the thirtieth day, the borrower is contacted by telephone or a letter is sent. Additional written and verbal contacts are made with the borrower between 35 and 70 days after the due date.

In the event a real estate loan payment is past due for 60 days or more, the Bank performs an in-depth review of the loan status, the condition of the property and circumstances of the borrower. Based upon the results of its review, the Bank may negotiate and accept a repayment program with the borrower, accept a voluntary deed in lieu of foreclosure, or when deemed necessary, initiate foreclosure proceedings. If foreclosed on, real property is sold at a public sale and the Bank may bid on the property to protect its interest. A decision as to whether and when to initiate foreclosure proceedings is based on such factors as the amount of the outstanding loan in relation to the original indebtedness, the extent of delinquency and the borrower’s ability and willingness to cooperate in curing delinquencies.

Delinquent consumer loans are handled in a generally similar manner, except that contacts are made beginning when the payment is 10 days past due. If these efforts fail to bring the loan current, appropriate action may be taken to collect any loan payment that remains delinquent. The Bank’s procedures for repossession and sale of consumer collateral are subject to various requirements under New Mexico consumer protection laws. Loans are generally placed on non-accrual status after 90 days delinquency or notice of bankruptcy.

The following table sets forth the Bank’s loan delinquencies by type, amount, and percentage of type at December 31, 2004.

	Loans Delinquent For
	60-89 Days			90 Days And Over			Total Loans Delinquent 60 Days or More
	Number	Amount	Percent of loan category	Number	Amount	Percent of loan category	Number	Amount	Percent of loan category
	(Dollars In Thousands)
Mortgage loans:
Construction	—	$—	—%	—	$—	—%	—	$—	—%
One-to-four family	5	172	0.20	4	121	0.14	9	293	0.34
Commercial real estate	—	—	—	4	276	0.52	4	276	0.52
Other Loans
Commercial	—	—	—	5	84	0.43	5	84	0.43
Consumer	19	118	0.37	9	27	0.09	28	145	0.46

Total loans	24	$290	0.14%	22	$508	0.25%	46	$798	0.39%

Non-Performing Assets. Non-performing assets consist of loans on which interest is no longer being accrued, troubled debt restructurings, real estate acquired by foreclosure or deed-in-lieu of foreclosure and repossessed assets.

The following table sets forth the amounts and categories of non-performing assets in the Bank’s portfolio. Loans are generally placed on non-accrual status after 90 days delinquency.

	December 31
	2004	2003	2002
	(Dollars In Thousands)
Non-accrual loans (1)	$508	$1,054	$1,623
Past due 90 days or more and still accruing	—	—	—
Troubled debt restructured	—	—	—
Real estate owned (2)	311	565	648

Total non-performing assets	$819	$1,619	$2,271

Ratio of non-performing assets to total assets	0.22%	0.79%	1.18%

(1)	Generally refers to loans that are contractually delinquent (i.e., payments were due and unpaid for more than 90 days).
(2)	Refers to real estate acquired by the Bank through foreclosure or voluntary deed in lieu of loan foreclosure.

Gross interest income which would have been recorded had the non-accruing loans and renegotiated loans been current in accordance with their original terms amounted to $16,660 and $39,388 for the years ended December 31, 2004 and 2003, respectively.

Criticized Assets. Federal regulations provide for the classification of loans and other assets, such as debt and equity securities considered by the OTS to be of lesser quality, as “substandard,” “doubtful” or “loss.” An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. “Substandard” assets include those characterized by the “distinct possibility” that the insured institution will sustain “some loss” if the deficiencies are not corrected. Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard,” with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions, and values, “highly questionable and improbable.” Assets classified as “loss” are those considered “uncollectible” and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets which do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories, but possess weaknesses, are required to be designated “special mention” by management.

When an insured institution classifies problem assets as either substandard or doubtful, it may establish allowances for loan losses in an amount deemed prudent by management. Allowances represent amounts which have been established to recognize the inherent risk associated with lending activities as well as amounts established for individual loans that have been identified as impaired. When an insured institution classifies problem assets as loss, it is required either to establish an allowance for losses equal to 100% of that portion of the asset so classified or to charge-off such amount. An institution’s determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the regulatory authorities, who may order the establishment of additional loss allowances.

In connection with the filing of its periodic reports with the OTS and in accordance with its classification of assets policy, the Bank regularly reviews the problem loans in its portfolio to determine whether any loans require classification in accordance with applicable regulations. Criticized assets of the Bank at December 31, 2004 were as follows:

December 31, 2004
(Dollars In Thousands)
Substandard	$2,061
Doubtful	—
Loss	4

Total classified assets	2,065
Special mention assets	279

Total criticized assets	$2,344

Allowance for Loan Losses. The allowance for loan losses is established through a provision for loan losses based on management’s quarterly asset classification review and evaluation of the risk inherent in its loan portfolio and changes in the nature and volume of its loan activity. Such evaluation, which includes a review of all loans of which full collectibility may not be reasonably assured, considers among other matters, the estimated value of the underlying collateral, economic conditions, cash flow analyses, historical loan loss experience, discussions held with delinquent borrowers and other factors that warrant recognition in providing for an adequate loan allowance. Although management believes it uses the best information available to make such determinations, future adjustments to reserves may be necessary, and net income could be significantly affected, if circumstances differ substantially from the assumptions used in making the initial determinations.

The following table sets forth an analysis of the Bank’s allowance for loan losses for the years indicated.

	Year ended December 31
	2004	2003	2002	2001	2000
	(Dollars In Thousands)
Balance at beginning of year	$950	$825	$745	$681	$864

Provision charged to operations	731	781	786	449	199
Acquired allowance	170	—	—	—	(250)

Charge-offs:
Mortgage loans:
Single family	(33)	(16)	(53)	(24)	—
Commercial real estate	(11)	(206)	—	—	—
Other Consumer loans
Commercial	(167)	(83)	(319)	(147)	(41)
Automobile	(252)	(312)	(297)	(98)	(62)
Credit card	(70)	(45)	(38)	(45)	(22)
Other consumer	—	(82)	(40)	(128)	(26)

Total charge-offs	(533)	(744)	(747)	(442)	(151)

Recoveries:
Mortgage loans:
Single family	—	—	—	—	—
Commercial real estate	—	—	—	—	—
Other Consumer loans
Commercial	12	20	—	35	6
Automobile	20	53	40	16	11
Credit card	1	3	1	—	1
Other consumer	—	12	—	6	1

Total recoveries	33	88	41	57	19
Balances at end of year	$1,351	$950	$825	$745	$681

Ratio of net charge-offs during the year to average loans outstanding during the year	0.28%	0.43%	0.49%	0.30%	0.12%

Allowance for loan losses to non-performing assets, at the end of year	165.00%	58.63%	36.33%	37.02%	156.91%

Allowance for loan losses to total loans, at the end of year	0.67%	0.61%	0.54%	0.53%	0.57%

Investment Activities

General. The Bank has maintained levels of investments that qualify as liquid assets under OTS regulations. Liquidity may increase or decrease depending upon the availability of funds and comparative yields on investments in relation to the return on loans. Historically, the Bank has maintained liquid assets at levels above the minimum requirements imposed by the OTS regulations and at levels believed adequate to meet the requirements of normal operations, including repayments of maturing debt and potential deposit outflows. Cash flow projections are regularly reviewed and updated to assure that adequate liquidity is maintained.

Federally chartered thrift institutions have the authority to invest in various types of liquid assets, including United States Treasury obligations, securities of various federal agencies, certain certificates of deposit of insured banks and savings institutions, certain bankers’ acceptances, repurchase agreements and federal funds. Subject to various restrictions, federally chartered thrift institutions may also invest their assets in commercial paper, investment grade corporate debt securities and mutual funds whose assets conform to the investments that a federally chartered thrift institution is otherwise authorized to make directly.

Generally, the investment policy of the Bank is to invest funds among various categories of investments and maturities based upon the Bank’s asset/liability management policies, investment quality and marketability, liquidity needs and performance objectives.

The Bank has a portfolio of mortgage-backed securities. Historically, most of the Bank’s mortgage-backed securities were long-term, fixed-rate federal agency securities. In recent years, the Bank purchased other types of mortgage-backed securities consistent with its asset/liability management and balance sheet objectives. At December 31, 2004, approximately $48 million or 79% of the Bank’s mortgage-backed securities carried adjustable rates of interest.

Under the OTS’ risk-based capital requirements, GNMA mortgage-backed securities have a zero percent risk-weighting and FNMA, FHLMC and AA- or higher rated mortgage-backed securities have a 20% risk-weighting. None of the mortgage-backed securities held by the Bank had a risk-weight for regulatory capital purposes above 20%.

The majority of the Bank’s mortgage-backed securities are backed by GNMA or FHLMC, or are rated AA or higher. Accordingly, management believes that the Bank’s mortgage-backed securities generally are resistant to credit problems.

GNMA and FHLMC mortgage-backed securities generally carry a yield below that of the corresponding type of residential loan (due to the insurance or guarantee feature of such securities and the retention of a servicing spread by the loan servicer), and the Bank’s other mortgage-backed securities also carry lower yields (because such securities tend to have shorter actual durations than 30-year loans). The Bank will continue to evaluate corporate bonds, trust preferred securities, mortgage-backed securities purchases and loan securitizations of its existing loans in the future based on its strategic and asset/liability objectives, market conditions and alternative investment opportunities.

During 2004, the Company received $149.7 million in cash at the close of the transactions to purchase the two Las Cruces, New Mexico branches and the Sun City, Arizona branch. Approximately $113 million of this cash was used to purchase held-to-maturity and available-for-sale securities. The securities purchased were primarily GNMA mortgage-backed securities, U.S. Treasury notes and bonds, and U.S. government agency securities. The Bank plans to use the cash flow from the principal and interest payments from these securities to fund the anticipated growth in loans.

The following table sets forth the composition of the Company’s investment portfolio at the dates indicated.

	December 31
	2004		2003		2002
	Carrying value	% of total	Carrying value	% of total	Carrying value	% of total
	(Dollars In Thousands)
Available-for-sale:
Mortgage-backed securities:
GNMA adjustable rate	$1,813	10.4%	$2,474	42.6%	$3,901	58.5%
GNMA fixed rate	366	2.1	723	12.4	1,980	29.7
Equity securities:
FNMA common stock	7	—	7	0.1	6	0.1
Corporate bonds	—	—	—	—	101	1.5
FNMA bonds	989	5.7	1,000	17.2	—	—
FFCB bonds	—	—	1,006	17.3	—	—
U.S. Treasury notes	13,986	80.6	—	—	—	—
Trust preferred securities	211	1.2	605	10.4	677	10.2

Total available-for-sale	$17,372	100.0%	$5,815	100.0%	$6,665	100.0%

Held-to-maturity:
Mortgage-backed securities:
FHLMC adjustable rate	$163	0.2%	$287	1.7%	$463	24.9%
GNMA adjustable rate	46,342	43.3	4,028	24.0	—	—
GNMA fixed rate	7,271	6.8	—	—	—	—
CMO fixed rate	4,939	4.6	—	—	—	—
FHLB bonds	4,253	4.0	4,256	25.4	—	—
FHLMC bonds	1,000	0.9	1,002	6.0	—	—
FFCB bonds	2,012	1.9	—	—	—	—
FNMA bonds	1,000	0.9	—	—	—	—
US Treasury bonds	38,813	36.3	6,018	35.9	—	—
Corporate bonds	490	0.5	871	5.2	1,099	59.0
Municipal tax exempt fixed rate	607	0.6	—	—	—	—
Trust preferred securities	—	—	300	1.8	300	16.1

Total held-to-maturity	106,890	100.0%	16,762	100.0%	1,862	100.0%

Trading	988		—		—

FHLB stock	1,838		1,167		1,013

Other interest-earning assets:
Interest-bearing deposits with banks	3,770		4,480		5,993

Total	$130,858		$28,224		$15,533

Average remaining life, to maturity, excluding other-interest-earning assets, trading securities, and FHLB stock (does not include prepayment assumptions)	15 years		12 years		19 years

The following table sets forth the composition and contractual maturities of the Company’s investment securities. See page 44 for information regarding assumed repricing and maturity periods of the Bank’s interest-earning assets.

	December 31, 2004
						Total investment securities
	Within one year	1 to 5 years	5 to 10 years	10 to 20 years	Over 20 years	Amortized cost	Fair value
	(Dollars In Thousands)
Available-for-sale:
Mortgage-backed securities:
GNMA adjustable rate	$—	—	$—	$1,826	$—	$1,826	$1,813
GNMA fixed rate	—	—	—	—	346	346	366
Equity securities:
FNMA common stock	—	—	—	—	7	7	7
FNMA bonds	—	1,000	—	—	—	1,000	989
U.S. Treasury notes	14,000	—	—	—	—	14,000	13,986
Trust preferred securities	—	—	—	—	200	200	211

Total securities available-for-sale	$14,000	$1,000	$—	$1,826	$553	$17,379	$17,372

Weighted average yield	2.28%	2.55%	—%	3.39%	6.82%	2.46%

Held-to-maturity:
Mortgage-backed securities:
GNMA adjustable rate	$—	$—	$—	$—	$46,342	$46,342	$46,056
FHLMC adjustable rate	—	—	—	90	73	163	163
GNMA fixed rate	—	—	—	5,567	1,704	7,271	7,334
CMO fixed rate	—	—	—	—	4,939	4,939	4,934
FHLB bonds	—	3,260	—	993	—	4,253	4,262
FHLMC bonds	1,000	—	—	—	—	1,000	995
FFCB bonds	2,012	—	—	—	—	2,012	2,012
FNMA bonds	—	—	—	1,000	—	1,000	982
US Treasury bonds	4,988	33,825	—	—	—	38,813	38,573
Corporate bonds	—	490	—	—	—	490	484
Municipal tax exempt fixed rate	—	400	—	207	—	607	589

Total securities held-to-maturity	$8,000	$37,975	$—	$7,857	$53,058	$106,890	$106,384

Weighted average yield	2.40%	2.59%	—%	4.59%	3.92%	3.38%

Other Investments. At December 31, 2004, the Bank’s fixed-rate interest bearing deposits with banks were $3,770,000 or 1.0% of total assets. As of such date, the Bank also had a $1,838,000 investment in FHLB stock. At December 31, 2004, the Bank’s investment in stock of the FHLB was in an amount required by the FHLB. It is the Bank’s general policy to purchase investment securities and other issues that are rated investment grade or have credit enhancements.

Sources of Funds

The Company. The Company’s primary sources of funds are dividends from the Bank, borrowings from the Bank in the form of advances and outside borrowings. The Bank paid dividends to the Company of $200,000 and $817,500 in the years ended December 31, 2004 and 2003, respectively. The Bank had no advances to the Company at December 31, 2004 and 2003.

At December 31, 2004 and 2003, the Company had lines of credit totaling $400,000 each year from other banks. The Company had no borrowings outstanding under these arrangements at December 31, 2004 and December 31, 2003. The lines of credit bear market rates of interest and borrowings thereunder are to be used for general purposes. One of the borrowing arrangements at December 31, 2004 matured on January 25, 2005, which has been renewed for a year. The other borrowing arrangement matures on October 1, 2005. On January 25, 2005, the Company borrowed $235,000 against the lines of credit.

The Bank. The Bank’s primary sources of funds are deposits, amortization and prepayment of loan principal, sales or maturities of loans, investment securities, mortgage-backed securities and short-term investments, borrowings and funds provided from operations.

Borrowings, predominantly from the Federal Home Loan Bank (“FHLB”) of Dallas, may be used on a short-term basis to compensate for seasonal reductions in deposits or deposit inflows at less than projected levels, and may be used in the future on a longer-term basis to support lending and investing activities.

The Bank offers a variety of deposit accounts having a wide range of interest rates and terms. The Bank’s deposits consist of statement savings, NOW accounts and money market accounts and CDs. The Bank relies primarily on advertising, competitive pricing policies and customer service to attract and retain these deposits. The Bank solicits deposits from its primary market area only and does not use brokers to obtain deposits.

The flow of deposits is significantly influenced by general economic conditions, changes in money markets and prevailing interest rates and competition. The Bank enhanced its ability to increase its deposit base by opening two new in-store branches in Albuquerque, New Mexico in 2002, and through acquisition of two branches in Las Cruces, New Mexico in May, 2004 and one branch in Sun City, Arizona in November, 2004.

Management believes that customers continue to place a value on federal insurance on deposit accounts and that, to the extent the Bank maintains competitive rates, it will be able to maintain its deposit and liquidity levels. The Bank manages the pricing of its deposits in keeping with its asset/liability management and profitability objectives.

Based on its experience, the Bank believes that its savings accounts, and interest-bearing and non-interest-bearing checking accounts are relatively stable sources of deposits. However, the ability of the Bank to attract and maintain CDs, and the rates paid on these deposits, has been and will continue to be significantly affected by market conditions.

Liquidity enables the Bank to meet withdrawals of its deposits and the needs of its loan customers. The Bank maintains its liquidity position through maintenance of cash resources and a core deposit base. A further source is the Bank’s ability to borrow funds. The Bank is a member of the FHLB which provides a source of borrowings to the Bank for asset and asset/liability matching. FHLB borrowings were $6.5 million and $17.1 million at December 31, 2004 and 2003, respectively. The primary additional source of funding is provided by FHLB borrowings available to the Bank, of $192.3 and $69.0 million at December 31, 2004 and 2003, respectively.

Liquidity risk results from the mismatching of assets and liability cash flows. Management chooses asset/liability strategies that promote stable earnings and reliable funding. Interest rate risk and funding positions are kept within limits established by the Board of Directors of the Bank to ensure that risk taking is not excessive and that liquidity is properly managed. The Bank keeps a portion of its interest-bearing assets in adjustable-rate products to reduce interest rate sensitivity. Therefore, if rates increase, the Bank can retain its deposits by increasing rates paid on deposits, while limiting the impact on the Bank’s net interest margin. A concentrated effort is made to retain deposits associated with an unidentifiable intangible asset and the current rate paid on these deposits is at a market rate for the area. Core customer deposits have historically provided the Bank with a sizeable source of stable and low-cost funds.

The following tables set forth the deposits in the various programs offered by the Bank at the dates indicated:

	Balance at December 31, 2004	% of deposits	Increase (decrease)	Balance at December 31, 2003	% of deposits	Increase (decrease)	Balance at December 31, 2002	% of deposits	Increase (decrease)	Balance at December 31, 2001
	(Dollars In Thousands)
Transactional accounts	$61,027	18.53%	$34,613	$26,414	16.22%	$341	$26,073	16.38%	$7,005	$19,068
Jumbo CDs	—	—	(202)	202	0.12	(535)	737	0.46	(5,387)	6,124
Saving accounts	11,514	3.50	4,763	6,751	4.15	149	6,602	4.15	866	5,736
Money market deposit accounts	69,262	21.02	42,982	26,280	16.14	(1,149)	27,429	17.23	332	27,097
IRA accounts	37,786	11.47	27,226	10,560	6.48	(1,191)	11,751	7.38	604	11,147
Other CDs	149,845	45.48	57,206	92,639	56.89	6,034	86,605	54.40	8,857	77,748

	$329,434	100.00%	$166,588	$162,846	100.00%	$3,649	$159,197	100.00%	$12,277	$146,920

		December 31, 2004			December 31, 2003			December 31, 2002
Minimum amount	Category	Weighted average interest rate	Balance	Percentage of total deposits	Weighted average interest rate	Balance	Percentage of total deposits	Weighted average interest Rate	Balance	Percentage of total deposits
	(Dollars In Thousands)
$100	Transactional accounts zero-rate	0.00%	$29,326	8.90%	0.00%	$12,693	7.79%	0.00%	$15,239	9.57%
100	Transactional accounts	0.45	31,701	9.62	0.30	13,721	8.43	0.49	10,834	6.81
1,000	Money market	1.51	69,262	21.02	1.10	26,280	16.14	1.36	27,429	17.22
100	Savings accounts	0.85	11,514	3.50	0.80	6,751	4.15	0.80	6,602	4.15

	Certificates of Deposit:
1,000	30-60 day CDs	0.51	15	0.00	0.51	38	0.02	0.86	68	0.04
1,000	91 day CDs	0.95	424	0.13	0.51	133	0.08	1.05	354	0.22
1,000	6 month CDs	1.38	8,849	2.69	1.28	7,728	4.75	2.09	13,439	8.44
1,000	9 month CDs	1.56	170	0.05	2.08	322	0.20	2.15	1,375	0.86
1,000	1 year CDs	1.75	26,209	7.96	1.73	17,141	10.53	2.46	14,829	9.31
1,000	14 month CDs	1.83	25,624	7.78	1.97	23,869	14.65	2.90	11,933	7.50
1,000	18 month CDs	2.13	7,521	2.28	2.49	7,738	4.75	3.20	14,021	8.81
1,000	2 year CDs	2.67	32,784	9.96	3.35	13,970	8.58	3.75	11,763	7.39
1,000	30 month CDs	2.98	3,557	1.08	3.77	7,253	4.45	3.90	7,406	4.65
1,000	3 year CDs	3.48	17,041	5.17	3.47	3,222	1.98	4.37	2,735	1.72
1,000	4 year CDs	3.92	2,372	0.72	4.01	1,573	0.97	4.20	1,429	0.90
1,000	5 year CDs	4.59	25,279	7.67	4.45	8,008	4.92	4.82	7,252	4.56
90,000	Jumbo CDs	—	—	—	5.22	202	0.12	4.47	737	0.46
100	IRA floating rate	1.34	1,786	0.54	1.34	1,644	1.01	1.87	1,970	1.24
100	1 year IRA	1.71	4,608	1.40	1.93	3,460	2.12	3.03	3,283	2.06
100	2 year IRA	2.35	1,135	0.34	—	—	—	—	—	—
100	3 year IRA	2.85	2,255	0.69	4.51	2,384	1.46	5.46	2,971	1.87
100	4 year IRA	3.72	831	0.25	3.74	555	0.34	4.23	200.13
100	5 year IRA	5.07	27,171	8.25	4.26	4,161	2.56	4.75	3,328	2.09

		2.10%	$329,434	100.00%	1.92%	$162,846	100.00%	2.33%	$159,197	100.00%

The following table sets forth the savings flows of the Bank during the periods indicated. Net deposits (withdrawals) refer to the amount of deposits during a period less the amount of withdrawals during the same period. Deposit flows at savings institutions may also be influenced by external factors such as governmental credit policies and depositors’ perceptions of the adequacy of federal insurance of accounts.

	Year Ended December 31
	2004	2003	2002
	(Dollars In Thousands)
Deposits acquired	$183,746	$—	$—
Net deposits before interest credited	(20,916)	338	8,027
Interest credited	3,758	3,311	4,250

Net increase in deposits	$166,588	$3,649	$12,277

Percent increase	102.30%	2.48%	8.36%

The following table shows interest rate and maturity information for the Bank’s time deposits as of December 31, 2004.

	0.00- 2.00%	2.01- 3.00%	3.01- 4.00%	Over 4.00%	Total	Percent of total
	(Dollars In Thousands)
Time deposits maturing in quarter ending:
March 31, 2005	$22,752	$3,607	$633	$5,879	$32,871	17.52%
June 30, 2005	19,190	4,868	1,016	4,317	29,391	15.66
September 30, 2005	16,205	2,471	2,354	1,031	22,061	11.76
December 31, 2005	6,419	6,262	1,830	2,492	17,003	9.06
March 31, 2006	1,803	8,165	1,516	2,030	13,514	7.20
June 30, 2006	78	5,441	1,561	1,787	8,867	4.73
September 30, 2006	—	4,220	239	1,554	6,013	3.20
December 31, 2006	—	2,696	6,228	3,340	12,264	6.54
March 31, 2007	—	1,623	795	4,704	7,122	3.80
June 30, 2007	7	1,740	1,100	6,361	9,208	4.91
September 30, 2007	—	130	2,086	6,387	8,603	4.58
December 31, 2007	—	20	4,449	1,612	6,081	3.24
Thereafter	—	656	9,996	3,981	14,633	7.80

Total	$66,454	$41,899	$33,803	$45,475	$187,631	100.00%

Percent of total	35.42%	22.33%	18.01%	24.24%	100.00%

The following table indicates the amount of the Bank’s time deposits by size or from public entities, by time remaining until maturity as of December 31, 2004.

	Maturity
	3 months or less	Over 3 to 6 months	Over 6 to 12 months	Over 12 months	Total
	(Dollars In Thousands)
Time deposits of $100,000 or less	$26,345	$24,974	$29,728	$67,102	$148,149
Time deposits over $100,000	6,517	4,247	9,092	19,204	39,060
Public funds—$100,000 or less(1)	8	170	6	—	184
Public funds over $100,000(1)	—	—	238	—	238

Total time deposits	$32,870	$29,391	$39,064	$86,306	$187,631

(1)	Time deposits from government and other public entities.

The total amount of public funds held by the Bank at December 31, 2004 and 2003 was $7,579,668 and $4,936,437, respectively. The Bank is required to pledge collateral or a letter of credit from FHLB for such funds.

Borrowings. Although deposits are the Bank’s primary source of funds, the Bank’s policy has been to utilize borrowings when there is a net outflow of deposits, when advances are a less costly source of funds or when funds from advances can be invested at a positive spread. In addition, the Bank has relied upon selected borrowings for short-term liquidity needs.

The Bank may obtain advances from the FHLB of Dallas upon the security of its capital stock of the FHLB of Dallas and certain of its mortgage loans, investment securities and mortgage-backed securities. Such advances may be made pursuant to several different credit programs, each of which has its own interest rate and range of maturities. At December 31, 2004, the Bank had $6,542,055 in FHLB borrowings outstanding, which was a decrease of during the year of $10.5 million.

The following table sets forth maximum balance, average balance, and average rate paid on FHLB advances for the period indicated.

	Year ended December 31
	2004	2003	2002
	(Dollars In Thousands)
Maximum amount of borrowings outstanding	$47,462	$18,406	$11,500
Approximate average borrowings outstanding	$18,874	$16,317	$9,456
Approximate weighted average interest rate paid	2.32%	2.62%	3.47%

On June 27, 2002, the Company issued $4 million in trust preferred securities through a private placement of Floating Rate Trust Preferred Securities of Access Anytime Capital Trust II with a liquidation value of $1,000 per share to mature 30 years from the date of issuance. The trust preferred securities are at a variable rate of the London Interbank Offered Rate (LIBOR) plus 365 basis points, floating quarterly, with a five-year cap of 12%. At December 31, 2004, the interest rate was 5.72%. The trust preferred securities may be redeemed by the Company at par on July 25, 2007.

On July 17, 2001, the Company issued $4 million of 10.25% Fixed Rate Capital Trust Pass-through Securities of Access Anytime Capital Trust I with a liquidation value of $1,000 per share to mature 30 years from the date of issuance. The trust preferred securities may be redeemed by the Company at price of 107.6875 on July 25, 2006, 106.15 on July 25, 2007, 104.6125 on July 25, 2008, 103.075 on July 25, 2009, 101.5375 on July 25, 2010 and may be redeemed at par on July 25, 2011 or after. The Company invested approximately $2.9 million of the net proceeds in the Bank to increase its capital levels.

As discussed in Note 1 to the consolidated financial statements, the Company adopted the full provisions of Interpretation 46R on December 31, 2004 and deconsolidated its trust preferred securities issued by Trust I of $4.0 million and Trust II of $4.0 million. As part of the deconsolidation of the trust preferred securities, the Company recorded an additional $248,000 in Trust Preferred Securities-Notes Payable, and the investment in the Capital Securities of Trust I and Trust II of $248,000 in Other Assets.

Subsidiary of the Bank

In 1974, the Bank incorporated First Equity Development Corporation (“FEDCO”), a New Mexico corporation, as a wholly-owned subsidiary of the Bank. The directors and officers of FEDCO also serve as officers of the Bank. Prior to 1991, FEDCO’s primary business was real estate acquisition, development and construction, and investment in the Bank’s former data processing service bureau. FEDCO had $782 and $787 in cash at December 31, 2004 and 2003, and no other assets or liabilities and is currently an inactive corporation. Thrift institutions are permitted to invest an amount equal to 2% of their assets, through a subsidiary, with an additional investment of 1% of assets where such investment serves primarily community, inner-city and community development purposes.

Regulation

General. The Bank is subject to extensive regulation, examination and supervision by the OTS, as its chartering agency, and the FDIC, as its deposit insurer. The Bank’s deposit accounts are insured up to applicable limits administered by the FDIC, and it is a member of the FHLB of Dallas. The Bank must file reports with the OTS and the FDIC concerning its activities and financial condition, and it must obtain regulatory approvals prior to entering into certain transactions, such as mergers with, or acquisitions of, other depository institutions. The OTS and the FDIC conduct periodic examinations to assess the Bank’s compliance with various regulatory requirements. Such regulation and supervision establish a comprehensive framework of activities in which an institution may engage and are intended primarily for the protection of the insurance fund and depositors, rather than for the benefit of stockholders of the Company. The Company, as a unitary thrift holding company, is required to file certain reports with, and otherwise comply with, the rules and regulations of the OTS and of the SEC under the federal securities laws.

The OTS and the FDIC have significant discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such regulation and policies, whether by the OTS, the FDIC or action of the United States Congress, could have an impact on the Company, the Bank and the operations of both.

Certain of the laws and regulations applicable to the Bank and the Company are summarized below. These summaries do not purport to be complete and are qualified in their entirety by reference to such laws and regulations.

Regulation of the Company. The Company is a Delaware corporation registered with the OTS as a unitary thrift holding company. As such, it is a savings and loan holding company within the meaning of HOLA and is subject to OTS regulations, examinations, supervision and reporting requirements. In addition, the OTS has enforcement authority over the Company and its non-thrift subsidiaries, if any. Among other things, this authority permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the financial safety, soundness or stability of a subsidiary savings association.

Except under limited circumstances, thrift holding companies are prohibited from acquiring, without prior approval of the OTS, control of any other savings institutions or thrift holding company or substantially all the assets thereof or more than five percent of the voting shares of a thrift institution or holding company thereof which is not a subsidiary. In evaluating an application by a holding company to acquire a thrift association, the OTS must consider the financial and managerial resources and future prospects of the company and thrift association involved, the effect of the acquisition on the risk to the insurance funds, the convenience and needs of the community and competitive factors. Acquisitions which result in a thrift holding company controlling thrift associations in more than one state are generally prohibited except in supervisory transactions involving failing savings associations or based on specific state authorization to permit such acquisitions.

Federal law also requires OTS approval prior to any change of control of the Company or the Bank. Under OTS regulations, “control” is presumed to exist if an individual or company acquires more than twenty-five percent of any class of voting stock of a thrift association or holding company. Control is also presumed to exist, subject to being rebutted, if a person acquires more than ten percent of any class of voting stock (or more than twenty-five percent of any class of non-voting stock) and is subject to any of several control factors, including, among other matters, the relative ownership position of a person, the existence of control agreements and other factors.

As a unitary thrift holding company, the Company generally will not be restricted under existing laws to the types of business activities in which it may engage, provided that the Bank continues to satisfy the QTL test described more fully below under “Qualified Thrift Lender Test.” Upon any non-supervisory acquisition by the Company of another thrift or savings bank that meets the QTL test and is deemed to be a savings association by the OTS and that will be held as a separate subsidiary, the Company would become a multiple thrift holding company and would be subject to limitations on the types of business activities in which it could engage. HOLA generally limits the activities of a multiple thrift holding company and its non-insured association subsidiaries primarily to activities permissible for bank holding companies under the Bank Holding Company Act, subject to the prior approval of the OTS, and to other activities authorized by OTS regulation.

A thrift association or a thrift holding company is generally required to give 30 days’ prior written notice to the OTS of any proposed appointment of a director or senior executive officer if the institution is not in compliance with the minimum capital requirements or otherwise is in a troubled condition. The OTS then has the opportunity to disapprove any such appointment.

Transactions between the Bank and the Company and the Bank’s subsidiary are subject to various conditions and limitations, as more fully described below under “Transactions with Affiliates.” Capital distributions from the Bank to the Company may be limited under OTS rules, as more fully described below under “Limitations on Dividends and Other Capital Distributions.”

Federal Securities Law. The common stock of the Company is registered with the SEC under the Securities Exchange Act of 1934 (“Exchange Act”). The Company is therefore subject to the information, proxy solicitation, insider trading restrictions and other requirements of the SEC under the Exchange Act.

Company stock held by persons who are affiliates (generally officers, directors and principal stockholders) of the Company may not be resold without registration or unless sold in accordance with certain resale restrictions. If the Company meets specified current public information requirements, each affiliate of the Company is able to sell in the public market, without registration, a limited number of shares in any three-month period.

The Sarbanes-Oxley Act is the most far-reaching U.S. securities legislation enacted in some time. It applies to all public companies, including the Company, that file periodic reports with the SEC, under the Exchange Act.

The Sarbanes-Oxley Act includes very specific additional disclosure requirements and new corporate governance rules, requires the SEC and national securities exchanges and associations to adopt extensive additional disclosure, corporate governance and other related rules, mandates further studies of certain issues by the SEC, and increases penalties for violation. The Sarbanes-Oxley Act represents significant federal involvement in matters traditionally left to state regulatory systems, such as the regulation of the accounting profession, and to state corporate law, such as the relationship between a board of directors and management and between a board of directors and its committees. The Sarbanes-Oxley Act addresses, among other matters:

•	audit committees and auditor independence;

•	certification of financial statements by the chief executive officer and the chief financial officer;

•	the forfeiture of bonuses or other incentive-based compensation and profits from the sale of an issuer’ securities if the issuer’s financial statements later require restatement;

•	a prohibition on insider trading during retirement plan black out periods;

•	further disclosure of off-balance sheet transactions;

•	a prohibition on many personal loans to directors and officers (with exceptions for financial institutions);

•	expedited filing requirements for reporting of insiders’ transactions; and

•	disclosure of a code of ethics and disclosure of a change or waiver of such code.

Because some OTS accounting and governance regulations also refer to the SEC’s regulations, the Sarbanes-Oxley Act will also affect the Bank.

The Securities and Exchange Commission has been delegated the task of enacting rules to implement various of the provisions with respect to, among other matters, disclosure in filings pursuant to the Exchange Act.

There are phase-in provisions for some of the requirements for “small business issuers” such as the Company.

Insurance of Accounts and Regulation by the FDIC. The Bank is a member of the SAIF, which is administered by the FDIC. Deposits are insured up to applicable limits by the FDIC and such insurance is backed by the full faith and credit of the United States Government. As insurer, the FDIC imposes deposit insurance premiums and is authorized to conduct examinations of and to require reporting by FDIC-insured institutions. It also may prohibit any FDIC-insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious risk to the FDIC. The FDIC also has the authority to initiate enforcement actions against thrift associations, after giving the OTS an opportunity to take such action, and may terminate the deposit insurance if it determines that the institution has engaged or is engaging in unsafe or unsound practices, or is in an unsafe or unsound condition. The FDIC may initiate an examination for an institution with a composite rating of 3, 4, or 5 on its most recent safety and soundness examination without approval of the other agencies.

The FDIC’s deposit insurance premiums are assessed through a risk-based system under which all insured depository institutions are placed into one of nine categories and assessed insurance premiums based upon their level of capital and supervisory evaluation. Under the system, institutions classified as well capitalized (i.e., a core capital ratio of at least 5%, a ratio of Tier 1 or core capital to risk-weighted assets of at least 6% and a risk-based capital ratio of at least 10%) and considered healthy pay the lowest premium, while institutions that are less than adequately capitalized (i.e., core or Tier 1 risk-based capital ratios of less than 4% or a risk-based capital ratio of less than 8%) and considered of substantial supervisory concern pay the highest premium. Risk classification of all insured institutions will be made by the FDIC for each semi-annual assessment period.

Regulatory Capital Requirements. Federally insured thrift associations, such as the Bank, are required to maintain a minimum level of regulatory capital. The OTS has established capital standards, including a tangible capital requirement, a leverage ratio (or core capital) requirement and a risk-based capital requirement applicable to such thrift associations. These capital requirements must be generally as stringent as the comparable capital requirements for national banks. The OTS is also authorized to impose capital requirements in excess of these standards on individual associations on a case-by-case basis.

The capital regulations require tangible capital of at least 1.5% of adjusted total assets (as defined by regulation). Tangible capital generally includes common stockholders’ equity and retained income, and certain noncumulative perpetual preferred stock and related income. Intangible assets including disallowed servicing assets and disallowed deferred tax assets are deducted from capital to calculate tangible capital.

The OTS regulations establish special capitalization requirements for thrift associations that own subsidiaries. Under these regulations certain subsidiaries are consolidated for capital purposes and others are excluded from assets and capital. In determining compliance with the capital requirements, all subsidiaries engaged solely in activities permissible for national banks or engaged in certain other activities solely as agent for its customers are “includable” subsidiaries that are consolidated for capital purposes in proportion to the association’s level of ownership, including the assets of includable subsidiaries in which the association has a minority interest that is not consolidated under accounting principles generally accepted in the United States of America. For excludable subsidiaries, the debt and equity investments in such subsidiaries are deducted from assets and capital. At December 31, 2004, the Bank had tangible capital of $17,911,434 or 5.05% of adjusted total assets (as defined by regulation), which was $12,586,929 above the minimum requirement of 1.5% of adjusted total assets in effect on that date.

The capital standards also require core capital equal to at least 3% of adjusted total assets (as defined by regulation) for a savings association assigned a composite rating of “1” on the CAMELS financial institutions rating system or at least 4% of adjusted total assets (as defined by regulation) for all other savings associations, such as the Bank. Core capital generally consists of tangible capital plus certain intangible assets, including a limited amount of purchased credit card relationships. At December 31, 2004, the Bank had core capital equal to

$17,911,434 or 5.05% of adjusted total assets, which was $3,712,753 above the minimum core capital to adjusted total asset ratio requirement of 4% in effect on that date.

The OTS risk-based requirement requires thrift associations to have total capital of at least 8% of risk-weighted assets (as defined by regulation). Total capital consists of core capital, as defined above, and supplementary capital. Supplementary capital consists of certain permanent and maturing capital instruments that do not qualify as core capital and general valuation loan and lease loss allowances up to a maximum of 1.25% of risk-weighted assets. Supplementary capital may be used to satisfy the risk-based requirement only to the extent of core capital. The OTS is also authorized to require a thrift association to maintain an additional amount of total capital to account for concentration of credit risk and the risk of non-traditional activities. At December 31, 2004, the Bank had no capital instruments that qualify as supplementary capital. In addition, general loss reserves at that date were less than 1.25% of risk-weighted assets.

Certain exclusions from capital and assets are required to be made for the purpose of calculating total capital. Such exclusions consist of equity investment (as defined by regulation) and that portion of land loans and nonresidential construction loans in excess of an 80% loan-to-value ratio and reciprocal holdings of qualifying capital instruments. The Bank had no such exclusions from capital and assets at December 31, 2004.

In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet items, will be multiplied by a risk weight, ranging from 0% to 100%, based on the risk inherent in the type of asset. For example, the OTS has assigned a risk weight of 50% for prudently underwritten permanent one-to-four family first lien mortgage loans not more than 90 days delinquent and having a loan to value ratio of not more than 80% at origination unless insured to such ratio by an insurer approved by the FNMA or FHLMC.

At December 31, 2004, the Bank had total risk-based capital of $19,206,597 or 10.82% of risk-weighted assets. This amount was $5,001,877 above the 8% requirement in effect on that date.

Prompt Corrective Action. The OTS and the FDIC are authorized and, under certain circumstances required, to take certain actions against thrift associations that fail to meet the capital requirements of the rules implementing the prompt corrective action provisions of FDICIA. The OTS is generally required to take action to restrict the activities of an “undercapitalized” association (generally defined to be one with less than either a 4% core capital ratio, a 4% Tier 1 risk-based capital ratio or an 8% risk-based capital ratio). Any such association must submit a capital restoration plan and until such plan is approved by the OTS may not increase its assets, acquire another institution, establish a branch or engage in any new activities, and generally may not make capital distributions. The OTS is authorized to impose the additional restrictions, discussed below, that are applicable to significantly undercapitalized associations.

As a condition to the approval of the capital restoration plan, any company controlling an undercapitalized association must agree that it will enter into a limited capital maintenance guarantee with respect to the institution’s achievement of its capital requirements.

Any thrift association that fails to comply with its capital plan or is “significantly undercapitalized” (i.e., Tier 1 risk-based or core capital ratios of less than 3% or a risk-based capital ratio of less than 6%) must be made subject to one or more additional specified actions and operating restrictions. These actions and restrictions include requiring the issuance of additional voting securities; limitations on asset growth; mandated asset reduction; changes in senior management; divestiture, merger or acquisition of the association; restrictions on executive compensation; and any other action the OTS deems appropriate. An association that becomes “critically undercapitalized” (i.e., a tangible capital ratio of 2% or less) is subject to further mandatory restrictions on its activities in addition to those applicable to significantly undercapitalized associations. In addition, the OTS must appoint a receiver (or conservator with the concurrence of the FDIC) for a thrift association, with certain limited exceptions, within 90 days after it becomes critically undercapitalized.

Any undercapitalized association is also subject to other possible enforcement actions by the OTS or the FDIC. Such actions could include a capital directive, a cease-and-desist order, civil money penalties, the establishment of restrictions on all aspects of the association’s operations or the appointment of a receiver or conservator or a forced merger into another institution.

If the OTS determines that an association is in an unsafe or unsound condition or is engaged in an unsafe or unsound practice, it is authorized to reclassify a well-capitalized association as an adequately capitalized association and if the association is adequately capitalized, to impose the restrictions applicable to an undercapitalized association. If the association is undercapitalized, the OTS is authorized to impose the restrictions applicable to a significantly undercapitalized association.

The imposition by the OTS or the FDIC of any of these measures on the Bank may have a substantial adverse effect on the Company’s operations and profitability. The Company’s shareholders do not have preemptive rights, and therefore, if the Bank is directed by the OTS or the FDIC to issue additional shares of its common stock, such issuance may result in the dilution in the percentage of ownership of the Company.

Limitations on Dividends and Other Capital Distributions. OTS regulations impose various restrictions on thrift associations with respect to their ability to make distributions of capital, which include dividends, stock redemptions or repurchases, cash-out mergers and other transactions charged to the capital account. OTS regulations also prohibit a thrift association from declaring or paying any dividends or from repurchasing any of its stock if, as a result, the regulatory capital of the association would be reduced below the amount required to be maintained for the liquidation account established in connection with its mutual to stock conversion.

The OTS imposes various restrictions or requirements on the Bank’s ability to make capital distributions, including cash dividends. A savings institution that is the subsidiary of a savings and loan holding company must file a notice with the OTS at least 30 days before making a capital distribution. The Bank must file an application for prior approval if the total amount of its capital distributions, including the proposed distribution, for the applicable calendar year would exceed an amount equal to the Bank’s net income for that year plus retained net income for the previous two years.

Qualified Thrift Lender Test. All thrift associations, including the Bank, are required to meet a QTL test to avoid certain restrictions on their operations. This test requires a savings association to have at least 65% of its portfolio assets (as defined by regulation) in qualified thrift investments on a monthly average for nine out of every 12 months on a rolling basis. As an alternative, the thrift association may maintain 60% of its assets in those assets specified in Section 7701(a)(19) of the Internal Revenue Code. Under either test, such assets primarily consist of residential housing related loans and investments. At December 31, 2004, the Bank met the QTL test and has always met the test since its inception.

Any thrift association that fails to meet the QTL test must convert to a national bank charter, unless it requalifies as a QTL and thereafter remains a QTL. Requalification as a QTL is restricted to one time only. If an association does not requalify and converts to a national bank charter, it must remain SAIF-insured until the FDIC permits it to transfer to the BIF. If an association that fails the test has not yet requalified and has not converted to a national bank, its new investments and activities are limited to those permissible for both a thrift association and a national bank, and it is limited to national bank branching rights in its home state. In addition, the association is immediately ineligible to receive any new FHLB borrowings and is subject to national bank limits for payment of dividends. If such association has not requalified or converted to a national bank within three years after the failure, it must divest of all investments and cease all activities not permissible for a national bank. In addition, it must repay promptly any outstanding FHLB borrowings, which may result in prepayment penalties. If any association that fails the QTL test is controlled by a holding company, then within one year after the failure, the holding company must register as a bank holding company and become subject to all restrictions on bank holding companies.

Community Reinvestment Act. Under the CRA, every FDIC insured institution has a continuing and affirmative obligation consistent with safe and sound banking practices to help meet the credit needs of its entire community, including low and moderate-income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the OTS, in connection with the examination of the Bank, to assess the institution’s record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications, such as a merger or the establishment of a branch, by the Bank. An unsatisfactory rating may be used as the basis for the denial of an application by the OTS. The most recent CRA examination as of June 25, 2004 classified the Bank as outstanding.

The federal banking agencies, including the OTS, revised the CRA regulations and the methodology for determining an institution’s compliance with the CRA. Due to the heightened attention being given to the CRA, the Bank may be required to devote additional funds for investment and lending in its local communities.

Transactions with Affiliates. Generally, transactions between a thrift association or its subsidiaries and its affiliates are required to be on terms as favorable to the association as transactions with non-affiliates. In addition, certain of these transactions, such as loans to an affiliate, are restricted to a percentage of the association’s capital. Affiliates of the Bank include the Company and any company which is under common control with the Bank. In addition, a thrift association may not lend to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of most affiliates. The OTS has the discretion to treat subsidiaries of thrift associations as affiliates on a case-by-case basis.

Certain transactions with directors, officers or controlling persons are also subject to conflict of interest regulations enforced by the OTS. These conflict of interest regulations and other statutes also impose restrictions on loans to such persons and their related interests. Among other things, such loans must be made on terms substantially the same as for loans to unaffiliated individuals. At December 31, 2004, loans to directors, executive officers, and major stockholders were $1,715,334.

Federal Home Loan Bank System. The Bank is a member of the FHLB of Dallas, which is one of 12 regional FHLBs that administer the home financing credit function of thrift associations. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the board of directors of the FHLB. These policies and procedures are subject to the regulation and oversight of the Federal Housing Finance Board. All advances from the FHLB are required to be fully secured by sufficient collateral as determined by the FHLB. In addition, all long-term advances are required to provide funds for residential home financing.

Under federal law, the FHLBs are required to provide funds for the resolution of troubled thrift associations and to contribute to low- and moderately-priced housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have affected adversely the level of FHLB dividends paid and could continue to do so in the future. These contributions could also have an adverse effect on the value of FHLB stock in the future. A reduction in value of the Bank’s FHLB stock may result in a corresponding reduction in the Bank’s capital.

As a member, the Bank is required to purchase and maintain stock in the FHLB of Dallas. At December 31, 2004, the Bank had $1,838,000 in FHLB stock. The Bank has received dividends on its FHLB stock which have averaged 3.49% over the past five calendar years and were 1.88% for calendar year 2004.

For the year ended December 31, 2004, stock and cash dividends paid by the FHLB of Dallas to the Bank totaled $30,267 which constitutes a $6,442 increase from the amount of dividends received in fiscal year 2003. The $10,805 dividend received for the quarter ended December 2004 reflects an annualized rate of 2.44%.

Customer Privacy. Savings associations such as the Bank are required to develop and maintain privacy policies relating to information on the customers and establish procedures to protect customer data. Applicable privacy regulations further restrict the sharing of non-public customer data with non-affiliated parties if the customer requests.

The USA PATRIOT Act. In response to the terrorist attacks of September 11, 2001, Congress adopted the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or the USA PATRIOT Act. The USA PATRIOT Act gives the federal government new powers to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing, and broadened anti-money laundering requirements. By means of amendments to the Bank Secrecy Act, Title III of the USA PATRIOT Act takes measures intended to encourage information sharing among bank regulatory agencies and law enforcement bodies. Further, certain provisions of Title III impose affirmative obligations on a broad range of financial institutions, including banks and savings associations.

Among other requirements, Title III of the USA PATRIOT Act imposes the following requirements with respect to financial institutions:

•	All financial institutions must establish anti-money laundering programs that include, at minimum; (a) internal policies, procedures, and controls; (b) specific designation of an anti-money laundering compliance officer; (c) ongoing employee training programs, and (d) an independent audit function to test the anti-money laundering program.

•	The Secretary of the Treasury, in conjunction with other bank regulators, may issue regulations that provide for minimum standards with respect to customer identification at the time new accounts are opened.

•	Financial institutions that establish, maintain, or manage private banking accounts or correspondent accounts in the United States for non-United States persons or their representatives (including foreign individuals visiting the United States) must establish appropriate, specific, and, where necessary, enhanced due diligence policies, procedures, and controls designed to detect and report money laundering.

•	Financial institutions are prohibited from establishing, maintaining, administering or managing correspondent accounts for foreign shell banks (foreign banks that do not have a physical presence in any country), and will be subject to certain recordkeeping obligations with respect to correspondent accounts of foreign banks.

•	Bank regulators are directed to consider a holding company’s effectiveness in combating money laundering when ruling on Federal Reserve Act and bank merger applications.

Federal and State Taxation

Federal Taxation. Thrift associations such as the Bank that met certain definitional tests relating to the composition of assets and other conditions prescribed by the Internal Revenue Code of 1986, as amended (the “Code”), had been permitted to establish reserves for bad debts and to make annual additions thereto which could, within specified formula limits, be taken as a deduction in computing taxable income for federal income tax purposes. The amount of the bad debt reserve deduction for “non-qualifying loans” was computed under the experience method. The amount of the bad debt reserve deduction for “qualifying real property loans” (generally loans secured by improved real estate) is computed under the experience method.

In addition to regular income tax, corporations, including thrift institutions such as the Bank, generally are subject to a minimum tax. An alternative minimum tax (“AMT”) is imposed at a minimum tax rate of 20% on alternative minimum taxable income, which is the sum of a corporation’s regular taxable income (with certain adjustments) and tax preference items, less any available exemption. The AMT is imposed to the extent it exceeds the corporation’s regular income tax and net operating losses can offset no more than 90% of alternative minimum taxable income.

To the extent earnings appropriated to a thrift institution’s bad debt reserves for “qualifying real property loans” and deducted for federal income tax purposes exceed the allowable amount of such reserves computed under the experience method and to the extent of the thrift’s supplemental reserves for losses on loans (“Excess”), such Excess may not, without adverse tax consequences, be utilized for the payment of cash dividends or other distributions to a stockholder (including distributions on redemption, dissolution or liquidation) or for any other purpose (except to absorb bad debt losses). As of December 31, 2004, the Bank had no Excess. Under present law, should the Bank cease to be a thrift institution, the Company would be required to recapture the Bank’s bad debt reserves in its Excess.

As of December 31, 2004, the Company had a net deferred tax liability of $8,618 and a valuation allowance of $234,000 which was primarily related to New Mexico Net Operating Loss (“NOL”) carry forwards. As of December 31, 2004, the total New Mexico NOL of $5,087,323 may not be carried back and will expire in 2005. Based on the Company’s historical taxable transactions, the timing of the reversal of existing temporary differences, and the evaluation of tax planning strategies, management believes it is more likely than not that the Company’s future taxable income will be sufficient to realize the benefit of the deferred tax assets, net of the valuation allowance and the deferred tax liabilities, at December 31, 2004.

The Company files consolidated federal income tax returns with the Bank and its subsidiary on a fiscal year basis using the accrual method of accounting. The Bank’s federal income tax returns have not been examined by the Internal Revenue Service since 1990. With respect to years examined by the IRS, either all deficiencies have been satisfied or sufficient reserves have been established to satisfy asserted deficiencies. In the opinion of management, any examination of still open returns (including returns of subsidiaries and predecessors of, or entities merged into, the Bank) would not result in a deficiency which could have a material adverse effect on the financial position or results of operations of the Company and its consolidated subsidiary.

State Taxation. As a Delaware holding company, the Company is exempted from Delaware corporate income tax but is required to file an annual report with and pay an annual fee to the State of Delaware. The Bank is also subject to an annual franchise tax imposed by the State of Delaware.

The State of New Mexico has a corporate tax which subjects the Bank’s New Mexico taxable income to tax rates ranging from 4.8% to 7.6%. New Mexico taxable income is computed by applying certain modifications to federal taxable income. The principal difference between state and federal taxable income is that interest earned on U.S. government obligations is not taxable for state purposes.

The Company is also subject to Arizona state tax, due to the acquisition of the Sun City, Arizona branch on November 1, 2004. Arizona has a corporate income tax which subjects the Arizona apportioned consolidated taxable income to a tax rate of 6.968%. Arizona taxable income is computed by applying certain modifications to federal taxable income.

The Bank’s income tax returns have not been audited by the federal or state authorities during the past five years.

Competition

The Bank’s primary service area, which presently represents the principal operating activities of the Company, includes Albuquerque, Clovis, Gallup, Las Cruces and Portales, New Mexico, and Sun City, Arizona. In general, the Bank has a normal lending territory, as defined by federal regulations that includes all areas within the States of New Mexico, Maricopa County in the State of Arizona, and a 100 mile radius from the Bank’s offices in Clovis and Las Cruces, New Mexico, which extends into the State of Texas.

The Bank attracts all of its deposits and loans through its branch offices, primarily from the communities in which those branch offices are located; therefore, competition for those deposits is principally from other thrift institutions and commercial banks located in the same communities as well as brokerage firms and insurance companies.

Employees

As of December 31, 2004, the Company and the Bank had 112 full-time and 11 peak-time employees. Such employees are not represented by any collective bargaining group. Management considers its employee relations to be good.

Item 2. Description of Property

The following table sets forth information relating to each of the Company’s current offices. Net book value and total investment figures are for land, building, furniture and fixtures.

Location	Date acquired	Net book value at December 31, 2004 (1)		Branch deposits at December 31, 2004
Main office:
801 Pile Street Clovis, New Mexico	1966	$939,712		$57,605,730

Branch offices:
2501 N. Prince St. Clovis, New Mexico	1978	278,743		13,636,123

400 West First Street Portales, New Mexico	1982	471,726		22,628,135

101 West Hill Street Gallup, New Mexico	1999	421,389		16,103,985

5210 Eubank N.E. Albuquerque, New Mexico	2000	1,179,439		32,934,084

3301 Coors Blvd NW Albuquerque, New Mexico	2002	31,743	(2)	3,573,201

7101 Jefferson Albuquerque, New Mexico	2002	16,784	(2)	—	(3)

2280-B Wyoming NE Albuquerque, New Mexico	2002	29,409	(2)	3,080,907

277 East Amador Las Cruces, New Mexico	2004	2,473,277		70,844,049

3090 Roadrunner Parkway Las Cruces, New Mexico	2004	356,205		4,695,503

9899 W. Bell Road Sun City, Arizona	2004	2,055,883		104,332,039

(1)	The book value of the Company’s investment in land, premises and equipment, less accumulated depreciation, totaled $8,254,310 at December 31, 2004.
(2)	These branches of the Bank are under lease agreements.
(3)	The Jefferson branch of the Bank is a loan production office, which does not take deposits.

Item 3. Legal Proceedings

The Company and its subsidiary are from time to time parties to various legal actions arising in the normal course of business. Management believes that there is no proceeding threatened or pending against the Company or its subsidiary which, if determined adversely, would have a material adverse effect on the consolidated financial position or results of operations of the Company.

Item 4. Submission of Matters to a Vote of Security Holders

Not applicable

PART II

Item 5. Market for Common Equity, Related Stockholder Matters, and Small Business Issuer Purchases of Equity Securities

The Common Stock of the Bank was traded in the over-the-counter market on the NASDAQ Small Cap Market under the symbol “FSBC” prior to October 21, 1996, and the Common Stock of the Company has been traded in the over-the-counter market on the NASDAQ Small Cap Market under the symbol “AABC” since October 21, 1996. As of February 23, 2005, the Company had 1,698,469 shares of common stock outstanding and 328 holders of record.

The following table sets forth the high and low sales prices of the Common Stock of the Company as quoted on the NASDAQ Small Cap Market.

	Price range
	High	Low	Cash Dividends per share
2003
First Quarter	$9.96	$9.00	—
Second Quarter	$9.95	$8.83	—
Third Quarter	$16.00	$9.50	—
Fourth Quarter	$14.23	$12.50	—

2004
First Quarter	$14.74	$13.25	—
Second Quarter	$14.72	$13.31	—
Third Quarter	$14.39	$13.00	—
Fourth Quarter	$14.98	$13.25	—

For a foreseeable period of time, the principal source of cash revenues to the Company will be dividends paid by the Bank. There are certain statutory and regulatory limitations on the payment of such dividends (and other capital distributions) including OTS regulatory capital requirements. In some cases, the OTS may prohibit a dividend payment that meets these requirements on the basis that such a distribution would be an unsafe or unsound practice. Furthermore, the Bank may not pay a dividend if it will cause the institution to become “undercapitalized.”

Under the Federal Deposit Insurance Act, an insured bank is prohibited from paying dividends on its capital stock while in default in the payment of any assessment due to the FDIC except in those cases where the amount of the assessment is in dispute and the insured bank has deposited satisfactory security. The Bank is not in default in the payment of any such assessment.

The Bank paid dividends to the Company of $200,000 and $817,500 in the years ended December 31, 2004 and 2003, respectively.

As previously disclosed in Current Reports on Form 8-K filed on September 24 and 29, 2004, on September 24, 2004, the Company completed the private placement of 240,000 shares of newly issued Company common stock, $.01 par value, at a price of $13 per share. This transaction was also disclosed in the Company’s September 30, 2004 Form 10-QSB.

The Company has a deferred compensation plan for key officers known as the Executive Savings Plan. See Note 14 to the consolidated financial statements. The participants may defer a portion of their compensation to the Executive Savings Plan, and the Company may make matching contributions to the plan. All compensation deferrals and contributions are deposited in trust with an independent trustee for the benefit of the plan participants. The trustee, REDW Trust Co., may invest the trust assets in stocks, bonds, money markets, mutual funds or U.S. Government securities. The trust is known as a “Rabbi Trust” for income tax purposes. The assets of a Rabbi Trust are available to satisfy the claims of general creditors in the event of bankruptcy of the Company.

REDW Trust Co. had invested trust assets in Company stock by purchasing Company stock on the open market from time to time. Although the trust assets are held by an independent trustee for the benefit of the plan participants, pursuant to FASB EITF 97-14, shares of Company common stock held in this Rabbi Trust are classified as equity in a manner similar to the manner in which treasury stock is accounted for.

The Company does not currently have any publicly announced plan or program to repurchase its own common stock. However, market purchases of the Company’s common stock for the Rabbi Trust made by the plan trustee, REDW Trust Co., are treated as treasury stock for certain accounting purposes. As part of a plan to diversify plan assets, REDW Trust Co. stopped purchasing any additional shares of Company common stock after June 18, 2004.

As part of the plan to diversify plan assets, REDW Trust Co. made certain sales of Company common stock during the third quarter of 2004 which were described in the Company’s September 30, 2004 Form 10-QSB. During the fourth quarter of 2004, as part of the same plan to diversify plan assets, REDW Trust Co. sold 63,370 shares of Company common stock at a price of $13.50 on November 10, 2004. REDW Trust Co. paid total commissions of $955.50 to Charles Schwab International for the sale transaction. All proceeds from the sale transaction were deposited into the Rabbi Trust and were invested by the trustee for the benefit of plan participants in accordance with the trust agreement. As of December 31, 2004, the total number of shares of Company common stock held in the Rabbi Trust was 2,860.

The sales of Company stock held in the Rabbi Trust were made in reliance on Section 4(1) of the Securities Act of 1933 because the sales were made by the trustee, REDW Trust Co., as a separate person from the Company.

Item 6. Management’s Discussion and Analysis or Plan of Operation

Selected Consolidated Financial Highlights

The Company became the unitary thrift holding company for the Bank as a result of the consummation of an Agreement and Plan of Reorganization and related Plan of Merger on October 21, 1996 (the “Merger”). The Company did not have any material assets prior to the Merger. Following the Merger, the Company’s consolidated statement of financial condition and statement of operations are not materially different from the Bank’s statement of financial condition and statement of operations. The Company is the successor registrant to the Bank under the Securities Act of 1933 and the Securities Exchange Act of 1934. The following selected consolidated operating and financial condition data for the Company as of and for each of the five fiscal years ended December 31, 2004 and has been derived from and should be read in conjunction with the audited consolidated financial statements of the Company. The following summary financial information is qualified in its entirety by and should be read in conjunction with the detailed information and consolidated financial statements of the Company, including the notes thereto, which information as of December 31, 2004 and 2003 and for each of the years in the three-year period ended December 31, 2004, is included in this Form 10-KSB.

Selected consolidated operating data:

	For the years ended December 31
	2004	2003	2002	2001	2000
	(Dollars In Thousands Except Per Share Data)
Statements of operations data:
Interest income	$14,022	$11,416	$11,909	$12,053	$10,701
Interest expense	4,835	4,378	5,181	6,280	5,748

Net interest income before provision for loan losses	9,187	7,038	6,728	5,773	4,953
Provision for loan losses	731	781	786	449	199

Net interest income after provision for loan losses	8,456	6,257	5,942	5,324	4,754
Gains on sales of mortgage loans held-for-sale	1,072	1,923	787	417	251
Net realized gains on sales of available-for-sale securities	18	11	58	—	—
Real estate operations, net	26	(72)	22	(6)	(28)
Other income, net	2,010	1,800	1,575	1,249	1,011
Other expenses	(9,384)	(8,155)	(6,745)	(5,535)	(5,367)

Income before income taxes	2,198	1,764	1,639	1,449	621
Income tax expense	1,069	480	636	70	211

Net income	$1,129	$1,284	$1,003	$1,379	$410

Per share data:
Earnings per common share-basic	$.84	$1.03	$.77	$1.05	$.33

Earnings per common share-assuming dilution	$.78	$.94	$.73	$1.02	$.32

Selected consolidated financial condition data:

	December 31
	2004	2003	2002	2001	2000
	(Dollars In Thousands)
Loans receivable, net	$201,073	$156,237	$149,856	$141,484	$119,479
Loans held-for-sale	4,556	1,797	6,553	1,035	821
Securities held-to-maturity	106,890	16,762	1,862	1,611	6,091
Securities available-for-sale	17,372	5,815	6,665	10,447	7,639
Securities trading	988	—	—	—	—
Real estate owned, net	311	565	648	606	154
Goodwill and other intangible assets	11,218	1,578	1,724	1,869	2,015
Total assets	367,539	205,427	192,100	175,558	154,345
Deposits	329,434	162,846	159,197	146,920	137,276
Federal Home Loan Bank advances	6,542	17,067	8,267	8,750	2,750
Net unrealized appreciation (depreciation) on available-for-sale securities, net	(4)	58	90	72	(45)
Stockholders’ equity	20,890	15,366	14,817	13,502	11,736
Selected financial ratios and other data:
	2004	2003	2002	2001	2000
Performance ratios:
Return on assets (ratio of net income to average total assets)	0.39%	0.65%	0.55%	0.84%	0.28%
Interest rate spread information:
Average during period	3.56	3.54	3.71	3.63	3.53
End of period	3.20	3.61	3.70	4.05	3.46
Net interest margin (1)	3.57	3.65	3.80	3.72	3.61
Ratio of operating expense to average total assets	3.28	4.14	3.66	3.36	3.64
Return on equity (ratio of net income to average equity)	6.23	8.51	7.08	10.93	3.56

Quality ratios:
Non-performing assets to total assets at end of year	0.22%	0.79%	1.18%	1.15%	0.28%
Allowance for loan losses to non-performing assets	165.00	58.63	36.33	37.02	157.03
Allowance for loan losses to total loans	0.67	0.61	0.54	0.53	0.57

Capital ratios:
Equity to total assets at the end of year	5.68%	7.48%	7.71%	7.69%	7.60%
Average equity to average assets	6.33	7.59	7.70	7.65	7.78
Ratio of average interest-earning assets to average interest-bearing liabilities	100.76	104.71	102.82	102.31	101.84

Number of full service facilities	10	7	7	5	5

(1)	Net interest income divided by average interest earning assets

General

The Company is a Delaware corporation which was organized in 1996 for the purpose of becoming the thrift holding company of the Bank. The Bank is a federally chartered stock savings bank conducting business from one loan production office in Albuquerque, New Mexico, nine full-service banking locations in Clovis, Albuquerque, Gallup, Portales, and Las Cruces, New Mexico, and one full-service banking location in Sun City, Arizona. The Bank has a wholly-owned subsidiary, FEDCO, which is currently inactive.

The Las Cruces, New Mexico branches were acquired from Matrix Capital Bank on May 1, 2004. The fair values of acquired loans and deposits at the branches were approximately $19.6 million and $79.1 million, respectively, The Company also received approximately $51.5 million in cash (net of acquisition costs) at the close of the transaction. The Sun City, Arizona branch was acquired from Matrix Capital Bank on November 1, 2004. The fair values of acquired loans and deposits at the branch were approximately $1,435 and $104.6 million, respectively. The Company also received approximately $98.2 million in cash (net of acquisition costs), at the close of the transaction.

The Bank is principally engaged in the business of attracting retail deposits from the general public and investing those funds in first mortgage loans in owner occupied, single-family residential loans and mortgage-backed securities. The Bank also originates commercial real estate loans and, to a lesser extent, residential construction loans. The Bank also originates consumer loans, including loans for the purchase of automobiles and home improvement loans, and commercial loans including SBA loans.

The most significant outside factors influencing the operations of the Bank and other financial institutions include general economic conditions, competition in the local market place and the related monetary and fiscal policies of agencies that regulate financial institutions. More specifically, the cost of funds, primarily consisting of deposits, is influenced by interest rates on competing investments and general market rates of interest. Lending activities are influenced by the demand for real estate financing and other types of loans, which in turn is affected by the interest rates at which such loans may be offered and other factors affecting loan demand and funds availability.

Liquidity enables the Bank to meet withdrawals of its deposits and the needs of its loan customers. The Bank maintains its liquidity position through maintenance of cash resources and a core deposit base. A further source is the Bank’s ability to borrow funds. The Bank is a member of the Federal Home Loan Bank (“FHLB”) which provides a source of borrowings to the Bank for asset and asset/liability matching. FHLB borrowings were $6.5 and $17.1 million at December 31, 2004 and 2003, respectively.

Liquidity risk results from the mismatching of assets and liability cash flows. Management chooses asset/liability strategies that promote stable earnings and reliable funding. Interest rate risk and funding positions are kept within limits established by the Board of Directors of the Bank to ensure that risk taking is not excessive and that liquidity is properly managed. The Bank keeps a portion of its interest-bearing assets in adjustable-rate products to reduce interest rate sensitivity. Therefore, if rates increase the Bank can retain its deposits by increasing rates paid on deposits, while limiting the impact on the Bank’s net interest margin. A concentrated effort is made to retain deposits associated with unidentifiable intangible asset. The primary additional source of funding is provided by FHLB borrowings available to the Bank, of $192.3 and $69.0 million at December 31, 2004 and 2003, respectively.

On September 24, 2004, the Company completed the private placement of 240,000 shares of newly issued Company stock, $.01 par value, at a price of $13 per share. The shares were sold to certain institutional investors and other “accredited investors”, including directors, for a total sales price of $3,120,000, in exempt private placement transactions under the Securities Act of 1933, as amended, pursuant to Regulation D of the SEC. Howe Barnes Investments, Inc. acted as placement agent and received $116,829 for its services as placement agent. The net proceeds from the sale of the shares were contributed to the Bank, to support the Bank’s growth and to maintain capital levels at the Bank that meet regulatory requirements.

In order to continue to meet the financial services needs of the communities it serves, the Bank intends to continue to grow in a reasonable, prudent manner which may include further expansion of the existing branch network. As a part of this intended growth, the Bank has increased the portfolio allocation of single-family lending, consumer lending and commercial lending.

Continued growth of the Bank may be financed by either increasing the deposit portfolio or from borrowed funds. The use of borrowed funds to purchase short duration, mortgage-backed securities or single family mortgage loans may be considered to add to the Bank’s portfolio.

The Company’s strategic plan will continue to be reviewed quarterly for progress by the Board of Directors. The Board will modify the plan as deemed appropriate to reflect the operational environment of the Bank.

The Bank originated and refinanced a high volume of mortgage loans during 2004, 2003, and 2002 of $103.8, $156.6 and $86.0 million, respectively, because of the low interest rate environment on mortgage loans. The historically low interest rates also allowed the Bank to sell $57.2 million of one-to-four mortgage loans and increase its loans receivable by $44.8 million during 2004.

Prepayment tendencies on loans and mortgage-backed securities may vary from historical experience and depositors’ preference for various deposit products and maturities may also vary. The Bank’s favorable liquidity position allows some flexibility in adjusting to cash flow requirements brought on by interest rate changes. The Bank’s one-year interest-rate sensitivity gap was a negative 3.33% of total assets at December 31, 2004. A negative gap indicates there are more interest-bearing liabilities repricing during a stated period than interest-earnings assets.

The majority of the Bank’s mortgage-backed securities are agency securities and are either guaranteed by the full faith and credit of the United States Government (GNMA) or are insured by a government sponsored enterprise (FHLMC). None of these securities are considered “high risk” as defined by the OTS and none have failed to pass the FFIEC mandatory test for “high risk” securities. The Bank does not invest in such “high risk” securities.

The Bank’s available-for-sale securities portfolio has a $7,002 net unrealized loss at December 31, 2004, while the Bank’s held-to-maturity securities portfolio has a net unrealized loss of $505,805 at December 31, 2004. The majority of the unrealized losses relate to the Company’s GNMA and U.S. Treasury bond portfolio, which are guaranteed by the full faith and credit of the United States Government and have been classified by the Company as held-to-maturity. These unrealized losses are caused by fluctuations in market interest rates. The Company believes that the United States Government will honor their interest payment schedules, as well as the full debt at maturity. Because the unrealized losses are due to market interest rates and no credit worthiness factors exist, and because the Company has the ability to hold these investments to maturity, the Company believes that the investments are not considered other-than-temporarily impaired.

Management of the investment portfolio is not designed to be the primary source of funds for the Company’s operations. Rather, it is viewed as a use of funds generated by the Company to be invested in interest-earning assets to be held-to-maturity or available-for-sale. Cash flow mismatches between sources and uses of funds should not require any of the securities to be liquidated. While cash flows from the securities vary depending on the prepayment speeds associated with each particular security, the variance in the prepayment speeds does not impact the over-all cash flow needs of the Bank since the Bank has the ability to borrow funds from the FHLB of Dallas. See Liquidity and Capital Resources in this Form 10-KSB.

Regulatory Matters

Under the CRA, every FDIC insured institution has a continuing and affirmative obligation consistent with safe and sound banking practices to help meet the credit needs of its entire community, including low and moderate-income neighborhoods. The most recent CRA examination as of June 25, 2004 classified the Bank as outstanding.

Results of Operations

The Company’s operating results are impacted by many factors, the most important factor being the interest spread between the yield on loans and investments and the cost of funds. The following table presents operating results for the Company. The table presents for the periods indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made and all average balances are monthly average balances. Non-accruing loans have been included in the table as loans carrying a zero yield.

	Years ended December 31, (Dollars In Thousands)
	2004			2003			2002
	Average outstanding balance	Interest earned/ paid	Yield/ Rate	Average outstanding balance	Interest earned/ paid	Yield/ rate	Average outstanding balance	Interest earned/ paid	Yield/ rate
Interest-earning assets:
Loans receivable (1)	$189,715	$12,022	6.34%	$162,293	$10,675	6.58%	$152,614	$10,985	7.20%
Mortgage-backed securities	25,490	968	3.80	5,589	253	4.53	8,444	485	5.73
Investment securities	28,860	796	2.76	4,375	188	4.30	3,042	179	5.88
Other interest-earning assets	13,122	236	1.80	20,604	300	1.45	13,107	260	1.97

Total interest-earning assets (1)	$257,187	$14,022	5.45%	$192,861	$11,416	5.92%	$177,207	$11,909	6.72%

Interest-bearing liabilities:
Deposits	$228,378	$3,728	1.63%	$159,861	$3,298	2.06%	$155,803	$4,239	2.72%
Federal Home Loan Bank advances	18,874	438	2.32	16,317	428	2.62	9,455	329	3.48
Other borrowings	8,000	669	8.37	8,000	653	8.16	7,083	613	8.66

Total interest-bearing liabilities	$255,252	$4,835	1.89%	$184,178	$4,379	2.38%	$172,341	$5,181	3.01%

Net interest income		$9,187			$7,037			$6,728

Net interest rate spread			3.56%			3.54%			3.71%

Net interest-earning assets	$1,935			$8,683			$4,866

Net yield on average interest-earning assets			3.57%			3.65%			3.80%

Average interest-earning assets to average interest-bearing liabilities		100.76%			104.71%			102.82%

(1)	Calculated net of loans in process

The following table presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities and distinguishes between the increase related to higher or lower outstanding balances and the volatility of interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (i.e., changes in volume multiplied by old rate) and (ii) changes in rate (i.e., changes in rate multiplied by old volume). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been presented separately.

	Years ended December 31
	2004 vs 2003				2003 vs 2002
	Increase (decrease) due to				Increase (decrease) due to
	Volume	Rate	Rate/ Volume	Total	Volume	Rate	Rate/ volume	Total
	(Dollars In Thousands)
Interest-earning assets:
Loan portfolio	$1,804	$(390)	$(67)	$1,347	$697	$(946)	$(61)	$(310)
Mortgage-backed securities	902	(41)	(146)	715	(164)	(101)	33	(232)
Investments	1,053	(67)	(378)	608	78	(48)	(21)	9
Other interest earning assets	(108)	72	(28)	(64)	148	(68)	(40)	40

Total interest-earning assets	$3,651	$(426)	$(619)	$2,606	$759	$(1,163)	$(89)	$(493)

Interest-bearing liabilities:
Deposits	$1,411	$(687)	$(295)	$429	$110	$(1,028)	$(23)	$(941)
Federal Home Loan Bank advances	67	(49)	(8)	10	239	(81)	(59)	99
Other borrowings	—	18	(1)	17	79	(35)	(4)	40

Total interest-bearing liabilities	$1,478	$(718)	$(304)	$456	$428	$(1,144)	$(86)	$(802)

Change in net interest income	$2,173	$292	$(315)	$2,150	$331	$(19)	$(3)	$309

Comparison of Years Ended December 31, 2004 and 2003

Net income for the year ended December 31, 2004 was $1,129,000, or $0.84 per basic share and $0.78 per diluted share, compared to $1,284,000, or $1.03 per basic share and $0.94 per diluted share for the year ended December 31, 2003. The decrease was $155,000, or 12.1% for the year.

Net Interest Income. Net interest income before provision for loan losses increased by 30.6% to $9,188,000 in 2004, compared to $7,038,000 in 2003. The increase in 2004 was primarily due to an increase in total interest income of $2,606,000. This improvement was primarily due to an increase in loan volume of approximately $45 million, $19 million of which came from the May 1, 2004 acquisition of two branches in Las Cruces, New Mexico and an increase in interest income from securities purchased in the second and fourth quarters of 2004. The increase in interest income was partially offset by a $429,000 increase in interest expense on deposits, primarily due to the $167 million increase in deposits, resulting primarily from the acquisition of the Las Cruces, New Mexico and Sun City, Arizona branches. See Note 2 to the consolidated financial statements for additional discussion on branch acquisitions.

Provision for Loan Losses. The level of the allowance for loan losses is based on such factors as the amount of non-performing assets, historical loss experience, regulatory policies, general economic conditions, the estimated fair value of the underlying collateral and other factors which may affect the collectibility of the loans.

During 2004, the provision for loan losses decreased to $731,000 from $781,000 in 2003, primarily due to a slight decrease in net charge-offs during 2004 and management’s assessment of general economic conditions. Although management believes it uses the best information available to make such determinations, future adjustments to the allowance may be necessary, and net income could be significantly affected, if circumstances differ substantially from the assumptions used in making initial determinations. See Note 5 to the for additional discussion on the allowance for loan losses.

Noninterest Income. During 2004, noninterest income decreased by $608,000 or 16.3%, to $3,126,000, compared $3,734,000 in 2003. This decrease was primarily due to a $851,000 decrease in gains on sales of loans held-for-sale and a $137,000 decrease in loan servicing and other fees. The decrease in gains on sales of loans held-for-sale and loan servicing and other fees was primarily due to lower home refinancing in 2004.

Noninterest Expense. During 2004, noninterest expense increased by $1,157,000 or 14.1%, to $9,384,000, compared to $8,227,000 in 2003. The increase was primarily due to a $324,000 increase in compensation and employee benefits, a $389,000 increase in occupancy costs, and a $375,000 increase in other expenses. These increases were primarily associated with the acquisition of the three branches acquired in the second and fourth quarters of 2004. See Note 2 to the consolidated financial statements for additional discussion on branch acquisitions.

Provision for Income Taxes. Income tax expense was $1,069,000 in 2004 compared to $480,000 in 2003. This increase was primarily due to the 2004 reduction of the deferred tax asset associated with the Company’s New Mexico state net operating loss. This reduction resulted from a decrease in the Company’s utilization of the state net operating loss in 2004 as well as a decrease in the Company’s estimate of 2005 New Mexico state taxable income, reducing the estimate of the amount of the net operating loss that will be realized in 2005. The reduction in 2004 and 2005 estimated state taxable income was primarily due to the Company’s fourth quarter investment in certain U.S. Government securities, which generate interest income that is tax-exempt in New Mexico. The remaining state net operating loss expires in 2005.

Comparison of Years Ended December 31, 2003 and 2002

Net income for the year ended December 31, 2003 was $1,284,000, or $1.03 per basic share compared to $1,003,000, or $0.77 for the year ended December 31, 2002. The increase was $281,000, or 28.0% for the year.

Net Interest Income. Net interest income before provision for loan losses increased by 4.6% to $7,038,000 in 2003, compared to $6,728,000 in 2002. The increase in 2003 was primarily due to a decrease in total interest expense of $802,000, which was due to a $941,000 decrease in interest expense on deposits. The decrease in interest expense on deposits in 2003 occurred while deposits increased by $3.6 million, and was primarily due to lower rates paid on deposits.

Provision for Loan Losses. The level of the allowance for loan losses is based on such factors as the amount of non-performing assets, historical loss experience, regulatory policies, general economic conditions, the estimated fair value of the underlying collateral and other factors which may affect the collectibility of the loans. During 2003, the provision for loan losses decreased to $781,000 from $786,000 in 2002, primarily due to a slight decrease in net charge-offs during 2003 and the general economic conditions at December 31, 2003.

Noninterest Income. Noninterest income was $3,734,000 in 2003 compared to $2,420,000 in 2002. During 2003, gains on sales of loans held-for-sale increased $1,136,000 and loan servicing and other fees increased $166,000. The increases in gains on sales of loans held-for-sale and loan servicing and other fees were primarily a result of the low interest rates during 2003, which resulted in high levels of refinancing for one-to-four mortgage loans in the year.

Noninterest Expense. Noninterest expense was $8,227,000 in 2003 compared to $6,723,000 in 2002. The increase was primarily due to a $1,053,000 increase in salaries and employee benefits and $337,000 increase in professional fees. The increase in salaries and employee benefits was primarily due to the increase in sales incentives based on 2003 loan production, while the increase in professional fees was primarily due to a $169,498 charge for fees associated with the proposed merger with First National Bank Holding Company, which was subsequently terminated.

Provision for Income Taxes. During 2003, the Company reversed certain deferred tax asset allowances previously recorded in accordance with SFAS 109. These allowances related to state income tax net operating loss carryforwards. The effect of this change in estimates was an increase in net income of approximately $513,545 (tax benefit). Therefore, the net income tax expense of $480,000 in 2003 was a decrease of $156,000 from the $636,000 expense in 2002.

Asset/Liability Management and Interest Rate Sensitivity

The Bank attempts to maximize net interest income by achieving a positive interest rate spread that can be sustained during fluctuations in prevailing interest rates. Management monitors the mix of earning assets on a continuous basis in order to react to fluctuating interest rate environments.

Risk-based capital guidelines and the corresponding asset risk weighting have resulted in an incentive to invest in mortgage-backed and U.S. agency securities, particularly those issued by government sponsored entities such as FNMA, GNMA, and FHLMC. In addition, the favorable risk weighting assigned to residential loans provided the incentive to invest in these assets. This asset mix has always been the basis on which the Bank has focused.

The Bank assumes a high level of interest rate risk as a result of its policy to originate fixed-rate single family home loans. These loans generally have longer terms than the short term characteristics and liabilities of customer accounts and borrowed money. Since 2001, national interest rates have decreased on one-to-four mortgage loans which increased refinancing and originations of mortgage loans. During 2003 the general policy of the Bank was to sell one-to-four mortgage loans that the Bank originated or refinanced during the year with maturities over 10 years, but include loans with maturities of 10 years or less into loans receivable, to shorten the duration of the loan portfolio.

Interest rate sensitivity is the rate at which the Bank’s assets and liabilities are subject to repricing at future time periods. Management seeks to effectively manage interest rate sensitivity to insure that net interest income is maximized while the impact of change on market interest rates is minimized. It is the objective of the Bank to reduce the sensitivity of its earnings to fluctuating interest rates by diversifying the sources of funds, improving its interest rate spread, and improving the ratio of earning assets to interest bearing liabilities. Also, the Bank needs to maintain a match of maturities and interest rate sensitivity of its assets and liabilities.

The differences between the volume of assets and liabilities in the Bank’s current portfolio, which are subject to repricing in future time periods, are known as interest rate sensitivity gaps. Certain estimates and assumptions are included in the data in the table below which sets forth the interest rate sensitivity analysis at December 31, 2004.

The following table sets forth the assumed repricing and maturity periods of the Bank’s interest-earning assets and interest-bearing liabilities at December 31, 2004 and the interest rate sensitivity gap percentages at the dates indicated. The interest rate sensitivity gap is defined as the amount by which assets repricing within the respective periods exceed liabilities repricing within such periods. The effect of these assumptions is to quantify the dollar amount of items that are interest-rate sensitive and can be repriced within each of the periods specified. Such repricing can occur in one of three ways: (1) the rate of interest to be paid on an asset or liability may adjust periodically on the basis of an index; (2) an asset or liability such as a mortgage loan may amortize, permitting reinvestment of cash flows at the then-prevailing interest rates; or (3) an asset or liability may mature, at which time the proceeds can be reinvested at current market rates.

	Maturing or Repricing Amount
	Within one year	Over 1 to 3 years	Over 3 to 5 years	Over 5 to 10 years	Over 10 to 20 years	Over 20 years	Total
	(Dollars In Thousands)
Total Rate Sensitive Assets:
Mortgages:
Adjustable-rate (1)	$14,676	$8,174	$2,146	$255	$—	$—	$25,251
Fixed-rate (2)	21,167	27,185	12,683	9,114	354	—	70,503
Construction (6)	4,833	—	209	—	1,230	—	6,272
Non-residential adjustable (2)	15,308	6,218	19,088	496	—	—	41,110
Non-residential fixed	3,024	9,806	6,113	643	444	—	20,030
Non-Mortgages:
Consumer and Commercial adjustable	3,430	44	—	89	—	—	3,563
Consumer and Commercial fixed (2)(6)	10,698	13,901	5,555	4,713	5,290	—	40,157
Investments:
Investment securities (3)	25,608	26,157	15,634	968	1,000	200	69,567
Mortgage-backed (1)(2)	19,885	18,798	14,118	2,086	1,061	—	55,948
Funds sold (3)	1,963	1,287	1,092	—	—	—	4,342

TOTAL	$120,592	$111,570	$76,638	$18,364	$9,379	$200	$336,743

Total Rate Sensitive Liabilities:
Deposits:
Certificates of deposit (3)	$86,919	$53,966	$8,960	$—	$—	$—	$149,845
IRAs	14,407	17,707	5,672	—	—	—	37,786
Money market (4)	17,315	15,930	11,082	24,935	—	—	69,262
NOW accounts (4)	6,657	5,812	5,283	13,949	—	—	31,701
Savings accounts (4)	2,763	3,378	1,920	3,453	—	—	11,514
Advances	4,707	1,835	—	—	—	—	6,542

TOTAL	$132,768	$98,628	$32,917	$42,337	$—	$—	$306,650

December 31, 2004
Cumulative interest rate sensitivity gap (5)	$(12,176)	$766	$44,487	$20,514	$29,893	$30,093
Cumulative interest rate sensitivity gap (5) as a percent of total assets	(3.33)%	0.21%	12.15%	5.60%	8.16%	8.22%
December 31, 2003
Cumulative interest rate sensitivity gap (5) as a percent of total assets	(11.53)%	9.50%	15.09%	11.01%	12.08%	12.18%
December 31, 2002
Cumulative interest rate sensitivity gap (5) as a percent of total assets	(12.08)%	8.65%	11.98%	12.31%	13.21%	13.33%

(1)	Most adjustable rate assets are included in the “under 1 year” category, as they are subject to an interest rate adjustment every six or twelve months, depending upon loan plan.
(2)	Maturity/rate sensitivity is based upon contractual maturity with projected repayment of principal.
(3)	Based on contractual maturity of the investments.
(4)	Savings account decay rates used assume that the accounts have a market value sensitivity approximating that of a 2 1/2 year treasury bond.
(5)	The difference between rate sensitive assets and rate sensitive liabilities.
(6)	Generally fixed rate.

As prepayment activity changes, however, the resulting gap is expected to be affected. An increase in prepayment speeds would be expected to move the gap toward a matched or positive position. The opposite would be expected to occur if prepayment speeds decrease. Prepayment speeds are influenced by fluctuation in interest rates and may not produce the same results as reflected in the previous table. Also, certain assets and liabilities may have similar maturities or repricing periods but could react differently to changes in interest rates. Assets which have adjustable-rate features may have a limitation on the periodic interest rate adjustments and could result in a rate that is still below existing market rates. This same feature may also limit the downward adjustment in a declining rate environment.

During 2004 the general policy of the Bank was to sell one-to-four mortgage loans that the Bank originated or refinanced during the year with maturities over 15 years, but include loans with maturities of 15 years or less into loans receivable, to shorten the duration of the loan portfolio. During 2004 the Bank lengthened the duration of its interest bearing liabilities.

The Asset and Liability Committee (“ALCO”) of the Bank is made of management of the Bank and outside directors of the Bank which meets weekly. ALCO’s principal goal is to establish internal bank asset/liability management communications and control procedures. ALCO reviews interest rate risk measurements according to guidelines established by the OTS in Thrift Bulletin 13A “Management of Interest Rate Risk, Investment Securities and Derivative Activities,” and the Board of Directors’ approved limits. In addition, the Bank runs its own interest rate risk management model, Risk Analytics, which management compares to the information provided by the OTS model. ALCO makes decisions about retaining deposits, market interest rates, the impact on net interest margins, alternative sources of funding, interest rate sensitivity, and gap imbalances based on these guidelines and measurements.

Presented below, as of December 31, 2004, is an analysis of the Bank’s interest rate risk as measured by changes in net present value for instantaneous and sustained parallel shifts in the yield curve, in 50 or 100 basis point increments, up and down 300 basis points. As illustrated in the table, the Bank’s NPV is sensitive to both rising rates and declining rates. This occurs principally because, as rates rise, the market value of fixed-rate loans declines due to both the rate increase and slowing prepayments (and the NPV focuses on the Bank’s entire portfolio, not just assets that are subject to adjustment or maturity within one year). When rates decline, the Bank does not experience a significant rise in market value for these loans because borrowers repay at relatively high rates.

Change in interest rate (basis points)	Net Present Value At December 31, 2004
	$ Change	% Change
	(000’s) (Dollars in Thousands)
+300	$(11,344)	(26)%
+200	(7,124)	(16)
+100	(3,022)	(7)
+50	(1,243)	(3)
0	—	—
-50	619	1
-100	585	1
-200	(1,589)	(4)
-300	(3,963)	(9)

Management, ALCO, and the board of directors of the Bank review these measurements periodically. In addition to monitoring selected measures on NPV, management also monitors effects on net interest income resulting from increases or decreases in rates. This measure is used in conjunction with NPV measures to identify excessive interest rate risk.

Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market rates. Additionally, certain assets, such as adjustable rate mortgage loans, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

In addition, the previous table does not necessarily indicate the impact of general interest rate movements on the Bank’s net interest income because the repricing of certain categories of assets and liabilities is subject to competitive and other pressures beyond the Bank’s control. As a result, certain assets and liabilities indicated as maturing or otherwise repricing within a stated period may in fact mature or reprice at different times and at different volumes.

Liquidity and Capital Resources

The Company’s current liquidity and capital resources are dependent on its ability to borrow funds from the Bank and other sources as well as receive dividends from the Bank. The Bank’s primary sources of funds are deposits, sales of mortgage loans, principal and interest payments on loans and mortgage-backed securities, borrowings, and funds provided by operations. While scheduled loan and mortgage-backed securities principal repayments are a relatively predictable source of funds, deposits flows, prepayments of principal on loans and mortgage-backed securities, and sales of mortgage loans are greatly influenced by general interest rates, economic conditions, and competition.

Total assets for the Company increased by $162.1 million or 79.0%, from December 31, 2003 to December 31, 2004. The increase in assets was primarily due to the purchase of the three branches from Matrix Capital Bank which increased assets by approximately $183.9 million. The net cash received of $149.6 million resulting from the purchase of the branches allowed the Bank to purchase $18.0 million of securities available-for-sale and $95.4 million of securities held-to-maturity. Loans receivable increased by $44.8 million or 28.7%, due to the purchase of the Branches and a net increase in loans of the Bank. The Company recorded goodwill of $9.1 million, which represents the net purchase premiums paid in the purchase of the branches.

Total liabilities increased by $156.6 million or 82.4%, from December 31, 2003 to December 31, 2004. The increase in liabilities was primarily due to the purchase of the three branches which increased liabilities by approximately $183.9 million. Deposits increased by $166.6 million or 102.3% from December 31, 2003 to December 31, 2004, primarily due to the $183.7 million of deposits assumed in the purchase of the branches, partially offset by a net decrease in customer deposits. The Company had outstanding Federal Home Loan Bank (“FHLB”) advances of $6.5 million at December 31, 2004, a decrease of $10.5 million from December 31, 2003. FHLB borrowings available to the Bank were $192.3 and $69.0 million at December 31, 2004 and 2003, respectively, representing the Company’s primary additional source of funding.

Capital in excess of par value increased by $3.9 million during 2004, primarily due to the completion of the private placement of 240,000 shares of newly issued Company common stock, for $3,120,000. The gross proceeds from the private placement were reduced by investment banking fees of $116,829. The $3,003,171 in net proceeds was contributed to the Bank, to support the Bank’s anticipated growth and to maintain capital levels at the Bank that meet regulatory requirements.

The Bank’s capital for regulatory purposes at December 31, 2004 was $17,911,434 or 5.05% of total regulatory assets. Regulations require savings institutions to have a minimum regulatory tangible capital ratio equal to 1.5% of adjustable tangible assets, a minimum 4% core capital ratio, and a minimum 8% risk-based capital ratio. At December 31, 2004 and 2003, the Bank was in compliance with all applicable capital standards.

The table below presents the Bank’s capital position at December 31, 2004 relative to the existing regulatory requirements:

	Amount	Percent of assets (1)
	(Dollars In Thousands)
Tangible capital	$17,911	5.05%
Tangible capital requirement	5,325	1.50

Excess tangible capital	$12,586	3.55%

Core capital	$17,911	5.05%
Core capital requirement	14,199	4.00

Excess core capital	$3,712	1.05%

Total capital (i.e., core and supplemental capital)	$19,207	10.82%
Risk-based capital requirement	14,205	8.00

Excess total capital	$5,002	2.82%

(1)	Based upon adjusted assets for purposes of the tangible capital and core capital requirements, and risk-weighted assets for purposes of the risk-based capital requirement.

The OTS capital distribution regulation differentiates thrift institutions primarily by their capital levels and prescribes the amount of capital distributions that can be made without prior OTS approval.

The Bank has met its liquidity requirements with funds generated from operations, proceeds from repayment or sale of loans and investment securities, short-term borrowings, and the purchase of deposits during 2004. If alternative funding is needed, the Bank can generate additional funds from several other sources. Currently, the FHLB system functions as a source of credit for the Bank.

Trust Preferred Securities

On June 27, 2002, the Company issued $4 million in trust preferred securities through a private placement of Floating Rate Trust Preferred Securities of Access Anytime Capital Trust II with a liquidation value of $1,000 per share to mature 30 years from the date of issuance. The trust preferred securities are at a variable rate of the London Interbank Offered Rate (LIBOR) plus 365 basis points, floating quarterly, with a five-year cap of 12%. At December 31, 2004, the interest rate was 5.72%. The trust preferred securities may be redeemed by the Company at par on July 25, 2007.

On July 17, 2001, the Company issued $4 million of 10.25% Fixed Rate Capital Trust Pass-through Securities of Access Anytime Capital Trust I with a liquidation value of $1,000 per share to mature 30 years from the date of issuance. The trust preferred securities may be redeemed by the Company at price of 107.6875 on July 25, 2006, 106.15 on July 25, 2007, 104.6125 on July 25, 2008, 103.075 on July 25, 2009, 101.5375 on July 25, 2010 and may be redeemed at par on July 25, 2011 or after. The Company invested approximately $2.9 million of the net proceeds in the Bank to increase its capital levels.

As discussed in Note 1 to the consolidated financial statements, the Company adopted the full provisions of Interpretation 46R on December 31, 2004 and deconsolidated its trust preferred securities issued by Trust I of

$4.0 million and Trust II of $4.0 million. As part of the deconsolidation of the trust preferred securities, the Company recorded an additional $248,000 in Trust Preferred Securities-Notes Payable, and the investment in the Capital Securities of Trust I and Trust II of $248,000 in Other Assets.

Asset Quality

Allowance for loan losses. The allowance for loan losses is established through a provision for loan losses based on management’s quarterly asset classification review and evaluation of the risk inherent in its loan portfolio and changes in the nature and volume of its loan activity. Such evaluation, which includes a review of all loans of which full collectibility may not be reasonably assured, considers among other matters, the estimated fair value of the underlying collateral, economic conditions, cash flow analysis, historical loan loss experience, discussions held with delinquent borrowers and other factors that warrant recognition in providing for allowance for loan losses.

During 2004, net loans increased approximately $44.8 million or 49.8% from December 31, 2003 and the allowance for loan losses increased by $401,000. A portion ($170,000) of the valuation allowance was acquired as part of the acquisition of the two Las Cruces, New Mexico branches. Management feels that the December 31, 2004 allowances are adequate to address probable losses in the loan portfolio.

The following presents an analysis of the allowance for loan losses for years ended December 31, 2004, 2003, and 2002.

	Year ended December 31
	2004	2003	2002
	(Dollars In Thousands)
Mortgage Loans:
Balance at beginning of year	$197	$210	$451
Charged off:
Single family	(33)	(16)	(53)
Commercial real estate	(11)	(206)	—
Recoveries	—	—	—

Net loans charged-off	(44)	(222)	(53)
Provision for loan losses charged to operations	176	66	162
Transfers	122	143	(350)

Balance at end of year	$451	$197	$210

Consumer and Other:
Balance at beginning of year	$753	$615	$294
Charged-off:
Commercial	(167)	(83)	(319)
Automobile	(252)	(312)	(297)
Credit card	(70)	(45)	(38)
Other consumer	—	(82)	(40)
Recoveries:
Commercial	12	20	—
Automobile	20	53	40
Credit card	1	3	1
Other consumer	—	12	—

Net loans charged-off	(456)	(434)	(653)
Provision for loan losses charged to operations	555	715	624
Acquired valuation allowance	170	—	—
Transfers	(122)	(143)	350

Balance at end of year	$900	$753	$615

	Year ended December 31
	2004	2003	2002
	(Dollars In Thousands)
Total Allowance for Loan Losses:
Balance at beginning of year	$950	$825	$745

Loans charged-off	(533)	(744)	(747)
Recoveries	33	88	41

Net loans charged-off	(500)	(656)	(706)
Provision for loan losses charged to operations	731	781	786
Acquired valuation allowance	170	—	—

Balance at end of year	$1,351	$950	$825

Allowance for loan losses as a percentage of total loans outstanding	0.67%	0.61%	0.54%

Non-performing assets. Total non-performing assets decreased by approximately $800,000 during 2004. The non-performing assets to total assets ratio is one indicator of the exposure to credit risk. Non-performing assets of the Bank consist of non-accruing loans, troubled debt restructurings, and real estate which was acquired as a result of foreclosure. The composition of the Bank’s portfolio of non-performing assets is shown in the following table:

	2004	2003	2002
	(Dollars In Thousands)
Non-accruing loans*	$508	$1,054	$1,623
Past due 90 days or more and still accruing	—	—	—
Troubled debt restructured	—	—	—
Other real estate	311	565	648

Total non-performing assets	$819	$1,619	$2,271

Ratio of non-performing assets to total assets	0.22%	0.79%	1.18%

*	Primarily loans which are past due for 90 days or more

Interest lost on non-performing assets amounted to $16,660 in 2004 compared to $39,388 in 2003.

Investment securities—The Bank’s available-for-sale securities portfolio has a $7,002 net unrealized loss at December 31, 2004, while the Bank’s held-to-maturity securities portfolio has a net unrealized loss of $505,805 at December 31, 2004. The majority of the unrealized losses relate to the Company’s GNMA and U.S. Treasury bond portfolio, which are guaranteed by the full faith and credit of the United States Government and have been classified by the Company as held-to-maturity. These unrealized losses are caused by fluctuations in market interest rates. The Company believes that the United States Government will honor their interest payment schedules, as well as the full debt at maturity. Because the unrealized losses are due to market interest rates and no credit worthiness factors exist, and because the Company has the ability to hold these investments to maturity, the Company believes that the investments are not considered other-than-temporarily impaired.

Off-Statement of Financial Condition Arrangements

The Bank may be a party to financial instruments with off-statement of financial condition risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuation in interest rates. These financial instruments include commitments to extend credit (including credit cards), standby letters of credit, and financial guarantees. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition. The contract or notional amounts of these instruments reflect the extent of involvement the

Bank has in particular classes of financial instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for the consolidated statements of financial condition instruments.

The following table details the amounts and expected maturities of significant commitments as of December 31, 2004.

	Payments Due In
	Less Than One Year	One to Three Years	Three to Five Years	Over Five Years	Total
	(Dollars in Thousands)
Commitments to extend credit:
Residential real estate loans	$4,837	$—	$—	$—	$4,837
Construction loans	1,642				1,642
Lines of credit	17,286	—	—	—	17,286
Credit cards	2,473	—	—	—	2,473
Letters of credit	80	—	—	—	80
Commitments to sell mortgage loans	9,393	—	—	—	9,393

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Some of the commitments are expected to expire without being drawn upon. The total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the customers.

Standby letters of credit and financial guarantees written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds collateral and personal guarantees as deemed necessary.

On May 24, 2004, the Company entered into an agreement with Journal Center Corporation, to purchase a parcel of land in Albuquerque, New Mexico. The purchase price will be equal to the total number of square feet contained in the property, multiplied by $9.75. The Company expects the purchase price to be approximately $1,186,000. Closing is expected on or before March 16, 2005. As of the date of this report, the transaction had not yet closed. Plans for construction of a building at the property site are also pending.

At December 31, 2004, the Bank had no open interest rate swaps, futures, or options.

Impact of Inflation and Changing Prices

The consolidated financial statements and related data have been prepared in accordance with accounting principles generally accepted in the United States of America which require measurement of financial position and operating results in terms of historical dollars, without considering changes in relative purchasing power over time due to inflation.

Virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on the Company’s and the Bank’s performance than does the effect of inflation.

Critical Accounting Policies

Allowance for Loan Losses. The level of allowance for loan losses is based on such factors as the amount of non-performing assets, historical loss experience, regulatory policies, general economic conditions, the estimated fair value of the underlying collateral and other factors which may affect the collectibility of the loans. During 2004, the provision for loan losses decreased to $731,000 from $781,000 for 2003.

Management of the Bank has reviewed its Loan Loss Reserve Policy for compliance with SEC Staff Accounting Bulletin (SAB) 102. In determining the allowance for loan losses the Bank follows the OTS and SEC guidelines, specifically the guidance outlined in OTS CEO Memo 142, SEC SAB 102, SFAS 5, and SFAS 114.

Based on recommendations by management of the Bank, the Bank’s Board of Directors is responsible for the accuracy and adequacy of the allowance for loan losses and reviews and approves the allowance and related provision. The Board delegates the responsibility to its Audit Committee to oversee the process of how the allowance for loan losses is calculated and the periodic validation of the calculation process.

The allowance for loan losses incorporates a systematic methodology, which is applied quarterly, to determine the elements of the allowance for loan losses and the resultant provisions for loan losses it considers adequate to provide for anticipated loan losses. This methodology includes the following elements:

•	A systematic loan grading system

•	A periodic review of the summary of the allowance for loan loss balance using historical loss factors

•	Identification of loans to be evaluated on an individual basis for impairment

•	Consideration of internal factors such as the Bank’s size, organizational structure, loan portfolio structure, loan administration procedures, past due and delinquency trends, and loss experience

•	Consideration of risks inherent in different kinds of lending

•	Consideration of external factors such as local, regional, and national economic factors

•	An overall evaluation of the quality of the underlying collateral, and holding and disposition costs

The loan portfolio is segmented and historical loss percentages are applied to the identified segments of the portfolio in conjunction with SFAS 5. In addition, certain loans are individually analyzed and an allowance amount is calculated for each one of these loans, in conjunction with SFAS 114. Specific allowances are provided for individual loans where ultimate collection is considered questionable by management after reviewing the current status of loans that are contractually past due and considering the net realizable value of the security and of the loan guarantees, if applicable.

The Bank’s exposure to commercial loans generally involves a higher degree of credit risk than single-family residential lending. These loans involve larger loan balances to a single borrower or groups of related borrowers. These loans are more susceptible to a risk of loss during a downturn in the business cycle. The underwriting, review and monitoring performed by our officers and directors cannot eliminate all of the risks related to these loans.

Management of the Bank makes various assumptions and judgments about the collectibility of the loan portfolio and provides an allowance for potential losses based on a number of factors. If the assumptions are wrong, our allowance for loan losses may not be sufficient to cover loan losses. The allowances may be increased in the future, which would decrease net income.

Income Taxes. As of December 31, 2004, the Company had a total New Mexico net operating loss of approximately $5.1 million. The loss may not be carried back, and will expire in 2005. During 2004, the net deferred tax asset associated with the New Mexico net operating loss was reduced by approximately $283,000, due to a re-evaluation of the realizability of the net operating loss. This re-evaluation resulted in the establishment of a valuation allowance of approximately $234,000 as of December 31, 2004. In assessing the realizability of the remaining deferred tax assets, management considered projected future taxable income and tax planning strategies. Based on the Company’s historical taxable transactions, the timing of the reversal of existing temporary differences, and the evaluation of tax planning strategies, management believes it is more likely than not that the Company’s future taxable income will be sufficient to realize the benefit of the deferred tax assets, net of the valuation allowance and deferred tax liabilities, at December 31, 2004.

Other Intangible Assets. The Company has an intangible asset that was originated in connection with the Company’s expansion through an acquisition of two established branch operations in target markets in 1999. The intangible asset did not meet the definition of a business combination in accordance with Statement No. 141. As such, the Company continues to amortize the intangible asset related to the acquisition in accordance with Statement No. 142 over a period of fifteen years. The Company also has core deposit premium intangible assets recorded in conjunction with the acquisition of three branches in 2004. The core deposit premium intangible assets are being amortized over a ten year period.

Goodwill. The excess of cost over fair value of the net assets of acquired banks is recorded as goodwill. In conjunction with the acquisition of the Las Cruces, New Mexico and Sun City, Arizona branches, the Company recorded approximately $9.1 million of goodwill in 2004. In accordance with FASB Statement No. 142, Goodwill and Other Intangible Assets, goodwill is not amortized, but is tested for impairment on an annual basis, or more frequently if events or changes in circumstances indicate that the asset might be impaired. The Las Cruces and Sun City acquisitions were completed on May 1, 2004 and November 1, 2004, respectively, and at December 31, 2004 there were no circumstances that indicated that the goodwill related to either acquisition was impaired. The Company will perform its annual impairment testing as of April 30 of each calendar year.

Contractual Cash Obligations

The following table presents contractual cash obligations and commercial commitments of the Company as of December 31, 2004.

	Payments due by Period
Contractual Cash Obligations	Less than One Year	One to Three Years	Four to Five Years	After Five Years	Total
	(Dollars in Thousands)
Federal Home Loan Bank advances	$3,700	$2,842	$—	$—	$6,542
Trust Preferred Securities-Notes Payable	—	—	—	8,248	8,248
Operating leases	22	22	11	—	55

Total contractual cash obligations	$3,722	$2,864	$11	$8,248	$14,845

Impact of New Accounting Standards

Note 1 to the consolidated financial statements discusses new accounting policies that were adopted during 2004 and the expected impact of accounting policies issued but not yet required to be adopted. To the extent the adoption of new accounting standards materially affect the Company’s financial condition, results of operations or liquidity, the impact is discussed elsewhere in “Management’s Discussion and Analysis or Plan of Operation” and in the notes to the consolidated financial statements.

Forward-Looking Statements

Statements made in this Form 10-KSB and other documents the Company files with the SEC that relate to future events or the Company’s expectations, projections, estimates, intentions, goals, targets and strategies are made pursuant to the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon current expectations and estimates and the Company assumes no obligation to update this information. Because actual results may differ materially from those expressed or implied by forward-looking statements, the Company cautions readers not to place undue reliance on these statements. Factors that could cause actual results to differ, and that could affect the Company’s future financial condition, cash flow and operating results include changes in economic conditions in the Company’s market area, changes in policies or adverse decisions by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area, and competition. Further discussion regarding the factors affecting the Company that could cause actual results to differ from those expressed or implied by the Company’s forward-looking statements is contained in the Company’s current and future Quarterly Reports on Form 10-QSB, and Current Reports on Form 8-K filed with the SEC.

Item 7. Financial Statements

Financial statements are filed as a part of this report at the end of Part III hereof beginning at page F-1, Index to Consolidated Financial Statements, and are incorporated herein by reference.

Item 8. Changes In and Disagreements with Accountants on Accounting and Financial Disclosure

None

Item 8A. Controls and Procedures

As of December 31, 2004, the Company carried out an evaluation, under the supervision and with the participation of the chief executive officer and principal accounting officer of the Company, of the effectiveness of the design and operation of the Company’s disclosure controls and procedures (as defined in Rule 13a-15(e) under the Securities Exchange Act of 1934 (the “Exchange Act”)). Based on this evaluation, the chief executive officer and principal accounting officer concluded that the Company’s disclosure controls and procedures were effective as of December 31, 2004 to provide reasonable assurance that information required to be disclosed by the Company in its periodic Securities Exchange Act of 1934 reports is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms, and to provide reasonable assurance that information required to disclosed by the Company is accumulated and communicated to the Company’s management, including the chief executive officer and principal accounting officer, as appropriate to allow timely decisions regarding required disclosure.

Changes in Internal Controls

There were no changes in the Company’s internal control over financial reporting that occurred during the fourth quarter, that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

Item 8B. Other Information

None

PART III

The information required by Items 9 through 12 of Part III is omitted from this report because the Company will file a definitive Proxy Statement for the Company’s 2005 Annual Meeting of Stockholders (the “Proxy Statement”) pursuant to Regulation 14A of the Securities Exchange Act of 1934 not later than 120 days after the end of the fiscal year covered by this Form 10-KSB and certain information included therein is incorporated herein by reference.

Item 9. Directors, Executive Officers, Promoters and Control Persons; Compliance with Section 16(a) of the Exchange Act

The information required by this Item is incorporated by reference to the Proxy Statement.

Item 10. Executive Compensation

The information required by this Item is incorporated by reference to the Proxy Statement.

Item 11. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The information required by this Item is incorporated by reference to the Proxy Statement.

Item 12. Certain Relationships and Related Transactions

The information required by this Item is incorporated by reference to the Proxy Statement.

Item 13. Exhibits

Exhibit No.	Description
**2.0	Branch Purchase and Deposit Assumption Agreement dated June 18, 1999 between Bank of Albuquerque, National Association, and FirstBank (now known as AccessBank), a federal savings bank (incorporated by reference from the Company’s Form 8-K filed November 19, 1999)

**2.1	Letter amendment, dated September 30, 1999, to Branch Purchase and Deposit Assumption Agreement dated June 18, 1999 between Bank of Albuquerque, National Association, and FirstBank (now known as AccessBank), a federal savings bank (incorporated by reference from the Company’s Form 8-K filed November 19, 1999)

**2.2	Branch Purchase and Deposit Agreement dated January 30, 2004, between Matrix Capital Bank, a federal savings bank and FirstBank (now known as AccessBank), a federal savings bank (incorporated by reference from the Company’s March 31, 2004 10-QSB.

**2.2.1	Addendum dated May 1, 2004 to the Branch Purchase and Deposit Assumption Agreement between Matrix Capital Bank and FirstBank (now known as AccessBank) (incorporated by reference from the Company’s Form 8-K/A filed on July 13, 2004)

**2.3	Branch Purchase and Deposit Assumption Agreement, dated July 7, 2004, between Matrix Capital Bank, a federal savings bank, and AccessBank, a federal savings bank (incorporated by reference from the Company’s June 30, 2004 10-QSB)

**2.3.1	Amendment, dated September 30, 2004, to the Branch Purchase and Deposit Assumption Agreement dated July 7, 2004, between Matrix Capital Bank, a federal savings bank, and AccessBank, a federal savings bank (incorporated by reference from the Company’s September 30, 2004 10-QSB)

Exhibit No.	Description
**3.1	Certificate of Amendment of Certificate of Incorporation and Certificate of Incorporation of the Company (incorporated by reference from the Company’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 1997, SEC File No. 0-28894)

**3.2	Bylaws of the Company, as amended through March 30, 2000 (incorporated by reference from the Company’s March 31, 2000 10-QSB

**10.1	Agreement and Plan of Reorganization and Plan of Merger (incorporated by reference from the Company’s Registration Statement on Form 8-A, filed October 11, 1996, SEC File No. 001-12309)

**10.3	Profit Sharing and Employee Stock Ownership Plan of FirstBank (now known as AccessBank) (incorporated by reference from the Company’s December 31, 2000 10-KSB)

**10.3.1	Amendment Number One to Profit Sharing and Employee Stock Ownership Plan of FirstBank (now known as AccessBank) (incorporated by reference from the Company’s December 31, 2001 10-KSB)

**10.3.2	Amendment Number Two to Profit Sharing and Employee Stock Ownership Plan of FirstBank (now known as AccessBank) (incorporated by reference from the Company’s December 31, 2001 10-KSB)

**10.3.3	Amendment Number Three to Profit Sharing and Employee Stock Ownership Plan of FirstBank (now known as AccessBank) (incorporated by reference from the Company’s December 31, 2001 10-KSB)

**10.3.4	Amendment Number Four to Profit Sharing and Employee Stock Ownership Plan of FirstBank (now known as AccessBank) (incorporated by reference from the Company’s June 30, 2003 10-QSB)

**10.3.5	Amendment Number Five to Profit Sharing and Employee Stock Ownership Plan of FirstBank (now known as AccessBank) (incorporated by reference from the Company’s December 31, 2003 10-KSB)

**10.3.6	Amendment Number Six to Profit Sharing and Employee Stock Ownership Plan of FirstBank (now known as AccessBank) (incorporated by reference from the Company’s March 31, 2003 10-QSB)

**10.3.7	Amendment Number Seven to Profit Sharing and Employee Stock Ownership Plan of FirstBank (now known as AccessBank) (incorporated by reference to the Company’s June 30, 2004 10-QSB)

**10.4	Agreement for Standby Letter of Credit Advances/Confirmation, Collateral Pledge and Security Agreement with FHLB of Dallas (incorporated by reference from the Company’s Registration Statement on Form 8-A, filed October 11, 1996, SEC File No. 001-12309)

**10.5	Placement Agent Agreement, dated September 7, 2004, between Access Anytime Bancorp, Inc. and Howe Barnes Investments, Inc. (incorporated by reference from the Company’s September 30, 2004 10-QSB)

**10.5.1	Form of Subscription Agreement for the private placement of 240,000 shares. Subscription Agreements were accepted by Access Anytime Bancorp, Inc. on September 24, 2004 from the following director purchasers: Carruthers Family Revocable Trust for 5,000 shares; Cornelius J. Higgins and Patricia G. Higgins Revocable Trust for 10,000 shares; Robert Chad Lydick for 5,000 shares; Allan Moorhead for 5,000 shares; and David Ottensmeyer for 5,000 shares (incorporated by reference from the Company’s September 30, 2004 10-QSB)

Exhibit No.	Description
**/***10.6	Employment Agreement with Kenneth J. Huey, Jr. (incorporated by reference from the Company’s Registration Statement on Form 8-A, filed October 11, 1996, SEC File No. 001-12309)

**/***10.6.1	Extension of Employment Agreement with Kenneth J. Huey, Jr. dated November 20, 1997 (incorporated by reference from the Company’s September 30, 1999 10-QSB)

**/***10.6.2	Extension of Employment Agreement with Kenneth J. Huey, Jr. dated July 29, 1999 (incorporated by reference from the Company’s September 30, 1999 10-QSB)

**/***10.6.3	Extension of Employment Agreement with Kenneth J. Huey, Jr. dated August 23, 2001 (incorporated by reference from the Company’s September 30, 2001 10-QSB)

**/***10.6.4	Extension of Employment Agreement with Kenneth J. Huey, Jr. dated July 30, 2004 (incorporated by reference from the Company’s June 30, 2004 10-QSB)

**/***10.7	Employment Agreement with Norman R. Corzine (incorporated by reference from the Company’s 1996 10-KSB)

**/***10.7.1	Extension of Employment Agreement with Norman R. Corzine dated November 20, 1997 (incorporated by reference from the Company’s September 30, 1999 10-QSB)

**/***10.7.2	Extension of Employment Agreement with Norman R. Corzine dated July 29, 1999 (incorporated by reference from the Company’s September 30, 1999 10-QSB)

**/***10.7.3	Extension of Employment Agreement with Norman R. Corzine dated August 23, 2001 (incorporated by reference from the Company’s September 30, 2001 10-QSB)

**/***10.7.4	Extension of Employment Agreement with Norman R. Corzine dated December 19, 2002 (incorporated by reference from the Company’s December 31, 2002 10-KSB)

**/***10.7.5	Amendment to Employment Agreement with Norman R. Corzine dated February 15, 2004 (incorporated by reference from the Company’s December 31, 2003 10-KSB)

**/***10.8	Employment Agreement with Don K. Padgett (incorporated by reference from the Company’s June 30, 2002 10-QSB)

**/***10.8.1	Extension of Employment Agreement with Don K. Padgett dated December 19, 2002 (incorporated by reference from the Company’s December 31, 2002 10-KSB)

**/***10.8.2	Amendment to Employment Agreement with Don K. Padgett dated February 15, 2004 (incorporated by reference from the Company’s December 31, 2003 10-KSB)

**/***10.10	Non-Employee Director Retainer Plan (incorporated by reference from the Company’s Registration Statement on Form S-8, filed June 2, 1997, SEC File No. 333-28217)

**/***10.10.1	Amendment Number One to Non-Employee Director Retainer Plan (incorporated by reference from the Company’s June 30, 2001 10-QSB)

**/***10.10.2	Amendment Number Two to Non-Employee Director Retainer Plan (incorporated by reference from the Company’s June 30, 2003 10-QSB)

**/***10.10.3	Amendment Number Three to Non-Employee Director Retainer Plan (incorporated by reference from the Company’s June 30, 2003 10-QSB)

**/***10.11	Restated and Amended Access Anytime Bancorp, Inc. 1997 Stock Option and Incentive Plan (incorporated by reference from the Company’s Registration Statement on Form S-8, filed May 1, 2003, SEC File No. 333-104906)

**/***10.12	Executive Savings Plan dated June 1, 1998 (incorporated by reference from the Company’s December 31, 1998 10-KSB)

Exhibit No.	Description
**/***10.12.1	Amendment Number One to the Executive Savings Plan dated June 1, 1998 (incorporated by reference from the Company’s September 30, 1999 10-QSB)

**/***10.12.2	Amendment Number Two to the Executive Savings Plan dated June 1, 1998 (incorporated by reference from the Company’s September 30, 2002 10-QSB)

**/***10.12.3	Amendment Number Three to the Executive Savings Plan dated June 1, 1998 (incorporated by reference from the Company’s December 31, 2002 10-KSB)

**/***10.12.4	Amendment Number Four to the Executive Savings Plan dated September 23, 2004 (incorporated by reference from the Company’s September 30, 2004 10-QSB

**16.1	Letter from the certifying accountants required by Regulation S-B, Item 304(a)(3) (incorporated by reference from the Company’s December 31, 2000 10-KSB)

*21	Subsidiaries of the Small Business Issuer

*23	Consent of KPMG LLP

*31.1	Certification of Chief Executive Officer as adopted pursuant to section 302 of the Sarbanes-Oxley Act of 2002

*31.2	Certification of Chief Financial Officer as adopted pursuant to section 302 of the Sarbanes-Oxley Act of 2002

*32.1	Certification of Chief Executive Officer pursuant to 18 U.S.C. section 1350, as adopted pursuant to section 906 of the Sarbanes-Oxley Act of 2002

*32.2	Certification of Chief Financial Officer pursuant to 18 U.S.C. section 1350, as adopted pursuant to section 906 of the Sarbanes-Oxley Act of 2002

*	Filed herewith
**	Previously filed
***	Designates each management contract or compensatory plan or arrangement required to be identified pursuant to Item 13 of Form 10-KSB.

Item 14. Principal Accountant Fees and Services

The information required by this Item is incorporated by reference to the Proxy Statement.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ACCESS ANYTIME BANCORP, INC.

Date: March 2, 2005	/s/ NORMAN R. CORZINE
Norman R. Corzine, Chairman of the Board, Chief Executive Officer (Duly Authorized Representative)

Pursuant to the requirement of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

By:	/s/ NORMAN R. CORZINE	By:	/s/ R. CHAD LYDICK
	Norman R. Corzine Chairman of the Board Chief Executive Officer Director		R. Chad Lydick Director

	Date: March 2, 2005		Date: March 2, 2005

By:	/s/ KEN HUEY, JR.	By:	/s/ CHARLES GUTHALS
	Ken Huey, Jr. Chief Financial Officer Principal Accounting Officer Director		Charles Guthals Director

	Date: March 2, 2005		Date: March 2, 2005

By:	/s/ THOMAS W. MARTIN, III	By:	/s/ ALLAN M. MOORHEAD
	Thomas W. Martin, III Director		Allan M. Moorhead Director

	Date: March 2, 2005		Date: March 2, 2005

By:	/s/ DAVID OTTENSMEYER, M.D.	By:	/s/ CORNELIUS HIGGINS, PH.D.
	David Ottensmeyer Director		Cornelius Higgins Director

	Date: March 2, 2005		Date: March 2, 2005

By:	/s/ RICHARD H. HARDING	By:	/s/ DON K. PADGETT
	Richard H. Harding Director		Don K. Padgett President Director

	Date: March 2, 2005		Date: March 2, 2005

By:	/s/ GARREY E. CARRUTHERS, PH.D
Garrey E. Carruthers Director

Date: March 2, 2005

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Access Anytime Bancorp, Inc.:

We have audited the accompanying consolidated statements of financial condition of Access Anytime Bancorp, Inc. and subsidiary (the Company) as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Access Anytime Bancorp, Inc. and subsidiary as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

KPMG LLP

Albuquerque, New Mexico

February 11, 2005

ACCESS ANYTIME BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	December 31
	2004	2003
ASSETS

Cash and cash equivalents	$8,942,538	$11,611,364
Certificates of deposit	3,770,000	4,480,000
Securities available-for-sale (amortized cost of $17,379,171 and $5,718,248)	17,372,169	5,814,701
Securities held-to-maturity (aggregate fair value of $106,384,372 and $16,829,145)	106,890,177	16,761,939
Securities trading	988,163	—
Loans held-for-sale (aggregate fair value of $4,637,921 and $1,834,564)	4,556,135	1,797,290
Loans receivable, net	201,072,521	156,237,317
Interest receivable, loans	891,018	732,964
Interest receivable, securities	625,494	125,994
Real estate owned, net	311,357	565,159
Federal Home Loan Bank stock	1,838,000	1,167,200
Premises and equipment, net	8,254,310	3,556,833
Goodwill	9,137,399	—
Other intangible assets, net of accumulated amortization of $783,498 and $606,104	2,080,590	1,577,984
Deferred tax assets	—	388,573
Other assets	809,283	609,834

Total assets	$367,539,154	$205,427,152

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Deposits	$329,433,756	$162,846,107
Federal Home Loan Bank advances	6,542,055	17,066,654
Accrued interest and other liabilities	2,104,634	1,794,005
Advanced payments by borrowers for taxes and insurance	312,441	354,670
Deferred tax liabilities	8,618	—
Trust Preferred Securities—Notes Payable	8,248,000	8,000,000

Total liabilities	346,649,504	190,061,436

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.01 par value; 4,000,000 shares authorized; none issued	—	—
Common stock, $.01 par value; 6,000,000 shares authorized; 1,800,971 and 1,510,744 shares issued; 1,591,418 and 1,221,070 outstanding in 2004 and 2003, respectively	18,010	15,107
Capital in excess of par value	15,522,508	11,643,276
Retained earnings	6,960,346	5,831,295
Accumulated other comprehensive (loss) income, net of tax (benefit) expense of $(2,801) and $38,581	(4,201)	57,872

	22,496,663	17,547,550

Unallocated Employee Stock Ownership Plan shares; 106,693 and 128,000 shares outstanding	(600,148)	(690,000)
Treasury stock, at cost; 102,860 and 161,674 shares outstanding	(1,006,865)	(1,491,834)

Total stockholders’ equity	20,889,650	15,365,716

Total liabilities and stockholders’ equity	$367,539,154	$205,427,152

The accompanying notes are an integral part of these consolidated financial statements.

ACCESS ANYTIME BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years ended December 31
	2004	2003	2002
Interest income:
Loans receivable	$12,022,291	$10,675,387	$10,984,706
Investment securities	795,912	188,269	178,954
Mortgage-backed securities	968,396	253,295	485,022
Other interest income	235,678	299,548	260,723

Total interest income	14,022,277	11,416,499	11,909,405

Interest expense:
Deposits	3,727,531	3,298,076	4,239,111
Federal Home Loan Bank advances	437,839	427,809	328,484
Other borrowings	669,377	652,871	613,482

Total interest expense	4,834,747	4,378,756	5,181,077

Net interest income before provision for loan losses	9,187,530	7,037,743	6,728,328
Provision for loan losses	731,000	781,000	786,000

Net interest income after provision for loan losses	8,456,530	6,256,743	5,942,328

Noninterest income:
Loan servicing and other fees	607,498	744,588	578,567
Net realized gains on sales of available-for-sale securities	18,420	10,747	58,115
Gains on sales of loans held-for-sale	1,071,716	1,922,516	786,825
Other income	1,428,144	1,056,598	996,122

Total noninterest income	3,125,778	3,734,449	2,419,629

Noninterest expense:
Salaries and employee benefits	4,845,234	4,521,114	3,468,295
Occupancy expense	1,263,906	874,597	842,959
Deposit insurance premium	83,126	78,864	97,224
Advertising	178,856	108,831	84,442
Professional fees	671,712	677,590	340,927
Other expense	2,340,948	1,966,011	1,889,129

Total noninterest expense	9,383,782	8,227,007	6,722,976

Income before income taxes	2,198,526	1,764,185	1,638,981
Income tax expense	1,069,475	480,249	635,948

Net income	$1,129,051	$1,283,936	$1,003,033

Earnings per common share-basic	$.84	$1.03	$.77

Earnings per common share-assuming dilution	$.78	$.94	$.73

The accompanying notes are an integral part of these consolidated financial statements.

ACCESS ANYTIME BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Comprehensive Income	Common Stock		Capital in Excess of Par Value	Retained Earnings	Accumulated Other Comprehensive Income (Loss) Net	Unallocated ESOP Shares	Treasury Stock		Total
		Number of shares	Amount					Number of shares	Amount
Balance at December 31, 2001		1,495,633	$14,956	$11,157,895	$3,544,326	$71,877	$(1,050,000)	33,642	$(236,895)	$13,502,159
Net income	$1,003,033	—	—	—	1,003,033	—	—	—	—	1,003,033
Net change in market value of available-for-sale securities, net of tax	18,320	—	—	—	—	18,320	—	—	—	18,320

Total comprehensive income	$1,021,353

Common stock issued		12,379	124	80,728	—	—	—	—	—	80,852
Common stock rights awarded in lieu of directors’ cash compensation		—	—	52,800	—	—	—	—	—	52,800
Purchases of treasury stock		—	—	—	—	—	—	12,209	(106,750)	(106,750)
ESOP shares allocated		—	—	86,799	—	—	180,000	—	—	266,799

Balance at December 31, 2002		1,508,012	15,080	11,378,222	4,547,359	90,197	(870,000)	45,851	(343,645)	14,817,213
Net Income	$1,283,936	—	—	—	1,283,936	—	—	—	—	1,283,936
Net change in market value of available-for-sale securities, net of tax	(32,325)	—	—	—	—	(32,325)	—	—	—	(32,325)

Total comprehensive income	$1,251,611

Common stock issued		2,732	27	16,990	—	—	—	—	—	17,017
Common stock rights awarded in lieu of directors’ cash compensation		—	—	71,000	—	—	—	—	—	71,000
Purchases of treasury stock		—	—	—	—	—	—	115,823	(1,148,189)	(1,148,189)
ESOP shares allocated		—	—	177,064	—	—	180,000	—	—	357,064

Balance at December 31, 2003		1,510,744	15,107	11,643,276	5,831,295	57,872	(690,000)	161,674	(1,491,834)	15,365,716
Net Income	$1,129,051	—	—	—	1,129,051	—	—	—	—	1,129,051
Net change in market value of available-for-sale securities, net of tax	(62,073)	—	—	—	—	(62,073)	—	—	—	(62,073)

Total comprehensive income	$1,066,978

Common stock issued		290,227	2,903	3,263,769	—	—	—	—	—	3,266,672
Common stock rights awarded in lieu of directors’ cash compensation		—	—	133,750	—	—	—	—	—	133,750
Purchases of treasury stock		—	—	—	—	—	—	8,951	(125,022)	(125,022)
Sales of treasury stock		—	—	306,234	—	—	—	(67,765)	609,991	916,225
ESOP shares allocated		—	—	175,479	—	—	89,852	—	—	265,331

Balance at December 31, 2004		1,800,971	$18,010	$15,522,508	$6,960,346	$(4,201)	$(600,148)	102,860	$(1,006,865)	$20,889,650

	Years ended December 31
	2004	2003	2002
Disclosure of reclassification amounts:
Unrealized holding (losses) gains arising during period	$(43,653)	$(21,578)	$76,435
Reclassification adjustment for gains included in net income	(18,420)	(10,747)	(58,115)

Net change in market value of available-for-sale securities, net of tax	$(62,073)	$(32,325)	$18,320

The accompanying notes are an integral part of these consolidated financial statements.

ACCESS ANYTIME BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31
	2004	2003	2002
Cash flows from operating activities:
Net income	$1,129,051	$1,283,936	$1,003,033
Adjustments to reconcile net income to cash from operating activities:
Depreciation	486,072	400,598	436,141
Deferred income taxes	397,191	(27,205)	611,239
Provision for loan losses	731,000	781,000	786,000
Amortization of (discounts) premiums on investment securities	(19,679)	44,295	34,420
Amortization of loan premiums, discounts and deferred fees, net	258,075	462,418	290,736
Amortization of other intangible assets	177,394	145,660	145,660
Non-cash ESOP contribution	265,331	357,064	266,799
Gains on sale of available-for-sale securities	(18,420)	(10,747)	(58,115)
Net increase in trading securities	(988,163)	—	—
Gains on sales of loans held-for-sale	(1,071,716)	(1,922,516)	(786,825)
Proceeds from sales of loans held-for-sale	58,256,488	106,156,965	41,508,677
Originations of loans held-for-sale	(59,943,617)	(99,478,623)	(46,240,249)
Common stock rights awarded in lieu of directors compensation	133,750	71,000	52,800
(Gain) loss on sale of foreclosed real estate	(38,811)	42,632	(45,440)
Gain on disposition of assets	(18,000)	(1,877)	(100)
Net (increase) decrease in accrued interest receivable and other assets	(554,025)	(749,522)	477,157
Increase (decrease) in accrued interest and other liabilities	71,966	409,809	(655,608)

Net cash from operating activities	(746,113)	7,964,887	(2,173,675)

Cash flows from investing activities:
Purchases of available-for-sale securities	(18,000,000)	(2,000,000)	(800,000)
Proceeds from maturities and principal repayments of available-for-sale securities	5,992,935	2,375,513	3,429,004
Proceeds from sales of available-for-sale-securities	480,785	461,305	1,177,867
Proceeds from maturities and principal repayments of held-to-maturity securities	5,265,546	855,806	527,390
Purchases of held-to-maturity securities	(95,386,873)	(15,775,000)	(780,000)
Purchase of certificates of deposit	(693,000)	(1,587,000)	(6,593,000)
Proceeds from maturities of certificates of deposit	1,403,000	3,100,000	1,398,000
Purchase of FHLB stock	(1,180,100)	(154,000)	(29,000)
Redemption of FHLB stock	509,300	—	—
Net increase in loans	(26,343,232)	(7,624,654)	(9,448,464)
Proceeds from sales of foreclosed real estate	443,702	445,368	659,715
Net cash received in acquisition of branches	149,626,530	—	—
Purchases of premises and equipment	(374,378)	(30,838)	(389,881)

Net cash from investing activities	21,744,215	(19,933,500)	(10,848,369)

Cash flows from financing activities:
Net (decrease) increase in deposits	(17,157,975)	3,648,949	12,277,160
Net (decrease) increase in Federal Home Loan Bank advances	(10,524,599)	8,799,333	(482,679)
Net (decrease) increase in advance payments by borrowers for taxes and insurance	(42,229)	(79,577)	126,578
Repayment of employee stock ownership plan-note payable	—	—	(1,141,766)
Issuance of trust preferred security-note payable	—	—	4,000,000
Purchase of treasury stock	(125,022)	(1,148,189)	(106,750)
Sale of treasury stock	916,225	—	—
Proceeds from issuance of common stock	3,266,672	17,017	80,852

Net cash from financing activities	(23,666,928)	11,237,533	14,753,395

(Decrease) increase in cash and cash equivalents	(2,668,826)	(731,080)	1,731,351
Cash and cash equivalents at beginning of year	11,611,364	12,342,444	10,611,093

Cash and cash equivalents at end of year	$8,942,538	$11,611,364	$12,342,444

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$4,852,712	$4,387,266	$5,243,310
Income taxes	300,150	655,150	26,750
Supplemental disclosure of non-cash investing and financing activities:
Real estate acquired in settlement of loans	108,079	626,252	673,575

The accompanying notes are an integral part of these consolidated financial statements.

ACCESS ANYTIME BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation—Access Anytime Bancorp, Inc. (the “Company”) is a thrift holding company for its wholly-owned subsidiary AccessBank (formerly FirstBank) (the “Bank”) and the Bank’s wholly-owned subsidiary, First Equity Development Corporation (“FEDCO”). The consolidated financial statements include the accounts and transactions of the Company, the Bank and FEDCO. All significant intercompany accounts and transactions have been eliminated in consolidation.

Critical Accounting Policies and Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management considers the following to be critical accounting policies:

Allowance for Loan Losses. The level of allowance for loan losses is based on such factors as the amount of non-performing assets, historical loss experience, regulatory policies, general economic conditions, the estimated fair value of the underlying collateral and other factors which may affect the collectibility of the loans. During 2004, the provision for loan losses decreased to $731,000 from $781,000 for 2003.

Management of the Bank has reviewed its Loan Loss Reserve Policy for compliance with SEC Staff Accounting Bulletin (SAB) 102. In determining the allowance for loan losses the Bank follows the OTS and SEC guidelines, specifically the guidance outlined in OTS CEO Memo 142, SEC SAB 102, SFAS 5, and SFAS 114.

Based on recommendations by management of the Bank, the Bank’s Board of Directors is responsible for the accuracy and adequacy of the allowance for loan losses and reviews and approves the allowance and related provision. The Board delegates the responsibility to its Audit Committee to oversee the process of how the allowance for loan losses is calculated and the periodic validation of the calculation process.

The allowance for loan losses incorporates a systematic methodology, which is applied quarterly, to determine the elements of the allowance for loan losses and the resultant provisions for loan losses it considers adequate to provide for anticipated loan losses. This methodology includes the following elements:

•	A systematic loan grading system

•	A periodic review of the summary of the allowance for loan loss balance using historical loss factors

•	Identification of loans to be evaluated on an individual basis for impairment

•	Consideration of internal factors such as the Bank’s size, organizational structure, loan portfolio structure, loan administration procedures, past due and delinquency trends, and loss experience

•	Consideration of risks inherent in different kinds of lending

•	Consideration of external factors such as local, regional, and national economic factors

•	An overall evaluation of the quality of the underlying collateral, and holding and disposition costs

The loan portfolio is segmented and historical loss percentages are applied to the identified segments of the portfolio in conjunction with SFAS 5. In addition, certain loans are individually analyzed and an allowance amount calculated for each one of these loans, in conjunction with SFAS 114. Specific allowances are provided for individual loans where ultimate collection is considered questionable by management after reviewing the current status of loans that are contractually past due and considering the net realizable value of the security and of the loan guarantees, if applicable.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Bank’s exposure to commercial loans generally involves a higher degree of credit risk than single-family residential lending. These loans involve larger loan balances to a single borrower or groups of related borrowers. These loans are more susceptible to a risk of loss during a downturn in the business cycle. The underwriting, review and monitoring performed by our officers and directors cannot eliminate all of the risks related to these loans.

Management of the Bank makes various assumptions and judgments about the collectibility of the loan portfolio and provides an allowance for potential losses based on a number of factors. If the assumptions are wrong, our allowance for loan losses may not be sufficient to cover loan losses. The allowances may be increased in the future, which would decrease net income.

Income Taxes. As of December 31, 2004, the Company had a total New Mexico net operating loss of approximately $5.1 million. The loss may not be carried back, and will expire in 2005. During 2004, the net deferred tax asset associated with the New Mexico net operating loss was reduced by approximately $283,000, due to a re-evaluation of the realizability of the net operating loss. This re-evaluation resulted in the establishment of a valuation allowance of approximately $234,000 as of December 31, 2004. In assessing the realizability of the remaining deferred tax assets, management considered projected future taxable income and tax planning strategies. Based on the Company’s historical taxable transactions, the timing of the reversal of existing temporary differences, and the evaluation of tax planning strategies, management believes it is more likely than not that the Company’s future taxable income will be sufficient to realize the benefit of the deferred tax assets, net of the valuation allowance and deferred tax liabilities, at December 31, 2004.

Other Intangible Assets. The Company has an intangible asset that was originated in connection with the Company’s expansion through an acquisition of two established branch operations in target markets in 1999. The intangible asset did not meet the definition of a business combination in accordance with Statement No. 141. As such, the Company continues to amortize the intangible asset related to the acquisition in accordance with Statement No. 142 over a period of fifteen years. The Company also has core deposit premium intangible assets recorded in conjunction with the acquisition of three branches in 2004. The core deposit premium intangible assets are being amortized over a ten year period.

Goodwill. The excess of cost over fair value of the net assets of acquired banks is recorded as goodwill. In conjunction with the acquisition of the Las Cruces, New Mexico and Sun City, Arizona branches, the Company recorded approximately $9.1 million of goodwill in 2004. In accordance with FASB Statement No. 142, Goodwill and Other Intangible Assets, goodwill is not amortized, but is tested for impairment on an annual basis, or more frequently if events or changes in circumstances indicate that the asset might be impaired. The Las Cruces and Sun City acquisitions were completed on May 1, 2004 and November 1, 2004, respectively, and at December 31, 2004 there were no circumstances that indicated that the goodwill related to either acquisition was impaired. The Company will perform its annual impairment testing as of April 30 of each calendar year.

Cash and Cash Equivalents—Cash and cash equivalents include cash, due from banks and all certificates of deposit with original maturities of three months or less. There are no amounts subject to withdrawal or usage restrictions.

Securities Available-For-Sale—Securities to be held for indefinite periods of time and not intended to be held-to-maturity are classified as available-for-sale. Assets included in this category are those assets that management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in liquidity needs, interest rates, resultant prepayment risk, and other factors related to interest rate and resultant prepayment risk changes. Securities available-for-sale are recorded at fair value. Both unrealized gains and losses on securities available-for-sale, net of taxes, are included as a separate component of accumulated

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

other comprehensive income in the consolidated statements of financial condition until these gains or losses are realized. Gains and losses are determined using the specific-identification method. If a security has a decline in fair value that is other than temporary, the security is written down to its fair value by recording a loss in the consolidated statements of operations.

Securities Held-To-Maturity—Securities for which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity. If a security has a decline in fair value below its amortized cost that is other than temporary, the security is written down to its new cost basis by recording a loss in the consolidated statements of operations. The Bank has not experienced a permanent decline on securities that would result in a charge to operations.

Loans Held-For-Sale—Loans held-for-sale are carried at the lower of aggregated cost or estimated fair market value. Estimated fair market value is determined using forward commitments to sell loans to permanent investors. Net unrealized losses, if any, are recognized in a valuation allowance by charges to income. Gains resulting from sales of mortgage loans are recognized at settlement date. Loan origination fees and direct origination costs on loans held-for-sale are deferred until the related loan is sold.

Loans Receivable—Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any unearned discount, the allowance for loan losses and any deferred fees or costs on originated loans. Unearned discount on installment loans is recognized as income over terms which approximate the interest method. Interest on other loans is recognized using the simple-interest method on the daily balances of the principal amounts outstanding. Loan origination fees and direct origination costs for a given loan are offset and only the net amount is deferred and recognized as an adjustment of the yield of the related loan.

The accrual of interest on impaired loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. If the ultimate collectibility of principal, wholly or partially, is in doubt, any payment received on a loan on which the accrual of interest has been suspended is applied to reduce principal to the extent necessary to eliminate such doubt. Otherwise, interest income is recognized for such payments.

The Bank defines a loan as impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Bank uses the same criteria in placing a loan on nonaccrual status, exclusive of residential mortgage loans and consumer loans which are placed on nonaccrual status when they become 90 days past due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

The allowance for loan losses is increased by charges to income and decreased by revisions in the estimate of the necessary allowance and by charge-offs (net of recoveries). Management’s periodic evaluation of the adequacy of the allowance is based on the Bank’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, and current economic conditions.

Loan Servicing—The cost of mortgage servicing rights is amortized in proportion to, and over the period of, estimated net servicing revenues. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market interest rate. For

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

purposes of measuring impairment, the rights are stratified based on the predominant risk characteristics of the underlying loans. The amount of impairment recognized is the amount by which the capitalized mortgage servicing rights for a stratum exceed their fair value.

For originated mortgage servicing rights, the Bank allocates the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values. Fair values are based on quoted market prices in active markets for loans and loan servicing rights. For purchased mortgage servicing rights, the cost of acquiring loan servicing contracts is capitalized to the extent such costs do not exceed the amount by which the present value of estimated future servicing revenue exceeds the present value of expected future servicing costs.

Foreclosed Real Estate—Real estate properties acquired through foreclosure, or in lieu of foreclosure, are to be sold and are initially recorded at fair value at the date of foreclosure establishing a new cost basis. Any excess of the loan balance and foreclosure costs over the fair value at the date of foreclosure is charged to the allowance for loan losses. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in other expense.

Federal Home Loan Bank (FHLB) Stock—This asset is owned due to regulatory requirements and is carried at cost. This stock is pledged as collateral to secure FHLB advances.

Premises and Equipment—Land is carried at cost. Premises and equipment are carried at cost, less accumulated depreciation computed by the straight-line method over the estimated useful life of the assets. Maintenance and repairs are charged to expense as incurred and improvements are capitalized.

Other Intangible Assets—The Company has an intangible asset that was originated in connection with the Company’s expansion through an acquisition of two established branch operations in target markets in 1999. The intangible asset did not meet the definition of a business combination in accordance with Statement No. 141. As such, the Company continues to amortize the intangible asset related to the acquisition in accordance with Statement No. 142 over a period of fifteen years. The Company also has core deposit premium intangible assets recorded in conjunction with the acquisition of three branches in 2004. The core deposit premium intangible assets are being amortized over a ten year period.

Goodwill—The excess of cost over fair value of the net assets of acquired banks is recorded as goodwill. In accordance with FASB Statement No. 142, Goodwill and Other Intangible Assets, goodwill is not amortized, but is tested for impairment on an annual basis, or more frequently if events or changes in circumstances indicate that the asset might be impaired. The Company conducts its annual impairment testing as of April 1 of each calendar year.

Income Taxes—The Company utilizes the asset and liability method of accounting for income taxes, whereby deferred income taxes are recognized for the tax consequences in future years of differences in the tax bases of assets and liabilities and their financial reporting amounts based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, if necessary, to reduce deferred tax assets to the amount expected to be realized.

Stock-Based Compensation—The Company applies Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) and related interpretations in accounting for its stock-based compensation plans.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Under Statement No. 123, the Company may elect to recognize stock-based compensation expense based on the fair value of the awards or continue to account for stock-based compensation under APB 25. In December 2002, Statement No. 148 amended Statement No. 123, concerning the transition and disclosure of stock-based compensation. The Company has elected to continue to apply the measurement provisions of APB 25.

In December 2004, the FASB issued Statement No. 123(R), Share-Based Payment. See further discussion below.

Net Income Per Share—Basic earnings per share have been computed on the basis of the weighted-average number of shares of common stock outstanding during the periods. Diluted earnings per share reflects the potential dilution that would have occurred if stock options and other contingently issuable shares of common stock had been issued during the periods.

Reclassifications—Certain previous period balances have been reclassified to conform to the 2003 presentation.

Impact of New Accounting Standards

In December 2002, the FASB issued Statement No. 148 (“Statement 148”), Accounting for Stock-Based Compensation-Transition and Disclosure-an amendment of FASB Statement No. 123. This statement amends Statement 123 to provide alternative methods of transition to a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, Statement 148 amends the disclosure requirements to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. Statement 148 is effective for fiscal years ending after December 15, 2002, and for interim periods beginning after December 15, 2002.

Statement 148 allows for the fair value based method under Statement 123, Accounting for Stock Based Compensation, or the intrinsic value based method under APB 25, Accounting for Stock Issued to Employees. Under the fair value based method of accounting, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is generally the vesting period. Under the intrinsic value method of accounting, compensation cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock. The Company has elected to continue to use the intrinsic value method of accounting under APB 25, and will disclose the pro forma effects of the fair value based method for the periods presented in its consolidated financial statements.

In December 2004, the FASB issued Statement No. 123(R), Share-Based Payment. See further discussion below.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Had compensation cost for all grants of stock options and the director retainer plan shares during 2004, 2003, and 2002 been determined based on the fair value at the date of grant, reported net income and earnings per share would have been adjusted to the pro forma amounts shown below:

	2004	2003	2002
Net income, as reported	$1,129,051	$1,283,936	$1,003,033
Stock-based employee compensation expense included in reported net income, net of related tax effects	(82,178)	65,308	—
Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(40,077)	(147,013)	(35,275)

Pro forma net income	$1,006,796	$1,202,231	$967,758

Earnings per share-basic
As reported	$0.84	$1.03	$0.77
Pro forma	0.75	0.96	0.74

Earnings per share-assuming dilution
As reported	$0.78	$0.94	$0.73
Pro forma	0.69	0.88	0.71

In January 2003, the FASB issued Interpretation No. 46 (“Interpretation 46”), Consolidation of Variable Interest Entities, an interpretation of ARB No. 51. This interpretation of Accounting Research Bulletin No. 51, Consolidated Financial Statements, addresses consolidation by business enterprises of variable interest entities (selected entities with related contractual, ownership, voting or other monetary interests, including certain special purpose entities), and requires certain additional disclosure with respect to these entities. The provisions of Interpretation 46 are immediately applicable to variable interest entities created after January 31, 2003. In December 2003, the FASB issued a revision to Interpretation 46, commonly referred to as Interpretation No. 46R (“Interpretation 46R”). The objective of Interpretation 46R was to provide additional clarification to Interpretation 46 and require public entities to identify those entities that are considered special purpose entities (“SPEs”) in which they have variable interests and to apply the provisions of either Interpretation 46 of 46R at December 31, 2003. For small business issuers, the full provisions of Interpretation 46R were effective no later than the end of the first interim or annual period ending after December 15, 2004.

As discussed in Note 10 to the consolidated financial statements, the Company has business trusts for the purpose of issuing trust preferred securities. Interpretation 46R specifically addresses trust preferred securities and determined that these types of trusts should not be consolidated as variable interest entities. The Company adopted the full provisions Interpretation 46R on December 31, 2004 and deconsolidated its trust preferred securities issued by Trust I of $4.0 million and Trust II of $4.0 million. As part of the deconsolidation of the trust preferred securities, the Company recorded an additional $248,000 in Trust Preferred Securities-Notes Payable, and the investment in the Capital Securities of Trust I and Trust II of $248,000 in Other Assets.

In April 2003, the FASB issued Statement No. 149 (“Statement 149”), Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This amendment of Statement 133 “Accounting for Derivative Instruments and Hedging Activities” amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under Statement 133. Statement 149 is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003, with all provisions applied prospectively. The adoption of Statement 149 did not have a material impact on the Company’s consolidated financial statements.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In May 2003, the FASB issued Statement No. 150 (“Statement 150”), Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. Statement 150 establishes standards for how a business enterprise classifies, measures and discloses in its financial statements certain financial instruments with characteristics of both liabilities and equity. Statement 150 requires that a business enterprise classify financial instruments that are within its scope as liabilities (or as assets in some circumstances). Statement 150 is effective for contracts entered into or modified after May 31, 2003, and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. The FASB deferred the provisions related to mandatorily redeemable financial instruments to periods beginning after December 15, 2004. The adoption of Statement 150 on July 1, 2003 had no impact on the Company’s consolidated financial statements, and the adoption of deferred provisions at January 1, 2005 is not expected to have an impact on the Company’s consolidated financial statements.

In November 2003, the FASB issued FSP FAS 150-4, Issuer’s Accounting for Employee Stock Ownership Plans under FASB Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. The Company and the Bank have a profit sharing/employee stock ownership plan (“ESOP”) for which substantially all employees are eligible. Contributions, when made, may be made in the form of cash or in common stock of the Company. Since the Company accounts for its ESOP plan under AICPA Statement of Position (“SOP”) 93-6, Employers’ Accounting for Employee Stock Ownership Plans, the ESOP shares of the plan are not within the scope of Statement 150.

In March 2004, the FASB’s Emerging Issues Task Force (“EITF”) issued EITF No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. EITF No. 03-1 provides accounting guidance regarding the determination of when an impairment (i.e. fair value is less than amortized cost) of debt and marketable equity securities and investments accounted for under the cost method should be considered other-than-temporary and recognized in earnings. EITF No. 03-1 also requires annual disclosures of certain quantitative and qualitative factors of debt and marketable equity securities classified as available-for-sale or held-to-maturity that are in an unrealized loss position at the balance sheet date, but for which an other-than-temporary impairment has not been recognized. The FASB is currently reconsidering in its entirety the EITF’s and all other guidance on disclosing, measuring, and recognizing other-than-temporary impairments of debt and equity securities. Until new guidance is issued, companies must continue to comply with the disclosure requirements of EITF No. 03-1 and all relevant measurement and recognition requirements in other accounting literature.

In December 2004, the FASB issued Statement No. 123(R), Share-Based Payment. Statement No 123(R) requires companies to recognize in the income statement the grant-date fair value of stock options and other equity-based compensation issued to employees. The revised Statement generally requires that companies account for these share-based transactions using the fair-value-based method, and eliminates a company’s ability to account for these transactions using the intrinsic value method of accounting in APB Opinion No. 25. For small business issuers, Statement No. 123(R) is effective as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. The Company has not yet determined the exact impact the new standard will have on its consolidated financial statements. The above disclosures, as required by FASB Statement No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure-an amendment of FASB Statement No. 123, provide detail as to its results of operations as if it had applied the fair value based method and recognition provisions of Statement No. 148 to stock-based employee compensation to the current reporting periods.

In December 2004, the AICPA issued SOP 03-03, Accounting for Certain Loans or Debt Securities Acquired in a Transfer. The SOP addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans or loans accounted for as debt

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securities acquired in a transfer if those differences are attributable, at least in part, to credit quality. The SOP requires that the excess of contractual cash flows over cash flows expected to be collected not be recognized as an adjustment of yield, loss accrual, or valuation allowance. It includes loans with evidence of deterioration of credit quality since origination, acquired by completion of a transfer, including such loans acquired in purchase business combinations, and applies to all nongovernmental entities, including not-for-profit organizations. The SOP does not apply to loans originated by the entity or acquired loans that have not deteriorated in credit quality since origination. The SOP is effective for loans acquired in fiscal years beginning after December 15, 2004. The Company does not expect the SOP to have a material impact on its consolidated financial statements.

NOTE 2    ACQUISITION OF BRANCHES

The Company completed its acquisition of two branches in Las Cruces, New Mexico on May 1, 2004 and one branch in Sun City, Arizona on November 1, 2004. The branches were purchased from Matrix Capital Bank, a wholly owned subsidiary of Matrix Bancorp, Inc. The branches are engaged in the business of attracting deposits and loans from the general public and businesses in the Las Cruces and Sun City areas.

In consideration of the assumption by the Bank of deposits and other liabilities, Matrix Capital Bank made cash transfers of $51.4 million at the close of the Las Cruces transaction and $98.1 million at the close of the Sun City transaction, representing the total amount of deposits and other liabilities assumed by the Bank, net of the amounts payable by the Bank to Matrix Capital Bank at the closings. The amounts payable by the Bank to Matrix at the closings represented the purchase price of leasehold improvements and furniture, fixtures, and equipments, the unpaid balances of transferred loans, less any agreed-upon discounts, the value of the vault cash at the branches, the purchase price of the real estate, and the net purchase premiums.

The acquisitions were accounted for using the purchase method of accounting, and accordingly, the acquired assets and liabilities were recorded at their respective fair values on the dates of acquisition. The Las Cruces branches’ account balances acquired on May 1, 2004 and the Sun City branch account balances acquired on November 1, 2004 are included in the Company’s 2004 Consolidated Statement of Condition. Results of operations from the Las Cruces branches and the Sun City branch are included in the Company’s 2004 Consolidated Statement of Operations from May 1, 2004 and November 1, 2004, respectively.

The following table summarizes the estimated fair values of the acquired assets and assumed liabilities at the dates of acquisition. The purchase price allocations have not been finalized pending valuation of certain assets.

ASSETS

Cash and cash equivalents, net of acquisition costs	$149,626,530
Loans receivable	19,589,126
Interest receivable, loans	95,691
Premises and equipment	4,791,171
Goodwill	9,137,399
Core deposit intangible	680,000
Other assets	2,297

Total assets acquired	$183,922,214

LIABILITIES

Deposits	$183,745,624
Accrued interest and other liabilities	176,590

Total liabilities assumed	$183,922,214

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

All the acquired other intangible assets were assigned to core deposit premium intangible subject to amortization. The core deposit premiums are being amortized over their estimated useful lives of 10 years.

Goodwill recognized in the transactions is deducted for tax purposes over a 15 year period.

The changes in the carrying amount of goodwill for the years ended December 31, 2004 and 2003 are as follows:

	Years ended December 31,
	2004	2003
Balance at beginning of year	$—	$—
Goodwill acquired during year	9,137,399	—
Goodwill adjustments	—	—
Impairment losses	—	—

Balance at end of year	$9,137,399	$—

The following table reflects the pro forma results of operations as though the acquisitions of the branches had been completed on January 1, 2003. This pro forma information is presented for informational purposes only and is not necessarily indicative of the results of future operations that would have been achieved had the acquisition taken place on January 1, 2003. The pro forma results of operations do not include pro forma adjustments related to potential earnings from the potential investment of the net cash received from Matrix Capital Bank at the close of the acquisitions.

	Years ended December 31,
	2004	2003
Net interest income before provision for loan losses	$7,388,732	$5,178,713
Net loss	(231,372)	(1,408,449)
Loss per share
Basic	(0.17)	(1.12)
Assuming dilution	(0.17)	(1.12)

In 1999, the Bank acquired certain assets of two branches of Bank of Albuquerque, N.A., a wholly-owned subsidiary of BOK Financial Corporation, for the assumption of deposits and related liabilities of the branches. The Company has an intangible asset that was originated in connection with this expansion. The intangible asset did not meet the definition of a business combination in accordance with Statement No. 141. As such, the Company continues to amortize the intangible asset related to the acquisition in accordance with Statement No. 142 over a period of fifteen years.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 3    SECURITIES

Securities have been classified in the consolidated statements of financial condition according to management’s intent. See Note 14 to the consolidated financial statements for a discussion of trading securities. The carrying amounts of securities and their approximate fair values at December 31 follow:

	Amortized Cost	Gross unrealized		Fair Value
		Gains	Losses
Available-for-sale securities:
December 31, 2004:
Mortgage-backed securities:
GNMA adjustable rate	$1,826,160	$1,603	$15,002	$1,812,761
GNMA fixed rate	346,471	19,686	—	366,157
Equity securities:
FNMA common stock	6,858	283	—	7,141
FNMA bonds	1,000,000	—	11,250	988,750
U.S. Treasury Notes	13,999,682	650	14,092	13,986,240
Trust preferred securities	200,000	11,120	—	211,120

	$17,379,171	$33,342	$40,344	$17,372,169

December 31, 2003:
Mortgage-backed securities:
GNMA adjustable rate	$2,476,208	$9,837	$11,704	$2,474,342
GNMA fixed rate	680,182	42,420	—	722,602
Equity securities:
FNMA common stock	6,858	410	—	7,268
FNMA bonds	1,000,000	—	—	1,000,000
FFCB bonds	1,000,000	5,630	—	1,005,630
Trust preferred securities	555,000	49,860	—	604,860

	$5,718,248	$108,157	$11,704	$5,814,701

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Amortized Cost	Gross unrealized		Fair Value
		Gains	Losses
Held-to-maturity securities:
December 31, 2004:
Mortgage-backed securities:
GNMA adjustable rate	$46,341,854	$1,620	$286,988	$46,056,486
FHLMC adjustable rate	162,663	580	561	162,682
GNMA fixed rate	7,271,104	70,565	8,050	7,333,619
CMO fixed rate	4,939,455	—	5,406	4,934,049
FHLB bonds	4,252,961	11,553	2,460	4,262,054
FHLMC bonds	1,000,000	—	5,000	995,000
FFCB bonds	2,011,700	800	—	2,012,500
FNMA bonds	1,000,000	—	17,500	982,500
US treasury bonds	38,813,119	—	240,351	38,572,768
Corporate bonds	490,407	—	6,132	484,275
Municipal tax exempt fixed rate	606,914	—	18,475	588,439

	$106,890,177	$85,118	$590,923	$106,384,372

December 31, 2003:
Mortgage-backed securities:
GNMA adjustable rate	$4,027,531	$—	$8,473	$4,019,059
FHLMC adjustable rate	287,414	2,227	—	289,641
FHLB bonds	4,256,383	35,488	—	4,291,872
FHLMC bonds	1,002,199	4,361	—	1,006,560
US treasury bonds	6,017,687	16,073	—	6,033,760
Corporate bonds	870,725	3,871	1,941	872,655
Trust preferred securities	300,000	15,600	—	315,600

	$16,761,939	$77,620	$10,414	$16,829,145

The scheduled maturities of securities available-for-sale and held-to-maturity at December 31, 2004 were as follows:

	Available-for-sale securities:		Held-to-maturity securities:
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$13,999,679	$13,986,240	$8,000,229	$7,982,377
Due from one to five years	1,000,000	988,750	37,975,398	37,746,529
Due from five to ten years	—	—	—	—
Due after ten years	2,379,492	2,397,179	60,914,550	60,655,466

	$17,379,171	$17,372,169	$106,890,177	$106,384,372

For purposes of the maturity table, mortgage-backed securities, which are not due at a single maturity date, have been allocated over maturity groupings based on the weighted-average contractual maturities of underlying collateral. The underlying principal on mortgage-backed securities may be recovered earlier than their scheduled contractual maturities because of principal prepayments.

Securities of $11,438,220 and $4,467,679 were pledged to secure public deposits and for other purposes required or permitted by law at December 31, 2004 and 2003, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Unrealized losses and information on impairment, severity, and duration were as follows:

	Unrealized losses on securities at December 31, 2004
	Less than 12 months		12 months or longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available-for-sale securities:
Mortgage-backed securities:
GNMA adjustable rate	$1,149,320	$6,346	$663,441	$8,656	$1,812,761	$15,002
U.S. Treasury Notes	13,986,240	14,092	—	—	13,986,240	14,092
FNMA bonds	988,750	11,250	—	—	988,750	11,250

	$16,124,310	$31,688	$663,441	$8,656	$16,787,751	$40,344

Held-to-maturity securities:
Mortgage-backed securities:
GNMA adjustable rate	$46,056,486	$286,988	$—	$—	$46,056,486	$286,988
GNMA fixed rate	7,333,619	8,050	—	—	7,333,619	8,050
FHLMC adjustable rate	162,682	561	—	—	162,682	561
CMO fixed rate	4,934,049	5,406	—	—	4,934,049	5,406
FHLB bonds	4,262,054	2,460	—	—	4,262,054	2,460
FHLMC bonds	995,000	5,000	—	—	995,000	5,000
FFCB bonds	2,012,500	—	—	—	2,012,500	—
FNMA	982,500	17,500	—	—	982,500	17,500
U.S. Treasury bonds	38,572,768	240,351	—	—	38,572,768	240,351
Corporate bonds	484,275	6,132	—	—	484,275	6,132
Municipal tax exempt fixed rate	588,439	18,475	—	—	588,439	18,475

	$106,384,372	$590,923	$—	$—	$106,384,372	$590,923

The Company’s unrealized losses at December 31, 2004 were $631,267. The majority of the unrealized losses relate to the Company’s GNMA and U.S. Treasury bond portfolio, which are guaranteed by the full faith and credit of the United States Government and have been classified by the Company as held-to-maturity. These unrealized losses are caused by fluctuations in market interest rates. The Company believes that the United States Government will honor their interest payment schedules, as well as the full debt at maturity. Because the unrealized losses are due to market interest rates and no credit worthiness factors exist, and because the Company has the ability to hold these investments to maturity, the Company believes that the investments are not considered other-than-temporarily impaired.

NOTE 4    LOANS HELD-FOR-SALE

The carrying amount of loans held-for-sale and their estimated fair value, as determined on an aggregate basis, at December 31, follows:

		Gross unrealized
December 31	Amortized cost	Gains	Losses	Fair value
2004	$4,556,135	$81,786	$—	$4,637,921
2003	1,797,290	37,274	—	1,834,564

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Proceeds from the sale of loans held-for-sale were $58,256,488, $106,156,965, and $41,508,677 for the years ended December 31, 2004, 2003 and 2002, respectively. Gains of $1,073,596 and losses of $1,880 were recognized in 2004, gains of $1,926,013 and losses of $3,497 were recognized in 2003, while gains of $786,964 and losses of $139 were recognized in 2002.

NOTE 5    LOANS RECEIVABLE

The components of loans in the consolidated statements of financial condition were as follows:

	December 31
	2004	2003
First mortgage loans:
Conventional	$82,088,273	$75,526,322
FHA insured and VA guaranteed	9,451,207	8,741,925
Commercial real estate loans	53,130,323	36,527,727
Commercial loans, other than mortgage	19,686,535	8,087,247
Consumer and installment loans	24,440,978	21,723,933
Construction loans	7,913,743	2,231,421
Other	7,768,561	6,524,285

	204,479,620	159,362,860

Less:
Loans in process	1,642,240	1,381,678
Unearned discounts, deferred loan fees, and other	413,692	794,349
Allowance for loan losses	1,351,167	949,516

	$201,072,521	$156,237,317

An analysis of the changes in allowance for loan losses follows:

	Years ended December 31
	2004	2003	2002
Balance at beginning of year	$949,516	$824,985	$744,987

Loans charged-off	(532,339)	(744,571)	(747,263)
Recoveries	32,990	88,102	41,261

Net loans charged-off	(499,349)	(656,469)	(706,002)
Provision for loan losses charged to operations	731,000	781,000	786,000
Acquired valuation allowance	170,000	—	—

Balance at end of year	$1,351,167	$949,516	$824,985

The Bank maintains a high concentration of its loan portfolio in the state of New Mexico.

An analysis of the changes of loans to directors, executive officers, and major stockholders follows:

	Years ended December 31
	2004	2003	2002
Balance at beginning of year	$1,449,117	$1,523,636	$1,429,690
Loans originated	539,079	873,700	648,100
Loan principal payments and other reductions	(272,862)	(948,219)	(554,154)

Balance at end of year	$1,715,334	$1,449,117	$1,523,636

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

See Note 16 for information on the Bank’s unfunded credit commitments.

The following table summarizes impaired loan information:

	Years ended December 31
	2004	2003	2002
Recorded investment in impaired loans	$180,804	$848,400	$1,275,423
Average recorded investment in impaired loans	612,258	1,061,712	1,357,228
Interest income lost on impaired loans	38,817	69,861	91,341
FASB 114 allowance on impaired loans	—	124,597	67,131

The Bank is not committed to lend additional funds to borrowers with non-performing or renegotiated loans.

NOTE 6    PREMISES AND EQUIPMENT

Components of premises and equipment included in the consolidated statements of financial condition at December 31, 2004 and 2003 were as follows:

	Estimated Useful Life (years)	2004	2003
Cost:
Land	—	$1,610,918	$964,393
Bank premises	15-40	7,232,164	3,351,493
Furniture and equipment	3-8	3,093,333	2,582,782
Automobiles	3	200,990	140,888

Total cost		12,137,405	7,039,556
Less accumulated depreciation		3,883,095	3,482,723

Net book value		$8,254,310	$3,556,833

Certain Bank facilities and equipment are leased under various operating leases. Rental expense was $37,648 in 2004, $38,450 in 2003, and $25,400 in 2002.

Future minimum rental commitments under noncancelable leases are:

2005	$21,866
2006	15,050
2007	7,050
2008	6,400
2009	4,800
Thereafter	—

$55,166

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 7    LOAN SERVICING

Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. All loans are sold servicing released, hence, no mortgage servicing rights on loans sold were capitalized during 2004, 2003, or 2002. The unpaid balances of loans serviced for others at December 31 are summarized as follows:

	2004	2003	2002
Mortgage loan portfolios serviced for FNMA	$1,365,848	$1,821,657	$3,829,546

Custodial escrow balances maintained in connection with loan servicing were $15,704 and $17,443 at December 31, 2004 and 2003, respectively.

NOTE 8    CONCENTRATION OF CREDIT RISK

The Bank invests available funds in mortgage-backed securities and interest-bearing deposits and maintains funds in other depository institutions, including the FHLB of Dallas. Generally, the Bank’s investments in equity securities and mortgage-backed securities are recorded in book entry form only, and the Bank does not take possession of the actual investment certificates. The Bank’s investment in interest-bearing deposits, excluding those with the FHLB of Dallas, is limited to amounts covered by applicable Federal Deposit Insurance Corporation (FDIC) limits.

The Bank has nine full-service banking locations in Albuquerque, Clovis, Gallup, Portales, and Las Cruces, New Mexico and one full-service banking location in Sun City, Arizona. The Bank also maintains a loan production office in Albuquerque, New Mexico. The Bank’s primary service area includes the New Mexico counties of Bernalillo, Cibola, Curry, De Baca, Los Alamos, McKinley, Roosevelt, Sandoval, Santa Fe, Torrance, Valencia, and Dona Ana, Apache and Maricopa counties in Arizona, and the Texas counties of Parmer and Bailey.

The Bank offers a comprehensive range of credit and depository services, while conducting business in a manner based on financial stability, service, and community involvement.

The Bank grants consumer, commercial business, commercial real estate, and residential loans to customers in its trade area. Generally, the loans are secured by real estate; however, the Bank does make consumer loans and commercial loans. The loans are expected to be repaid from the cash flow of the borrowers. Although the Bank has a diversified loan portfolio, a substantial portion of its debtors’ ability to honor their contracts is dependent upon the general economic conditions of the region.

The Bank’s collateral policy is to secure all real estate loans by mortgages, place first liens on available assets underlying commercial loans, and perfect purchase money liens on consumer loan products. The Bank grants unsecured loans to its customers.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 9    DEPOSITS

The composition of deposits and the effective rates of interest at December 31 were as follows:

	2004	2003
Checking accounts—noninterest bearing	$29,325,404	$12,692,808
Savings accounts (2004—0.61%-1.25%; 2003—0.51%)	11,514,126	6,751,265
Insured Money Market accounts (2004—0.075%-2.20%; 2003—0.075%-1.15%)	69,261,752	26,280,429
Transaction accounts (2004—.05%-1.00%; 2003—.05%-0.71%)	31,701,248	13,721,058
Time deposits:
0.01% - 1.00%	374,879	298,455
1.01% - 2.00%	66,078,643	40,099,477
2.01% - 3.00%	41,898,847	27,343,566
3.01% - 4.00%	33,802,859	20,988,189
4.01% - 5.00%	27,243,315	11,787,489
5.01% - 6.00%	8,269,877	2,392,070
6.01% - 7.00%	9,040,012	332,562
7.01% - 8.00%	922,794	158,739

	$329,433,756	$162,846,107

At December 31, 2004, the scheduled maturities of time deposits were as follows:

	Amount	Percent of total
2005	$101,325,587	54.0%
2006	40,658,580	21.7
2007	31,014,305	16.5
2008	8,229,525	4.4
2009	6,403,229	3.4

	$187,631,226	100.0%

At December 31, 2004 and 2003, individual time deposits in excess of $100,000 amounted to $39,297,595 and $41,039,814, respectively.

The total amount of public funds held by the Bank at December 31, 2004 and 2003 was $7,579,668 and $4,936,437, respectively. The Bank is required to pledge collateral or a letter of credit from FHLB for such funds.

Interest expense on deposits for the years ended December 31 was as follows:

	2004	2003	2002
Savings accounts	$68,014	$39,623	$47,723
Money Market accounts	548,304	308,213	469,622
Transaction accounts	77,594	43,901	46,258
Time deposits	3,033,619	2,906,339	3,675,508

	$3,727,531	$3,298,076	$4,239,111

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2004 and 2003, the Bank had accrued interest payable on time deposits totaling $9,312 and $6,455, respectively. The weighted average interest rate on deposits was 1.89%, 2.06%, and 2.72% for the years ended December 31, 2004, 2003 and 2002, respectively.

NOTE 10    OTHER BORROWED FUNDS

At December 31, 2004 and 2003, the Company had lines of credit totaling $400,000 each year from other banks. The Company has no borrowings outstanding under these arrangements at December 31, 2004 and December 31, 2003. The lines of credit bear market rates of interest and borrowings thereunder are to be used for general purposes. One of the borrowing arrangements at December 31, 2004 matured on January 25, 2005, which has been renewed for a year. The other borrowing arrangement matures on October 1, 2005.

Each FHLB is authorized to make advances to its members, subject to such regulations and limitations as the FHLB may prescribe. At December 31, 2004 and 2003, advances from FHLB of $6,542,055 and $17,066,654, respectively, were collateralized by mortgage loans held by the Bank. Under the blanket bond of the FHLB, the Bank has additional advances available of $192.3 and $69.0 million at December 31, 2004 and 2003, respectively. The Bank is also required to maintain stock ownership in the FHLB of at least a minimum percentage of its loans. At December 31, 2004, the Bank’s investment in stock of the FHLB was adequate.

FHLB advances for the years ended December 31 were as follows:

	2004	2003
$2,000,000 note payable to FHLB, interest only at 1.141%, payable monthly, paid on February 2, 2004	$—	$2,000,000
$500,000 note payable to FHLB, interest only at 4.152%, payable monthly, paid on July 6, 2004	—	500,000
$4,000,000 note payable to FHLB, interest at 2.968%, payable in monthly principal and interest installments of approximately $40,000, paid on December 7, 2004	—	3,373,817
$2,000,000 note payable to FHLB, interest only at 1.93%, payable monthly, paid on December 7, 2004	—	2,000,000
$1,000,000 note payable to FHLB, interest only at 1.87%, payable monthly, paid on December 7, 2004	—	1,000,000
$2,000,000 note payable to FHLB, interest only at 2.266%, payable monthly, paid on December 7, 2004	—	2,000,000
$2,000,000 note payable to FHLB, interest at 2.33%, payable in monthly principal and interest installments of approximately $70,000, paid on December 8, 2004	—	1,873,786
$3,200,000 note payable to FHLB, interest at 2.46%, interest and principal due on January 3, 2005	3,200,000	—
$500,000 note payable to FHLB, interest only at 5.011%, payable monthly, due on December 5, 2005	500,000	—
$5,000,000 note payable to FHLB, interest at 2.988%, payable in monthly principal and interest installments of approximately $100,000 through September 4, 2007	2,842,055	3,819,051

Total FHLB advances	$6,542,055	$17,066,654

On June 27, 2002, the Company issued $4 million in trust preferred securities through a private placement of Floating Rate Trust Preferred Securities of Access Anytime Capital Trust II with a liquidation value of $1,000 per share to mature 30 years from the date of issuance. The trust preferred securities are at a variable rate of the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

London Interbank Offered Rate (LIBOR) plus 365 basis points, floating quarterly, with a five-year cap of 12%. At December 31, 2004, the interest rate was 5.72%. The trust preferred securities may be redeemed by the Company at par on July 25, 2007.

On July 17, 2001, the Company issued $4 million of 10.25% Fixed Rate Capital Trust Pass-through Securities of Access Anytime Capital Trust I with a liquidation value of $1,000 per share to mature 30 years from the date of issuance. The trust preferred securities may be redeemed by the Company at price of 107.6875 on July 25, 2006, 106.15 on July 25, 2007, 104.6125 on July 25, 2008, 103.075 on July 25, 2009, 101.5375 on July 25, 2010 and may be redeemed at par on July 25, 2011 or after. The Company invested approximately $2.9 million of the net proceeds in the Bank to increase its capital levels.

As discussed in Note 1 to the consolidated financial statements, the Company adopted the full provisions of Interpretation 46R on December 31, 2004 and deconsolidated its trust preferred securities issued by Trust I of $4.0 million and Trust II of $4.0 million. As part of the deconsolidation of the trust preferred securities, the Company recorded an additional $248,000 in Trust Preferred Securities-Notes Payable, and the investment in the Capital Securities of Trust I and Trust II of $248,000 in Other Assets.

NOTE 11    INCOME TAXES

Income tax expense consisted of the following:

	2004	2003	2002
Federal	$672,283	$480,249	$—
State	—	—	—
Deferred	397,192	—	635,948

Total income tax expense	$1,069,475	$480,249	$635,948

Actual income tax expense differs from the “expected” income tax expense (computed at the Federal statutory corporate tax rate of 34 percent) as follows:

	2004	2003	2002
Computed “expected” income tax expense	$747,499	$599,823	$557,254
Increase (reduction) in income taxes resulting from:
State taxes	165,201	117,039	65,846
Permanent differences	62,767	64,967	2,540
Change in valuation allowance	(152,563)	(513,545)	(108,879)
Expiration of state deferred asset	283,450	218,505	108,879
Other	(36,879)	(6,540)	10,308

Total income tax expense	$1,069,475	$480,249	$635,948

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The significant components of deferred income tax expense assets and liabilities are as follows:

	2004	2003
Deferred tax assets:
Allowance for loan losses	$236,586	$290,218
Unearned discounts	4,177	5,825
Net intangibles	3,503	3,503
Net operating loss—state	305,248	682,194
Other	272,016	323,786

Gross deferred tax assets	821,530	1,305,526
Valuation allowance	(234,023)	(386,586)

Net deferred tax assets	587,507	918,940

Deferred tax liabilities:
Depreciation	(307,996)	(296,477)
FHLB Stock	(185,961)	(233,020)
Other	(102,168)	(870)

Gross deferred tax liabilities	(596,125)	(530,367)

Net deferred tax (liability) asset	$(8,618)	$388,573

The decrease in the valuation allowances during the three years ended December 31, 2003, 2002 and 2001 was due to the expiration of the state net operating losses that had a valuation allowance against them. As of December 31, 2004 the Company had a total New Mexico net operating loss of $5,087,323. The loss may not be carried back, and will expire in 2005. Due to the uncertainty of the realization of the state net operating loss, the Company has established a valuation allowance of approximately $234,000 as of December 31, 2004. In assessing the realizability of the remaining deferred tax assets, management considered projected taxable income and tax planning strategies. Based on the Company’s historical taxable transactions, the timing of the reversal of existing temporary differences, and the evaluation of tax planning strategies, management believes it is more likely than not that the Company’s future taxable income will be sufficient to realize the deferred tax assets, net of the valuation allowance and deferred liabilities, at December 31, 2004.

NOTE 12    REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

In accordance with Office of Thrift Supervision (“OTS”) regulations, the Bank must have: (1) core capital equal to 4% of adjusted total assets; (2) tangible capital equal to 1.5% of adjusted total assets; and (3) total capital equal to 8.0% of risk-weighted assets, which includes off-statement of financial condition items.

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The following table is a reconciliation of the Bank’s capital for regulatory purposes at December 31, 2004 as reported to the OTS.

	Tier 1- Core Capital	Tier 1- Risk-based Capital	Total Risk-based Capital
Total regulatory assets	$366,178,011
Net change in market value of available-for-sale securities	7,002
Less intangible assets disallowed for regulatory purposes	(11,217,989)

Adjusted regulatory total assets	$354,967,024

Risk-based assets		$177,559,000	$177,559,000

Stockholder’s equity	$29,125,222	$29,125,222	$29,125,222
Net change in market value of available-for-sale securities, net of tax	4,201	4,201	4,201
Valuation allowance	—	—	1,295,163
Less intangible assets disallowed for regulatory purposes	(11,217,989)	(11,217,989)	(11,217,989)

Regulatory capital	17,911,434	17,911,434	19,206,597
Regulatory capital required to be “well capitalized”	17,748,351	10,653,540	17,755,900

Excess regulatory capital	$163,083	$7,257,894	$1,450,697

Bank’s capital to adjusted regulatory assets	5.05%

Bank’s capital to risk-based assets		10.09%	10.82%

The most recent notification from the OTS categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action. To remain categorized as “well capitalized”, the Bank would have to maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as disclosed in the table below. There are no conditions or events since the most recent notification that management believes have changed the Bank’s prompt corrective action category.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
At December 31, 2004:

Total Capital (to risk weighted assets)	$19,206,597	10.82%	$14,204,720	8.00%	$17,755,900	10.00%
Tier 1 Capital (to risk weighted assets)	17,911,434	10.09%	7,102,360	4.00%	10,653,540	6.00%
Tier 1 Capital (to regulatory assets)	17,911,434	5.05%	14,198,681	4.00%	17,748,351	5.00%

At December 31, 2003:

Total Capital (to risk weighted assets)	$21,048,984	15.28%	$11,016,960	8.00%	$13,771,200	10.00%
Tier 1 Capital (to risk weighted assets)	20,224,064	14.69%	5,508,480	4.00%	8,262,720	6.00%
Tier 1 Capital (to regulatory assets)	20,224,064	9.99%	8,093,957	4.00%	10,117,446	5.00%

OTS regulations impose various restrictions on the Bank with respect to its ability to pay dividends to the Company.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 13    COMMON STOCK, STOCK OPTION PLANS AND DIRECTOR RETAINER PLAN

No cash dividends were declared or paid in 2004, 2003, or 2002.

In 1997, the stockholders approved the 1997 Stock Option and Incentive Plan (“1997 Plan”) to provide a means for the Company to attract and retain officers, directors and employees. Under the terms of the 1997 Plan, the aggregate number of shares of stock to be issued pursuant to the exercise of all options granted under the 1997 Plan may not exceed 183,600. No options may be granted under the 1997 Plan after ten years from the date of the adoption of the 1997 Plan.

A summary of the status of the Company’s stock options as of December 31, 2004, 2003 and 2002, and the changes for the years then ended is presented below:

	For the year ended December
	2004		2003		2002
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Options outstanding, beginning of year	179,069	$7.644	141,801	$7.133	149,180	$7.054
Granted	5,000	13.855	40,000	9.360	5,000	7.990
Exercised	(50,227)	5.990	(2,732)	6.229	(12,379)	6.531
Forfeited	—	—	—	—	—	—

Options outstanding, end of year	133,842	$8.497	179,069	$7.644	141,801	$7.133

Weighted average fair market value of options granted during the year		$5.528		$5.366		$5.694

In addition, the 1997 Plan provides for the granting of Stock Appreciation Rights. No Stock Appreciation Rights have been awarded as of December 31, 2004. During 2003, an additional 100,000 shares were authorized to be granted under the 1997 Plan. At December 31, 2004, options to purchase 60,520 shares of the Company’s common stock were available for issuance under the 1997 Plan.

The Company has adopted the Non-Employee Director Retainer Plan (“Retainer Plan”) which provides for the payment of all or a portion of the directors fees in shares of common stock of the Company. The number of shares is determined based on the fair market value of the Company’s stock at the end of the month the fee is payable.

The Retainer Plan defers the recognition of compensation by the directors by deferring the issuance of common stock to the director until the director leaves the board or the Plan is terminated. A total of 50,000 shares of common stock have been reserved for issuance under the Retainer Plan. During 2000, $20,150 of directors fees, representing 3,180 shares of common stock to be issued, were reserved under the terms of the Retainer Plan. During 2001, $37,350 of directors’ fees, representing 5,253 shares of common stock to be issued, were reserved under the terms of the Retainer Plan. During 2002, $52,800 of directors’ fees, representing 6,108 shares of common stock to be issued, was reserved under the terms of the Retainer Plan. During 2003, $71,000 of directors’ fees, representing 6,642 shares of common stock to be issued, was reserved under the terms of the Retainer Plan. During 2004, $133,750 of directors’ fees, representing 9,538 shares of common stock to be issued, was reserved under the terms of the Retainer Plan. As of December 31, 2004, 1,878 of these shares have been issued, and there were 13,515 shares available for reserve under the Retainer Plan.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company accounts for compensation costs incurred in connection with the granting of stock options and director retainer plan using the intrinsic value method prescribed in APB Opinion No. 25. As such, no compensation expense was recorded in connection with the awarding of stock options during 2004, 2003, or 2002 as the exercise price was not below the market price of the Company’s common stock at the respective dates of grant. In 1995, the FASB issued SFAS No. 123, Accounting for Stock Based Compensation, and in December 2002, SFAS No. 148, Accounting for Stock Based Compensation, which amended SFAS No. 123, concerning the transition and disclosure. The Company has elected to continue to apply the measurement provisions of APB 25. However, pro-forma disclosure of net income and earnings per share as if the Company adopted the cost recognition provisions of SFAS No. 123 and SFAS No. 148 is presented in Note 1 in the Summary of Significant Accounting Policies.

In December 2004, the FASB issued Statement No. 123(R), Share-Based Payment. See further discussion in Note 1, Impact of New Accounting Standards above.

The following table summarizes information about options outstanding:

	Options Outstanding and Exercisable
	Range of Exercise Price	Number Outstanding and Exercisable	Weighted Average Remaining Contractual Life (In Years)	Weighted Average Exercise Price
December 31, 2004	$5.625 to $13.855	133,842	4.90	$8.497
December 31, 2003	$5.625 to $ 9.360	179,069	5.21	$7.644
December 31, 2002	$5.625 to $ 8.375	141,801	5.02	$7.133

The fair value of each stock option granted during 2004, 2003, and 2002 was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

	2004	2003	2002
Dividend yield	—%	—%	—%
Expected volatility	15.00%	40.00%	40.00%
Risk-fee interest rate	4.53%	3.86%	3.65%
Expected lives (in years)	9	8	7

The fair value of the director retainer plan shares granted during 2004, 2003, and 2002 was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

	2004	2003	2002
Dividend yield	—%	—%	—%
Expected volatility	15.00%	32.00%	40.00%
Risk-fee interest rate	3.68%	3.31%	3.19%
Expected lives (in years)	8	7	5

NOTE 14    EMPLOYEE BENEFIT PLANS

The Company and the Bank have a profit sharing/employee stock ownership plan (“ESOP”) for which substantially all employees are eligible. Contributions, when made, may be made in the form of cash or in common stock of the Company. Contribution amounts are based upon employee’s compensation, but may not exceed maximum deductible limits for federal income tax purposes. Employer contributions to the ESOP of $40,904, $37,731, and $56,000, were made in 2004, 2003 and 2002, respectively. The profit sharing plan also

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

includes a 401(k) before-tax salary deferral feature. Employees may elect to contribute to the plan and such contributions may be matched by the Bank as a percentage of each employee’s contribution. Employer contributions made to the 401(k) plan for the years ended December 31, 2004, 2003, and 2002 totaled $14,349, $23,781, and $19,700, respectively.

During 2000, the ESOP purchased 240,000 shares of previously unissued Company common stock at $5.625 per share for proceeds to the Company of $1,350,000. This purchase was facilitated by a loan from an unrelated third party in the amount of $1,350,000. The shares purchased initially were pledged as collateral for the loan, and were released at the rate of 8,000 shares for each quarterly payment. The loan principal and interest payments were paid by the Company, and at December 31, 2002 the loan was paid off. The shares continue to be allocated to employees of the Company at the rate of 8,000 shares for each quarter, through calendar year 2003. During 2004, 21,307 shares were allocated to employees. For 2005, shares are expected to be allocated to employees at a rate of approximately 5,300 per quarter.

As shares are allocated to employees, the Company reports compensation expense equal to the current market price of the shares and the shares become outstanding for earnings-per-share computations. ESOP compensation expense relative to this release of shares was $265,331, $357,064, and $266,799 for the years ended December 31, 2004, 2003, and 2002, respectively.

Shares of the Company’s common stock held by the ESOP at December 31, 2004 and 2003 were as follows:

	2004	2003
Shares released for allocation	133,307	112,000
Unallocated ESOP shares	106,693	128,000

	240,000	240,000

Fair value of unearned shares	$1,548,115	$1,818,880

In 1998, the Bank established an executive savings plan to provide additional benefits for select highly compensated management employees of the Bank as a means for participants to defer an unlimited portion of their compensation for the future. Participants may contribute to the plan an unlimited percentage of their basic compensation into the plan. The Bank may make discretionary matching contributions to the plan. Salary deferrals and matching contributions, if any, are funded into a Rabbi Trust which are available to the general creditors of the Bank and, as a result, are recorded on the books and records of the Company. Employer contributions made to the executive savings plan for the years ended December 31, 2004, 2003, and 2002, totaled $60,000, $84,900, and $60,950, respectively.

Through June 18, 2004, all salary deferral contributions were invested in the Company’s common stock, and pursuant to EITF 97-14, these shares were classified as equity in a manner similar to the manner in which treasury stock is accounted for. Subsequent to June 18, 2004, as part of a plan to diversify plan assets, the plan’s trustee began selling the shares of Company common stock held by the Rabbi Trust on the open market. All proceeds from the sale transactions were deposited into the Rabbi Trust and were invested in mutual bond and equity funds, money market funds, and real estate investment trusts by the trustee for the benefit of plan participants in accordance with the trust agreement. Under EITF 97-14, the diversified assets held by the Rabbi Trust are accounted for in accordance with FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, and are classified as trading securities. Trading Securities are carried at fair market value with unrealized holding gains and losses included in earnings. At December 31, 2004, the fair market value of the trading securities held by the Rabbi Trust was $988,163, and there were 2,860 shares of Company common stock held by the Rabbi Trust.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 15    NET INCOME PER SHARE

Basic net income per share has been computed by dividing net income for the years by the weighted average number of common shares outstanding during the period. Diluted net income per share has been computed by dividing net income for the years by the weighted average number of common shares outstanding during the years adjusted for the assumed exercise of outstanding stock options and other contingently issuable shares of common stock. Net income for basic and diluted earnings per share are the same, as there are no contingently issuable shares of stock whose issuance would have impacted net income.

A reconciliation between basic and diluted weighted average common shares outstanding follows:

	2004	2003	2002
Weighted average common shares—Basic*	1,338,641	1,252,124	1,306,352

Plus effect of dilutive securities:
Stock Options	52,029	57,471	25,502
Shares held by Rabbi Trust	58,498	54,040	37,277

Weighted average common shares—Assuming Dilution	1,449,168	1,363,635	1,369,131

*	Includes shares awarded to directors under the Non-Employee Director Retainer Plan

NOTE 16    FINANCIAL INSTRUMENTS

The Bank is a party to financial instruments with off-statement of financial condition risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuation in interest rates. These financial instruments include commitments to extend credit, standby letters of credit, and financial guarantees. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition. The contract or notional amounts of these instruments reflect the extent of involvement the Bank has in particular classes of financial instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for the consolidated statements of financial condition instruments.

At December 31, 2004, unfunded credit commitments are as follows:

Commitments to extend residential loans	$4,837,000
Lines of credit	$17,286,000
Construction loans	$1,642,000
Credit cards	$2,473,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Some of the commitments are expected to expire without being drawn upon. The total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the customers.

Standby letters of credit and financial guarantees written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Currently, letters of credit are not extended beyond one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

facilities to customers. The Bank holds collateral and personal guarantees as deemed necessary. The Bank had $80,000 in standby letters of credit outstanding at December 31, 2004 and 2003.

At December 31, 2004 and 2003, the Bank had no open interest rate swaps, futures, or options.

At December 31, 2004 and 2003, the Bank had $9,393,000 and $5,395,000, respectively, of commitments to sell single family residential loans. These commitments include loans held-for-sale and loans to be originated.

SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized on the consolidated statements of financial condition, for which it is practicable to estimate that value. Quoted market prices, if available, are utilized as an estimate of the fair value of financial instruments. Because no quoted market prices exist for a part of the Bank’s financial instruments, the fair value of such instruments has been derived based on management’s assumptions with respect to future economic conditions, the amount and timing of future cash flows and estimated discount rates. Different assumptions could significantly affect these estimates. Accordingly, the estimates provided herein do not necessarily indicate amounts which could be realized in a current exchange. Further, as it is management’s intent to hold a portion of its financial instruments to maturity, it is not probable that the fair values shown below will be realized in a current transaction. In addition, fair value estimates are based solely on existing off-consolidated statements of financial condition instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Examples would include portfolios of loans serviced for others, investments in real estate, premises and equipment, and deferred tax assets.

Because of the wide range of permissible valuation techniques and the numerous estimates which must be made, it may be difficult to make reasonable comparisons of the fair value information to that of other financial institutions. The aggregate fair value amount should in no way be construed as representative of the underlying value of the Company and/or the Bank.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practical to estimate that value:

Cash and cash equivalents—The carrying amount for cash and cash equivalents approximates the assets’ fair value because of the short maturity of those instruments.

Securities—The fair value of investments such as corporate bonds, trust preferred securities and mortgage-backed securities is estimated based on bid quotations received from securities dealers and the FHLB.

Loans Receivable—Fair values are estimated for portfolios of loans with similar financial characteristics. Mortgage loans are segregated by type, including but not limited to residential, commercial and construction. Consumer loans are segregated by type, including but not limited to home improvement loans, automobile loans, loans secured by deposits and secured and unsecured personal loans. Each loan category may be segmented, as appropriate, into fixed and adjustable interest rate terms, ranges of interest rates, performing and non-performing, and repricing frequency.

For certain homogeneous categories of loans, such as some residential mortgages, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair values of other types of loans are estimated by discounting the future scheduled and unscheduled cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Unscheduled cash flows take the form of estimated

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

prepayments and may be based upon historical experience as well as anticipated experience derived from current and prospective economic and interest rate environments. For certain types of loans, anticipated prepayment experience exists in published tables from securities dealers.

The fair value of significant non-performing mortgage loans is based on estimated value of the collateral. Where appraisals are not available, estimated cash flows are discounted using a rate commensurate with the credit risk associated with those cash flows. Assumptions regarding credit risk, cash flows and discount rates are judgementally determined using available market information and specific borrower information. The fair value of non-performing consumer loans is based on historical experience with such loans.

Loans held-for-sale—The fair value of loans held-for-sale is estimated based on outstanding commitments from investors or current market prices for similar loans.

Federal Home Loan Bank stock—The fair value of stock in the FHLB is estimated to be equal to its carrying amount given it is not a publicly traded equity security, it has an adjustable dividend rate, and all transactions in the stock are executed at the stated par value.

Deposits and advances from borrowers for taxes and insurance—The fair value of deposits with no stated maturity, such as interest-bearing or non-interest-bearing checking accounts, savings accounts, money market accounts and advances from borrowers for taxes and insurance is equal to the amount payable upon demand. The fair value of certificates of deposit is based on the lower of redemption or discounted value of contractual cash flows. Discount rates for certificates of deposit are estimated using current market rates.

Federal Home Loan Bank advances—The estimated fair value of the FHLB advances is normally based upon the discounted value of the differences between contractual interest rates and current market rates for similar agreements. However, the estimated fair value is the same as the carrying value due to the short-term nature of the advances.

ESOP Note—Effective May 1, 2000, the Company issued and sold 240,000 shares of Common Stock for cash to its ESOP. The ESOP transaction was facilitated by a loan in the amount of $1,350,000 to the ESOP from a third party lender. On December 31, 2002, the Company paid off a note payable for the Employee Stock Ownership Plan. On December 31, 2004, 106,693 of these shares are unallocated.

Trust Preferred Securities—

On June 27, 2002, the Company issued $4 million in trust preferred securities through a private placement of Floating Rate Trust Preferred Securities of Access Anytime Capital Trust II with a liquidation value of $1,000 per share to mature 30 years from the date of issuance. The trust preferred securities are at a variable rate of the London Interbank Offered Rate (LIBOR) plus 365 basis points, floating quarterly, with a five-year cap of 12%. At December 31, 2004, the interest rate was 5.72%. The trust preferred securities may be redeemed by the Company at par on July 25, 2007. On July 17, 2001, the Company issued $4 million of 10.25% Fixed Rate Capital Trust Pass-through Securities of Access Anytime Capital Trust I with a liquidation value of $1,000 per share to mature 30 years from the date of issuance. The trust preferred securities may be redeemed by the Company at price of 107.6875 on July 25, 2006, 106.15 on July 25, 2007, 104.6125 on July 25, 2008, 103.075 on July 25, 2009, 101.5375 on July 25, 2010 and may be redeemed at par on July 25, 2011 or after. The Company invested approximately $2.9 million of the net proceeds in the Bank to increase its capital levels.

As discussed in Note 1 to the consolidated financial statements, the Company adopted the full provisions of Interpretation 46R on December 31, 2004 and deconsolidated its trust preferred securities issued by Trust I of

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$4.0 million and Trust II of $4.0 million. As part of the deconsolidation of the trust preferred securities, the Company recorded an additional $248,000 in Trust Preferred Securities-Notes Payable, and the investment in the Capital Securities of Trust I and Trust II of $248,000 in Other Assets.

Off-statement of financial condition financial instruments—The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of guarantees and letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.

The fair value of off-statement of financial condition financial instruments is estimated to equal the carrying amount at December 31, 2004 and 2003.

Non-financial instruments—SFAS No. 107 does not permit financial institutions to take into account the value of long-term relationships with depositors, commonly known as core deposit intangibles, when estimating the fair value of deposit liabilities. These intangibles are considered to be separate intangible assets that are not financial instruments. Nonetheless, financial institutions’ core deposits have typically traded at premiums to their book values under both historical and current market conditions.

Likewise, SFAS No. 107 does not permit financial institutions to take into account the value of the cash flows and income stream derived from its portfolio of loans serviced for others.

The estimated fair values of the Company’s financial instruments are shown below.

	December 31, 2004		December 31, 2003
	Carrying amount	Estimated fair value	Carrying amount	Estimated fair value
	(In Thousands)
Financial assets:
Cash and cash equivalents	$8,943	$8,943	$11,611	$11,611
Certificates of deposit	3,770	3,845	4,480	4,551
Securities available-for-sale	17,372	17,372	5,815	5,815
Securities held-to-maturity	106,890	106,385	16,762	16,829
Securities trading	988	988	—	—
Loans held-for-sale	4,556	4,638	1,797	1,834

Loans receivable	201,073	199,737	156,237	158,882
Interest receivable	1,517	1,517	859	859
FHLB stock	1,838	1,838	1,167	1,167

Financial liabilities:
Deposits	329,434	313,442	162,846	155,342
Accrued interest and other liabilities	2,105	2,105	1,794	1,794
Advance payments by borrowers for taxes and insurance	312	312	355	355
FHLB advances	6,542	6,538	17,067	17,173
Trust preferred securities	8,248	8,538	8,000	8,440

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NOTE 17    OTHER NONINTEREST EXPENSE

Amounts included in other noninterest expense in the Company’s Consolidated Statements of Operations for the years ended December 31, 2004, 2003, and 2002 follow:

	2004	2003	2002
Data processing expense	$322,500	$291,569	$321,708
Loan expense	291,847	339,844	335,304
Supplies expense	268,905	194,080	155,456
Telephone expense	228,578	168,423	157,779
Postage expense	211,965	184,893	144,829
Amortization of other intangible assets	177,394	145,660	145,660
Other	839,759	641,542	628,393

Total other expense	$2,340,948	$1,966,011	$1,889,129

NOTE 18    COMMITMENTS AND CONTINGENCIES

The Company and its subsidiary are from time to time parties to various legal actions arising in the normal course of business. Management believes that there is no proceeding threatened or pending against the Company or its subsidiary which, if determined adversely, would have a material adverse effect on the consolidated financial position or results of operations of the Company.

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NOTE 19    PARENT COMPANY CONDENSED FINANCIAL STATEMENTS

The following condensed statements of financial condition as of December 31, 2004 and 2003, and the related statements of operations and cash flows for each of the years in three year period ended December 31, 2004 for the Company should be read in conjunction with the consolidated financial statements and notes thereto.

Statements of Financial Condition

	December 31
	2004	2003
Assets:
Cash and cash equivalents	$6,230	$1,403,602
Certificates of deposit	—	100,000
Investment in the Bank	29,096,548	21,838,884
Securities available-for-sale	—	376,036
Securities held-to-maturity	—	300,000
Securities trading	988,163	—
Premises and equipment, net	—	392,218
Other assets	396,807	228,312

Total assets	$30,487,748	$24,639,052

Liabilities:
Accounts payable and accrued expenses	$1,350,098	$1,273,336
Trust Preferred Securities—Notes Payable	8,248,000	8,000,000

Total liabilities	9,598,098	9,273,336

Stockholders’ equity:
Common stock	18,010	15,107
Capital in excess of par value	15,522,508	11,643,276
Retained earnings	6,960,346	5,831,295
Accumulated other comprehensive (loss) income, net	(4,201)	57,872

	22,496,663	17,547,550
Unallocated Employee Stock Ownership Plan shares	(600,148)	(690,000)
Treasury stock, at cost	(1,006,865)	(1,491,834)

Total stockholders’ equity	20,889,650	15,365,716

Total liabilities and stockholders’ equity	$30,487,748	$24,639,052

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Statements of Operations

	Years ended December 31
	2004	2003	2002
Dividends from the Bank	$200,000	$817,500	$652,500
Equity in undistributed income of the Bank	2,064,204	2,270,419	1,554,381
Other income	136,549	131,954	68,686
Interest expense	(669,377)	(652,871)	(574,867)
Salaries and employee benefits	(384,085)	(930,469)	(537,762)
Other expense	(218,240)	(352,597)	(159,905)

Net income	$1,129,051	$1,283,936	$1,003,033

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Statements of Cash Flows

	Years ended December 31
	2004	2003	2002
Cash flows from operating activities:
Net income	$1,129,051	$1,283,936	$1,003,033
Adjustments to reconcile net income to cash Used by operating activities: from operating activities:
Equity in income of the Bank	(2,264,204)	(3,087,919)	(2,206,881)
Depreciation D	8,392	8,393	8,392
Non-cash ESOP compensation expense	265,331	357,064	266,799
Common stock rights issued in lieu of directors compensation	133,750	71,000	52,800
Gains on sale of available-for-sale securities	(18,420)	(8,995)	—
Net increase in trading securities	(988,163)	—	—
Decrease (increase) in other assets	149,216	71,400	(149,782)
Increase in accounts payable and accrued expenses	28,360	618,015	160,878

Net cash from operating activities	(1,556,687)	(687,106)	(864,761)

Cash flows from investing activities:
Proceeds from sales of available-for-sale securities	480,785	108,995	—
Purchases of certificates of deposit	(99,000)	—	(1,000,000)
Proceeds from maturities of certificates of deposits	199,000	900,000	—
Purchases of available-for-sale securities	—	—	(275,000)
Purchases of held-to-maturity securities	200,000	—	(300,000)
Proceeds from sales of premises and equipment to Bank	383,826	—	—
Investment in the Bank	(5,263,171)	—	—
Dividend from the Bank	200,000	817,500	652,500

Net cash from investing activities	(3,898,560)	1,826,495	(922,500)

Cash flows from financing activities:
Proceeds from sales of treasury stock	916,225	—	—
Purchase of treasury stock	(125,022)	(1,148,189)	(106,750)
Net proceeds from issuance of common stock	3,266,672	17,017	80,852
Net decrease in other borrowed funds	—	—	—
Repayment of debt	—	—	(1,141,766)
Issuance of trust preferred security	—	—	4,000,000

Net cash from financing activities	4,057,875	(1,131,172)	2,832,336

(Decrease) Increase in cash and cash equivalents	(1,397,372)	8,217	1,045,075
Cash and cash equivalents at beginning of year	1,403,602	1,395,385	350,310

Cash and cash equivalents at end of year	$6,230	$1,403,602	$1,395,385

GLOSSARY OF CERTAIN TERMS

The following are definitions of certain terms used in this report on Form 10-KSB.

ALCO	Asset and Liability Committee
AMT	Alternative Minimum Tax
APB	Accounting Principles Board
ARM	Adjustable Rate Mortgage
BIF	Bank Insurance Fund
CAMELS	Capital Adequacy, Asset Quality, Management/Administration, Earnings Liquidity-Asset/Liability Management, Sensitivity
CD	Certificate of Deposit
CMO	Collateralized Mortgage Obligation
CRA	Community Reinvestment Act
EITF	Emerging Issues Task Force
ESOP	Employee Stock Ownership Plan
FASB	Financial Accounting Standards Board
FDIC	Federal Deposit Insurance Corporation
FEDCO	First Equity Development Corporation
FFCB	Federal Farm Credit Bureau
FFIEC	Federal Financial Institution Examination Council
FHA	Federal Housing Administration
FHLB	Federal Home Loan Bank
FHLBB	Federal Home Loan Bank Board
FHLMC	Federal Home Loan Mortgage Corporation
FNMA	Federal National Mortgage Association
FRB	Federal Reserve Bank
GNMA	Government National Mortgage Association
HOLA	Home Owners’ Loan Act
IRA	Individual Retirement Account
IRS	Internal Revenue Service
NOL	Net Operating Loss
NOW	Negotiable Order of Withdrawal
NPV	Net Present Value
OTS	Office of Thrift Supervision
QTL	Qualified Thrift Lender
SAB	Staff Accounting Bulletin
SAIF	Savings Association Insurance Fund
SBA	Small Business Administration
SEC	Securities and Exchange Commission
SFAS	Statement of Financial Accounting Standards
SOP	Statement of Position
VA	Veterans Administration

EXHIBIT 21

Subsidiaries of the Registrant

Subsidiary	Jurisdiction of Organization	Names Under Which Subsidiary Does Business
AccessBank (formerly named First Bank)	Federal Savings and Loan Charter	AccessBank
First Equity Development Corporation	New Mexico	Inactive

Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Access Anytime Bancorp, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-28217, No. 333-104906, and No. 333-28215) on Forms S-8 of Access Anytime Bancorp, Inc. and subsidiary of our report dated February 11, 2005, with respect to the consolidated statements of financial condition of Access Anytime Bancorp, Inc. and subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004, which report appears in the December 31, 2004 annual report on Form 10-KSB of Access Anytime Bancorp, Inc.

KPMG LLP

Albuquerque, New Mexico

March 1, 2005

Exhibit 31.1

SECTION 302 CERTIFICATION BY CHIEF EXECUTIVE OFFICER

I, Norman R. Corzine, President and Chief Executive Officer of Access Anytime Bancorp, Inc., certify that:

1. I have reviewed this annual report on Form 10-KSB of Access Anytime Bancorp, Inc.;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods presented in this report;

4. The small business issuer’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the small business issuer and have:

a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the small business issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

b) This item intentionally omitted;

c) Evaluated the effectiveness of the small business issuer’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d) Disclosed in this report any change in the small business issuer’s internal control over financial reporting that occurred during the small business issuer’s most recent fiscal quarter (the small business issuer’s fourth fiscal quarter) that has materially affected, or is reasonably likely to materially affect, the small business issuer’s internal control over financial reporting; and

5. The small business issuer’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the small business issuer’s auditors and the audit committee of the small business issuer’s board of directors:

a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the small business issuer’s ability to record, process, summarize and report financial information; and

b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the small business issuer’s internal control over financial reporting.

Date: March 2, 2005	/s/ NORMAN R. CORZINE
Norman R. Corzine, Chairman of the Board, Chief Executive Officer (Principal Executive Officer)

Exhibit 31.2

SECTION 302 CERTIFICATION BY CHIEF FINANCIAL OFFICER

I, Ken Huey, Jr., President and Chief Financial Officer of Access Anytime Bancorp, Inc., certify that:

1. I have reviewed this annual report on Form 10-KSB of Access Anytime Bancorp, Inc.;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods presented in this report;

4. The small business issuer’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the small business issuer and have:

a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the small business issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

b) This item intentionally omitted;

c) Evaluated the effectiveness of the small business issuer’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d) Disclosed in this report any change in the small business issuer’s internal control over financial reporting that occurred during the small business issuer’s most recent fiscal quarter (the small business issuer’s fourth fiscal quarter) that has materially affected, or is reasonably likely to materially affect, the small business issuer’s internal control over financial reporting; and

5. The small business issuer’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the small business issuer’s auditors and the audit committee of the small business issuer’s board of directors:

a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the small business issuer’s ability to record, process, summarize and report financial information; and

b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the small business issuer’s internal control over financial reporting.

Date: March 2, 2005	/s/ KEN HUEY, JR.
Ken Huey, Jr., Chief Financial Officer, Director (Principal Financial and Accounting Officer)

Exhibit 32.1

CERTIFICATION BY THE CHIEF EXECUTIVE OFFICER PURSUANT TO

18 U.S.C. SECTION 1350,

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Annual Report of Access Anytime Bancorp, Inc. (the “Company”) on Form 10-KSB for the year ended December 31, 2004, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Norman R. Corzine, Chief Executive Officer and Chairman of the Board, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

1. The Report fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934; and

2. The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company at the dates and for the periods indicated.

Date: March 2, 2005	/s/ NORMAN R. CORZINE
Norman R. Corzine, Chairman of the Board, Chief Executive Officer (Principal Executive Officer)

A signed original of this written statement required by Section 906 has been provided to Access Anytime Bancorp, Inc. and will be retained by Access Anytime Bancorp, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.

Exhibit 32.2

CERTIFICATION BY THE CHIEF FINANCIAL OFFICER PURSUANT TO

18 U.S.C. SECTION 1350,

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Annual Report of Access Anytime Bancorp, Inc. (the “Company”) on Form 10-KSB for the year ended December 31, 2004, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Ken Huey, Jr., Chief Financial Officer, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

1. The Report fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934; and

2. The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company at the dates and for the periods indicated.

Date: March 2, 2005	/s/ KEN HUEY, JR.
Ken Huey, Jr. Chief Financial Officer Director (Principal Financial and Accounting Officer)

A signed original of this written statement required by Section 906 has been provided to Access Anytime Bancorp, Inc. and will be retained by Access Anytime Bancorp, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.

Appendix D

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 10-QSB

☒	QUARTERLY REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

FOR THE QUARTERLY PERIOD ENDED June 30, 2005

☐	TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT

FOR THE TRANSITION PERIOD FROM                      TO

Commission File Number 0-28894

ACCESS ANYTIME BANCORP, INC.

(Name of small business issuer in its charter)

DELAWARE	85-0444597
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5210 Eubank, NE, Albuquerque, New Mexico 87111
(Address of principal executive offices) (Zip Code)

Issuer’s telephone number, including area code: (505) 299-0900

Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

1,724,745 Shares of Capital Stock $.01 par value

Outstanding as of July 29, 2005

Transitional Small Business Disclosure Format (check one):    Yes  ☐    No  ☒

PART I—FINANCIAL INFORMATION

Item 1—Financial Statements

The following unaudited consolidated financial statements include all adjustments, which, in the opinion of management, are necessary in order to make such financial statements not misleading.

ACCESS ANYTIME BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Financial Condition

(unaudited)

	June 30, 2005	December 31, 2004
ASSETS

Cash and cash equivalents	$9,283,269	$8,942,538
Certificates of deposit	3,770,000	3,770,000
Securities available-for-sale (amortized cost of $7,090,629 and $17,379,171)	7,081,103	17,372,169
Securities held-to-maturity (aggregate fair value of $122,645,884 and $106,384,372)	123,561,518	106,890,177
Securities trading	1,108,388	988,163
Loans held-for-sale (aggregate fair value of $5,728,144 and $4,637,921)	5,685,389	4,556,135
Loans receivable, net	197,753,764	201,072,521
Interest receivable, loans	819,712	891,018
Interest receivable, securities	663,800	625,494
Real estate owned, net	256,715	311,357
Federal Home Loan Bank (“FHLB”) stock	2,832,900	1,838,000
Premises and equipment, net	10,410,911	8,254,310
Goodwill	8,132,854	9,137,399
Other intangible assets, net of accumulated amortization of $890,330 and $783,498	1,973,758	2,080,590
Deferred tax assets	78,017	—
Other assets	915,400	809,283

Total assets	$374,327,498	$367,539,154

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Deposits	$309,013,285	$329,433,756
FHLB advances	32,142,514	6,542,055
Accrued interest and other liabilities	2,134,010	2,104,634
Advanced payments by borrowers for taxes and insurance	365,007	312,441
Deferred tax liabilities	—	8,618
Trust Preferred Securities—Notes Payable	8,248,000	8,248,000

Total liabilities	351,902,816	346,649,504

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.01 par value; 4,000,000 shares authorized; none issued	—	—
Common stock, $.01 par value; 6,000,000 shares authorized; 1,827,367 and 1,800,971 shares issued; 1,628,348 and 1,591,418 shares outstanding in 2005 and 2004, respectively	18,274	18,010
Capital in excess of par value	16,046,468	15,522,508
Retained earnings	7,914,302	6,960,346
Accumulated other comprehensive loss, net of tax benefit of $4,001 and $2,801	(5,525)	(4,201)

	23,973,519	22,496,663
Unallocated Employee Stock Ownership Plan shares; 96,039 and 106,693 shares outstanding	(540,219)	(600,148)
Treasury stock, at cost; 102,980 and 102,860 shares	(1,008,618)	(1,006,865)

Total stockholders’ equity	22,424,682	20,889,650

Total liabilities and stockholders’ equity	$374,327,498	$367,539,154

The accompanying notes are an integral part of these unaudited consolidated financial statements.

ACCESS ANYTIME BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Operations

(unaudited)

	Three Month Periods Ended June 30,		Six Month Periods Ended June 30,
	2005	2004	2005	2004
Interest income:
Loans receivable	$3,589,316	$2,964,497	$6,902,246	$5,557,654
Investment securities	419,375	160,585	857,400	288,350
Mortgage-backed securities	812,772	204,587	1,446,112	274,048
Other interest income	35,237	50,636	71,373	95,905

Total interest income	4,856,700	3,380,305	9,277,131	6,215,957

Interest expense:
Deposits	1,445,313	836,650	2,871,571	1,585,576
Federal Home Loan Bank advances	344,859	106,886	467,176	208,647
Other borrowings	194,795	164,135	379,582	327,535

Total interest expense	1,984,967	1,107,671	3,718,329	2,121,758

Net interest income before provision for loan losses	2,871,733	2,272,634	5,558,802	4,094,199
Provision for loan losses	225,000	213,000	375,000	426,000

Net interest income after provision for loan losses	2,646,733	2,059,634	5,183,802	3,668,199

Noninterest income:
Loan servicing and other fees	134,721	187,564	263,870	316,159
Gains on sales of loans held-for-sale	719,654	269,584	975,241	494,198
Other income	355,830	351,069	688,915	629,554

Total noninterest income	1,210,205	808,217	1,928,026	1,439,911

Noninterest expense:
Salaries and employee benefits	1,523,149	1,101,696	2,948,386	2,062,391
Occupancy expense	390,174	296,978	784,909	524,958
Deposit insurance premium	29,705	20,243	56,080	40,325
Advertising	82,950	50,949	146,833	78,279
Professional fees	150,999	121,551	340,763	265,925
Other expense	624,183	527,737	1,291,079	1,011,731

Total noninterest expense	2,801,160	2,119,154	5,568,050	3,983,609

Income before income taxes	1,055,778	748,697	1,543,778	1,124,501
Income tax expense	384,554	317,066	589,822	512,000

Net income	$671,224	$431,631	$953,956	$612,501

Earnings per common share-basic	$.40	$.34	$.58	$.49

Earnings per common share-assuming dilution	$.39	$.31	$.56	$.44

The accompanying notes are an integral part of these unaudited consolidated financial statements.

ACCESS ANYTIME BANCORP, INC. AND SUBSIDIARY

Consolidated Statement of Stockholders’ Equity

(unaudited)

	Comprehensive Income	Common Stock		Capital in Excess of Par Value	Retained Earnings	Accumulated Other Comprehensive Loss, Net	Unallocated ESOP Shares	Treasury Stock		Total
		Number of shares	Amount					Number of Shares	Amount

Balance at December 31, 2004		1,800,971	$18,010	$15,522,508	$6,960,346	$(4,201)	$(600,148)	102,860	$(1,006,865)	$20,889,650
Net income	$953,956	—	—	—	953,956	—	—	—	—	953,956
Net change in fair value of available-for-sale securities, net of tax	(1,324)	—	—	—	—	(1,324)	—	—	—	(1,324)

Total comprehensive income	$952,632

Common shares issued		26,396	264	173,778						174,042
Income tax benefit from stock option exercises				196,451						196,451
Common stock rights awarded in lieu of directors’ cash compensation		—	—	62,000	—	—	—	—	—	62,000
Purchases of treasury stock		—	—	—	—	—	—	120	(1,753)	(1,753)
ESOP shares allocated		—	—	91,731	—	—	59,929	—	—	151,660

Balance at June 30, 2005		1,827,367	$18,274	$16,046,468	$7,914,302	$(5,525)	$(540,219)	102,980	$(1,008,618)	$22,424,682

June 30, 2005
Disclosure of reclassification amounts:
Unrealized holding losses arising during period	$(1,324)
Reclassification adjustment for gains included in net income	—

Net change in fair value of available-for-sale securities, net of tax	$(1,324)

The accompanying notes are an integral part of these unaudited consolidated financial statements.

ACCESS ANYTIME BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

(unaudited)

	Six Month Periods Ended June 30,
	2005	2004
Cash flows from operating activities:
Net income	$953,956	$612,501
Adjustments to reconcile net income to cash from operating activities:
Depreciation	300,518	215,392
Deferred income taxes	(86,635)	220,555
Provision for loan losses	375,000	426,000
Amortization of premiums on investment securities	98,029	6,357
Amortization of loan premiums, discounts and deferred fees, net	14,846	226,610
Amortization of other intangible assets	106,832	79,630
Non-cash ESOP contribution	151,660	168,463
Income tax benefit from stock option exercises	196,451	—
Gains on sales of loans held-for-sale	(975,241)	(494,198)
Proceeds from sales of loans held-for-sale	47,355,211	26,966,239
Originations of loans held-for-sale	(30,828,362)	(28,978,167)
Common stock rights awarded in lieu of directors compensation	62,000	57,250
Loss (gain) on sale of foreclosed real estate	758	(39,099)
Net increase in trading securities	(120,225)	—
Net increase in accrued interest receivable and other assets	(134,035)	(416,061)
Increase (decrease) in accrued interest and other liabilities	28,052	(562,229)

Net cash from operating activities	17,498,815	(1,510,757)

Cash flows from investing activities:
Purchases of available for sale securities	—	(3,971,360)
Proceeds from maturities and principal repayments of available-for-sale securities	10,283,882	692,557
Purchases of held-to-maturity securities	(33,241,377)	(33,012,977)
Proceeds from maturities and principal repayments of held-to-maturity securities	16,479,191	1,983,186
Purchases of certificates of deposit	(297,000)	(198,000)
Proceeds from maturities of certificates of deposit	297,000	305,000
Net increase in loans	(13,751,951)	(18,488,432)
Purchase of FHLB stock	(2,161,700)	(888,200)
Redemption of FHLB stock	1,166,800	—
Proceeds from sales of foreclosed real estate	79,333	413,702
Purchases of premises and equipment	(1,417,105)	(272,266)
Net cash received in branch acquisition	—	51,907,522

Net cash from investing activities	(22,562,927)	(1,529,268)

Cash flows from financing activities:
Net decrease in deposits	(20,420,471)	(6,461,547)
Net increase (decrease) in advance payments by borrowers for taxes and insurance	52,566	(31,159)
Net increase in FHLB advances	25,600,459	7,290,777
Proceeds from advances on line of credit	268,142	—
Payments on advances on line of credit	(268,142)	—
Purchase of treasury stock	(1,753)	(125,022)
Sale of treasury stock	—	27,840
Proceeds from issuance of common stock	174,042	1,997

Net cash from financing activities	5,404,843	702,886

Increase (decrease) in cash and cash equivalents	340,731	(2,337,139)
Cash and cash equivalents at beginning of period	8,942,538	11,611,364

Cash and cash equivalents at end of period	9,283,269	9,274,225

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$3,714,937	$2,127,541
Income taxes	527,650	100,150
Supplemental disclosure of non-cash investing activities:
Real estate acquired in settlement of loans	—	76,708
Transfer of loans receivable to loans held-for-sale	16,680,862	—
Transfer of goodwill to premises and equipment	1,040,014	—

The accompanying notes are an integral part of these unaudited consolidated financial statements.

ACCESS ANYTIME BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

NOTE 1    BASIS OF CONSOLIDATION AND PRESENTATION

ACCESS ANYTIME BANCORP, INC. (the “Company”) is a thrift holding company for its wholly owned subsidiary ACCESSBANK (the “Bank”) and the Bank’s wholly owned subsidiary, First Equity Development Corporation (“FEDCO”). The unaudited consolidated financial statements include the accounts and transactions of the Company, the Bank and FEDCO. All significant intercompany accounts and transactions have been eliminated in consolidation.

The unaudited interim consolidated financial statements have been prepared by management of the Company, without audit. Certain information and footnote disclosures normally included in audited consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to such rules and regulations, although management believes that the disclosures included herein are adequate to make the information presented not misleading. In the opinion of management, all adjustments (consisting of only normal recurring accruals) considered necessary for a fair presentation of the information have been included. The December 31, 2004 consolidated statement of financial condition, as presented herein, was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America and should be read in conjunction with the audited consolidated financial statements of the Company for the year ended December 31, 2004 included in the Company’s Annual Report on 10-KSB.

NOTE 2    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Impact of Accounting Standards—In December 2002, the Financial Accounting Standards Board (“FASB”) issued Statement No. 148 (“Statement 148”), Accounting for Stock-Based Compensation-Transition and Disclosure-an amendment of FASB Statement No. 123. This statement amends Statement 123 to provide alternative methods of transition to a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, Statement 148 amends the disclosure requirements to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results.

Statement 148 allows for the fair value based method under Statement 123, Accounting for Stock Based Compensation, or the intrinsic value based method under APB Opinion No. 25 (“Opinion 25”), Accounting for Stock Issued to Employees. Under the fair value based method of accounting, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is generally the vesting period. Under the intrinsic value method of accounting, compensation cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock. The Company has elected to continue to use the intrinsic value method of accounting under Opinion 25, and will disclose the proforma effects of the fair value based method for the periods presented in its consolidated financial statements.

ACCESS ANYTIME BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

In December 2004, the FASB issued Statement No. 123(R), Share-Based Payment. See further discussion below.

Had compensation cost for all grants of stock options and the director retainer plan shares during 2005 and 2004 been determined based on the fair value at the date of grant, reported net income and earnings per share would have been adjusted to the pro-forma amounts shown below:

	Three Month Periods Ended June 30,		Six Month Periods Ended June 30,
	2005	2004	2005	2004
Net income, as reported	$671,224	$431,631	$953,956	$612,501
Stock-based employee compensation expense Included in reported net income, net of related tax effects	—	—	—	(82,178)
Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(6,562)	(20,985)	(47,450)	(26,757)

Pro forma net income	$664,662	$410,646	$906,506	$503,566

Earnings per share-basic
As reported	$.40	$.34	$.58	$.49
Pro forma	$.40	$.33	$.55	$.40

Earnings per share-assuming dilution
As reported	$.39	$.31	$.56	$.44
Pro forma	$.39	$.29	$.54	$.36

In May 2003, the FASB issued Statement No. 150 (“Statement 150”), Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. Statement 150 establishes standards for how a business enterprise classifies, measures and discloses in its financial statements certain financial instruments with characteristics of both liabilities and equity. Statement 150 requires that a business enterprise classify financial instruments that are within its scope as liabilities (or as assets in some circumstances). Statement 150 is effective for contracts entered into or modified after May 31, 2003, and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. The FASB deferred the provisions related to mandatorily redeemable financial instruments to periods beginning after December 15, 2004. The adoption of Statement 150 on July 1, 2003 had no impact on the Company’s consolidated financial statements, and the adoption of deferred provisions on January 1, 2005 had no impact on the Company’s consolidated financial statements.

In March 2004, the FASB’s Emerging Issues Task Force (“EITF”) issued EITF No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. EITF No. 03-1 provides accounting guidance regarding the determination of when an impairment (i.e. fair value is less than amortized cost) of debt and marketable equity securities and investments accounted for under the cost method should be considered other-than-temporary and recognized in earnings. EITF No. 03-1 also requires annual disclosures of certain quantitative and qualitative factors of debt and marketable equity securities classified as available-for-sale or held-to-maturity that are in an unrealized loss position at the balance sheet date, but for which an other-than-temporary impairment has not been recognized. The FASB has been reconsidering in its entirety the EITF’s and all other guidance on disclosing, measuring, and recognizing other-than-temporary impairments of debt and equity securities. In June, 2005, the FASB nullified the guidance on the determination of whether an investment is other-than-temporarily impaired as set forth in paragraphs 10-18 of EITF No. 03-1. In addition, the FASB decided not to provide additional guidance on the meaning of other-than-temporary impairment, but plans to emphasize in a final FASB Staff Position that entities recognize other-than-temporary impairments by applying the relevant guidance such as Statement No. 115, and paragraph 6 of APB Opinion No. 18.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

In December 2004, the FASB issued Statement No. 123(R), Share-Based Payment. Statement No. 123(R) requires companies to recognize in the statement of operations the grant-date fair value of stock options and other equity-based compensation issued to employees. The revised Statement generally requires that companies account for these share-based transactions using the fair-value-based method, and eliminates a company’s ability to account for these transactions using the intrinsic value method of accounting in APB Opinion No. 25. For small business issuers, Statement No. 123(R) is effective as of the beginning of the first fiscal year that begins after December 15, 2005. The Company has not yet determined the exact impact the new standard will have on its 2006 consolidated financial statements. The above disclosures, as required by FASB Statement No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure-an amendment of FASB Statement No. 123, provide detail as to its results of operations as if it had applied the fair value based method and recognition provisions of Statement No. 148 to stock-based employee compensation to the current reporting periods.

In December 2004, the AICPA issued Statement of Position (“SOP”) 03-03, Accounting for Certain Loans or Debt Securities Acquired in a Transfer. The SOP addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans or loans accounted for as debt securities acquired in a transfer if those differences are attributable, at least in part, to credit quality. The SOP requires that the excess of contractual cash flows over cash flows expected to be collected not be recognized as an adjustment of yield, loss accrual, or valuation allowance. It includes loans with evidence of deterioration of credit quality since origination, acquired by completion of a transfer, including such loans acquired in purchase business combinations, and applies to all nongovernmental entities, including not-for-profit organizations. The SOP does not apply to loans originated by the entity or acquired loans that have not deteriorated in credit quality since origination. The SOP is effective for loans acquired in fiscal years beginning after December 15, 2004. Since the Company has not acquired any loans in fiscal 2005, the SOP had no impact on its consolidated financial statements.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

NOTE 3    SECURITIES

Securities have been classified in the consolidated statements of financial condition according to management’s ability and intent. See discussion of trading securities below. The carrying amount of securities and their approximate fair value follow:

	Amortized Cost	Gross unrealized		Fair Value
		Gains	Losses
Available-for-sale securities:
June 30, 2005:
Mortgage-backed securities:
GNMA adjustable rate	$1,612,942	$1,371	$10,605	$1,603,708
GNMA fixed rate	273,290	12,994	—	286,284
Equity securities:
FNMA common stock	6,858	—	977	5,881
FNMA bonds	1,000,000	—	13,750	986,250
U.S. Treasury notes	3,997,539	—	4,879	3,992,660
Trust preferred securities	200,000	6,320	—	206,320

	$7,090,629	$20,685	$30,211	$7,081,103

December 31, 2004:
Mortgage-backed securities:
GNMA adjustable rate	$1,826,160	$1,603	$15,002	$1,812,761
GNMA fixed rate	346,471	19,686	—	366,157
Equity securities:
FNMA common stock	6,858	283	—	7,141
FNMA bonds	1,000,000	—	11,250	988,750
U.S. Treasury notes	13,999,682	650	14,092	13,986,240
Trust preferred securities	200,000	11,120	—	211,120

	$17,379,171	$33,342	$40,344	$17,372,169

Held-to-maturity securities:
June 30, 2005:
Mortgage-backed securities:
GNMA adjustable rate	$54,323,490	$14,777	$310,788	$54,027,479
FHLMC adjustable rate	148,891	819	592	149,118
GNMA fixed rate	21,101,640	52,808	71,779	21,082,669
CMO fixed rate	4,613,547	—	45,488	4,568,059
FHLB bonds	4,255,218	3,328	29,643	4,228,903
FHLMC bonds	1,000,000	—	4,690	995,310
FNMA bonds	1,000,000	—	10,000	990,000
US Treasury bonds	35,865,603	—	479,533	35,386,070
Corporate bonds	491,725	—	11,952	479,773
Municipal tax exempt fixed rate	761,404	101	23,002	738,503

	$123,561,518	$71,833	$987,467	$122,645,884

December 31, 2004:
Mortgage-backed securities:
GNMA adjustable rate	$46,341,854	$1,620	$286,988	$46,056,486
FHLMC adjustable rate	162,663	580	561	162,682
GNMA fixed rate	7,271,104	70,565	8,050	7,333,619
CMO fixed rate	4,939,455	—	5,406	4,934,049
FHLB bonds	4,252,961	11,553	2,460	4,262,054
FHLMC bonds	1,000,000	—	5,000	995,000
FFCB bonds	2,011,700	800	—	2,012,500
FNMA bonds	1,000,000	—	17,500	982,500
US Treasury bonds	38,813,119	—	240,351	38,572,768
Corporate bonds	490,407	—	6,132	484,275
Municipal tax exempt fixed rate	606,914	—	18,475	588,439

	$106,890,177	$85,118	$590,923	$106,384,372

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

The Company’s unrealized losses at June 30, 2005 were approximately $1.0 million. The majority of the unrealized losses relate to the Company’s GNMA and U.S. Treasury bond portfolio, which are guaranteed by the full faith and credit of the United States Government and have been classified by the Company as held-to-maturity. These unrealized losses are caused by fluctuations in market interest rates. The Company believes that the United States Government will honor its interest payment schedules, as well as the full debt at maturity. Because the unrealized losses are due to market interest rates and no credit worthiness factors exist, and because the Company has the ability and intent to hold these investments to maturity, the Company believes that the investments are not considered other-than-temporarily impaired.

Trading Securities—The Company has an executive savings plan to provide additional benefits for select highly compensated management employees of the Bank as a means for participants to defer an unlimited portion of their compensation for the future. Salary deferrals and the Bank’s discretionary contributions, if any, are funded into a Rabbi Trust. The assets of the Trust are available to the general creditors of the Bank and, as a result, are recorded on the books and records of the Company.

Through June 18, 2004, all salary deferral contributions were invested in the Company’s common stock, and pursuant to EITF 97-14, Accounting for Deferred Compensation Arrangements Where Amounts Earned Are Held in a Rabbi Trust and Invested, these shares were classified as equity in a manner similar to the manner in which treasury stock is accounted for. Subsequent to June 18, 2004, as part of a plan to diversify plan assets, the plan’s trustee began selling the shares of Company common stock held by the Rabbi Trust on the open market. All proceeds from the sale transactions were deposited into the Rabbi Trust and were invested in mutual bond and equity funds, money market funds, and real estate investment trusts by the trustee for the benefit of plan participants in accordance with the trust agreement. Under EITF 97-14, the diversified assets held by the Rabbi Trust are accounted for in accordance with FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, and are classified as trading securities. Trading Securities are carried at fair value with unrealized holding gains and losses included in earnings. At June 30, 2005 and December 31, 2004, the fair value of the trading securities held by the Rabbi Trust was $1,108,388 and $988,163, respectively.

NOTE 4    LOANS HELD-FOR-SALE

The carrying amount of loans held-for-sale and their estimated fair value, as determined on an aggregate basis, follow:

	Amortized cost	Gross unrealized		Fair value
		Gains	Losses
June 30, 2005	$5,685,389	$42,755	$—	$5,728,144
December 31, 2004	4,556,135	81,786	—	4,637,921

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

NOTE 5    LOANS RECEIVABLE

The components of loans in the consolidated statements of financial condition were as follows:

	June 30, 2005	December 31, 2004
First mortgage loans:
Conventional	$71,942,547	$82,088,273
FHA insured and VA guaranteed	4,223,631	9,451,207
Commercial real estate loans	55,168,782	53,130,323
Commercial loans, other than mortgage	21,623,997	19,686,535
Consumer and installment loans	32,608,198	24,440,978
Construction loans	6,422,893	7,913,743
Other	8,117,759	7,768,561

	200,107,807	204,479,620

Less:
Loans in process	344,816	1,642,240
Unearned discounts, deferred loan fees, and other	348,417	413,692
Allowance for loan losses	1,660,810	1,351,167

	$197,753,764	$201,072,521

The level of allowance for loan losses is established by management of the Bank to incorporate a systematic methodology, which is applied quarterly, to determine the elements of the allowance for loan losses and the resultant provisions for loan losses it considers adequate to provide for anticipated loan losses. This methodology includes the following elements:

•	A systematic loan grading system

•	A periodic review of the summary of the allowance for loan loss balance using historical loss factors

•	Identification of loans to be evaluated on an individual basis for impairment

•	Consideration of internal factors such as the Bank’s size, organizational structure, loan portfolio structure, loan administration procedures, past due and delinquency trends, and loss experience

•	Consideration of risks inherent in different kinds of lending

•	Consideration of external factors such as local, regional, and national economic factors

•	An overall evaluation of the quality of the underlying collateral, and holding and disposition costs

Allowances are provided for individual loans where ultimate collection is considered questionable by management after reviewing the current status of loans that are contractually past due as well as considering the net realizable value of the security and of the loan guarantees, if applicable. The following table is an analysis of changes in the allowance for loan losses:

	Six Months Ended June 30, 2005	Six Months Ended June 30, 2004
Balance at beginning of period	$1,351,167	$949,516
Loans charged-off	(118,023)	(247,953)
Recoveries	52,666	868

Net loans charged-off	(65,357)	(247,085)
Provision for loan losses charged to operations	375,000	426,000
Allowance related to acquired loans	—	170,000

Balance at end of period	$1,660,810	$1,298,431

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

An analysis of the changes of loans to directors, executive officers, and major stockholders is as follows:

	Six Months Ended June 30, 2005	Year Ended December 31, 2004
Balance at beginning of period	$1,715,334	$1,449,117
Loans originated	232,600	539,079
Loan principal payments and other reductions	(509,427)	(272,862)

Balance at end of period	$1,438,507	$1,715,334

NOTE 6    NON-PERFORMING ASSETS

The composition of the Bank’s portfolio of non-performing assets is shown in the following table:

	June 30, 2005	December 31, 2004
Non-accruing loans*	$256,816	$507,555
Past due 90 days or more and still accruing	—	—
Troubled debt restructured	—	—
Real estate owned, net	256,715	311,357

	$513,531	$818,912

Ratio of non-performing assets to total assets	0.14%	0.22%

*	Primarily loans which are past due for 90 days or more

NOTE 7    FHLB ADVANCES

The following table summarizes the Bank’s FHLB advances:

	June 30, 2005	December 31, 2004
$29,300,000 note payable to FHLB, interest at 3.44%, interest and principal due on July 1, 2005	$29,300,000	$—
$3,200,000 note payable to FHLB, interest at 2.46%, interest and principal due on January 3, 2005	—	3,200,000
$500,000 note payable to FHLB, interest only at 5.011%, payable monthly, due on December 5, 2005	500,000	500,000
$5,000,000 note payable to FHLB, interest at 2.988%, payable in monthly principal and interest installments of approximately $100,000 through September 4, 2007	2,342,514	2,842,055

Total FHLB advances	$32,142,514	$6,542,055

NOTE 8    EARNINGS PER SHARE

Basic earnings per common share have been computed by dividing net income for the period by the weighted average number of common shares outstanding during the period. Diluted earnings per common share has been computed by dividing net income for the period by the weighted average number of common shares outstanding during the period adjusted for the assumed exercise of outstanding stock options and other contingently issuable shares of common stock.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

A reconciliation between basic and diluted weighted average common shares outstanding follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Weighted average common shares—Basic	1,662,967	1,251,644	1,648,066	1,249,616

Plus effect of dilutive securities:
Stock Options	39,693	80,509	40,396	79,579
Shares held by rabbi trust	2,980	69,807	2,930	68,252

Weighted average common shares—Assuming Dilution	1,705,640	1,401,960	1,691,392	1,397,447

NOTE 9    OFF-STATEMENT OF FINANCIAL CONDITION ARRANGEMENTS

The Bank may be a party to financial instruments with off-statement of financial condition risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuation in interest rates. These financial instruments include commitments to extend credit (including credit cards), standby letters of credit, and financial guarantees. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition. The contract or notional amounts of these instruments reflect the extent of involvement the Bank has in particular classes of financial instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for the consolidated statements of financial condition instruments.

The following table details the amounts and expected maturities of significant commitments as of June 30, 2005.

	Payments Due In
	One Year or Less	One to Three Years	Three to Five Years	Over Five Years	Total
	(Dollars in Thousands)
Commitments to extend credit:
Residential real estate loans	$6,609	$—	$—	$—	$6,609
Construction loans	468	—	—	—	468
Lines of credit	20,837	—	—	—	20,837
Credit cards	2,614	—	—	—	2,614
Letters of credit	77	—	—	—	77
Commitments to sell mortgage loans	9,547	—	—	—	9,547

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Some of the commitments are expected to expire without being drawn upon. The total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the customers.

Standby letters of credit and financial guarantees written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds collateral and personal guarantees as deemed necessary.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

NOTE 10    MATERIAL BUSINESS COMBINATIONS

The Company completed its acquisitions of two branches in Las Cruces, New Mexico on May 1, 2004 and one branch in Sun City, Arizona on November 1, 2004. The branches were purchased from Matrix Capital Bank, a wholly owned subsidiary of Matrix Bancorp, Inc. The acquisitions were accounted for using the purchase method of accounting, and accordingly, the acquired assets and liabilities were recorded at their respective fair values on the dates of acquisition. The Sun City purchase price allocation has not been finalized pending valuation of certain assets.

In March 2005, appraisals of the Las Cruces, New Mexico properties were completed. The appraisals resulted in a $1,040,000 increase in the estimated recorded value of the properties. Accordingly, goodwill was reduced by $1,040,000. In addition, during the six months ended June 30, 2005, the Company recorded additional acquisition costs, resulting in an increase to goodwill of approximately $35,000.

The Company performed its annual goodwill impairment tests as of April 30, 2005. Based on this analysis, there was no indication of goodwill impairment.

The following table reflects the pro forma results of operations as though the acquisitions of the branches had been completed on January 1, 2004. The pro forma results of operations do not include pro forma adjustments related to potential earnings from the potential investment of the net cash received from Matrix Capital Bank at the close of the acquisitions.

	Six Months Ended June 30,
	2005	2004
Net interest income before provision for loan losses	$5,558,802	$2,704,584
Net income (loss)	953,956	(328,238)
Income (loss) per share
Basic	0.58	(0.26)
Assuming dilution	0.56	(0.26)

Item 2—Management’s Discussion and Analysis or Plan of Operation

The following discussion should be read in conjunction with ACCESS ANYTIME BANCORP, INC.’s (“the Company”) 2004 Annual Report on Form 10-KSB.

General

The Company is a Delaware corporation which was organized in 1996 for the purpose of becoming the thrift holding company of AccessBank (the “Bank”). The Bank is a federally chartered stock savings bank conducting business from nine full-service banking locations in Albuquerque, Clovis, Gallup, Portales, and Las Cruces, New Mexico, and one full-service banking location in Sun City, Arizona. The Bank has a wholly owned subsidiary, FEDCO, which is currently inactive.

The Las Cruces, New Mexico branches were acquired from Matrix Capital Bank on May 1, 2004. The fair values of acquired loans and deposits at the branches were approximately $19.6 million and $79.1 million, respectively. The Company also received approximately $51.5 million in cash (net of acquisition costs) at the close of the transaction. The Sun City, Arizona branch was acquired from Matrix Capital Bank on November 1, 2004. The fair values of acquired loans and deposits at the branch were approximately $1,435 and $104.6 million, respectively. The Company also received approximately $98.2 million in cash (net of acquisition costs) at the close of the transaction.

The Bank is principally engaged in the business of attracting retail and commercial deposits from the general public and investing those funds in first mortgage loans in owner occupied, single-family residential loans and securities. The Bank also originates commercial real estate loans and, to a lesser extent, residential construction loans. In addition, the Bank originates consumer loans, including loans for the purchase of automobiles and home improvement loans, and commercial business loans including Small Business Administration loans.

The most significant outside factors influencing the operations of the Bank and other financial institutions include general economic conditions, competition in the local market place and the related monetary and fiscal policies of agencies that regulate financial institutions. More specifically, the cost of funds, primarily consisting of deposits, is influenced by interest rates on competing investments and general market rates of interest. Lending activities are influenced by the demand for real estate financing and other types of loans, which in turn is affected by the interest rates at which such loans may be offered and other factors affecting loan demand and funds availability. The Bank considers the state of New Mexico as its primary trade area. Federal government outlays in research and development, defense, and agriculture represent a significant portion of the New Mexico economy. The Bank’s lending territory also includes Maricopa County in Arizona and portions of the State of Texas.

On May 13, 2005, the Defense Base Closure and Realignment Commission (“the BRAC Commission”) received the list of military bases suggested by the Department of Defense for realignment or closure. This list includes the suggested closure of Cannon Air Force Base in Clovis, New Mexico. Cannon Air Force Base employs approximately 2,385 military personnel and 384 civilians. The BRAC Commission is currently performing an independent analysis and evaluation of the list, which includes opportunity for public and community input. The BRAC Commission will furnish the report of its findings and suggestions to the President and to the American public on September 8, 2005. By September 23, 2005, the President must either forward the report to Congress or return it to the BRAC Commission for revision. A revised report must be resubmitted to the President by October 20, 2005. The President must transmit his approval and certification by November 7, 2005. By December 22, 2005, Congress must enact a joint resolution to reject the report in full, or the report becomes law.

Management has not yet determined the potential impact of the suggested closure of Cannon Air Force Base on the Company’s financial condition or results of operations. However, the closure of Cannon Air Force Base could have a significant impact on the economies of both Clovis, New Mexico and Portales, New Mexico and the credit quality of the Company’s loan portfolio in these areas could deteriorate. In addition, the Company’s deposit base in these areas could be reduced. At June 30, 2005, the loan portfolios in Clovis, New Mexico and Portales, New Mexico represented approximately 33% of the Company’s total loan portfolio. Approximately 13% of the Clovis and Portales loans are guaranteed by the U.S. Government and 39% of the Clovis and Portales loans are one-to-four family residential loans. Deposits in Clovis and Portales represented approximately 24% of the Company’s total deposit base at June 30, 2005. The estimated time to close bases that remain on the final list is unknown.

Financial Condition

Total assets for the Company increased by $6.8 million or 1.8%, from December 31, 2004 to June 30, 2005. During the six month period ended June 30, 2005, the Company purchased approximately $33.2 million of securities held-to-maturity, primarily financed by FHLB advances. In May 2005, the Company completed the purchase of a parcel of land in Albuquerque, New Mexico for approximately $1.2 million. Plans for construction of a building at the property site are pending.

Total liabilities increased by $5.3 million or 1.5%, from December 31, 2004 to June 30, 2005. FHLB advances increased by $25.6 million, but were offset by decreases in customer deposits.

Capital Adequacy and Liquidity

Capital Adequacy—Under the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”) and the implementation of Office of Thrift Supervision (“OTS”) regulations on December 7, 1989, the Bank must have: (1) Tier 1 or core capital equal to 4% of adjusted total assets and (2) total capital equal to 8.0% of risk-weighted assets, which includes off-balance sheet items.

Under the Federal Deposit Insurance Corporation Improvement Act (“FDICIA”), to be deemed “well capitalized” the minimum ratios the Bank must have are: (1) Tier 1 or core capital of 5% of adjusted total assets, (2) Tier 1 risk-based capital of 6% of risk-weighted assets, and (3) total risk-based capital of 10% of risk weighted assets.

The following table is a reconciliation of the Bank’s capital for regulatory purposes at June 30, 2005, as reported to the OTS.

	Tier 1- Core Capital	Tier 1- Risk-based Capital	Total Risk-based Capital
Total regulatory assets	$372,856,504
Net change in fair value of available-for-sale securities	9,526
Less intangible assets disallowed for regulatory purposes	(10,106,612)

Adjusted regulatory total assets	$362,759,418

Risk-based assets		$187,016,000	$187,016,000

Stockholder’s equity	$30,182,188	$30,182,188	$30,182,188
Net change in fair value of available-for-sale securities, net of tax	5,525	5,525	5,525
Valuation allowance	—	—	1,650,811
Less intangible assets disallowed for regulatory purposes	(10,106,612)	(10,106,612)	(10,106,612)

Regulatory capital	20,081,101	20,081,101	21,731,912
Regulatory capital required to be “well capitalized”	18,137,971	11,220,960	18,701,600

Excess regulatory capital	$1,943,130	$8,860,141	$3,030,312

Bank’s capital to adjusted regulatory assets	5.54%

Bank’s capital to risk-based assets		10.74%	11.62%

Liquidity

Liquidity enables the Bank to meet withdrawals of its deposits and the needs of its loan customers. The Bank maintains its liquidity position through maintenance of cash resources and a core deposit base. A further source is the Bank’s ability to borrow funds. The Bank is a member of the Federal Home Loan Bank (“FHLB”) which provides a source of borrowings to the Bank for asset and asset/liability matching. FHLB advances were $32.1 million and $6.5 million at June 30, 2005 and December 31, 2004, respectively. The additional advances were primarily used to fund purchases of securities held-to-maturity. At the close of business on July 28, 2005, FHLB advances were $25.2 million.

Liquidity risk results from the mismatching of assets and liabilities cash flows. Management chooses asset/liability strategies that promote stable earnings and reliable funding. Interest rate risk and funding positions are kept within limits established by the Board of Directors of the Bank to ensure that risk taking is not excessive and that liquidity is properly managed. The Bank keeps a portion of its interest-bearing assets in adjustable-rate products to reduce interest rate sensitivity. Therefore, if rates increase the Bank can retain its deposits by increasing rates paid on deposits, while limiting the impact on the Bank’s net interest margin. The primary additional source of funding is provided by FHLB borrowings available to the Bank, of $200.4 million and $192.3 million at June 30, 2005 and December 31, 2004, respectively.

At June 30, 2005 and December 31, 2004, the Company had lines of credit totaling $400,000 each year from other banks. The Company had no in borrowings outstanding under these arrangements at June 30, 2005 and December 31, 2004. The lines of credit bear market rates of interest and borrowings thereunder are to be used for general purposes.

Results of Operations

Three-Month Comparative Analysis for Periods June 30, 2005 and 2004

Net income for the three months ended June 30, 2005 was $671,224 or $.40 per basic share and $.39 per diluted share, compared to $431,631 or $.34 per basic share and $.31 per diluted share for the three-months ended June 30, 2004, an increase of $239,593 or 55.5%. Net income per diluted share increased by 25.8%, primarily due to the increase in net income, partially offset by an increase in weighted average common shares.

Net Interest Income. Net interest income before provision for loan losses increased by 26.4% to $2,871,733 for the three months ended June 30, 2005, compared to $2,272,634 for the same period in 2004. The increase was primarily due to an increase in total interest income of $1,476,395. This improvement was primarily due to the increase in average loan balances as compared to June 30, 2004, attributable to loans acquired from the purchase of two branches in Las Cruces, New Mexico, and to a general increase in average loan volume within the Bank. The improvement is also attributable to an increase in interest income from securities purchased in the fourth quarter of 2004 and the first quarter of 2005. The increase in interest income was partially offset by a $608,663 increase in interest expense on deposits, primarily due to the substantial increase in deposits which resulted from the acquisitions of the two Las Cruces, New Mexico branches and the Sun City, Arizona branch. See Note 10 to the Unaudited Consolidated Financial Statements in this Form 10-QSB for additional discussion on acquisitions. The increase was also partially offset by an increase in interest expense on FHLB advances.

Provision for Loan Losses. The level of the allowance for loan losses is based on such factors as the amount of non-performing assets, historical loss experience, general economic conditions, the estimated fair value of the underlying collateral, and other factors which may affect the collectibility of loans. Management’s analysis of current conditions resulted in a provision for loan losses of $225,000 and $213,000 for the three months ended June 30, 2005 and 2004, respectively. Although management believes it uses the best information available to make such determinations, future adjustments to the allowance may be necessary, and net income could be significantly affected, if circumstances differ substantially from the assumptions used in making initial determinations. See Note 5 to the Unaudited Consolidated Financial Statements in this Form 10-QSB for additional discussion on the allowance for loan losses.

Noninterest Income. During the three months ended June 30, 2005, noninterest income increased by $401,988, or 49.7%, to $1,210,205 from $808,217 for the same period in 2004. The increase in noninterest income was primarily due the gains generated by the increase in sales of one-to-four family residential mortgage loans. During the three month period ended June 30, 2005, the Bank sold $32.1 million of these loans, which resulted in a $719,654 gain. Of this $32.1 million, $16.7 million were transferred from held-to-maturity to held-for-sale, and subsequently sold to a third party. During the same period in 2004, sales of these loans were $14.0 million, which resulted in a gain of $269,584.

Noninterest Expense. During the three months ended June 30, 2005, noninterest expense increased by $682,006, or 32.2%, to $2,801,160 from $2,119,154 for the same period in 2004. The increase consisted primarily of increases in salaries and employee benefits of $421,453, occupancy expense of $93,196, and other expenses of $96,446. The increase in salaries and employee benefits and occupancy expense was primarily due to the acquisition of the Las Cruces, New Mexico and Sun City, Arizona branches (see Note 10 to the Unaudited Consolidated Financial Statements in this Form 10-QSB), as well as an increase in employee medical claims. The increase in other expense is primarily due to the branch acquisitions and an increase in fees paid to the Company’s outsourced data processing service provider, due to increases in internet banking volume.

Income Tax Expense. Income tax expense for the three months ended June 30, 2005 increased by $67,488, to $384,554, from $317,066 for the three months ended June 30, 2004. The increase in income tax expense was primarily due to an increase in income before taxes, partially offset by an increase in the estimated utilization of the Company’s New Mexico state net operating loss carryforward. For the same reasons, the effective tax rate decreased to 36.4% for the six months ended June 30, 2005, from 42.3% for the same period in 2004.

Six-Month Comparative Analysis for Periods June 30, 2005 and 2004

Net income for the six months ended June 30, 2005 was $953,956 or $.58 per basic share and $.56 per diluted share, compared to $612,501 or $.49 per basic share and $.44 per diluted share for the six-months ended June 30, 2004, an increase of $341,455 or 55.8%. Net income per diluted share increased by 27.3%, primarily due to the increase in net income, partially offset by an increase in weighted average common shares.

Net Interest Income. Net interest income before provision for loan losses increased by 35.8% to $5,558,802 for the six months ended June 30, 2005, compared to $4,094,199 for the same period in 2004. The increase was primarily due to an increase in total interest income of $3,061,174. This improvement was primarily due the increase in average loan balances as compared to June 30, 2004, attributable to loans acquired from the purchase of two branches in Las Cruces, New Mexico and to a general increase in average loan volume within the Bank. The improvement is also attributable to an increase in interest income from securities purchased in the fourth quarter of 2004 and the first quarter of 2005. The increase in interest income was partially offset by a $1.3 million increase in interest expense on deposits, primarily due to the substantial increase in deposits which resulted from the acquisitions of the two Las Cruces, New Mexico branches and the Sun City, Arizona branch. See Note 10 to the Unaudited Consolidated Financial Statements in this Form 10-QSB for additional discussion on acquisitions. The increase was also partially offset by an increase in interest expense on FHLB advances.

Provision for Loan Losses. The level of the allowance for loan losses is based on such factors as the amount of non-performing assets, historical loss experience, general economic conditions, the estimated fair value of the underlying collateral, and other factors which may affect the collectibility of loans. Management’s analysis of current conditions resulted in a provision for loan losses of $375,000 and $426,000 for the six months ended June 30, 2005 and 2004, respectively. The decrease in the provision is consistent with the decrease in both net loans charged off and non-performing assets during the six month period ended June 30, 2005, partially offset by the increase in the average loan balance. Although management believes it uses the best information available to make such determinations, future adjustments to the allowance may be necessary, and net income could be significantly affected, if circumstances differ substantially from the assumptions used in making initial determinations. See Note 5 to the Unaudited Consolidated Financial Statements in this Form 10-QSB for additional discussion on the allowance for loan losses.

Noninterest Income. During the six months ended June 30, 2005, noninterest income increased by $488,115, or 33.9%, to $1,928,026 from $1,439,911 for the same period in 2004. The increase in noninterest income was primarily due to the gains generated by the increase in sales of one-to-four family residential mortgage loans. During the six month period ended June 30, 2005, the Bank sold $46.4 million of these loans, which resulted in a $975,241 gain. Of this $46.4 million, $16.7 million were transferred from held-to-maturity to held-for-sale, and subsequently sold to a third party. During the same period in 2004, sales of these loans were $26.5 million, which resulted in a $494,198 gain.

Noninterest Expense. During the six months ended June 30, 2005, noninterest expense increased by $1,584,441, or 39.8%, to $5,568,050 from $3,983,609 for the same period in 2004. The increase consisted primarily of increases in salaries and employee benefits of $885,995, occupancy expense of $259,951, and other expenses of $279,348. The increase in salaries and employee benefits and occupancy expense was primarily due to the acquisition of the Las Cruces, New Mexico and Sun City, Arizona branches (see Note 10 to the Unaudited Consolidated Financial Statements in this Form 10-QSB), as well as an increase in employee medical claims. The increase in other expense is primarily due to the branch acquisitions and an increase in fees paid to the Company’s outsourced data processing service provider, due to increases in internet banking volume.

Income Tax Expense. Income tax expense for the six months ended June 30, 2005 increased by $77,822 to $589,822, from $512,000 for the six months ended June 30, 2004. The increase in income tax expense is primarily due to an increase in income before taxes, partially offset by an increase in the estimated utilization of the Company’s New Mexico state net operating loss carryforward. For the same reasons, the effective tax rate decreased to 38.2% for the six months ended June 30, 2005, from 45.5% for the same period in 2004.

Net Interest Income

The Company’s operating results are impacted by many factors, the most important factor being the interest spread between the yield on loans and investments and the cost of funds. The following table presents operating results for the Company. The table presents for the periods indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made and all average balances are monthly average balances. Non-accruing loans have been included in the table as loans carrying a zero yield.

	Three Months ended June 30,
	2005			2004
	Average outstanding balance	Interest earned/ Paid	Yield/ Rate	Average outstanding balance	Interest earned/ Paid	Yield/ Rate
Interest-earning assets:
Loans receivable (1)	$214,930,380	$3,589,316	6.68%	$190,409,199	$2,964,497	6.23%
Mortgage-backed securities	85,255,393	812,772	3.81	21,515,059	204,587	3.80
Investment securities	58,504,544	419,375	2.87	23,089,244	160,585	2.78
Other interest-earning assets	5,130,950	35,237	2.75	11,268,645	50,636	1.80

Total interest-earning assets (1)	$363,821,267	$4,856,700	5.34%	$246,282,147	$3,380,305	5.49%

Interest-bearing liabilities:
Deposits	$311,730,154	$1,445,313	1.85%	$216,582,784	$836,650	1.55%
Federal Home Loan Bank advances	45,651,781	344,859	3.02	18,443,486	106,886	2.32
Other borrowings	8,248,000	194,795	9.45	8,000,000	164,135	8.21

Total interest-bearing liabilities	$365,629,935	$1,984,967	2.17%	$243,026,270	$1,107,671	1.82%

Net interest income before provision for loan losses		$2,871,733			$2,272,634

Net interest rate spread			3.17%			3.67%

Net interest-earning (liabilities) assets	$(1,808,668)			$3,255,877

Net yield on average interest-earning assets			3.16%			3.69%

Average interest-earning assets to average interest-bearing liabilities		99.51%			101.34%

(1)	Calculated net of loans in process

	Six Months ended June 30,
	2005			2004
	Average outstanding balance	Interest earned/ Paid	Yield/ Rate	Average outstanding balance	Interest earned/ Paid	Yield/ Rate
Interest-earning assets:
Loans receivable (1)	$211,054,874	$6,902,246	6.54%	$176,092,822	$5,557,654	6.31%
Mortgage-backed securities	76,664,104	1,446,112	3.77	14,404,695	274,048	3.80
Investment securities	61,450,255	857,400	2.79	19,543,432	288,350	2.95
Other interest-earning assets	5,493,812	71,373	2.60	10,988,408	95,905	1.75

Total interest-earning assets (1)	$354,663,045	$9,277,131	5.23%	$221,029,357	$6,215,957	5.62%

Interest-bearing liabilities:
Deposits	$316,926,322	$2,871,571	1.81%	$190,940,042	$1,585,576	1.66%
Federal Home Loan Bank advances	31,545,457	467,176	2.96	17,047,713	208,647	2.45
Other borrowings	8,248,000	379,582	9.20	8,000,000	327,535	8.19

Total interest-bearing liabilities	$356,719,779	$3,718,329	2.08%	$215,987,755	$2,121,758	1.96%

Net interest income before provision for loan losses		$5,558,802			$4,094,199

Net interest rate spread			3.15%			3.66%

Net interest-earning (liabilities) assets	$(2,056,734)			$5,041,602

Net yield on average interest-earning assets			3.13%			3.70%

Average interest-earning assets to average interest-bearing liabilities		99.42%			102.33%

(1)	Calculated net of loans in process

Item 3—Controls and Procedures

Evaluation of Disclosure Controls and Procedures

The Company carried out an evaluation, under the supervision and with the participation of the Company’s management, including the Company’s Chief Executive Officer, President and Chief Financial Officer, of the effectiveness of the design and operation of the Company’s disclosure controls and procedures as of the end of the period covered by this report. The Company’s disclosure controls and procedures are designed to ensure that information required to be disclosed by the Company in its periodic Securities and Exchange Commission (“SEC”) filings is recorded, processed and reported within the time periods specified in the SEC’s rules and forms. Based on that evaluation, the Chief Executive Officer, President and Chief Financial Officer concluded that the Company’s disclosure controls and procedures are effective in timely alerting them to material information relating to the Company (including its consolidated subsidiaries) required to be included in the Company’s periodic SEC filings. There was no change in the small business issuer’s internal control over financial reporting that occurred during the small business issuer’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

Forward-Looking Statements

Statements made in this Form 10-QSB and other documents the Company files with the SEC that relate to future events or the Company’s expectations, projections, estimates, intentions, goals, targets and strategies are made pursuant to the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon current expectations and estimates and the Company assumes no obligation to update this information. Because actual results may differ materially from those expressed or implied by forward-looking statements, the Company cautions readers not to place undue reliance on these statements. Factors that could cause actual results to differ, and that could affect the Company’s future financial condition, cash flow and operating results include changes in economic conditions in the Company’s market area, including the suggested closure of Cannon Air Force Base in Clovis, New Mexico, changes in policies or adverse decisions by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area, and competition. Further discussion regarding the factors affecting the Company that could cause actual results to differ from those expressed or implied by the Company’s forward-looking statements is contained in the Company’s current and future Annual Reports on Form 10-KSB, Quarterly Reports on Form 10-QSB, and Current Reports on Form 8-K filed with the SEC.

PART II—OTHER INFORMATION

Item 1—Legal Proceedings

None

Item 2—Unregistered Sales of Equity Securities and Use of Proceeds

None

Item 3—Defaults Upon Senior Securities

None

Item 4—Submission of Matters to a Vote of Security Holders

The Company held an annual meeting of stockholders on April 29, 2005. The following table sets forth certain information relating to each of the matters voted upon at the meeting.

Matters Voted Upon	For	Against or Withheld	Abstentions		Broker Non- Votes
1. Election of Directors
Norman R. Corzine	1,456,891	22,846		*	*
Don K. Padgett	1,456,891	22,846		*	*
Robert Chad Lydick	1,462,908	16,829		*	*
Allan Moorhead	1,463,891	15,846		*	*
2. Selection of KPMG LLP as independent public auditors for the current year	1,463,352	11,390	4,995		*

*	Not applicable or not readily available

Item 5—Other Information

In April, 2005, the Office of Thrift Supervision (“OTS”) notified the Company that, due to its ratio of tangible capital to tangible assets at December 31, 2004, which was 2.71%, the Company must notify the OTS thirty days in advance of issuing, renewing or increasing debt of the Company, including hybrid capital instruments, or guarantying the debt of any entity. This requirement of notification does not apply to liabilities incurred in the normal course of business that are normally recorded as accounts payable. The notification requirement applies to the Company only and does not apply to AccessBank. In May, 2005, the Company requested the OTS to revisit and potentially suspend the notification requirement, based on the improvement in its tangible capital to tangible assets ratio from 2.71% at December 31, 2004 to 2.96% at March 31, 2005. The OTS declined to modify the notification requirement, and accordingly, the Company will continue to comply with it. As of June 30, 2005, the Company had increased its tangible capital to tangible assets ratio to 3.40%. The Company does not expect this notification requirement to materially adversely affect its consolidated financial position or results of operations or the financial position or results of operations of AccessBank. AccessBank was considered “well capitalized” at June 30, 2005, March 31, 2005, and December 31, 2004. See “Capital Adequacy and Liquidity” on page 20 of this 10-QSB.

On July 29, 2005, the Compensation Committee of the Board of Directors of the Company approved an extension of the employment agreement for the Company’s Chief Financial Officer, Kenneth J. Huey, Jr. The agreement extends Mr. Huey’s employment for one year, through August 1, 2006, with an annual salary of $145,000. All other terms and conditions of the previous agreement remained the same.

Item 6—Exhibits

*10.6.5	Extension of Employment Agreement with Kenneth J. Huey, Jr., dated July 29, 2005

31.1	Certification of Chief Executive Officer as adopted pursuant to section 302 of the Sarbanes-Oxley Act of 2002

31.2	Certification of Chief Financial Officer as adopted pursuant to section 302 of the Sarbanes-Oxley Act of 2002

32.1	Certification of Chief Executive Officer pursuant to 18 U.S.C. section 1350, as adopted pursuant to section 906 of the Sarbanes-Oxley Act of 2002

32.2	Certification of Chief Financial Officer pursuant to 18 U.S.C. section 1350, as adopted pursuant to section 906 of the Sarbanes-Oxley Act of 2002.

*	Compensatory plan required to be identified.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ACCESS ANYTIME BANCORP, INC.

Date: July 29, 2005	/s/ NORMAN R. CORZINE
Norman R. Corzine, Chairman of the Board, Chief Executive Officer (Duly Authorized Representative)

Date: July 29, 2005	/s/ KEN HUEY, JR.
Ken Huey, Jr., Chief Financial Officer Director (Principal Financial and Accounting Officer) (Duly Authorized Representative)

Date: July 29, 2005	/s/ DON K. PADGETT
Don K. Padgett, President Director (Duly Authorized Representative)

Exhibit 10.6.5

EXTENSION

OF

EMPLOYMENT AGREEMENT

EXTENSION AGREEMENT, this 29th day of July 2005, by and between ACCESSBANK (Bank) formerly known as FIRSTBANK, a federally chartered stock savings bank and ACCESS ANYTIME BANCORP, INC. (Company) and Kenneth J. Huey, Jr. (Officer).

The Officer is Executive Vice President and a Director of the Bank and has been duly elected to these positions. Also, the Officer is Chief Financial Officer and a Director of the Company and has been duly elected to these positions.

The Bank/Company desires to amend the term of a previous EMPLOYMENT AGREEMENT EXTENSION by and between the Officer and the Bank/Company dated the 23th day of August 2001, to be effective from August 1, 2005 and shall continue for a period of one year through August 1, 2006, with a salary at a rate of not less than $145,000 per annum. All other terms and conditions remain the same.

ACCESSBANK		ACCESS ANYTIME BANCORP, INC.

By:	/s/ ROBERT CHAD LYDICK	By:	/s/ NORMAN R. CORZINE

	Robert “Chad” Lydick, Chairman Board of Directors		Norman R. Corzine, Chairman Board of Directors

OFFICER

By:	/s/ KENNETH J. HUEY

Exhibit 31.1

CERTIFICATION PURSUANT TO

EXCHANGE ACT RULE 13A-14 AND 15D-14,

AS ADOPTED PURSUANT TO

SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Norman R. Corzine, certify that:

1. I have reviewed this report on Form 10-QSB of Access Anytime Bancorp, Inc.;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods presented in this report;

4. The small business issuer’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the small business issuer and have:

a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the small business issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b) This item intentionally omitted;

c) Evaluated the effectiveness of the small business issuer’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d) Disclosed in this report any change in the small business issuer’s internal control over financial reporting that occurred during the small business issuer’s most recent fiscal quarter (the small business issuer’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the small business issuer’s internal control over financial reporting; and

5. The small business issuer’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the small business issuer’s auditors and the audit committee of the small business issuer’s board of directors (or persons performing the equivalent functions):

a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the small business issuer’s ability to record, process, summarize and report financial information; and

b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the small business issuer’s internal control over financial reporting.

Date: July 29, 2005	/s/ NORMAN R. CORZINE
Norman R. Corzine, Chairman of the Board, Chief Executive Officer (Principal Executive Officer)

Exhibit 31.2

CERTIFICATION PURSUANT TO

EXCHANGE ACT RULE 13A-14 AND 15D-14,

AS ADOPTED PURSUANT TO

SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Ken Huey, Jr., certify that:

1. I have reviewed this report on Form 10-QSB of Access Anytime Bancorp, Inc.;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods presented in this report;

4. The small business issuer’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the small business issuer and have:

a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the small business issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b) This item intentionally omitted;

c) Evaluated the effectiveness of the small business issuer’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d) Disclosed in this report any change in the small business issuer’s internal control over financial reporting that occurred during the small business issuer’s most recent fiscal quarter (the small business issuer’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the small business issuer’s internal control over financial reporting; and

5. The small business issuer’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the small business issuer’s auditors and the audit committee of the small business issuer’s board of directors (or persons performing the equivalent functions):

a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the small business issuer’s ability to record, process, summarize and report financial information; and

b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the small business issuer’s internal control over financial reporting.

Date: July 29, 2005	/s/ KEN HUEY, JR.
Ken Huey, Jr., Chief Financial Officer Director (Principal Financial and Accounting Officer)

Exhibit 32.1

Certificate Pursuant to

18 U.S.C. Section 1350

as Adopted Pursuant to

Section 906 of the Sarbanes-Oxley Act of 2002

In connection with the Report of Access Anytime Bancorp, Inc. (the “Company”) on Form 10-QSB for the period ended June 30, 2005, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Norman R. Corzine, Chief Executive Officer and Chairman of the Board, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

1. The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2. The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: July 29, 2005	/s/ NORMAN R. CORZINE
Norman R. Corzine, Chairman of the Board, Chief Executive Officer (Principal Executive Officer)

Exhibit 32.2

Certificate Pursuant to

18 U.S.C. Section 1350

as Adopted Pursuant to

Section 906 of the Sarbanes-Oxley Act of 2002

In connection with the Quarterly Report of Access Anytime Bancorp, Inc. (the “Company”) on Form 10-QSB for the period ended June 30, 2005, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Ken Huey, Jr., Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

1. The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2. The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: July 29, 2005	/s/ KEN HUEY, JR.
Ken Huey, Jr., Chief Financial Officer, (Principal Financial and Accounting Officer)

APPENDIX E

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

SECTION 262—APPRAISAL RIGHTS.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251 (g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to § 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated—as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within ten days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the date next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period of delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II—Information Not Required in Prospectus

Item 20.	Indemnification of Directors and Officers.

Section 53-11-4.1 of the New Mexico Business Corporation Act empowers a corporation to indemnify any officer or director against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the person in connection with any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to a criminal proceeding, had no reasonable cause to believe the person’s conduct was unlawful. In an action, suit, or proceeding by or in right of the corporation, indemnification is only permitted for its officer’s or director’s reasonable expenses and is not permitted if the person is adjudged to be liable to the corporation. In addition, a director or officer shall not be indemnified where the person was adjudged to be liable on the basis that the person improperly received a personal benefit. This section also empowers a corporation to maintain insurance or furnish similar protection, including, but not limited to, providing a trust fund, a letter of credit, or self-insurance, on behalf of any officer of director against any liability asserted against the person in such capacity, regardless of whether the corporation would have the power to indemnify the person against such liability under the provisions of this section.

The indemnification authorized by Section 53-11-4.1 is not exclusive of any other rights to which an officer of director may be entitled under the articles of incorporation, the bylaws, an agreement, a resolution of shareholders or directors or otherwise.

First State’s Bylaws provide that its current and former officers and directors shall be indemnified to the fullest extent authorized by law against any and all expenses, liabilities and losses (including, without limitation, investigation expenses and expert witnesses’ and attorneys’ fees and expenses, judgments, penalties, fines and settlements) actually incurred by the person in connection with any action, suit or proceeding, whether civil, criminal, administrative, or investigative, based upon or relating to such person’s capacity as a director or officer. However, First State shall indemnify that person in an action, suit or proceeding initiated by that person only if a two-thirds vote of its board of directors has authorized that action, suit or proceeding. First State shall not indemnify any of its officers or directors for any civil money penalty, judgment or other liability or legal expenses in connection with any proceeding or civil action instituted by any federal banking agency that results in a final order or settlement pursuant to which that officer or director is assessed a civil money penalty, is removed from office or is required to cease and desist from, or to take any affirmative action described in, Section 8(b) of the Federal Deposit Insurance Act.

In addition, First State’s Restated Articles of Incorporation exculpate its officers and directors from liability for monetary damages for breaches of their fiduciary duties to First State, except where the person has breached or failed to perform their duties in compliance with Section 53-11-35 of the New Mexico Business Corporation Act and the breach or failure constitutes willful misconduct or recklessness (or negligence in the case where the person has an ownership interest in First State or received compensation of more than $2,000 in any calendar year from First State as a director or employee).

First State has employment agreements with certain of its senior executives. Under the terms of the agreements, First State will indemnify, defend and hold harmless each executive against all losses, claims, damages, costs, expenses (including attorney fees), liabilities, judgments or amounts paid in settlement of or in connection with any claim, action, suit, proceeding or investigation which arises out of such person serving in his capacity as First State’s employee or executive and pertaining to any matter or fact arising, existing or occurring before a change of control to the fullest extent permitted under applicable New Mexico or federal law, First State’s Restated Articles of Incorporation and Bylaws.

First State provides liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers.

Item 21.	Exhibits and Financial Statement Schedules.

(a)	Exhibits.

Exhibit Number	Description

2.1

Agreement and Plan of Merger, dated as of August 31, 2005, by and among First State Bancorporation, Access Anytime Bancorp, Inc. and AccessBank (incorporated by reference to Appendix A to the proxy statement-prospectus which constitutes a part of this registration statement).

2.2

Amendment Number 1 to the Agreement and Plan of Merger, dated September 30, 2005, by and among First State Bancorporation, Access Anytime Bancorp, Inc. and AccessBank (incorporated by reference to Appendix A to the proxy statement-prospectus which constitutes a part of this registration statement).

3.1

Restated Articles of Incorporation of First State Bancorporation (incorporated by reference to the Registration Statement on Form S-2, Commission File No. 333-24417, declared effective April 25, 1997).

3.2

Articles of Amendment to the Restated Articles of Incorporation of First State Bancorporation (incorporated by reference from First State Bancorporation’s Form 10-KSB for the year ended December 31, 1997).

3.3	Amended Bylaws of First State Bancorporation (incorporated by reference from First State Bancorporation’s Form 10-Q for the quarter ended March 31, 2003).

4.1	Shareholder Protection Rights Agreement dated October 25, 1996 (incorporated by reference from First State Bancorporation’s Form 10-QSB for the quarter ended September 30, 1996).

5.1*	Opinion of Hinkle, Hensley, Shanor & Martin L.L.P. regarding legality of securities being registered.

8.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain Federal income tax matters.

8.2*	Opinion of Quarles & Brady Streich Lang LLP regarding certain Federal income tax matters.

23.1*	Consent of Hinkle, Hensley, Shanor & Martin L.L.P. (included in Exhibit 5.1 to this Registration Statement).

23.2*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1 to this Registration Statement).

23.3*	Consent of Quarles & Brady Streich Lang LLP (included in Exhibit 8.2 to this Registration Statement).

23.4	Consent of KPMG LLP. (independent registered public accounting firm for First State).

23.5	Consent of KPMG LLP. (independent registered public accounting firm for Access).

24.1	Powers of Attorney (see the signature page to this Form S-4 Registration Statement).

99.1*	Form of Proxy to be used by Access Anytime Bancorp, Inc.

99.2*	Form of Letter and Vote Authorization.

99.3	Consent of Navigant Capital Advisors, LLC.

*	To be filed by amendment.

(b)	Financial Statement Schedules.
None.
(c)	Item 4(b) Information
Incorporated as Appendix B to the proxy-statement-prospectus which constitutes a part of this registration statement.

Item 22.	Undertakings.

The undersigned Registrant hereby undertakes:

(A)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B)    For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)    To respond to requests for information that is incorporated by reference into the proxy statement-prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(D)    To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(E)    That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(F)    That every prospectus: (i) that is filed pursuant to paragraph (E) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification by the registrant for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Albuquerque, State of New Mexico, on October 11, 2005.

FIRST STATE BANCORPORATION

By:	/S/ MICHAEL R. STANFORD
Name: Michael R. Stanford Title: President and Chief Executive Officer

Power of Attorney

We, the undersigned officers and directors of First State Bancorporation hereby severally and individually constitute and appoint Michael R Stanford, the true and lawful attorney and agent (with full power of substitution and resubstitution in each case) of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments to this registration statement and all instruments necessary or advisable in connection therewith and to file the same with the Securities and Exchange Commission, said attorney and agent to have power to act and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person and we hereby ratify and confirm our signatures as they may be signed by our said attorney and agent to any and all such amendments and instruments.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on October 11, 2005.

Name	Title

/S/ MICHAEL R. STANFORD Michael R. Stanford	President and Chief Executive Officer and a Director (Principal Executive Officer)

/S/ H. PATRICK DEE H. Patrick Dee	Executive Vice President, Treasurer and a Director

/S/ CHRISTOPHER C. SPENCER Christopher C. Spencer	Senior Vice President and Chief Financial Officer (Principal Accounting Officer)

/S/ LEONARD J. DELAYO, JR. Leonard J. DeLayo, Jr.	Director

/S/ BRADFORD M. JOHNSON Bradford M. Johnson	Director

/S/ DOUGLAS M. SMITH, M.D. Douglas M. Smith, M.D.	Director

/S/ HERMAN N. WISENTEINER Herman N. Wisenteiner	Director

/S/ NEDRA MATTEUCCI Nedra Matteucci	Director

/S/ LOWELL A. HARE Lowell A. Hare	Director

/S/ A.J. (JIM) WELLS A.J. (Jim) Wells	Director

/S/ DANIEL H. LOPEZ Daniel H. Lopez	Director

Exhibit Index

Exhibit Number		Description

2.1		Agreement and Plan of Merger, dated as of August 31, 2005, by and among First State Bancorporation, Access Anytime Bancorp, Inc. and AccessBank (incorporated by reference to Appendix A to the proxy statement-prospectus which constitutes a part of this registration statement).

2.2		Amendment Number 1 to the Agreement and Plan of Merger, dated September 30, 2005, by and among First State Bancorporation, Access Anytime Bancorp, Inc. and AccessBank (incorporated by reference to Appendix A to the proxy statement-prospectus which constitutes a part of this registration statement).

3.1		Restated Articles of Incorporation of First State Bancorporation (incorporated by reference to the Registration Statement on Form S-2, Commission File No. 333-24417, declared effective April 25, 1997).

3.2		Articles of Amendment to the Restated Articles of Incorporation of First State Bancorporation (incorporated by reference from First State Bancorporation’s Form 10-KSB for the year ended December 31, 1997).

3.3		Amended Bylaws of First State Bancorporation (incorporated by reference from First State Bancorporation’s Form 10-Q for the quarter ended March 31, 2003).

4.1		Shareholder Protection Rights Agreement dated October 25, 1996 (incorporated by reference from First State Bancorporation’s Form 10-QSB for the quarter ended September 30, 1996).

5.1	*	Opinion of Hinkle, Hensley, Shanor & Martin L.L.P. regarding legality of securities being registered.

8.1	*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain Federal income tax matters.

8.2	*	Opinion of Quarles & Brady Streich Lang LLP regarding certain Federal income tax matters.

23.1	*	Consent of Hinkle, Hensley, Shanor & Martin L.L.P. (included in Exhibit 5.1 to this Registration Statement).

23.2	*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1 to this Registration Statement).

23.3	*	Consent of Quarles & Brady Streich Lang LLP (included in Exhibit 8.2 to this Registration Statement).

23.4		Consent of KPMG LLP. (independent registered public accounting firm for First State).

23.5		Consent of KPMG LLP. (independent registered public accounting firm for Access).

24.1		Powers of Attorney (see the signature page to this Form S-4 Registration Statement).

99.1	*	Form of Proxy to be used by Access Anytime Bancorp, Inc.

99.2	*	Form of Letter and Vote Authorization.

99.3		Consent of Navigant Capital Advisors, LLC.

*	To be filed by amendment.